PRELIMINARY COPY

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                               Amendment No. 1 to
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
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                              IMC MORTGAGE COMPANY
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of filing fee (Check the appropriate box):

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            0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

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            fee  was  paid   previously.   Identify  the   previous   filing  by
            registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                                                                PRELIMINARY COPY

                SALE OF ASSETS TO CITIFINANCIAL MORTGAGE COMPANY
                           YOUR VOTE IS VERY IMPORTANT

                                                                      [IMC LOGO]

        The Board of Directors of IMC has recommended and approved a transaction in which IMC will sell certain assets, primarily its mortgage loan servicing business and substantially all of its mortgage loan origination business and the real property used in conducting these businesses, to CitiFinancial Mortgage Company for $100 million. IMC is seeking your vote for this important transaction.

        IMC is a specialized consumer finance company engaged in purchasing, originating, servicing and selling home equity loans secured primarily by first liens on one- to four- family residential properties. CitiFinancial Mortgage Company is an indirectly wholly owned subsidiary of Citigroup Inc. Citigroup Inc. is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world.

        If you approve the proposed sale of assets to CitiFinancial, IMC will receive $100 million ($96 million in cash at closing and $2 million in cash on each of the first and second anniversaries of the closing) in exchange for its mortgage loan servicing rights, with a recorded value of $42.5 million at June 30, 1999, substantially all of IMC's correspondent and broker mortgage loan origination business conducted in Tampa, Florida, Ft. Washington, Pennsylvania, Cherry Hill, New Jersey and Cincinnati, Ohio, with no recorded value at June 30, 1999, and the real and personal property used in conducting these businesses, with a recorded value of $10.8 million at June 30, 1999. In conjunction with the transaction, CitiFinancial will assume a mortgage note payable by IMC, for which the real property is pledged as collateral, with a recorded value of $4.3 million at June 30, 1999. The proceeds from the proposed sale of assets to CitiFinancial will be used to repay certain indebtedness of IMC, which is secured by IMC's assets.

        After the proposed sale of assets to CitiFinancial, IMC will essentially have no ongoing operating business, but will continue to own assets consisting primarily of cash, accounts receivable, mortgage loans held for sale, interest-only and residual certificates and other assets that are pledged as collateral for warehouse finance facilities and term debt. The assets remaining after the proposed sale of assets to CitiFinancial will be either held or sold by IMC to attempt to realize the maximum value for these assets and repay its obligations, including the warehouse finance facilities and term debt. If IMC receives sufficient proceeds from these remaining assets to repay its obligations, any remaining proceeds will be used first to redeem IMC's outstanding preferred stock and then to make payments to IMC's common shareholders.

        IMC does not expect any payment to be made to its common shareholders upon consummation of the sale of assets to CitiFinancial, and IMC believes that any payment in the future is unlikely, but will ultimately depend upon the proceeds received from the assets remaining after consummation of the CitiFinancial transaction. If any proceeds remain for IMC's common shareholders, these proceeds would be available only after the repayment of IMC's obligations and the redemption of IMC's preferred stock, which are not expected to be made for several years.

        Although the proposed sale of assets to CitiFinancial will not result in any proceeds to IMC's common shareholders upon consummation and is unlikely to result in proceeds to IMC's common shareholders in the future, IMC believes that if you do not approve this transaction and IMC does not receive the $100 million in proceeds, IMC will not be able to satisfy its creditors and will be forced to seek protection immediately by filing for bankruptcy. A bankruptcy would not result in any assets remaining for common shareholders. Accordingly, IMC believes the approval and consummation of the sale of assets to CitiFinancial offers the best chance for any ultimate payment to its common shareholders. However, there can be no assurance that even if you approve the proposed sale of assets to CitiFinancial, IMC will be able to maximize the value of its remaining assets and have adequate proceeds and resources to satisfy its creditors. As a result, IMC may in any event be required to seek bankruptcy protection in the future.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the sale of assets to CitiFinancial described in the accompanying proxy statement. If you fail to return your card, unless you appear in person at the IMC special meeting, the effect may be that a quorum will not be present at the special meeting and no business will be able to be conducted.

        The date, time and place of the special meeting are as follows:

                                 October _, 1999
                             10:00 a.m. (local time)
                                [insert location]

        This Proxy Statement provides you with detailed information about the proposed transactions. You may also obtain information about IMC from documents filed with the Securities and Exchange Commission. We encourage you to read this document completely and carefully.

        See "Risk Factors" beginning on page 8 for a discussion of material risks which should be considered by shareholders with respect to the proposed transaction with CitiFinancial.


        This Proxy Statement is dated September __, 1999 and is first being mailed to shareholders on or about September __, 1999.

                                            Sincerely,


                                            GEORGE NICHOLAS
                                            Chairman and Chief Executive Officer


Tampa, Florida
September __, 1999

                              IMC Mortgage Company
                              5901 E. Fowler Avenue
                              Tampa, Florida 33617
                                      -----

                            NOTICE OF SPECIAL MEETING
                        TO BE HELD ON OCTOBER ____, 1999
                                      -----

To the Shareholders of IMC Mortgage Company:

        Notice is hereby given that a special meeting of shareholders of IMC Mortgage Company, a Florida corporation, will be held at 10:00 a.m., local time, on October ___, 1999, at [insert meeting place], to consider and act upon the following proposals of IMC Mortgage Company:

        1. a proposal recommended and approved by the IMC Board of Directors to approve the Asset Purchase Agreement, dated as of July 13, 1999, by and between CitiFinancial Mortgage Company and IMC, and the transactions contemplated thereby, which, among other matters, provides for the sale by IMC of its mortgage loan servicing business and substantially all of its mortgage origination business to CitiFinancial for $100 million (the "Asset Sale Proposal"); and

        2. the transaction of such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Only shareholders of record at the close of business on September ___, 1999 are entitled to notice of and to vote at the IMC special meeting or any adjournment or postponement of the special meeting.

        All shareholders are cordially invited to attend the IMC special meeting. To ensure your representation at the special meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Proxy Statement accompanying this notice for more complete information regarding the Asset Sale Proposal.

         THE  BOARD  OF  DIRECTORS  OF  IMC  UNANIMOUSLY   RECOMMENDS  THAT  IMC
SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE ASSET PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. YOUR COOPERATION IS APPRECIATED.

                                            By Order of the Board of Directors

                                            LAURIE S. WILLIAMS
                                            Vice President and Secretary
Tampa, Florida
September ___, 1999
                                    IMPORTANT

     Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the IMC special meeting.
               If you use the enclosed envelope addressed to IMC,
                             no postage is required.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

QUESTIONS AND ANSWERS ABOUT
      THE PROPOSALS...........................................................1
SUMMARY.......................................................................3
      The Companies...........................................................3
      The Special Meeting.....................................................4
      The Proposed Sale of Assets.............................................4
      Reasons for the Proposed Sale of Assets.................................7
      Recommendation to Shareholders..........................................7
RISK FACTORS..................................................................8
FORWARD LOOKING INFORMATION..................................................10
SELECTED FINANCIAL DATA OF IMC ..............................................11
UNAUDITED PRO FORMA CONDENSED
      CONSOLIDATED FINANCIAL
      INFORMATION............................................................15
IMC SPECIAL MEETING..........................................................17
      Date, Time and Place of Special Meeting................................17
      Purpose of the IMC Special Meeting.....................................17
      Solicitation of Proxies................................................17
      Record Date; Voting Rights; Proxies....................................17
      Quorum.................................................................18
      Certifying Accountants.................................................18
      Other Information......................................................18
PROPOSAL 1:
THE PROPOSED SALE OF ASSETS..................................................20
      Background of the Transaction..........................................20
      Reasons of IMC for the Transaction.....................................25
      Recommendation of the Board of Directors of
           IMC...............................................................26
      Opinion of Financial Advisor to IMC's Board of
           Directors.........................................................27
      Interests of Certain Persons...........................................31
      Material Legal Matters.................................................33
      Dissenter's Rights.....................................................33

MATERIAL PROVISIONS OF THE ASSET
PURCHASE AGREEMENT...........................................................35
      Consummation of the Transaction........................................35
      Representations and Warranties.........................................36
      Conduct of Business of IMC.............................................36
      No Solicitation........................................................36
      Non-Competition Agreement..............................................37
      Other Covenants........................................................37
      Conditions to the Transaction..........................................39
      Indemnification........................................................40
      Termination............................................................41
      Amendment; Parties in Interest.........................................41
MARKET PRICES AND DIVIDENDS..................................................43
BUSINESS OF IMC..............................................................44
MANAGEMENT'S DISCUSSION AND ANALYSIS
      OF FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS..........................................................69
SECURITY OWNERSHIP OF CERTAIN
      BENEFICIAL OWNERS AND
      MANAGEMENT........................................................... 100
OTHER MATTERS; SHAREHOLDER
      PROPOSALS.............................................................103
CHANGES IN IMC'S INDEPENDENT
      CERTIFYING ACCOUNTANTS................................................103
INDEPENDENT CERTIFYING ACCOUNTANTS..........................................103
WHERE TO FIND MORE INFORMATION..............................................103
INDEX TO CONSOLIDATED FINANCIAL
      STATEMENTS............................................................F-1
ANNEXES
      Annex A--Asset Purchase Agreement
      Annex B--Opinion of Donaldson, Lufkin & Jenrette
           Securities Corporation
      Annex C--Dissenter's Rights Provisions under the
           Florida Business Corporation Act

                    QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

      Q: Why am I receiving these materials?

      A: The Board of Directors of IMC Mortgage Company is providing these proxy materials to give you information to determine how to vote in connection with a special meeting of shareholders which will take place on October __, 1999 at
-----.

      Q: What will be voted on at the special meeting?

      A: Whether to approve an Asset Purchase Agreement pursuant to which IMC will sell its mortgage loan servicing business and substantially all of its mortgage loan origination business to CitiFinancial for $100 million.

      Q: Why has the Board of Directors approved the Asset Purchase Agreement?

      A: Because the IMC Board of Directors believed that the sale of assets to CitiFinancial, if completed, might ultimately yield some value to IMC's shareholders. The Board of Directors believed that, if the transaction with CitiFinancial were not completed, IMC would have no alternative but to file for bankruptcy, which would yield no value for IMC shareholders. While there can be no assurance, it is possible, although unlikely, that the remaining assets owned by IMC after the sale of assets to CitiFinancial can be held or disposed of in a manner that might result in some value to IMC's common shareholders in the future.

      Q: Will any other matters be voted on at the special meeting?

      A: No.

      Q: Who can vote?

      A: All shareholders of record as of the close of business on September __, 1999.

      Q: What should I do now?

      A: Please vote. You are invited to attend the special meeting. However, you should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the special meeting in case you are unable to attend. No postage is required if the proxy card is returned in the enclosed postage prepaid envelope and mailed in the United States.



      Q: What does it mean if I receive more than one proxy or voting instruction card?

      A: It means your shares are registered differently or are held in more than one account. Please provide voting instructions for each proxy card that you receive.

      Q: How can I vote shares held in my broker's name?

      A: If your broker holds your shares in its name (or in what is commonly called "street name"), then you should give your broker instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your broker is not entitled to vote your shares and your shares will not be voted.

      Q: Can I change my vote?

      A: You may change your proxy instructions at any time prior to the vote at the special meeting. For shares held directly in your name, you may accomplish this by completing a new proxy or by attending the special meeting and voting in person. Attendance at the special meeting alone will not cause your previously granted proxy to be revoked unless you vote in person. For shares held in "street name," you may accomplish this by submitting new voting instructions to your broker or nominee.

      Q: What vote is required to approve the Asset Sale Proposal?

      A: A majority of all the votes entitled to be cast are required to approve the Asset Sale Proposal.

      In addition, the Asset Purchase Agreement requires the affirmative vote of
(i) a majority of the outstanding common stock of IMC other than shares held by IMC management or Greenwich Street Capital Partners II L.P. and its affiliates and (ii) two-thirds of the outstanding IMC preferred stock to approve the Asset Sale Proposal.

      IMC management has been informed by Greenwich Street Capital Partners II L.P. and its affiliates, which in the aggregate own 80% of the outstanding IMC Class A preferred stock and 100% of the outstanding IMC Class C exchangeable preferred stock, that they intend to vote in favor of the approval of the Asset Sale Proposal.

      Q: When will the proposed sale of assets take effect?

      A: IMC and CitiFinancial expect that the proposed sale of assets will be completed promptly after IMC shareholders approve the transaction at the special meeting, provided that the necessary regulatory approvals have been obtained.

      Q: Will I have dissenter's rights?

      A: Yes. You will be entitled to dissenter's rights as a result of the proposed sale of assets.

                                     SUMMARY

      This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the proposed sale of assets and for a more complete description of the terms of the Asset Sale Proposal, you should read completely and carefully this Proxy Statement and the documents to which you have been referred.

                                  The Companies

      In this Proxy Statement:

         o we refer to IMC Mortgage Company and, where applicable, its consolidated subsidiaries as "IMC"

         o we refer to CitiFinancial Mortgage Company as "CitiFinancial"

IMC Mortgage Company
5901 E. Fowler Avenue
Tampa, Florida  33617

      IMC, a Florida corporation, is a specialized consumer finance company engaged in purchasing, originating, servicing and selling home equity loans secured primarily by first liens on one- to four-family residential properties. IMC focuses on lending to individuals whose borrowing needs are generally not being served by traditional financial institutions due to such individuals' impaired credit profiles and other factors, such as the requested loan size, the ratio of loan amount to property value or the ratio of borrower income to total debt payments. By focusing on individuals with impaired credit profiles and by providing prompt responses to their borrowing requests, IMC has been able to charge higher interest rates for its loan products than typically are charged by conventional mortgage lenders.

      IMC purchases and originates non-conforming home equity loans through a diversified network of correspondents and mortgage loan brokers and on a retail basis through its direct consumer lending effort. Until September 30, 1998 IMC had experienced considerable growth in loan production. Since September 30, 1998, IMC has experienced a significant reduction in loan production in each of the correspondent, loan broker and retail networks. For the three months ended December 31, 1998, IMC originated total loan production of $121 million, $299 million and $211 million from its network of correspondents, mortgage loan brokers and on a retail basis, respectively, representing a decrease of $1.1 billion or 90%, $55 million or 16%, and $34 million or 14%, respectively, compared to the same period in the prior year. For the three months ended March 31, 1999, IMC originated total loan production of $9 million, $202 million and $141 million from its network of correspondents, mortgage loan brokers and on a retail basis, respectively, representing a decrease of $1.2 billion or 99%, $113 million or 36%, and $80 million or 36%, respectively, compared to the same period in the prior year. For the three months ended June 30, 1999, IMC originated total loan production of $39 million, $209 million and $94 million from its network of correspondents, mortgage loan brokers and on a retail basis, respectively, representing a decrease of $1.3 billion or 97%, $167 million or 47%, and $158 million or 63%, respectively, compared to the same period in the prior year. Total loan originations for the three months ended March 31, 1998, June 30, 1998, September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999 were $1.7 billion, $1.9 billion, $1.9 billion, $631 million, $352 million, and $342 million, respectively.

      IMC sells the loans it purchases or originates through one of two methods:
(i) a securitization sale, which involves the private placement or public offering of pass-through mortgage-backed securities, whereby IMC retains the right to service such loans, and (ii) whole loan sales, which involve selling blocks of loans to single purchasers. As of June 30, 1997, 1998 and 1999, IMC had a servicing portfolio, including mortgage loans held for sale, of approximately $4.0 billion, $9.4 billion and $7.3 billion, respectively.

      IMC typically operates on a negative operating cash flow basis and has an ongoing need for substantial amounts of capital to fund its operations. During the three months ended September 30, 1998, debt, equity and asset-backed markets were extremely volatile, which prevented IMC from funding its cash needs in these markets. At the same time, demand for United States treasury securities, which IMC used to hedge its interest rate risk, increased but demand for asset-backed securities, including the securities that IMC sells, decreased. As a result IMC suffered losses totaling $47.5 million in its hedging program. In October 1998, IMC's revolving credit facility became due, and IMC's other
lenders,   which  had  advanced   funds  to  IMC  secured  by  IMC's  loans  and
securitizations, threatened to make cash margin calls on IMC. As a result, IMC has been in protracted negotiations with its significant lenders and has needed to alter many of its business practices to adapt to its present circumstances.

      During the nine months ended September 30, 1998, IMC consummated six securitizations totaling $4.5 billion. Since September 30, 1998, IMC has consummated only one securitization totaling $600 million. Since September 30, 1998, IMC has not been profitable, and experienced a net loss of $134.1 million for the three months ended December 31, 1998 and a net loss of $200.3 million for the six months ended June 30, 1999.

      For further information concerning the business and results of operations of IMC, see "Business of IMC" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CitiFinancial Mortgage Company
300 St. Paul Place
Baltimore, Maryland  21202

      CitiFinancial is an indirect wholly owned subsidiary of Citigroup Inc. Citigroup Inc. is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world.

      Travelers Casualty and Surety Company ("TCSC") and certain related insurance companies, which are indirect subsidiaries of Citigroup and sister companies to CitiFinancial, in the aggregate have a significant interest in Greenwich Street Capital Partners II, L.P. ("GSCP"), a private investment fund. GSCP, together with certain related investment funds, owns shares of IMC's Class A preferred stock and Class C exchangeable preferred stock and is a secured creditor of IMC. TCSC also owns shares of IMC's Class A preferred stock. Certain officers and directors of Citigroup and its subsidiaries are also investors in GSCP and/or certain of its related investment funds. In this Proxy Statement, we refer to GSCP and its related investment funds as the "Greenwich Funds".

      For further information regarding IMC, the Greenwich Funds, TCSC and CitiFinancial, see "Proposal 1: The Proposed Sale of Assets - Background of the Transaction."

                         The Special Meeting (page 17)

      The special meeting of the IMC shareholders will be held on October ___, 1999 at 10:00 a.m. local time at [location].

      The record date for IMC shareholders entitled to receive notice of and to vote at the IMC special meeting is September ____, 1999. At the close of business on that date, there were ____________ shares of IMC common stock, 500,000 shares of IMC Class A preferred stock and 23,760.758 shares of IMC Class C exchangeable preferred stock outstanding.

                      The Proposed Sale of Assets (page 20)

      The legal document that governs the proposed sale of assets is the Asset Purchase Agreement between IMC and CitiFinancial. The Asset Purchase Agreement is attached to the back of this Proxy Statement as Annex A (the "Asset Purchase Agreement"). You are encouraged to read this document completely and carefully.

Consequences of the Proposed Sale of Assets

      Pursuant to the Asset Purchase Agreement, IMC will receive from CitiFinancial $100 million for the sale of its mortgage servicing rights related to the mortgage loans which have been securitized, real property consisting of IMC's Tampa, Florida headquarters and IMC's leased facilities at its Ft. Washington, Pennsylvania, Cherry Hill, New Jersey and Cincinnati, Ohio offices. Additionally, all furniture, fixtures and equipment and other personal property located at these premises will be included in the sale. See "Material Provisions of the Asset Purchase Agreement" for a more detailed description of the assets that IMC will sell to CitiFinancial.

      If the sale of these assets is completed, it will result in the sale of IMC's mortgage loan servicing business and substantially all its correspondent and broker origination loan business conducted in Tampa, Florida, Ft. Washington, Pennsylvania, Cherry Hill, New Jersey, and Cincinnati, Ohio. The remaining loan origination business, which primarily consists of broker and direct originations, is performed by eight operating subsidiaries. Since the Asset Purchase Agreement entered into on July 13, 1999 did not include these subsidiaries, in July 1999, the IMC Board of Directors approved a formal plan to dispose of them. IMC is currently in the process of disposing or discontinuing the operations of these subsidiaries, and through August 1, 1999 has closed two of these subsidiaries. These alternatives are intended to reduce the use of working capital by these subsidiaries. However, none of these alternatives is expected to increase the value of IMC's equity securities.

      After the proposed sale of assets to CitiFinancial and the disposition of these subsidiaries, IMC will essentially have no ongoing operating business, but will continue to own assets consisting primarily of cash, accounts receivable, mortgage loans held for sale, interest-only and residual certificates and other assets that are pledged as collateral for warehouse finance facilities and term debt. The assets remaining after the proposed sale of assets to CitiFinancial will be either held or sold by IMC to attempt to realize the maximum value for these assets and repay its obligations, including the warehouse finance facilities and term debt. If IMC receives sufficient proceeds from these remaining assets to repay its obligations, any remaining proceeds will be used first to redeem IMC's outstanding preferred stock and then to make payments to IMC's common shareholders.

      IMC does not expect any payment to be made to its common shareholders upon the consummation of the sale of assets to CitiFinancial, and IMC believes that any payment in the future is unlikely but will ultimately depend upon the proceeds received from the assets remaining after consummation of the CitiFinancial transaction. If any proceeds remain for IMC's common shareholders, these proceeds would be available only after the repayment of IMC's obligations and the redemption of IMC's preferred stock, which are not expected to be made for several years. There can be no assurance that IMC will be able to maximize the value of its remaining assets and have adequate proceeds and resources to satisfy its creditors and provide any value to IMC common shareholders or that IMC will not seek bankruptcy protection in the future.

Shareholder Vote Required

      Assuming a quorum (more than 50% of the outstanding shares of IMC common stock, more than 50% of the IMC Class A preferred stock and more than 50% of the IMC Class C exchangeable preferred stock) is present in person or represented by proxy at the special meeting:

      (1) The Florida Business Corporation Act requires a majority of all the votes entitled to be cast to approve the Asset Sale Proposal; and

      (2) In addition, the Asset Purchase Agreement requires that the Asset Sale Proposal be approved by:

            (a) the affirmative vote of a majority of the outstanding common stock of IMC other than the shares held by management of IMC or the Greenwich Funds, their affiliates and associates; and

            (b) the affirmative vote of more than 66 2/3% of the outstanding IMC Class A preferred stock and the outstanding IMC Class C exchangeable preferred stock, voting separately.

      IMC management has been informed by the Greenwich Funds, which in the aggregate own 80% of the outstanding IMC Class A preferred stock and 100% of the outstanding IMC Class C exchangeable preferred stock, that they intend to vote their shares of IMC preferred stock in favor of the approval of the Asset Sale Proposal.

      If you fail to return your proxy card, unless you appear in person at the IMC special meeting, the effect may be that a quorum will not be present at the special meeting and no business will be able to be conducted.

Interests of Officers and Directors in the Proposed Transaction

      In considering the recommendation of the IMC Board of Directors in favor of the Asset Sale Proposal, IMC shareholders should be aware that certain members of the Board of Directors of IMC and certain members of its senior management have employment agreements with IMC, and Mitchell W. Legler, a director of IMC, has an engagement agreement with IMC, that permit each of them, in certain circumstances, including a change of control, to voluntarily terminate their employment with, or retention by, IMC and become entitled to receive deferred compensation. Consummation of the Asset Sale Proposal will constitute a change of control, as defined in these agreements, which will entitle them to receive deferred compensation. In order to provide value to IMC's creditors and potentially some value to IMC's shareholders, the members of senior management and Mitchell W. Legler, who have these agreements, have entered into mutual general and irrevocable releases with IMC, which release IMC from the payment of deferred compensation aggregating approximately $10 million and certain other claims and obligations, including those in the employment and engagement agreements, in consideration for aggregate payments of $400,000 plus an additional aggregate payment of $420,000 to be paid over a period of up to twelve months. The payments commenced upon execution of the release for the member of senior management who is not also a director and will commence upon consummation of the proposed sale of assets, if the Asset Sale Proposal is approved by IMC shareholders, for members of the IMC Board of Directors, including Mr. Legler. Each member of senior management and Mr. Legler who has entered into a release is thereafter employed or engaged "at will" and may be terminated by IMC at any time without any additional benefits.

      For further details, including a description of the employment and engagement agreements and the definition of "change of control" in these agreements, see "Proposal 1: The Proposed Sale of Assets--Interests of Certain Persons."

Conditions of the Proposed Sale of Assets

      The consummation of the proposed sale of assets depends upon satisfaction of a number of conditions, including:

      o     approval of the Asset Purchase Agreement by IMC shareholders;
      o approval of the Asset Purchase Agreement by more than 90% of IMC's creditors, based upon the amount due;
      o     absence of legal restraints to the consummation of the transaction;
      o     receipt of any required regulatory approvals;
      o     receipt of any required third party consents;
      o     receipt of title surveys and title insurance commitments;
      o the acceptance of employment with CitiFinancial by certain employees and officers of IMC;
      o     receipt of a valuation opinion with respect to the transaction;
      o absence of an event, condition or circumstance resulting in a material adverse effect with respect to IMC; and
      o     execution of a transition services agreement.

      For further details, see "Material Provisions of the Asset Purchase Agreement--Conditions to the Transaction."

Termination of the Asset Purchase Agreement

      Either IMC or CitiFinancial may terminate the Asset Purchase Agreement if:

      o     both parties consent in writing;
      o     the transaction is not completed by October 15, 1999;
      o     legal restraints prevent the transaction; or
      o IMC shareholders do not approve the proposed transaction with CitiFinancial.

      CitiFinancial may also terminate the proposed transaction if:

            o there is a material adverse change in IMC's mortgage loan origination and servicing business or the assets relating to that business or in the condition, financial or otherwise, of IMC; or

            o IMC knows any event or issue that would lead to the reasonable belief that IMC can not obtain a valuation opinion with respect to the transaction.

      IMC may also terminate the proposed transaction if the IMC Board of Directors withdraws, modifies or changes its approval of the Asset Purchase Agreement so that IMC can enter into an agreement relating to a transaction that the IMC Board of Directors believes is more favorable to the IMC shareholders. However, if IMC terminates the Asset Purchase Agreement for this reason, IMC will have to pay CitiFinancial $10 million.

      For further details, see "Certain Provisions of the Asset Purchase Agreement--Termination."

Regulatory Approvals

      The Bank Holding Company Act of 1956, as amended, prohibits IMC and CitiFinancial from consummating the proposed sale of assets until Citigroup has either filed an application with, or given prior notice to, the Board of Governors of the Federal Reserve System regarding this transaction. Citigroup intends to file such application or notice as soon as practicable. There can be no assurance that the Board of Governors of the Federal Reserve System will not object to this transaction or take any action in connection with this transaction.

Opinion of IMC's Financial Advisor

      IMC's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, has given a written opinion dated July 30, 1999 to the IMC Board of Directors as to the fairness to IMC from a financial point of view of the consideration to be received from CitiFinancial for the sale of assets. The full text of the written opinion of DLJ is attached to this Proxy Statement as Annex B and should be read completely and carefully. The opinion of Donaldson, Lufkin & Jenrette Securities Corporation is directed to the IMC Board of Directors, will not be updated and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed sale of assets.

Dissenter's Rights

      IMC shareholders have dissenter's rights by reason of the sale of assets. Florida law permits holders of IMC common stock to dissent from the sale of assets and to have the fair value of their stock appraised by a court and paid to them in cash. To do this, holders of dissenting shares must follow required procedures, including filing notices with IMC and either abstaining or voting against approval of the Asset Sale Proposal. If you dissent from the sale of assets and follow the required procedures, your shares of IMC common stock will be converted into the right to receive the appraised value of your shares in cash. We have attached the applicable provisions of Florida law related to dissenter's rights to this Proxy Statement as Annex C. Because it will be unclear for several years whether there are any assets available for distribution to holders of IMC common stock, IMC intends to take the position in any dissenters rights action that the fair value of the IMC common stock is negligible and that no payment should be made to dissenters.

                Reasons for the Proposed Sale of Assets (page 25)

      For IMC, the proposed sale of assets will provide IMC with an opportunity to avoid having to file for bankruptcy protection. Although the proposed transaction with CitiFinancial will not result in any proceeds for IMC common shareholders, the IMC Board of Directors believes that the only other alternative for IMC at this point would be to file for bankruptcy protection. A bankruptcy would not result in any assets remaining for common shareholders. In the judgment of the IMC Board of Directors, the proposed transaction with CitiFinancial will maximize the value of IMC's assets. While there can be no assurance, it is possible, although unlikely, that the remaining assets of IMC can be held or disposed of in a manner that might allow IMC to satisfy its creditors and result in some value to IMC's common shareholders in the future.

      To review the reasons for the proposed  sale of assets,  see  "Proposal 1:
The Proposed Sale of Assets--Reasons of IMC for the Transaction."

                    Recommendation to Shareholders (page 26)

      The IMC Board of Directors has recommended the proposed sale of assets and approved the Asset Purchase Agreement. The IMC Board of Directors believes that the proposed sale of assets to CitiFinancial is a better alternative than filing for bankruptcy protection because a bankruptcy would not result in any assets remaining for common shareholders, but the proposed transaction with CitiFinancial should permit IMC to attempt to realize the maximum value of IMC's assets. See "Proposal 1: The Proposed Sale of Assets--Reasons of IMC for the Transaction." The IMC Board of Directors unanimously recommends that you vote "FOR" the proposal to approve the Asset Sale Proposal.

      In reaching its recommendations in favor of approving the Asset Sale Proposal, the IMC Board of Directors considered the risks associated with and the benefits anticipated from, but in no case assured by, the proposed sale of assets. These risks and benefits are further described in "Risk Factors" beginning on page 8 and "Proposal 1: The Proposed Sale of Assets--Reasons of IMC for the Transaction" beginning on page 25.

                                  RISK FACTORS

      In evaluating IMC and IMC's business, the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, IMC shareholders should carefully focus on the following risks, as well as other information included in or incorporated by reference into this Proxy Statement:

      Our lenders may foreclose or force us into bankruptcy after their intercreditor agreements expire. There is no assurance that if the standstill provisions under the intercreditor agreements terminate or expire, IMC's lenders, including the Greenwich Funds, will continue to forebear from exercising their rights to make margin calls, foreclose on the collateral or to file an involuntary bankruptcy case against IMC. The standstill provisions under the intercreditor agreements have been extended until September 16, 1999. IMC expects that the standstill periods will be extended for at least another 30 days beyond that date and will negotiate with its lenders for these extensions. There can be no assurance, however, that these standstill provisions will be extended. In addition, the standstill provisions under the intercreditor agreements may be terminated sooner for various reasons, including the failure of IMC to make required payments, the failure of IMC shareholders to approve the proposed sale of assets or in certain other events as provided in the intercreditor agreements. If the standstill provisions under the intercreditor agreements are not extended, IMC will need to refinance the loans with its current lenders or other lenders. There is substantial doubt that IMC would be able to refinance the loans if the standstill provisions under the intercreditor agreements are not extended and there can be no assurance that sources of capital will be available to IMC to permit such refinancing. IMC has had significant difficulty finding such sources of capital over the past year.

      If the Asset Sale Proposal is not approved by IMC shareholders, IMC will have to file for bankruptcy. If the Asset Sale Proposal is not approved, the transaction cannot be consummated. A proposed transaction with the Greenwich Funds was terminated upon execution of the Asset Purchase Agreement. IMC currently has no other potential transaction available to it and has experienced significant losses since September 1998. If the transaction with CitiFinancial is not completed, IMC will have no alternative available other than to file for bankruptcy.

      After consummation of the sale of assets, our lenders may still foreclose or force us into bankruptcy. After the consummation of the proposed transaction with CitiFinancial, IMC will essentially have no ongoing operating business, but will continue to own assets consisting primarily of cash, accounts receivable, mortgage loans held for sale, interest-only and residual certificates and other assets which are pledged as collateral for warehouse finance facilities and term debt. The assets remaining after the proposed asset sale to CitiFinancial will be either held or sold by IMC to attempt to realize the maximum value and repay liabilities, including the warehouse finance facilities and term debt.

      IMC does not expect any payment to be made to its common shareholders upon consummation of the sale of assets to CitiFinancial, and IMC believes that any payment in the future is unlikely, but will ultimately depend upon the proceeds received from the assets remaining after consummation of the CitiFinancial transaction. If any proceeds remain for IMC's common shareholders, these proceeds would be available only after the repayment of IMC's obligations and the redemption of IMC's preferred stock, which are not expected to be made for several years.

      Although the proposed transaction with CitiFinancial will not result in any proceeds to IMC's common shareholders at closing and is unlikely to result in proceeds to IMC's common shareholders in the future, IMC believes that, if the proposed sale of assets is not approved by IMC shareholders and IMC does not receive the $100 million in proceeds from the sale of assets to CitiFinancial, IMC will not be able to satisfy its creditors and will be forced to seek protection immediately by filing for bankruptcy. A bankruptcy would not result in any assets remaining for common shareholders. There can be no assurance that, even if the proposed asset sale to CitiFinancial is approved by the IMC shareholders, IMC will be able to maximize the value of the remaining assets and have adequate proceeds and resources to satisfy its creditors or that IMC will not seek bankruptcy protection in the future.

      We may not be able to continue operating after consummation of the sale of assets. After consummation of the sale of assets, IMC will own other assets consisting primarily of cash, accounts receivable, mortgage loans held for sale, the interest-only and residual certificates and other assets that are used as collateral for warehouse finance facilities and term debt. IMC will essentially have no ongoing operating business, but will continue to have a substantial amount of indebtedness and other obligations. The assets remaining after the proposed sale of assets to CitiFinancial will be either held or sold by IMC to attempt to realize the maximum value for these assets and to be able to repay its obligations. There can be no assurance that these assets will have any substantial value or that IMC will be able to achieve any value from the collection, sale or other disposition of those assets which will exceed the amount of IMC's remaining obligations to creditors.

      Now that IMC Common Stock has been delisted from Nasdaq, it will be more difficult to trade. IMC received a letter from Nasdaq dated January 13, 1999 indicating that IMC had failed to maintain a closing bid price of greater than or equal to $1.00 per share in accordance with Marketplace Rule 4450. According to the letter, IMC's stock would be delisted from the Nasdaq National Market if its stock price did not trade above $1.00 per share for a period of at least 10 consecutive trading days before April 13, 1999. Since IMC's common stock did not trade above $1.00 for the requisite period, and IMC was also unable to satisfy the continued listing requirements of the Nasdaq SmallCap Market, IMC's common stock was delisted from the Nasdaq Stock Market.

      Trading in IMC's common stock is now conducted in the over-the-counter market on the NASD's "OTC Electronic Bulletin Board." The liquidity of IMC's common stock may be impaired not only in the number of shares of common stock which can be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage of IMC and lower prices for IMC's common stock than might otherwise be attained.

      In addition, IMC's common stock may be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (as used herein, "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or an annual income in excess of $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell IMC's common stock and, therefore, the price of IMC's common stock may be adversely affected.

      The Securities and Exchange Commission has adopted regulations which define a "penny stock" to be an equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. Disclosure is also required to be made about the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. IMC common stock may be deemed to be a penny stock.

      IMC's business has seriously deteriorated. IMC's business has suffered serious deterioration since late August 1998 due to a number of factors, including turmoil in the financial markets in which IMC participates; losses from hedging transactions; and a dramatic reduction in the availability of equity, debt and asset-backed capital to fund IMC's operations. As a result, IMC has reported a significant loss from operations for the year ended December 31, 1998 and for the six months ended June 30, 1999. IMC has suffered damage to its reputation and its operations that are difficult to repair, including losses of customers, suppliers and employees.

      The historical performance of IMC is no indication of its future performance. The historical share price and earnings performance of IMC prior to October 1, 1998 were achieved prior to a general de-leveraging in the capital markets and a "flight to quality" causing a reduction in the demand for asset-backed securities. These factors, among others, resulted in upheaval in the capital markets and severely restricted IMC's ability to access capital through traditional sources. See "Proposal 1: The Proposed Sale of Assets -- Background of the Transaction." Because of the liquidity crisis affecting IMC, its recent financial results and the delisting of IMC's common stock from the Nasdaq Stock Market, IMC believes that the historical share price and earnings performance of IMC are not indicative of IMC's future share price or earnings results.

                           FORWARD LOOKING INFORMATION

      Certain statements in this Proxy Statement are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward looking statements by the use of such words as "expect," "estimate," "intend," "project," "budget," "forecast," "anticipate," "plan," "hope," "in the process of" and similar expressions. Forward looking statements include all statements regarding IMC's expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, budgets, capital and other expenditures, competitive positions, plans and objectives of management and markets for stock. All forward looking statements involve risks and uncertainties. In particular, any statements contained herein regarding the consummation and benefits of the proposed sale of assets are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of IMC, which may cause IMC not to realize the benefits hoped for as a result of the proposed transaction. Furthermore, known and unknown risks may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among other things, the risks enumerated in "Risk Factors," early termination of the amended and restated intercreditor agreements or the standstill periods relating to certain of IMC's creditors, overall economic and business conditions, the demand for IMC's services, competitive factors in the industry in which IMC competes, changes in government regulation, continuing tightening of credit available to the sub-prime mortgage industry, increased yield requirements by asset-backed investors, lack of continued availability of IMC's credit facilities, reduction in real estate values, reduced demand for non-conforming loans, prepayment speeds, delinquency and default rates of mortgage loans owned or serviced by IMC, rapid fluctuation in interest rates, risks related to not hedging against loss of value of IMC's mortgage loan inventory, changes which influence the loan securitization and the net interest margin securities (excess cash flow trust) markets generally and other uncertainties associated with IMC's current financial difficulties and the proposed sale of assets to CitiFinancial described herein. For additional information about certain of these matters, you are urged to refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Proxy Statement and IMC's Annual Report on Form 10-K for the year ended December 31, 1998 and IMC's Quarterly Report on Form 10-Q for the six months ended June 30, 1999 filed with the Securities and Exchange Commission.

                         SELECTED FINANCIAL DATA OF IMC

           The following information is being provided to assist you in analyzing the financial aspects of the proposed sale of assets and is only a summary. The historical Statement of Operations and Balance Sheet data set forth below as of and for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from our audited consolidated financial statements and the notes thereto. The historical Statement of Operations and Balance Sheet data set forth below as of and for the six months ended June 30, 1998 and 1999 have been derived from our unaudited consolidated financial statements that have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring accruals that IMC considers necessary for a fair presentation of the financial position and results of operations for such periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Liquidity and Capital Resources" and the Consolidated Financial Statements and Notes thereto. References in this Proxy Statement to "$" mean United States dollars.

                                                                                                    Year Ended
                                                                                                    December 31,
                                                                           1994         1995         1996       1997        1998
                                                                           ----         ----         ----       ----        ----
Statement of Operation Data:                                                  (dollars in thousands, except share data)
  Revenues
      Gain on sales of loans (1)(2)                                      $8,583        $20,681      $46,230    $180,963    $205,924
      Additional securitization transaction expense (3)                    (560)        (5,547)      (4,158)         --          --
                                                                     ----------     ----------   ----------  ----------  ----------
         Gain on sale of loans, net                                       8,023         15,134       42,072     180,963     205,924
                                                                     ----------     ----------   ----------  ----------  ----------
      Warehouse interest income                                           2,510          7,885       37,463     123,432     147,938
      Warehouse interest expense                                         (1,611)        (6,007)     (24,535)    (98,720)   (118,345)
                                                                     ----------     ----------   ----------  ----------  ----------
         Net warehouse interest income                                      899          1,878       12,928      24,712      29,592
                                                                     ----------     ----------   ----------  ----------  ----------
      Servicing fees                                                         99          1,543        5,562      17,072      45,382
      Other                                                               1,073          1,118        5,092      16,012      40,311
                                                                     ----------     ----------   ----------  ----------  ----------
          Total servicing fees and other                                  1,172          2,661       10,654      33,084      85,693
                                                                     ----------     ----------   ----------  ----------  ----------
             Total revenues                                              10,094         19,673       65,654     238,759     321,209
                                                                     ----------     ----------   ----------  ----------  ----------

   Expenses
      Compensation and benefits                                           3,348          5,139       16,007      82,051     124,234
      Selling, general and administrative expenses (2)                    2,000          3,478       15,652      64,999     130,547
      Other interest expense                                                 14            298        2,321      14,280      28,434
      Loss on short sales of United States Treasury
          securities (4)                                                     --             --           --          --      22,351
      Market valuation adjustment (5)                                        --             --           --          --      84,638
      Interest expense - Greenwich Funds (6)                                 --             --           --          --      30,795
      Goodwill impairment charge (7)                                         --             --           --          --          --
      Other charges (8)                                                      --             --           --          --          --
      Sharing of proportionate value of equity (9)                        1,689          4,204        2,555          --          --
                                                                     ----------     ----------   ----------  ----------  ----------
          Total expense                                                   7,051         13,119       36,535     161,330     420,999
                                                                     ----------     ----------   ----------  ----------  ----------
Pre-tax income (loss) before income taxes                                 3,043          6,554       29,119      77,429     (99,790)
Pro forma provision for income taxes (10)(11)(12)                         1,187          2,522       11,190      29,500         679
                                                                     ----------     ----------   ----------  ----------  ----------
Pro forma net income (loss)(2)(11)(12)                                   $1,856         $4,032      $17,929     $47,929   $(100,469)
                                                                     ==========     ==========   ==========  ==========  ==========

Pro forma basic net income (loss) per common share (12)(13)               $0.15          $0.34        $1.12       $1.76      $(3.21)
Pro forma diluted net income (loss) per common shares (2)(12)(13)         $0.15          $0.34        $0.92       $1.54      $(3.21)
Pro forma basic average common shares outstanding (12)(13)           12,000,000     12,000,000   15,981,521  27,299,827  31,745,575
Pro forma diluted average common shares outstanding (12)(13)         12,000,000     12,000,000   19,539,963  31,147,944  31,745,575

                                                                             Six Months
                                                                            Ended June 30,
                                                              -----------------------------------------
                                                                        1998            1999
                                                                        ----            ----
Statement of Operation Data:
  Revenues
      Gain on sales of loans (1)(2)                                    $131,139        $31,639
      Additional securitization transaction expense (3)                      --             --
                                                                     ----------     ----------
         Gain on sale of loans, net                                     131,139         31,639
                                                                     ----------     ----------
      Warehouse interest income                                          80,220         35,165
      Warehouse interest expense                                        (66,438)       (23,211)
                                                                     ----------     ----------
         Net warehouse interest income                                   13,782         11,954
                                                                     ----------     ----------
      Servicing fees                                                     19,677         25,130
      Other                                                              16,575         14,820
                                                                     ----------     ----------
          Total servicing fees and other                                 36,252         39,950
                                                                     ----------     ----------
             Total revenues                                             181,173         83,543
                                                                     ----------     ----------

   Expenses
      Compensation and benefits                                          61,859         53,097
      Selling, general and administrative expenses (2)                   55,809         49,477
      Other interest expense                                             10,173         15,789
      Loss on short sales of United States Treasury
          securities (4)                                                     --             --
      Market valuation adjustment (5)                                        --         62,876
      Interest expense - Greenwich Funds (6)                                 --         15,379
      Goodwill impairment charge (7)                                         --         77,446
      Other charges (8)                                                      --          5,179
      Sharing of proportionate value of equity (9)                           --             --
                                                                     ----------     ----------
          Total expense                                                 127,841        279,243
                                                                     ----------     ----------

Pre-tax income (loss) before income taxes                                53,332       (195,700)
Pro forma provision for income taxes (10)(11)(12)                        21,900          4,647
                                                                     ----------     ----------
Pro forma net income (loss)(2)(11)(12)                                  $31,432      $(200,347)
                                                                     ==========     ==========

Pro forma basic net income (loss) per common share (12)(13)               $1.02         $(5.90)
Pro forma diluted net income (loss) per common shares (2)(12)(13)         $0.90         $(5.90)
Pro forma basic average common shares outstanding (12)(13)           30,775,154     34,211,493
Pro forma diluted average common shares outstanding (12)(13)         34,828,065     34,211,493

                                                                       December 31,                                  June 30,
                                                    -------------------------------------------------------  -----------------------
                                                        1994      1995        1996       1997        1998         1998          1999
                                                        ----      ----        ----       ----        ----         ----          ----
Balance Sheet Data (dollars in thousands):
     Mortgage loans held for sale                    $28,996   $193,003    $914,587   $1,673,144   $946,446  $1,717,727   $610,181
     Interest-only and residual certificates           3,404     14,073      86,247      223,306    468,841     445,577    352,544
     Borrowings under warehouse finance facilities    27,732    189,819     895,132    1,732,609    984,571   1,813,870    633,488
     Term debt and notes payable                          --     11,121      47,430      130,480    432,737     279,390    436,695
     Redeemable preferred stock                           --         --          --           --     37,333          --     38,807
     Shareholders' equity                              5,856      5,609      89,337      254,064    210,610     286,355      9,061
     Total assets                                     36,642    354,551   1,707,348    2,945,932  1,683,639   3,441,422  1,136,627

                                                                       Year Ended                                      Six Months
                                                                       December 31,                                 Ended June 30,
                                                    -------------------------------------------------------  -----------------------
                                                        1994      1995        1996       1997        1998         1998          1999
                                                        ----      ----        ----       ----        ----         ----          ----
Operating Data (dollars in millions):
      Loans purchased or originated                     $283       $622      $1,770       $5,893     $6,177      $3,633       $694
      Loans sold through securitization                   82        388         935        4,858      5,117       3,059         --
      Whole loan sales                                   180         71         129          145      1,530         375        950
      Serviced loan portfolio (period end)                92        536       2,148        6,957      8,887       9,399      7,274
Delinquency Data:
      Total delinquencies as a percentage of            0.87%      3.43%       5.30%        5.40%      6.55%       4.33%      6.01%
       loans serviced (period end)(14)(15)
      Defaults as a percentage of loans serviced        0.12%      1.00%       1.47%        2.15%      7.14%       3.10%      7.26%
      (period end)(15)(16)
      Net annualized losses as a percentage  of         0.00%      0.09%       0.13%        0.15%      0.25%       0.24%      0.97%
      average loans serviced for period (15)

(1) Prior to June 1996, includes interest-only and residual certificates received by ContiFinancial in connection with IMC's agreement with ContiFinancial. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Transactions with ContiFinancial - Additional Securitization Transaction Expense."

(2) Beginning January 1, 1996, the Company adopted SFAS 122, which resulted in additional gain on sale of $7.8 million, and additional amortization expense of $1.2 million for the year ended December 31, 1996. The effect on unaudited pro forma net income and pro forma net income per common share for the year ended December 31, 1996 was an increase of $4.1 million and $0.21, respectively.

(3) In 1994, 1995 and 1996, ContiFinancial received interest-only and residual certificates with estimated values of $3.0 million, $25.1 million and $13.4 million in exchange for cash payments of $2.1 million, $18.4 million and $8.6 million, respectively. In addition, ContiFinancial paid IMC $0.4 million, $1.1 million and $0.7 million in 1994, 1995 and 1996, respectively, in expenses related to securitizations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Transactions with ContiFinancial - Additional Securitization Transaction Expense."

(4) Reflects losses incurred from selling short U.S. Treasury Securities. The Company historically sold U.S. Treasury Securities short to hedge against interest rate movements affecting mortgages held for sale. In 1998, the Company paid approximately $47.5 million due to devaluation of the Company's hedge position, which was not offset by an equivalent increased gain on sale of loans at the time of securitization. Of the approximately $47.5 million hedge devaluation, approximately $25 million was closed at the time the Company priced two securitizations and was reflected as an offset to gain on sale and approximately $22 million was charged to loss on short sales of United States Treasury securities. See "Management's

      Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997" and "- Risk Management" and Note 5 of Notes to Consolidated Financial Statements.

(5) Reflects a decrease in the estimated fair value of the interest-only and residual certificates resulting from revised assumptions used to project cash flows over the life of the mortgage loans. The market valuation adjustment for the year ended December 31, 1998 resulted from revised loss curve assumptions used to approximate the timing of losses over the life of the securitized loans and a revised discount rate used to present value the projected cash flows retained by the Company. The market valuation adjustment for the six months ended June 30, 1999 also resulted from revised loss curve assumptions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Accounting Considerations" and Note 10 of Notes to Consolidated Financial Statements.

(6) Reflects interest expense related to a $38 million standby revolving credit facility with the Greenwich Funds. Interest expense recognized includes interest charges, amortization of a $3.3 million commitment fee, and the value attributable to the preferred stock issued and the preferred stock issuable to the Greenwich Funds under the terms of the agreement. Also includes interest expense and commitment fees for the six months ended June 30, 1999 related to Note Purchase Agreements and the $95.0 million credit facilities that the Greenwich Funds purchased from BankBoston on February 19, 1999. See Notes 3 and 4 of Notes to Consolidated Financial Statements.

(7) Represents the writedown of goodwill resulting from the Company's evaluation of the goodwill associated with the Company's eight operating subsidiaries at June 30, 1999. The Board of Directors' approval, on July 26, 1999, of a formal plan to dispose of the eight operating subsidiaries led the Company to determine that the useful lives assigned to goodwill should be reduced to less than one year, and the resulting evaluation of the goodwill associated with the eight operating subsidiaries resulted in a goodwill impairment charge of $77.4 million for the six months ended June 30, 1999. See Notes 6 and 17 of Notes to Consolidated Financial Statements.

(8) Other charges represent losses from the disposal of investments in international operations and the closing of the Company's Rhode Island branch location. On June 30, 1999, the Company entered into an agreement to sell to one of its joint venture partners its 45% interest in a joint venture in the United Kingdom. The sale resulted in a loss of approximately $2.6 million, which is included in other charges for the six months ended June 30, 1999. See Note 8 of Notes to Consolidated Financial Statements. On June 30, 1999, the Company terminated operations at its branch office in Rhode Island, which consisted of the assets of Mortgage Central Corp. ("MCC"), a mortgage banking company acquired by the Company on January 1, 1996. The carrying amount of the goodwill that arose from the acquisition of MCC was eliminated and the assets to be disposed of were adjusted to their estimated net fair value at June 30, 1999. The resulting loss on disposal of the assets of MCC of $2.6 million is included in other charges for the six months ended June 30, 1999. See Note 6 of Notes to Consolidated Financial Statements.

(9) Reflects expenses recorded in connection with the value sharing arrangement with ContiFinancial (the "Conti VSA") which terminated in March 1996. The Company's pre-tax income before the Conti VSA for 1994, 1995 and 1996 was $4.7 million, $10.8 million and $31.7 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Transactions with ContiFinancial - Sharing of Proportionate Value of Equity" and Note 5 of Notes to Consolidated Financial Statements.

(10) Prior to its initial public offering in June 1996, IMC was organized as a partnership. That Partnership, which is included in the Consolidated Financial Statements, became a wholly-owned subsidiary of the Company after the plan of exchange described in Note 1 of Notes to Consolidated Financial Statements was consummated. The Partnership made no provision for income taxes since the Partnership's income or losses were passed through to the partners individually. The Partnership's income became subject to income taxes at the corporate level as of June 24, 1996, the effective date of the exchange described in Note 1 of Notes to Consolidated Financial Statements.

(11) Pro forma data reflects a provision for income taxes to indicate what these taxes would have been had the exchange described in Note 1 of Notes to Consolidated Financial Statements occurred in prior years.

(12) Amounts are actual for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999.

(13) Pro forma per share data reflects the weighted average number of common and dilutive common share equivalents outstanding during the period after giving effect to the recapitalization described in Note 1 of Notes to Consolidated Financial Statements.

(14) Represents the percentages of account balances contractually past due 30 days or more, exclusive of home equity loans in foreclosure, bankruptcy and real estate owned.

(15) Total delinquencies, defaults and net annualized losses as a percentage of average loans serviced have each trended upward, in part, as a result of the aging of the Company's loan portfolios.

(16) Represents the percentages of account balances of loans in foreclosure and bankruptcy, exclusive of real estate owned.

      The quarterly results of operations of the Company for each quarter of the fiscal years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 are set forth in Note 16 of Notes to Consolidated Financial Statements.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

      The accompanying unaudited pro forma condensed consolidated information gives pro forma effect to the proposed sale of assets to CitiFinancial described in this Proxy Statement as if it had occurred on June 30, 1999. The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position which would actually have been reported had the proposed sale of assets to CitiFinancial occurred at June 30, 1999, or which may be reported in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that IMC believes are reasonable. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with generally accepted accounting principles. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results will differ from those estimates.The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Proxy Statement.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                             Consolidated IMC              Pro Forma
                                                          as Reported, Prior to         Adjustments for         IMC Pro Forma, After
                                                           Proposed Transaction       Proposed Transaction      Proposed Transaction
                                                           --------------------       --------------------      --------------------
Assets:
    Cash and cash equivalents                                  $   14,846               $   16,000(1)                $   30,846
    Accrued interest and accounts receivable                       62,230                    4,000                       66,230
    Mortgages loans held for sale                                 610,181                                               610,181
    Interest-only and residual certificates                       352,544                                               352,544
    Furniture, fixtures and equipment, net                         16,042                  (10,773)(2)                    5,269
    Capitalized mortgage servicing rights                          42,498                  (42,498)(2)                       --
    Goodwill                                                        8,454                                                 8,454
    Other assets                                                   29,832                                                29,832
                                                               ----------                                            ----------
          Total assets                                         $1,136,627               ($  33,271)                  $1,103,356
                                                               ==========               ==========                   ==========

Liabilities:
    Warehouse finance facilities                               $  633,448               $  588,448                   $ (45,000) (1)
    Term debt and notes payable                                   436,695                  (25,000)(1)                  411,695
    Accrued interest payable and other liabilities                 18,616                  (10,000)(1)                    8,616
                                                               ----------               ----------                   ----------
          Total liabilities                                     1,088,759                  (80,000)                   1,008,759
                                                               ----------               ----------                   ----------

Preferred stock                                                    38,807                                                38,807
Stockholders' equity                                                9,061                   46,729(2)                    55,790
                                                               ----------               ----------                   ----------
          Total liabilities and stockholders' equity           $1,136,627               ($  33,271)                  $1,103,356
                                                               ==========               ==========                   ==========

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1) The net proceeds to be received by the Company from the proposed sale of assets to CitiFinancial are estimated to be $100 million, of which $96 million will be paid at closing. Use of proceeds from the proposed sale of assets to CitiFinancial are estimated as follows:

           Repayment of warehouse lenders                               $45,000
           Repayment of term debt and notes payable                      25,000
           Payment of taxes                                              10,000
           Working capital                                               16,000
                                                                        -------
                                                                        $96,000
                                                                        =======

(2)        Reflects sale of assets to CitiFinancial as follows:

           Gross transaction proceeds                                  $100,000
           Assets sold:
               Mortgage servicing rights                                 42,498
               Property and equipment                                    10,773
                                                                        -------
           Gain on sale                                                 $46,729
                                                                        =======

                               IMC SPECIAL MEETING

Date, Time and Place of Special Meeting

      The special meeting of the IMC shareholders will be held on October __, 1999 at 10:00 a.m. local time at [location].

Purpose of the IMC Special Meeting

      At the special meeting, holders of IMC common stock, IMC Class A preferred stock and IMC Class C exchangeable preferred stock will consider and vote upon:
(1) a proposal to approve the Asset Purchase Agreement, dated as of July 13, 1999, by and between CitiFinancial and IMC, providing for, among other things, the sale of IMC's mortgage loan servicing business and substantially all of its mortgage loan origination business to CitiFinancial for $100 million, and the other transactions contemplated thereby and (2) such other matters that may properly come before the special meeting or any adjournment or postponement thereof.

      The IMC Board of Directors unanimously recommends that IMC shareholders vote "FOR" approval of the Asset Sale Proposal. See "Proposal 1: The Proposed Sale of Assets."

      Only shareholders of record at the close of business on September ___, 1999 are entitled to notice of and to vote at the IMC special meeting or any adjournment or postponement of the special meeting.

Solicitation of Proxies

      The solicitation of proxies in the form enclosed is made on behalf of the IMC Board of Directors. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by IMC. Solicitation will be made by use of the mails and, if necessary, by electronic telecommunications or in person. IMC has retained the services of a professional proxy solicitation firm to assist in connection with the soliciting of proxies for a fee plus out-of-pocket expenses. In soliciting proxies, IMC management may use the services of its directors, officers and employees, who will not receive any additional compensation therefor, but who will be reimbursed for their out-of-pocket expenses. IMC will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

Record Date; Voting Rights; Proxies

      Only shareholders of record of IMC common stock, IMC Class A preferred stock and IMC Class C exchangeable preferred stock at the close of business on September __, 1999 (the "Record Date") are entitled to notice of and to vote at the special meeting of shareholders or any adjournment or postponement thereof.

      As of the Record Date, there were _____________ issued and outstanding shares of IMC common stock held by approximately __ holders of record, each of which is entitled to one vote per share on any matter that properly comes before the IMC special meeting. In addition, as of the Record Date, there were 500,000 issued and outstanding shares of IMC Class A preferred stock held by four holders of record and 23,760.758 issued and outstanding shares of IMC Class C exchangeable preferred stock held by three holders of record, each of which is entitled to vote as a separate class and is entitled to one vote per share on the Asset Sale Proposal.

      Assuming a quorum (more than a majority of the outstanding shares of IMC common stock, more than a majority of IMC Class A preferred stock and more than a majority of IMC Class C exchangeable preferred stock) is present in person or represented by proxy at the special meeting:

            (1) The Florida Business Corporation Act requires a majority of all the votes entitled to be cast to approve the Asset Sale Proposal and the transactions contemplated thereby; and

            (2) In addition, the Asset Purchase Agreement requires that the Asset Purchase Agreement be approved by:

            (a) the affirmative vote of a majority of the outstanding common stock of IMC other than the shares held by management of IMC or the Greenwich Funds, their affiliates and associates; and

            (b) the affirmative vote of more than 66 2/3% of the outstanding IMC Class A preferred stock and the outstanding IMC Class C exchangeable preferred stock, voting separately.

      All shares of IMC common stock and preferred stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on such proxies, such shares of IMC common stock or preferred stock will be voted in favor of approval of the Asset Sale Proposal.

      IMC does not know of any matters that are to come before the special meeting other than the proposal to approve the Asset Sale Proposal. If any other matter or matters are properly presented for action at the special meeting, including a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld by notation on the proxy. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to the Secretary of IMC, by signing and returning a later dated proxy, or by voting in person at the special meeting. However, mere attendance at the special meeting will not, in and of itself, have the effect of revoking the proxy.

      Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Accordingly, since Florida law requires the affirmative vote of a majority of the votes entitled to be cast by the holders of common stock, an abstention will constitute a vote against approval of the Asset Purchase Agreement. If a broker indicates on the proxy that it does not have authority to vote certain shares on a particular matter, those shares will be counted for purposes of determining the presence of a quorum but will not be entitled to vote on such matter. Without instruction from the beneficial owner, brokers will not have authority to vote shares held in "street name" at the special meeting.

Quorum

      The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of IMC common stock and a majority of the issued and outstanding shares of each class of IMC preferred stock entitled to vote is necessary to constitute a quorum at the IMC special meeting.

Certifying Accountants

      Representatives of IMC's independent accountants will (i) be present at the special meeting, (ii) have an opportunity to make a statement if they request, and (iii) be available to respond to appropriate questions.

Other Information

      On the Record Date, the executive officers and directors of IMC, including their affiliates, had voting power with respect to an aggregate of ______ shares of IMC common stock or approximately ___% of the shares of IMC common stock then outstanding. IMC currently expects that such directors and officers will vote all of such shares in favor of the approval of the Asset Sale Proposal. In addition, on the Record Date, the Greenwich Funds owned 400,000 shares of IMC Class A preferred stock and 23,760.758 shares of IMC Class C exchangeable preferred stock or 80% of the Class A and 100% of the Class C preferred stock then outstanding. IMC management has been informed by the Greenwich Funds that they intend to vote their shares of IMC preferred stock in favor of the approval of the Asset Sale Proposal. On the Record Date, Travelers Casualty and Surety Company owned 100,000 shares of IMC Class A preferred stock, representing 20% of the Class A preferred stock then outstanding.

      The matters to be considered at the special meeting are of great importance to the IMC shareholders. Accordingly, IMC shareholders are urged to read completely and carefully consider the information presented in this Proxy Statement, and to complete, sign, date and promptly return the enclosed proxy in the enclosed postage pre-paid return envelope.

                                   Proposal 1:

                           THE PROPOSED SALE OF ASSETS

      This section of the Proxy Statement, as well as the next section of the Proxy Statement entitled "Certain Provisions of the Asset Purchase Agreement," describe the material aspects of the proposed sale of assets to CitiFinancial. Refer to the Asset Purchase Agreement, which is attached as Annex A to this Proxy Statement, and to the other agreements and documents that are attached as annexes to this Proxy Statement for additional information. You should read the Asset Purchase Agreement completely and carefully as it is the legal document that governs the sale of assets to CitiFinancial.

Background of the Transaction

      As a result of increased loan purchases and originations and its securitization program, IMC has historically operated with negative cash flows from operations. IMC has obtained cash for its operations through a combination of access to the equity capital markets, asset-backed capital markets and borrowings. The borrowings have taken three principal forms: (i) warehouse loans secured by IMC's inventory of mortgage loans held for sale, (ii) loans against interest-only and residual certificates retained by IMC as a result of its securitizations of mortgage loans and (iii) working capital loans.

      On July 14, 1998, certain of the Greenwich Funds and Travelers Casualty and Surety Company, an indirect subsidiary of Citigroup, a sister company to CitiFinancial and a significant investor in GSCP, purchased $50 million of IMC's Class A preferred stock. The Class A preferred stock was convertible into common stock at $10.44 per share. The conversion feature was eliminated in October 1998. The Class A preferred stock bears no dividend and is redeemable by IMC over a three-year period commencing in July 2008. As part of the preferred stock purchase agreement, the Company agreed to use its best efforts to cause two persons designated by those Greenwich Funds and TCSC to be elected to IMC's board of directors. Certain of the Greenwich Funds and TCSC were also granted an option to purchase, within the next three years, an additional $30 million of Series B redeemable preferred stock at par. The Class B preferred stock was convertible into common stock at $22.50 per share. At the time the Class A preferred stock was issued, IMC was not experiencing any liquidity problems.

      In September 1998, financial difficulties primarily in Russia and Asia formed the catalyst for material volatility in capital markets resulting, in part, from a build-up of concern over economic conditions generally in emerging markets. Those concerns in turn gave rise to a general de-leveraging in the capital markets and a "flight to quality" causing a reduction in demand for asset-backed securities and an increase in demand for United States Treasury securities. These factors, among others, resulted in upheaval in the capital markets, severely restricting IMC's ability to access capital through its traditional sources.

      Moreover, several other factors, primarily related to volatility in the equity, debt and asset-backed capital markets, contributed to a cash crisis for IMC since September 1998.

      o First, IMC's $95 million revolving credit facilities with BankBoston, N.A. matured in mid-October 1998. While IMC was working with BankBoston to renew and increase the credit facilities, it became apparent to IMC in late September that BankBoston would not renew the credit facilities, causing the entire amount outstanding under the facilities to become due in mid-October. The BankBoston facility was secured by a pledge of certain interest-only and residual certificates, the common stock of most of IMC's subsidiaries, IMC's servicing rights and substantially all of IMC's other assets.

      o Second, IMC's lenders, which had advanced approximately $276 million at September 30, 1998 to IMC collateralized by its interest-only and residual certificates, indicated to IMC that because of adverse market conditions they were uncomfortable with their collateral and proposed to reduce their exposure by making cash margin calls on IMC.

      o Third, IMC's lenders, which had advanced more than $2 billion to IMC collateralized by mortgage loans, made approximately $20 million in margin calls and threatened to make additional margin calls in excess of $25 million on those warehouse lines to reduce their exposure to IMC.

      o Fourth, at the same time, IMC's traditional strategy of minimizing risks of interest rate fluctuations through a hedging program of shorting United States Treasury Securities required that IMC satisfy margin calls of approximately $47.5 million in cash. This occurred at a time when IMC lacked the ability to recover that cash through sales of its inventory of whole loans, since the same upheaval in the capital markets had made sales of loans either as whole-loan sales or through securitizations at a price sufficient to generate positive cash flow virtually impossible for IMC.

      IMC's Board of Directors held a series of meetings during September 1998 and determined that IMC needed to locate a substantial source of capital which would either invest funds in IMC or acquire IMC in order to provide IMC the liquidity necessary to deal with its immediate capital requirements and to continue to operate. Also during September 1998, IMC met with Donaldson, Lufkin & Jenrette Securities Corporation (referred to in this Proxy Statement as "DLJ") concerning their potential retention by IMC to assist in obtaining financing. At a meeting on September 26, 1998, the Board of Directors determined that its efforts to find a capital partner for IMC to provide necessary capital to support IMC's operations might give rise to change in control issues for IMC. Accordingly, on that date the Board of Directors caused a committee, consisting of Joseph Goryeb and Mark Lorimer, to be formed to serve as a special committee of independent directors to advise the full Board of Directors of IMC with respect to any change in control transactions regarding IMC. Since the full Board of Directors was already working with DLJ and it seemed appropriate to the Board of Directors to continue that relationship, the special committee engaged a separate investment bank, J.P. Morgan Securities Inc. (referred to in this Proxy Statement as "J.P. Morgan"), as its financial advisor on October 2, 1998 and retained legal counsel. On October 6, 1998, IMC formally hired DLJ as its financial advisor to assist it in locating such capital sources. At this time, the sole interest of the Greenwich Funds in IMC consisted of $40 million of Class A preferred stock and the option to acquire Class B preferred stock.

      During late September and early October 1998, IMC continued discussions with BankBoston to extend the maturity of the BankBoston loan facility and with IMC's interest-only and residual lenders and warehouse lenders to obtain additional credit. As a result of these discussions, it became clear that these lenders would forbear from exercising their rights under their respective facilities only if IMC could obtain cash to maintain operations during the proposed standstill period. Faced with the impending maturity of the BankBoston credit facilities and repeated demands from IMC's interest-only and residual lenders and warehouse lenders to reduce their exposure to IMC or face margin calls, which IMC would likely not be able to satisfy, IMC entered into negotiations with certain of the Greenwich Funds. The Greenwich Funds had conducted a substantial due diligence investigation of IMC in connection with the July 1998 investment. Despite IMC's and DLJ's efforts to procure additional financing sources or financing alternatives for IMC, the Greenwich Funds were the only parties willing to extend funds to IMC to enable it to continue to operate.

      As a result of these negotiations with the Greenwich Funds and IMC's lenders, on October 15, 1998, IMC entered into a loan agreement dated as of October 12, 1998 with some of the Greenwich Funds under which agreement IMC could borrow up to $33 million for a period of up to 90 days. The loan agreement provided IMC with interim financing which enabled IMC to continue to operate while it sought a substantial source of capital which would either invest funds in IMC or acquire IMC. The facility was guaranteed by IMC and IMC's subsidiaries and collateralized by subordinated liens on substantially all of IMC's and its subsidiaries' assets and a pledge of the common stock of IMC's subsidiaries. The facility bore interest at 10% per year and matured in 90 days. In return for providing the facility, certain of the Greenwich Funds received a $3.3 million commitment fee and non-voting IMC Class C exchangeable preferred stock representing, in value, the equivalent of 40% of the common equity of IMC. The Class C exchangeable preferred stock was exchangeable after March 31, 1999 for Class D preferred stock, which has voting rights equivalent to 40% of the voting power of the Company. Under the loan facility, the Greenwich Funds may exchange the loans for additional shares of Class C exchangeable preferred stock or Class D preferred stock in an amount representing, in value, up to the equivalent of 50% of the common equity of IMC (in addition to the Class C exchangeable preferred stock representing, in value, the equivalent of 40% of the common equity of IMC received for providing the facility) (the "Exchange Option"). In addition, upon certain changes in control of IMC, the Greenwich Funds could elect to (i) receive repayment of the loan facility, plus accrued interest, and a take-out premium of up to 200% of the average principal amount of the loans outstanding or (ii) exercise the Exchange Option. The Greenwich Funds' willingness to provide the interim financing was contingent on IMC negotiating intercreditor agreements with its significant creditors to refrain from exercising remedies for an interim period. In connection with the Greenwich Funds loan agreement, the IMC Class A preferred stock was amended to eliminate its right to convert into IMC common stock.

      At the same time as IMC entered into the loan agreement with certain of the Greenwich Funds, IMC entered into intercreditor agreements with its three largest mortgage warehouse lenders. These three lenders together provided to IMC total available warehouse financing facilities of approximately $3.25 billion collateralized by mortgage loans owned by IMC and held for sale. The intercreditor agreements provided that, subject to certain conditions, these lenders would "stand still" and take no action, including issuing margin calls, with respect to their loan facilities for 45 days. The standstill period would extend for an additional 45 days or until the second week of January 1999 if within the first 45-day time period IMC entered into a letter of intent to effect a change in control of IMC with a third party. BankBoston entered into a similar intercreditor agreement at about the same time on similar terms. Without the forbearance provided by the intercreditor agreements, IMC's lenders could have foreclosed upon their collateral or forced IMC into bankruptcy. IMC agreed to pay $1 million to each of the lenders that executed an intercreditor agreement, agreed to provide several of the lenders preferred rights as to any future IMC securitizations and agreed to issue to one of the lenders warrants to purchase 2.5% of the common stock at an exercise price of $1.72 per share.

      Throughout October and November 1998, DLJ contacted more than 70 parties on behalf of IMC and obtained confidentiality agreements from and distributed information to more than twenty parties, of which four parties engaged in due diligence investigations of IMC at its Tampa headquarters.

      In late October 1998, IMC received a draft of a letter of intent from a private equity group relating to a proposed acquisition of certain assets and liabilities of IMC. The IMC Board of Directors determined that the terms of such proposed transaction were unsatisfactory and were insufficient to maintain the intercreditor agreements in place. The private equity group withdrew the draft letter of intent and never made a formal offer to IMC.

      During October and November 1998, IMC had direct substantive discussions with Commercial Credit Company, an affiliate of CitiFinancial and TCSC, with respect to a potential acquisition of IMC by Commercial Credit. During this period, Commercial Credit conducted an extensive due diligence investigation of IMC. As the end of the initial 45-day standstill period approached (that is, November 27, 1998), IMC believed that Commercial Credit would offer a letter of intent for the acquisition of IMC. However, on November 25, 1998, Commercial Credit informed IMC that it would not offer a letter of intent at that time.

      IMC's Board of Directors met on November 25, November 26 and November 27, 1998 to review IMC's situation. Those meetings were attended not only by the directors but also by, among others, representatives of DLJ and representatives of J.P. Morgan. The IMC Board of Directors determined that, among other things, IMC might have to seek protection under the United States Bankruptcy Code if it did not by the deadline of November 27, 1998 enter into a letter of intent that met the requirements to maintain the intercreditor agreements in effect.

      On the morning of November 27, 1998, a private equity group specializing in investments in distressed companies proposed a transaction to IMC in which it would acquire IMC. However, the group rescinded its proposed offer to IMC that same day.

      Despite the efforts of IMC and DLJ, at the end of the initial 45-day standstill period, no potential acquiror had emerged that was willing to enter into a letter of intent to effect a change of control in IMC. At that time, the Greenwich Funds indicated that they would enter into a letter of intent to invest additional capital in IMC and contemplated arranging for credit facilities to permit IMC to refinance its existing bank loans and credit facilities, if required. The Greenwich Funds proposed a transaction in which they would obtain newly issued common stock equal to approximately 95% of the outstanding equity interests of IMC on a fully diluted basis, leaving IMC's existing common shareholders with 5% of the outstanding equity of IMC and the possibility of existing common shareholders receiving warrants for additional common equity on terms to be negotiated.

      As no other investor had come forward which was willing to enter into a letter of intent with IMC that would satisfy the requirements of the intercreditor agreements, the IMC Board of Directors, based in part on advice and analyses provided by DLJ and J.P. Morgan, believed that the proposal by the Greenwich Funds was superior to any other alternative then available to IMC. Based on the recommendation of the special committee of independent directors, and approved by the IMC Board of Directors, the IMC Board of Directors directed IMC to enter into the letter of intent with the Greenwich Funds at that time so long as the Greenwich Funds would agree that IMC could continue its marketing efforts to seek a transaction more favorable to IMC's shareholders and creditors than that proposed by the Greenwich Funds. The Greenwich Funds accepted that condition and the

Greenwich Funds and IMC executed a letter of intent on November 27, 1998. Entering into the letter of intent at that time satisfied the conditions of the intercreditor agreements, and the standstill period with IMC's warehouse lenders and BankBoston was extended to mid-January 1999.

      After IMC entered into the letter of intent with the Greenwich Funds on November 27, 1998, DLJ continued its efforts to identify an alternative transaction that would be more favorable to IMC's shareholders and creditors than the transaction outlined in the letter of intent with the Greenwich Funds. In an effort to locate a more favorable transaction, DLJ again contacted the entities previously contacted by DLJ that were deemed to be suitable and that had shown an interest. At the same time, IMC, the special committee of independent directors and its Board of Directors, in consultation with J.P. Morgan and DLJ, continued to analyze other alternatives to effecting the transaction proposed by the Greenwich Funds including, among other things, the possibilities of selling IMC's assets or divisions and of liquidating IMC in both bankruptcy and non-bankruptcy scenarios. From the time IMC's liquidity crisis was identified in September 1998 through the date IMC entered into an agreement with the Greenwich Funds, IMC's Board of Directors met more than 15 times to consider those issues.

      In the final stages of negotiations, the Greenwich Funds agreed to reduce the percentage of the total outstanding equity interest in IMC that the Greenwich Funds would receive as a result of the transaction from 95% to about 93.5% in exchange for the elimination of any right of IMC common shareholders to receive warrants to acquire additional equity in IMC following the completion of the transaction.

      At the same time that IMC was negotiating an agreement with the Greenwich Funds, IMC and the Greenwich Funds were also negotiating amended and restated intercreditor agreements with IMC's three largest mortgage warehouse lenders and with BankBoston. Negotiations between IMC and the Greenwich Funds were delayed while the Greenwich Funds went through extensive negotiations with IMC's largest mortgage warehouse lenders and BankBoston concerning the terms on which they would be willing to continue the intercreditor agreements following the signing of an agreement for a change of control.

      During the same period, IMC took all steps necessary to prepare a filing for protection under Chapter 11 of the United States Bankruptcy Code, which the special committee of independent directors and the IMC Board of Directors believed would be required if the Greenwich Funds did not reach resolution with IMC's creditors and IMC did not enter into a definitive agreement with the Greenwich Funds. On February 11, 1999, the Greenwich Funds and IMC entered into an amendment to the loan agreement with the Greenwich Funds which made an additional $5 million available to IMC for working capital purposes. The Greenwich Funds and BankBoston did not agree on terms satisfactory to both parties for a continuation of the intercreditor agreement with BankBoston, and on February 18, 1999, the Greenwich Funds purchased, at a discount, approximately $87.5 million of secured indebtedness then owed by IMC to BankBoston.

      On February 18, 1999, IMC entered into amended and restated intercreditor agreements with its three largest mortgage warehouse lenders and with the Greenwich Funds relating to the revolving credit facility, the loan agreement with the Greenwich Funds and the amendment to the loan agreement. Under these agreements, as amended, the lenders agreed to keep their respective facilities in place through the acquisition and for twelve months thereafter, if the acquisition by the Greenwich Funds was consummated within five months, subject to earlier termination in certain events as provided in the intercreditor agreements. If the proposed transaction with the Greenwich Funds was not consummated within such five-month period, after that period, those lenders would no longer be subject to the requirements of the amended and restated intercreditor agreements and would be free to exercise remedies, if desired, under their respective loan agreements.

      On February 16, 17 and 18, 1999, IMC's special committee of independent directors and IMC's Board of Directors held meetings in which they reviewed alternatives to the proposed transaction with the Greenwich Funds with IMC's management, DLJ and J.P. Morgan. As a result of that review, and after receiving a fairness opinion from J.P. Morgan, the special committee of independent directors determined that entering into a definitive agreement with the Greenwich Funds was the best alternative available to IMC from the viewpoint of both IMC's shareholders and creditors and that no other alternative was then available that was more likely to provide some value for IMC's shareholders, and to result in payment in full to IMC's creditors over time, and recommended to IMC's Board of Directors that it approve the proposed transaction with the Greenwich Funds. At the request of IMC's Board of Directors, DLJ provided a fairness opinion addressed to the Board of Directors that, based in part on information and assumptions provided by IMC's management, the consideration to be received pursuant to the merger agreement with the Greenwich Funds was fair to the IMC shareholders from a financial point of view. As a result of the special committee's recommendation, the fairness opinions of J.P. Morgan and DLJ and after a review of the alternatives to the proposed transaction with the Greenwich Funds and discussions related thereto, IMC's Board of Directors determined that entering into a definitive agreement with the Greenwich Funds was the best alternative available to IMC from the viewpoint of both IMC's shareholders and creditors and that no other alternative was then available that was more likely to provide some value for IMC's shareholders and to result in payment in full to IMC's creditors over time. The Board of Directors then approved a merger between IMC and a subsidiary wholly owned by the Greenwich Funds and adopted the merger agreement and recommended that the merger agreement be submitted to a vote of IMC's shareholders. IMC entered into the merger agreement with Greenwich Funds on February 19, 1999. The merger agreement was terminated and recast as an acquisition agreement on March 31, 1999. The acquisition agreement provided for the issuance to the Greenwich Funds of the same percentage of shares of common stock directly and not pursuant to the merger transaction contemplated by the merger agreement and otherwise on economic terms that are substantially the same. As a result of its termination as described below, the acquisition agreement is no longer an alternative available to IMC and is not the subject of this proxy statement or the vote by IMC shareholders. See "--Reasons of IMC for the Transaction."

      Also, on February 19, 1999, IMC entered into an amended and restated consulting and fee agreement with an affiliate of the Greenwich Funds. In July 1998, in connection with the issuance of $50 million of Class A preferred stock of IMC, IMC entered into consulting and fee agreements with an affiliate of GSCP and with TCSC, under which the affiliate and TCSC would provide financial and managerial advisory consulting services in return for an annual fee of $400,000 and $100,000, respectively, per year. Under the amended consulting agreement, the GSCP affiliate received an additional fee of $125,000 for the period ended July 14, 1999 and would receive an annual fee of $700,000 thereafter.

      IMC also entered into a consulting agreement with Commercial Credit. From February 1999 to May 1999, under this agreement, Commercial Credit provided advice and recommendations to the management of IMC and IMC's Board of Directors with respect to various aspects of IMC's business, including business plans and loan underwriting criteria. Under the consulting agreement, Commercial Credit is entitled to receive fees equal to 150% of its actual costs of providing such services.

      From April through July, 1999, IMC periodically borrowed additional funds from the Greenwich Funds and repaid them.

      In July 1999, the Greenwich Funds indicated to IMC that they believed that a condition to their obligation to close under the acquisition agreement could not be satisfied because they believed that the business of IMC had materially deteriorated since the date of the acquisition agreement. IMC's Board of Directors believed that, in light of such information, the Greenwich Funds would not consummate the proposed acquisition. See " - Reasons of IMC for the Transaction."

      In June 1999, Commercial Credit submitted a non-binding letter of intent to IMC to purchase IMC's mortgage loan servicing business and a substantial portion of IMC's mortgage loan origination business. IMC's Board of Directors met on June 14, July 2 and July 8, 1999 to discuss a transaction with Commercial Credit or an affiliate of Commercial Credit and to consider other alternatives from the perspective of IMC's creditors and shareholders, including filing for bankruptcy, liquidation and other potential sales. See " - Reasons of IMC for the Transaction." IMC and Commercial Credit negotiated the terms of an agreement until July 13, 1999 when IMC and CitiFinancial entered into the Asset Purchase Agreement, subject to the approval of their respective boards of directors.

      On July 19, 1999, IMC, its major warehouse lenders and the Greenwich Funds amended the amended and restated intercreditor agreements to extend the terms of these agreements, which expire on the earlier of August 16, 1999 or termination of the Asset Purchase Agreement or as otherwise provided in the agreements.

      IMC's Board of Directors also met on July 23, July 28 and July 30, 1999 to review the results of various analyses provided by DLJ. See " - Opinion of Financial Advisor to IMC's Board of Directors." At the board meeting on July 23, the IMC Board of Directors determined, based upon the advice of its special counsel and counsel to the special committee, that the potential transaction with CitiFinancial did not necessitate a special committee of independent directors, and released the special committee. On July 26, 1999, Mark Lorimer resigned from the IMC Board of Directors. On July 30, 1999, the IMC Board of Directors terminated the acquisition agreement and approved the Asset Purchase Agreement. Because the IMC Board of Directors approved the Asset Purchase Agreement, the acquisition agreement with the Greenwich Funds was terminated.

      The transactions contemplated by the Asset Purchase Agreement were approved by the boards of directors of CitiFinancial and Citigroup prior to July 31, 1999.

      See "--Opinion of Financial Advisor to IMC's Board of Directors" for a description of other events and factors leading to IMC's decision to approve the proposed sale of assets and related matters.

Reasons of IMC for the Transaction

      At a meeting of the IMC Board of Directors held on July 30, 1999, after careful consideration and consultation with DLJ and counsel to IMC, the IMC Board of Directors unanimously (i) approved the sale of assets to CitiFinancial and the Asset Purchase Agreement and the transactions contemplated thereby, (ii) determined that the value that IMC would receive from CitiFinancial for the sale of assets is fair value for the assets being sold and (iii) recommended that holders of shares of IMC common stock and IMC preferred stock vote FOR approval of the Asset Purchase Agreement and the sale of assets and the other transactions contemplated by the Asset Purchase Agreement.

      In reaching its decision to approve the proposed sale of assets to CitiFinancial and to recommend the same to the holders of IMC's common stock and preferred stock, IMC's Board of Directors considered the status of the proposed transaction with the Greenwich Funds. The Greenwich Funds had indicated to IMC that they believed that a condition to their obligation to close under the acquisition agreement could not be satisfied because they believed that the business of IMC had materially deteriorated since the date of the acquisition agreement. IMC's Board of Directors believed that, in light of such information, the Greenwich Funds would not consummate the proposed acquisition. In addition, at the time of their meetings, IMC was indebted to senior creditors for in excess of $250 million, which debt was secured by a lien on IMC's interest-only and residual certificates. IMC was also indebted to warehouse lenders for in excess of $600 million and was operating at a substantial negative monthly cash flow without access to funds to cover that cash flow deficit. These senior creditors and warehouse lenders would be free to demand payment on their loans and exercise their remedies if IMC did not either consummate the agreement with the Greenwich Funds or enter into another transaction. If the transaction with the Greenwich Funds were not consummated, IMC would not have any resources or access to other financing to enable it to meet its obligations to these creditors and lenders. Accordingly, IMC's Board of Directors determined that bankruptcy was the only practical alternative. However, CitiFinancial presented the Board of Directors with an additional alternative. Based on information presented by management and its financial advisors, the IMC Board of Directors determined that the proposed transaction with CitiFinancial was more likely to maximize the value of IMC's assets than filing for bankruptcy.

      In reaching its decision to approve the proposed sale of assets to CitiFinancial and to recommend the same to the holders of IMC's common stock and preferred stock, IMC's Board of Directors also considered many other factors, including but not limited to the following:

      1. alternatives to proceeding with the proposed transaction with CitiFinancial, including other sales of assets and a liquidation of IMC;

      2. the unsuccessful results of efforts by IMC's financial advisor to solicit potential interest from a number of other third parties and the fact that other parties should have known that IMC would consider a possible business combination;

      3. the prospects for effecting such transactions in the current environment, both outside a bankruptcy proceeding and in a bankruptcy proceeding; the availability of debtor-in-possession financing adequate to sustain IMC's operations in a bankruptcy proceeding; and the ability of IMC to retain ownership and control of its principal assets in a bankruptcy proceeding;

      4. the amount of debt of IMC and the terms and conditions of the documents evidencing such debt, including a takeout premium payable in the event of a change in control, the expiration date of the standstill agreements, as well as the prospects of refinancing or otherwise repaying the debt;

      5. the impact of a bankruptcy proceeding on the prospects of IMC's shareholders and creditors realizing value for their interests in or claims against IMC;

      6. the impact on IMC and its business of the uncertainties associated with its financial problems, including risks that customers and suppliers would stop doing business with IMC on customary trade terms and that employees might leave; and the increased risk that if IMC was forced to seek protection from its creditors under the bankruptcy laws, it might not be able to continue in business;

      7. presentations from, and discussions with, senior executives of IMC, representatives of DLJ and representatives of IMC's outside counsel regarding the business, financial and accounting aspects and a review of the terms and conditions of the Asset Purchase Agreement;

      8. the financial and other analysis presented by DLJ and the oral opinion of DLJ (subsequently confirmed in writing) as to the fairness to IMC from a financial point of view of the consideration to be received from CitiFinancial for the sale of assets. A copy of the opinion, dated July 30, 1999, setting forth the assumptions and qualifications made, facts considered and the scope of the review undertaken is attached to this Proxy Statement as Annex B. Shareholders of IMC are encouraged to read the opinion of DLJ carefully and completely;

      9.    information   concerning   the  financial   condition,   results  of
            operations, prospects and business of IMC, including the revenue and profitability of IMC;

      10. the recommendation of IMC's management that the proposed transaction with CitiFinancial be approved; and

      11. the recognition by IMC's Board of Directors that certain of its members and members of IMC's management may have interests in the proposed transaction that are in addition to the interests of holders of IMC common stock, which the Board of Directors considered in connection with its approval of the proposed transaction with CitiFinancial. See "--Interests of Certain Persons."

      IMC's Board of Directors also considered (i) the risk that the proposed transaction with CitiFinancial would not be consummated, (ii) the substantial management time and effort that will be required to consummate the proposed transaction, (iii) the possibility that certain provisions of the Asset Purchase Agreement and IMC's arrangements with its creditors might have the effect of discouraging other persons potentially interested in acquiring IMC from pursuing such an opportunity and (iv) other matters described under "Forward Looking Information" and "Risk Factors." In the judgment of IMC's Board of Directors, the potential benefits of the proposed transaction outweighed these considerations.

      This discussion of the information and factors considered and weight given to such factors by IMC's Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the proposed transaction, IMC's Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations. In addition, individual members of IMC's Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of IMC's management and Board of Directors in the proposed sale of assets, see "--Interests of Certain Persons."

Recommendation of the Board of Directors of IMC

      IMC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF IMC COMMON STOCK VOTE "FOR" APPROVAL OF THE ASSET SALE PROPOSAL.

Opinion of Financial Advisor to IMC's Board of Directors

      In its role as financial advisor to IMC, DLJ was asked to render an opinion to the IMC Board of Directors as to the fairness to IMC, from a financial point of view, of the consideration to be received by IMC from the sale of the Businesses to CitiFinancial pursuant to the terms of the Asset Purchase Agreement. For purposes of its opinion, DLJ defined "Businesses" to include certain portions of IMC's mortgage origination business and its mortgage servicing business, and the assumption of certain obligations in connection with those businesses, as more fully described in the Asset Purchase Agreement. DLJ was not retained as an advisor or agent to IMC's shareholders, securityholders, creditors or any other person, other than as an advisor to the IMC Board of Directors. DLJ delivered an oral opinion, subsequently confirmed in writing, dated July 30, 1999, that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by IMC from the sale of the Businesses to CitiFinancial was fair to IMC from a financial point of view. References to DLJ's opinion are to its written opinion attached as Annex B.

      A COPY OF THE DLJ OPINION DATED JULY 30, 1999, WHICH WILL NOT BE UPDATED, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. IMC
SHAREHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY AND COMPLETELY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

      DLJ's opinion was prepared for the IMC Board of Directors and is directed only to the fairness to IMC of the consideration to be received by IMC from the sale of the Businesses from a financial point of view. DLJ explicitly expressed no opinion as to any transaction related to the sale of the Businesses, including any use of the proceeds of the sale. DLJ's opinion does not address the merits of the underlying decision by IMC to engage in the sale or other business strategies considered by the IMC Board of Directors, and DLJ's opinion also does not address the fairness from a financial point of view to IMC's stockholders, securityholders, creditors or any other person except IMC itself. DLJ's opinion does not constitute a recommendation to any IMC shareholder as to how such shareholder should vote at the special meeting.

      In arriving at its opinion, DLJ reviewed, among other things, the Asset Purchase Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by IMC, including information provided during discussions with IMC's management. Included in the information provided to DLJ were certain financial projections prepared by IMC's management. IMC does not publicly disclose internal management projections of the type provided to DLJ in connection with their engagement and, accordingly, such projections were not prepared with a view toward public disclosure. The projections so provided were based upon numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. See "Forward-Looking Information". In addition, DLJ compared certain financial and securities data of IMC with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other sale transactions and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

      In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by IMC or IMC's representatives, or that was otherwise reviewed by DLJ. DLJ also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of IMC's management as to our future operating and financial performance. DLJ has not assumed any responsibility for making any independent evaluation or appraisal of IMC's assets or liabilities, nor did DLJ independently verify the information reviewed by it.

      DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise.

      The following is a summary of the analysis presented by DLJ to the IMC Board of Directors on July 30, 1999.

      For purposes of determining a range of values for the Businesses, DLJ analyzed each of the Businesses separately. For purposes of determining whether the consideration to be received by IMC for the sale of the Businesses was fair to IMC from a financial point of view, DLJ considered the sale of the Businesses as one transaction, and it evaluated the fairness of the consideration to be received by IMC in the transaction from a financial point of view on a 1) combined, overall basis, and 2) on a basis in which each of the Businesses was considered separately.

      Certain Considerations. As part of its analysis, DLJ took into account certain considerations. Among those considerations were the fact that despite IMC's efforts, IMC has not been able to find any other buyers interested in the Businesses at the price offered by CitiFinancial, and that if IMC does not sell the Businesses, it has advised DLJ that, due to its severely constrained liquidity position and its lack of access to capital, IMC would be forced to shut down its mortgage origination and servicing businesses and might be forced to file for bankruptcy.

      Comparable Trading Multiple Analysis: Mortgage Origination Business. To derive comparable market valuation information, DLJ compared selected historical and projected earnings, and balance sheet, operating and financial ratios of IMC's mortgage origination business to the corresponding data and ratios and common stock prices of certain comparable companies whose securities are publicly traded. The comparable companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which we operate. The comparable companies consisted of:

       o   Aames Financial Corporation
       o   Advanta Corp.
       o   Delta Financial Corp.
       o   New Century Financial Corp.

      DLJ compared the projected net income of IMC's mortgage origination business--as supplied by IMC's management--for fiscal 1999 and 2000, to the price per share and projected net income--as reported by First Call Research Network--for the comparable companies in an effort to derive value indications for IMC's mortgage origination business. Based on a negative projected net income for IMC's mortgage origination business for each of fiscal 1999 and 2000, DLJ determined that this analysis as it related to IMC was not meaningful. DLJ also prepared an analysis of the total market capitalization to the annualized amount of mortgage originations for IMC and the comparable companies. The median ratio of the total market capitalization to the annualized amount of mortgage originations for the comparable companies was 10.7%. Applying this ratio to IMC's year-to-date annualized mortgage originations resulted in an implied value of $27.9 million for IMC's mortgage origination business to be sold to CitiFinancial pursuant to the Asset Purchase Agreement. DLJ also reviewed the ratio of price per share to book and tangible book value for the comparable companies, but because this information was not available for IMC's mortgage origination business on a stand-alone basis, no meaningful value indications could be derived.

      Although the comparable trading multiple analysis is a standard valuation methodology for home equity mortgage companies, DLJ stated that it believed this analysis was not meaningful for IMC. This was due to the fact that IMC's mortgage origination business has no liquidity or access to capital, while the other companies to which IMC was compared were not so constrained and had prospects for continued growth. As a result, DLJ ascribed relatively little value to this analysis.

      Comparable Trading Multiple Analysis: Loan Servicing Business. To derive comparable market valuation information, DLJ compared selected historical and projected earnings, and balance sheet, operating and financial ratios of IMC's loan servicing business to the corresponding data and ratios and common stock prices of certain comparable companies whose securities are publicly traded. DLJ selected Advanta Corp. and Ocwen Financial Corp. as comparable companies because they were the only publicly-traded companies that, to DLJ's knowledge, derived a meaningful portion of their revenues from the servicing of sub-prime mortgage loans and because of their other general business, operating and financial characteristics.

      DLJ compared projected net income of IMC's loan servicing business--as supplied by IMC's management--for fiscal 1999 and 2000, to the price per share and projected net income--as reported by First Call Research Network--for the comparable companies in an effort to derive value indications for IMC's mortgage servicing business. The price per share used of the comparable companies was as of July 23, 1999. DLJ also reviewed the ratio of price per share to book and tangible book value for the comparable companies, but because this information was not available for IMC's mortgage servicing business on a stand-alone basis, no meaningful value indications could be derived.

      The comparable trading multiple analysis was used by DLJ because it is a standard valuation methodology for loan servicing companies. However, due to the fact that IMC's loan servicing business has no access to liquidity, and is subject to continued fixed costs related to servicing a mortgage portfolio even as the size of the portfolio--and therefore the amount of revenues that can be derived from the portfolio--diminishes, the comparison to other mortgage servicers that are not so constrained is less meaningful than in similar analyses for other companies.

      Summary of Comparable Trading Multiple Analysis: Loan Servicing Business

($ in thousands)           IMC Parameter        Implied IMC         Trading
                                                Value               Multiples:
                                                                    (Median)
Price(1)/Projected 1999      $7,971(3)            $64,724             8.12x
Net Income(2)
Price/Projected 2000         $1,622(3)            $10,867             6.70x
Net Income(2)

----------
1  Price per share based on July 23, 1999 quotes.
2 Projected net income for comparable companies as reported by First Call. 3 Projected net income from management projections.

      Comparable Acquisition Multiple Analysis: Mortgage Origination Business. To derive comparable market valuation information, DLJ also compared the sale of the mortgage origination business to the corresponding data, ratios and projections, based on First Call Research Network estimates, of certain comparable acquisitions. The comparable acquisitions were chosen because they involved target companies with general business, operating and financial characteristics representative of companies in the industry in which IMC operates. The comparable acquisitions consisted of:

      o     Acquisition of Headlands  Mortgage  Company by GreenPoint  Financial
            Corp.
      o Controlling investment in Aames Financial Corporation by Capital Z Partners Ltd.

      DLJ compared the projected net income of IMC's mortgage origination business--as supplied by IMC's management--for fiscal 1999 and 2000, to the price per share and projected net income--as reported by First Call Research Network--for the comparable target companies in an effort to derive value indications for IMC's mortgage origination business. Based on a negative projected net income for IMC's mortgage origination business for each of fiscal 1999 and 2000, DLJ determined that this analysis as it related to IMC yielded indications of value that were not meaningful. DLJ also prepared an analysis of the acquisition price to the annualized amount of mortgage originations for IMC's mortgage origination business and the comparable companies. The median ratio of the acquisition price to the annualized amount of mortgage originations for the comparable companies was 7.1%. Applying this ratio to IMC's year-to-date annualized mortgage originations resulted in an implied value of $18.5 million for IMC's mortgage origination business to be sold to CitiFinancial pursuant to the Asset Purchase Agreement. DLJ also reviewed the ratio of price per share to book and tangible book value, but because this information was not available for IMC's mortgage origination business on a stand-alone basis, no meaningful value indications could be derived.

      Although the comparable acquisition multiple analysis is a standard valuation methodology for home equity mortgage companies, DLJ stated that it believed this analysis was not meaningful for IMC. This was due to the fact that IMC's mortgage origination business has no liquidity or access to capital, while the other companies to which IMC was compared were not so constrained and had prospects for continued growth. As a result, DLJ ascribed relatively little value to this analysis.

      No publicly available comparable sales of companies that derive a substantial portion of their revenues from the servicing of sub-prime mortgage loans could be identified. For this reason, DLJ did not conduct a comparable acquisition analysis for the sale of IMC's mortgage servicing business.

      Discounted Cash Flow Analysis: Mortgage Origination Business. DLJ performed a discounted cash flow analysis for the five-and-one-half year period ending with fiscal year 2004 on a stand-alone unlevered free cash flow basis for the mortgage origination business, using financial projections provided by IMC's management. The projections were based on certain key assumptions for the mortgage origination business provided by IMC, including volume projections, all loans being sold on a whole loan basis at a premium and IMC's keeping its existing organizational infrastructure in place.

      Due to a number of factors present at the mortgage origination business, including the lack of short- and long-term financing to support the mortgage origination business, and the lack of any substantial forward loan sale agreements, the prospects for growth are slight. Although IMC provided DLJ with projections reflective of current market conditions, IMC's competitive position and its severely constrained liquidity position, DLJ noted that it was IMC's belief that if its lack of access to the capital markets were to continue or if whole loan premiums did not increase materially, IMC would be forced to shut down its mortgage origination business. Because of the low volume of originations and high expenses projected for IMC's mortgage origination business, the quarterly cash flows for the projection period were negative, as were both the terminal earnings and book value. Thus, the value indications arrived at using the discounted cash flow analysis were all negative, indicating no financial value for the mortgage origination business.

      Discounted Cash Flow Analysis: Loan Servicing Business. DLJ performed a discounted cash flow analysis for the life of IMC's outstanding securitizations on a stand-alone unlevered free cash flow basis for the mortgage servicing business, using financial projections provided by IMC's management. The projections were based on certain key assumptions provided by IMC, including the contractual servicing fee paid by the securitization trusts and the rights to ancillary fees that may be collected by IMC in connection with the loan servicing business, as well as performance assumptions estimated by IMC when it values the mortgage servicing rights, including IMC's cost to service the mortgage loan pools and the prepayment rates of the mortgage loan pools.

      DLJ applied various discount rates to IMC's mortgage servicing rights to gauge their sensitivity. Based on this sensitivity analysis, DLJ determined that using a range of discount rates from 13% to 23%, the present value of the mortgage servicing rights was from a high of $42.5 million--the approximate current book value of IMC's mortgage servicing rights--to a low of $32.9 million.

      Summary of Analyses. In combining the analyses summarized above, and applying only the analyses for which a positive result was available, DLJ determined that the combined expected values for the Businesses ranged from $32.9 million to $92.7 million.

                                Valuation Summary
                                 ($ in millions)

                             Mortgage Origination     Servicing Business            Total
                                   Business
Trading Multiple Analysis        $18.6-$27.9             $47.9-$64.7             $66.5-$92.7
M&A Multiple Analysis             $7.7-$18.5            Not applicable         Not applicable
Discounted Cash Flow
   Analysis                     Not meaningful           $32.9-$42.5             $32.9-$42.5

      In summarizing its analyses, DLJ stated that no company utilized in its analyses of certain comparable publicly traded companies is identical to IMC. Accordingly, its analyses necessarily involve complex considerations and judgments concerning differences in IMC's financial and operating characteristics and other factors that could affect the value of the Businesses and the other companies included in such analyses. In addition, DLJ noted in its analyses, particularly as it related to the mortgage origination business, that due to current market conditions, and IMC's competitive position and severely constrained liquidity position, IMC's prospects for growth are slight. Therefore, the prospects for the sale of the Businesses should be viewed in light of the low to median valuation multiple comparisons, and not against the high comparisons.

      The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the presentation made by DLJ to the IMC Board of Directors on July 30, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness of the consideration to be received by IMC from the sale of the Businesses from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

      In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

      Pursuant to the terms of an engagement letter dated October 6, 1998, as amended in August 1999, IMC agreed to pay DLJ (1) a fee of $1.0 million, $300,000 of which has already been paid, $350,000 of which is payable no later than August 15, 1999 and $350,000 of which is payable no later than the day prior to the date of mailing of the proxy statement, and (2) an additional success fee of $750,000 payable upon consummation of the sale of the Businesses. IMC also agreed to reimburse DLJ promptly for the reasonable fees and out-of-pocket expenses (subject to a specified maximum) of counsel to DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which IMC and DLJ believe are customary in transactions of this nature, were negotiated at arm's length between IMC and DLJ, and the IMC Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the sale of the Businesses.

      During the past two years, IMC has not engaged or paid DLJ for any other services. In the ordinary course of business, DLJ may actively trade the securities of IMC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons

      General. Certain IMC executive officers and certain members of the IMC Board of Directors may be deemed to have interests in the proposed transaction with CitiFinancial that are in addition to their interests as shareholders of IMC generally. The IMC Board of Directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement and the transactions contemplated thereby.

      In order to provide value to IMC's creditors and potentially some value to IMC's common shareholders, each of the members of senior management who has an employment agreement with IMC that provides for deferred compensation in certain circumstances, including upon a change of control, and Mitchell W. Legler who has an engagement agreement with IMC that provides for deferred compensation in certain circumstances, including upon a change of control, have entered into a mutual general and irrevocable release with IMC. The releases release IMC from payment of deferred compensation aggregating approximately $10 million and certain other claims and obligations, including those in the employment and engagement agreements, in consideration for an initial payment of $100,000 ($400,000 in the aggregate) plus an additional payment of $10,000 per month over a period of twelve months or, in the case of Mr. Legler, six months ($420,000 in the aggregate). Consummation of the Asset Sale Proposal will constitute a change of control, as defined in these agreements, which will entitle them to receive deferred compensation. The payments commenced upon execution of the release for the member of senior management who is not also a director and will commence upon consummation of the proposed sale of assets, if the Asset Sale Proposal is approved by IMC shareholders, for members of the IMC Board of Directors, including Mr. Legler. Each member of senior management and Mr. Legler who has entered into a release is thereafter employed or engaged "at will" and may be terminated by IMC at any time without any additional benefits.

      Employment Agreements. The Company has employment agreements with George Nicholas, its Chairman and Chief Executive Officer, Thomas G. Middleton, its President and Chief Operating Officer, and Stuart D. Marvin, its Chief Financial Officer.

      Mr. Nicholas' Employment Agreement commenced on January 1, 1996 and terminates on December 31, 2001 (subject to automatic five-year extensions, unless either the Company or Mr. Nicholas gives a notice of termination six months prior to the extension). The Employment Agreement provides for an annual salary of $574,750 for the year of 1998, plus an increase each subsequent year equal to the greater of (i) the change in the cost of living in Tampa, Florida, and (ii) an amount equal to 10% of the base salary for the prior year, but only if the Company has achieved an increase in net income per share of 10% or more in that year. In addition, the Employment Agreement provides for payment of a bonus equal to 15% of the base salary of the relevant year for each one percent by which the increase in net income per share exceeds 10% up to a maximum of 300% of his base salary. For example, if the increase in net income per share for a particular year were 20%, the bonus payment would equal 150% of the base salary for such year. The Employment Agreement also provides that the Company shall use its best efforts to elect Mr. Nicholas to the Company's Board of Directors and to its Executive Committee.

      Mr. Nicholas' employment may be terminated by the Company at any time for "cause" (including material breach of the Employment Agreement, certain criminal or intentionally dishonest and misleading acts, and breaches of confidentiality and failure to follow directives of the Board). If Mr. Nicholas is terminated for cause or voluntarily terminates his employment (in the absence of a Company breach or a "change of control") he does not receive any deferred compensation.

      Mr. Nicholas is entitled to deferred compensation upon (i) his termination by the Company without cause, (ii) the Company's failure to renew his Employment Agreement on expiration, (iii) death or disability, (iv) voluntary termination by Mr. Nicholas after a material breach by the Company, and (v) voluntary termination within 18 months after a "change of control" (defined as any (A) acquisition of 25% or more of the voting power or equity of the Company, (B) change in a majority of the members of the Board excluding any change approved by the Board, or (C) approval by the Company's stockholders of a liquidation or dissolution of the Company, the sale of substantially all of its assets, such as the Asset Sale Proposal, or a merger in which the Company's stockholders own a minority interest of the surviving entity). The amount, if any, of deferred compensation payable to Mr. Nicholas will be determined at the time of termination equal to the greater of (i) his base salary for the remainder of the then-current term of the Employment Agreement, and (ii) an amount equal to 150% of the highest annualized total compensation (including bonus) earned by him during the preceding three years. Receipt of deferred compensation is Mr. Nicholas' sole remedy in the event of a wrongful termination by the Company.

      Mr. Nicholas' Employment Agreement contains a restrictive covenant prohibiting him, for a period of 18 months following the termination of his employment for any reason, from competing with the Company within the continental United States or from soliciting any employees from the Company who are earning in excess of $50,000 per year. However, this restrictive covenant is not applicable if Mr. Nicholas is terminated without cause or if the Company defaults in the payment of deferred compensation to Mr. Nicholas or otherwise materially breaches the Employment Agreement. The Employment Agreement also provides that the Company shall indemnify Mr. Nicholas for any and all liabilities to which he may be subject as a result of his services to the Company.

      Mr. Middleton's Employment Agreement commenced on January 1, 1996 and contains terms that are substantially the same as those of Mr. Nicholas' Employment Agreement, except that Mr. Middleton's annual salary for the year 1998 was $459,800, plus increases as provided therein.

      Mr. Marvin's Employment Agreement, as amended on October 3, 1997 and on April 1, 1998, commenced on August 1, 1996 and extends until December 31, 2001. Mr. Marvin's employment agreement contains terms that are substantially the same as those of Mr. Nicholas' employment agreement, except that (i) Mr. Marvin's base salary for 1998 was $330,000, plus increases as provided, (ii) in determining any deferred compensation payable to Mr. Marvin, Mr. Marvin's bonus for 1997 is deemed to be three times his 1997 base salary of $300,000 that was in effect at the end of 1997, and (iii) Mr. Marvin is entitled to deferred compensation upon a "change of control" if he voluntarily terminates his employment agreement within six months after a change in control.

      IMC also has an engagement letter with Mitchell W. Legler, P.A., a law firm controlled by Mr. Legler, a member of the IMC Board of Directors. That engagement agreement provides that, among other things, Mr. Legler may terminate the agreement upon a change of control and receive deferred compensation equal to 150% of the highest compensation received by Mr. Legler and his law firm from the Company in any of the three calendar years preceding the event giving rise to the need to calculate deferred compensation.

Material Legal Matters

      CitiFinancial and IMC have given each other a commitment to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals.

      The Bank Holding Company Act of 1956, as amended, prohibits IMC and CitiFinancial from consummating the proposed sale of assets until Citigroup has either filed an application with, or given prior notice to, the Board of Governors of the Federal Reserve System regarding this transaction. Citigroup intends to file such application or notice as soon as practicable. There can be no assurance that the Board of Governors of the Federal Reserve System will not object to this transaction or take any action in connection with this transaction.

Dissenter's Rights

      The Florida Business Corporation Act (the "FBCA") provides dissenter's rights in the event of certain corporate actions, including a sale of substantially all the assets of a corporation. The sale of assets to CitiFinancial may be deemed to constitute a sale of substantially all the assets of IMC.

      Holders of IMC capital stock will have dissenter's rights by reason of the Asset Purchase Agreement and the consummation of the sale of assets. Because this is a summary, it does not contain all the information that may be important to you if you want to exercise dissenter's rights. You should carefully read the full text of Sections 607.1301, 607.1302 and 607.1320 of the FBCA, a copy of which is attached as Annex C to this Proxy Statement and incorporated herein by reference.

      If you dissent from the sale of assets and exercise dissenter's rights under Sections 607.1301, 607.1302 and 607.1320, and if the Asset Sale Proposal is approved and becomes effective, you will have the right to receive in cash the "fair value" of your IMC stock, which may be determined by a Florida court. The following is a summary of the principal procedures which must be complied with in order to perfect dissenter's rights under Florida law:

      (i) a shareholder must deliver to IMC before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the sale of assets is effectuated. The shareholder should not vote his or her shares in favor of the Asset Sale Proposal. A vote, in person or by proxy, against the Asset Sale Proposal does not constitute notice of intent to demand payment.

      (ii) within ten (10) days after the special meeting of shareholders, IMC must give written notice to each shareholder who filed a notice of intent to demand payment (other than holders who voted for the Asset Sale Proposal) of the approval of the Asset Sale Proposal.

      (iii) within twenty (20) days after IMC's notice to the shareholders of the approval of the Asset Sale Proposal, any shareholder who elects to dissent shall file with IMC a notice of election to dissent, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder who fails to file this election to dissent within the required time period shall be bound by the Asset Sale Proposal and consequently will remain a shareholder. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with IMC simultaneously with the filing of the election to dissent.

      (iv) upon filing of a notice of election to dissent, the shareholder will thereafter be entitled only to payment of the fair value of his or her shares in accordance with the statutes, and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by IMC to pay for the shares. After any offer has been made, IMC must consent to the withdrawal.

      (v) within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after the sale of assets is consummated, whichever is later (but not more than 90 days after the shareholders meeting) IMC shall make a written offer to each dissenting shareholder who has made a demand to pay an amount IMC estimates to be the fair value of the shares.

      (vi) if within 30 days after the making of such offer any shareholder accepts the offer, payment shall be made within 90 days after the making of the offer or the consummation of the sale of assets, whichever is later.

      (vii) if IMC fails to make an offer within the specified time period or an offer is made but any dissenting shareholder fails to accept the offer within 30 days, then IMC may, and upon written demand of a dissenting shareholders within 60 days after the sale of assets shall, file an action in any court of competent jurisdiction in the county of Florida where IMC's registered office is located requesting that the fair value of such shares be determined. If IMC fails to institute the proceeding, any dissenting shareholder may do so in IMC's name.

      You should review this  discussion and Sections  607.1301,  607.1302,  and
607.1320 of the FBCA carefully if you wish to exercise dissenter's rights or wish to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights. If you are considering dissenting, you should consult your legal advisor. If your shares of IMC common stock or preferred stock are held of record in the name of another person and you desire to exercise dissenter's rights, you must act promptly to cause the shareholder of record to follow the steps summarized above. Since, as disclosed in this proxy statement, it is highly unlikely that there will be any payment to holders of common stock for several years following the consummation of the proposed sale of assets to CitiFinancial, if at all, IMC intends to take the position in any proceeding asserting dissenter's rights that the fair value of IMC common stock is negligible and, accordingly, that no payment should be made to holders seeking to assert dissenter's rights.

               MATERIAL PROVISIONS OF THE ASSET PURCHASE AGREEMENT

      This section of the Proxy Statement describes the material provisions of the Asset Purchase Agreement. For the full text of the Asset Purchase Agreement see Annex A to this Proxy Statement, which is incorporated herein by reference. In addition, important information about the Asset Purchase Agreement and the proposed sale of assets to CitiFinancial is provided in the section entitled "Proposal 1: The Proposed Sale of Assets."

Consummation of the Transaction

      Promptly after the satisfaction or waiver of the conditions to the closing of the proposed transaction set forth in the Asset Purchase Agreement, IMC will sell the following assets to CitiFinancial for $100 million: (1) all of IMC's rights to the servicing of residential mortgage loans; (2) IMC's Tampa, Florida headquarters and IMC's rights to its leased facilities in Ft. Washington, Pennsylvania, Cherry Hill, New Jersey and Cincinnati, Ohio; (3) the furniture and personal property located in the Tampa, Ft. Washington, Cherry Hill and Cincinnati facilities; (4) all of IMC's contracts relating to its business of origination, selling and servicing of residential loans (other than the business conducted by Mortgage America, CoreWest Banc, American Mortgage Reduction Inc., Equity Mortgage, National Lending Center Inc., Central Money Mortgage Co., Inc., Residential Mortgage Corporation and Alternative Capital Group, Inc.); (5) the books and records relating to IMC's residential loan business; (6) the intellectual property rights used in IMC's residential loan business; and (7) the funds and accounts held or controlled by IMC in the operation of its residential loan business. CitiFinancial will assume all of the liabilities relating to these assets that accrue or arise on or after the closing date. In return for these assets, CitiFinancial will pay IMC $96 million at closing, and CitiFinancial will pay IMC $2 million one year after closing and $2 million two years after closing, subject to the continued accuracy of the representations and warranties and the performance of the mortgage loan servicing portfolio. IMC intends to use the proceeds from the sale of assets to repay certain indebtedness secured by certain assets of IMC.

      If the sale of these assets is completed, it will result in the sale of IMC's mortgage loan servicing business, substantially all its correspondent origination loan business and its broker originated loan business conducted in Tampa, Florida, Ft. Washington, Pennsylvania, Cherry Hill, New Jersey and Cincinnati, Ohio. The remaining loan origination business, which primarily consists of broker and direct originations, is performed by eight operating subsidiaries, Mortgage America, CoreWest Banc, American Mortgage Reduction Inc., Equity Mortgage, National Lending Center Inc., Central Money Mortgage Co., Inc., Residential Mortgage Corporation and Alternative Capital Group, Inc. IMC is currently in the process of disposing or discontinuing the operations of these subsidiaries, and through August 1, 1999 has closed two of these subsidiaries. These alternatives are intended to reduce the use of working capital by these subsidiaries. However, none of these alternatives is expected to increase the value of IMC's equity securities.

      After the proposed sale of assets to CitiFinancial and the disposition of the operations of these subsidiaries, IMC will essentially have no ongoing operating business, but will continue to own assets consisting primarily of cash, accounts receivable, mortgage loans held for sale, interest-only and residual certificates and other assets that are pledged as collateral for warehouse finance facilities and term debt. The assets remaining after the proposed sale of assets to CitiFinancial will be either held or sold by IMC to attempt to realize the maximum value for these assets and repay its obligations, including the warehouse finance facilities and term debt. If IMC receives sufficient proceeds from these remaining assets to repay its obligations, any remaining proceeds will be used first to redeem IMC's outstanding preferred stock and then to make payments to IMC's common shareholders.

      IMC does not expect any payment to be made to its common shareholders upon consummation of the sale of assets to CitiFinancial, and IMC believes that any payment in the future is unlikely, but will ultimately depend upon the proceeds received from the assets remaining after consummation of the CitiFinancial transaction. If any proceeds remain for IMC's common shareholders, these proceeds would be available only after the repayment of IMC's obligations and the redemption of IMC's preferred stock, which are not expected to be made for several years.

      Although the proposed sale of assets to CitiFinancial will not result in any proceeds to IMC's common shareholders upon consummation and is unlikely to result in proceeds to IMC's common shareholders in the future, IMC believes that if the proposed sale of assets to CitiFinancial is not approved and IMC does not receive the $100 million in proceeds, IMC will not be able to satisfy its creditors and will be forced to seek protection immediately by filing for bankruptcy. A bankruptcy would not result in any assets remaining for common shareholders. Accordingly, IMC believes the approval and consummation of the sale of assets to CitiFinancial offers the best chance for any ultimate payment to its common shareholders. However, there can be no assurance that even if you approve the proposed sale of assets to CitiFinancial IMC will be able to maximize the value of its remaining assets and have adequate proceeds and resources to satisfy its creditors or that IMC will not seek bankruptcy protection in the future.

Representations and Warranties

      IMC and CitiFinancial have made various customary mutual representations and warranties in the Asset Purchase Agreement about themselves and, in the case of IMC, its subsidiaries relating to, among other things, organization, power and authority to enter into the Asset Purchase Agreement and the transactions contemplated thereby, the binding effect of the Asset Purchase Agreement, consents required in connection with entry into the Asset Purchase Agreement, absence of any breach of organizational documents or laws or orders as a result of the contemplated transactions, absence of legal proceedings or orders, and finder's fees owed in connection with the Asset Purchase Agreement. IMC has also made representations and warranties to CitiFinancial with respect to reports filed with the Securities and Exchange Commission, financial statements, the assets to be acquired, labor relations, mortgage loans, transactions with affiliates, intellectual property, environmental liability, brokers, taxes, funds and accounts and loan servicing agreements.

Conduct of Business of IMC

      IMC has agreed that, except as consented to or approved by CitiFinancial, required by the Asset Purchase Agreement or related to the other assets and businesses of IMC, until the closing date, IMC will conduct its mortgage loan origination and servicing business only in the ordinary course of business and substantially in accordance with its present policies and procedures. IMC will use reasonable commercial efforts to preserve intact its present organization relating to its mortgage loan origination and servicing business, to keep available the services of its present management and employees and to preserve its relationships with suppliers and customers and other third parties so that the mortgage loan origination and servicing business of IMC will not be impaired in any material respect. In particular, IMC has agreed that neither it nor any of its subsidiaries, without the prior written consent of CitiFinancial, will (subject, in certain cases, to specified exceptions):

      (i) permit or allow any of the assets that will be purchased by CitiFinancial to be subjected to any lien;

      (ii) sell, transfer, license, lease or otherwise dispose of or agree to dispose of, or acquire or agree to acquire any material assets that are of the type to be purchased by CitiFinancial, or sell, transfer, license, lease or otherwise dispose of or agree to dispose of any rights to the servicing of residential mortgage loans;

      (iii) grant any general increase or implement any general decrease in the compensation of officers or employees or grant any increase in the compensation payable or to become payable to any officer or employee;

      (iv) make any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets that would be included in the assets to be purchased by CitiFinancial or make aggregate capital expenditures and commitments for these assets in excess of $100,000;

      (v) enter into any agreement (other than for residential mortgage loans) for, or modify or amend any existing agreements with, a non-cancelable term in excess of one year or involving aggregate payments in excess of $50,000; or

      (vi) hire any person who would become an employee of IMC's residential mortgage loan business.

No Solicitation

      Subject to the exceptions noted below, IMC has agreed that it will not, and will cause its officers, directors, employees and agents not to, initiate contact with, solicit any inquiries from, request or invite submission of any proposal or offer from, or provide any confidential information to, or participate in any negotiations with, any third party in connection with any possible proposal by such third party regarding a sale of all or any substantial portion of the assets of IMC's mortgage loan origination and servicing business. Any written proposal from a third party for a merger, consolidation or other business combination involving IMC or the purchase of all or substantially all of the assets of IMC, including its mortgage loan origination and servicing business, is referred to in this Proxy Statement as a "Takeover Proposal."

      However, until the IMC shareholders approve the proposed sale of assets to CitiFinancial and if IMC keeps CitiFinancial fully informed of the existence, status and material details of a Takeover Proposal, IMC may:

      (i) solicit, initiate or encourage a Takeover Proposal to acquire all or substantially all of the assets of IMC for a purchase price, which the IMC Board of Directors reasonably believes, based on advice from IMC's independent financial advisor, is superior to the consideration provided for in the Asset Purchase Agreement;

      (ii) furnish information to a third party which is making that Takeover Proposal; and

      (iii) negotiate that Takeover Proposal.

      Notwithstanding the foregoing, IMC and the IMC Board of Directors may not:

      o withdraw or modify, or propose to withdraw or modify the IMC Board of Directors's approval of the Asset Purchase Agreement; or

      o approve or recommend, or propose to approve or recommend, any Takeover Proposal except (a) in connection with a Superior Proposal and only after IMC terminates the Asset Purchase Agreement or (b) in connection with a Takeover Proposal involving of all or a portion of IMC common stock by an acquiror which agrees to vote in favor of the Asset Purchase Agreement. A "Superior Proposal" is a bona fide written Takeover Proposal (x) to acquire for consideration of cash and/or securities and/or the contribution or combination by merger or otherwise all or substantially all of the assets of IMC, (y) on terms which the IMC Board of Directors decides in its good faith reasonable judgment to be more favorable to the IMC shareholders than the proposed sale of assets to CitiFinancial (based on the advice of IMC's independent financial advisor that the value of the consideration for that proposal is superior to the value of the consideration for the proposed sale of assets to CitiFinancial) for which financing is available or which is reasonably capable of being obtained by the third party, and (z) which the IMC Board of Directors determines, in its good faith reasonable judgment, is reasonably likely to be consummated without undue delay. If the IMC Board of Directors approves a Superior Proposal and terminates the Asset Purchase Agreement, IMC must pay CitiFinancial $10 million.

Non-Competition Agreement

      IMC has agreed that until the fifth anniversary of the closing date neither it nor any other entity of which it owns 51% or more of the voting stock or other equity interests will engage in the business of originating, selling or servicing residential mortgage loans in the United States, other than the business of Mortgage America, CoreWest Banc, American Mortgage Reduction, Equity Mortgage, National Lending Center, Central Money Mortgage, Residential Mortgage and Alternative Capital. IMC has also agreed that it will not solicit any customer of the mortgage loan origination or servicing business. CitiFinancial has agreed that it will not solicit any mortgagor of any mortgage loan held by IMC for the purpose of refinancing his, her or its mortgage loans.

Other Covenants

      Employees. CitiFinancial will offer to employ substantially all of the employees of IMC's mortgage loan origination and servicing business. CitiFinancial will offer those employees benefits under CitiFinancial's plans but will not assume any of IMC's employee benefits plans.

      Regulatory Filings. IMC and CitiFinancial will make all filings with the appropriate governmental authorities required by applicable law with respect to the transactions contemplated by the Asset Purchase Agreement. IMC and CitiFinancial shall use commercially reasonable efforts to comply as expeditiously as possible with all requests of any governmental authorities for additional information and documents.

      Injunctions. If any court issues any restraining order, injunction or decree which prohibits the consummation of any of the transactions contemplated by the Asset Purchase Agreement, IMC and CitiFinancial will use reasonable efforts to have that restraining order, injunction or decree eliminated as promptly as possible and to pursue the underlying litigation diligently and in good faith.

      Access to Information. IMC will provide CitiFinancial and its accountants, counsel and other authorized representatives access during normal business hours and under reasonable circumstances to any properties, contracts, books records and other information of or relating to IMC's residential mortgage loan business and to the officers, employees and agents of that business. IMC will cause its offers to provide CitiFinancial and its authorized representatives with any financial, environmental health and safety, technical and operating data or any other information relating to IMC's residential mortgage loan business that CitiFinancial may request and which is either normally available to IMC in the ordinary course of business or which may be obtained or produced by IMC with minimal cost and effort.

      Further Action. IMC and CitiFinancial have also agreed to use reasonable commercial efforts to take, or cause to be taken, all actions and do all other things necessary, proper or advisable to ensure that the closing conditions described below are satisfied and to consummate and make effective the transactions contemplated by the Asset Purchase Agreement.

      Until 180 days after the closing date, IMC and CitiFinancial will use reasonable commercial efforts to obtain at the earliest practicable date, whether before or after the closing date, all consents required to be obtained for the performance of the transactions contemplated by the Asset Purchase Agreement. IMC will use reasonable commercial efforts to obtain, whether before or after the closing date, any amendments, novations, releases, waivers, consents or approvals with respect to the outstanding contracts of IMC that are necessary either to cure any material defaults under those contracts existing prior to the closing date or for the consummation of the transactions contemplated by the Asset Purchase Agreement. IMC and CitiFinancial will execute and deliver those instruments, certificates and other documents and take action as reasonably requested by the other party in order to carry out the Asset Purchase Agreement. However, neither IMC nor CitiFinancial shall agree to any amendment of any instrument that imposes any obligation or liability on the other party without that party's prior written consent and neither IMC nor CitiFinancial shall be obligated to execute any guarantees or undertakings or otherwise incur or assume any expense or liability (other than for filing fees and similar costs required in connection with the purchase and sale of assets) in obtaining any release, novation, approval, consent, authorization or waiver.

      IMC and CitiFinancial shall provide information and cooperate fully with each other in making the applications, filings and other submissions which may be required or reasonably necessary to obtain all approvals, consents, authorizations and waivers that are required from any governmental authority or other third party in connection with the transactions contemplated by the Asset Purchase Agreement and shall promptly use reasonable commercial efforts to make these applications, filings or other submissions.

      Insurance. IMC shall use reasonable commercial efforts to maintain all insurance policies relating to IMC's residential mortgage loan business in full force and effect and shall pay all premiums, deductibles and retro-adjustment billings, if any, with respect to the business, ensuring coverage of the business up to the closing date.

      Confidentiality. IMC and CitiFinancial will hold, and will use reasonable efforts to cause its employees and agents to hold, in strict confidence all information concerning the other party furnished by that party. Any release to the public of information with respect to the matters contemplated by the Asset Purchase Agreement shall be made only in the form and manner approved by IMC and CitiFinancial.

Conditions to the Transaction

      Conditions to Obligation of Each Party. Each of the obligations of IMC and CitiFinancial to complete the proposed transaction are subject to the satisfaction or waiver at or prior to consummation of the proposed transaction of the following conditions:

      (i) the Asset Purchase Agreement and the transactions contemplated by that agreement shall have been approved by (a) a majority of the votes entitled to be cast by the holders of common stock and by the holders of the outstanding IMC Class A preferred stock and the outstanding IMC Class C exchangeable preferred stock, (b) the affirmative vote of a majority of the outstanding common stock of IMC other than shares held by the management of IMC or the Greenwich Funds, their affiliates and associates; and (c) the affirmative vote of more than 66 2/3% of the outstanding IMC Class A preferred stock and the outstanding IMC Class C exchangeable preferred stock, voting separately; and

      (ii) IMC and CitiFinancial have entered into a transition services agreement.

      Additional Conditions to Obligations of CitiFinancial. The obligations of CitiFinancial to complete the proposed transaction are also subject to the following conditions:

      (i)  the  representations  and  warranties  of IMC in the  Asset  Purchase
Agreement which are qualified with respect to materiality shall be true and correct in all respects and the representations and warranties of IMC in the Asset Purchase Agreement that are not so qualified shall be true and correct in all material respects on and as of the date of consummation of the proposed transaction, with the same force and effect as if made on and as of the date of the consummation of the proposed transaction, and IMC has performed in all material respects its covenants under the Asset Purchase Agreement on or prior to consummation of the proposed transaction, and CitiFinancial shall have received a certificate signed by the President of IMC to such effects and that IMC believes that after consummation of the proposed transaction it will not have unreasonably small capital for the limited business in which IMC reasonably expects to be engaged, and CitiFinancial shall have received a certificate signed by the Chief Financial Officer of IMC that immediately before and after consummation of the proposed transaction the book value of IMC's assets will exceed its liabilities (after estimating the value of the cash flows on interest only and residual certificates on an undiscounted cash flow basis) and IMC will be able to pay its debts and other liabilities (including, but not limited to, the reasonably anticipated amount of subordinated, unmatured, unliquidated and contingent liabilities) as they mature, subject to certain exceptions;

      (ii) no proceedings have been instituted before a court of competent jurisdiction in the United States or any other governmental agency, which has had the effect or which could reasonably be expect to lead to a judgment, which has the effect or shall have the effect of enjoining the consummation of the proposed transaction;

      (iii) all approvals (other than mortgage lending approvals) required from any governmental agency in order to consummate the proposed transaction and to conduct the mortgage loan origination and servicing business after the closing shall have been obtained and all applicable waiting periods under any applicable laws shall have expired or been terminated;

      (iv) each of the approvals necessary from any person not a governmental agency for the transfer of assets to or assumption of liabilities by CitiFinancial shall have been obtained, and the Asset Purchase Agreement shall have been approved and the transactions contemplated by the Asset Purchase shall have been consented to by more than 90% of IMC's creditors, based on the amount due, as of the closing;

      (v) IMC shall have authorized, executed and delivered to CitiFinancial a bill of sale and any deeds and other instruments of conveyance required;

      (vi) CitiFinancial shall have received title surveys and title insurance commitments for the real property owned by IMC that is being sold to CitiFinancial;

      (vii) certain employees and officers shall have accepted employment with CitiFinancial on terms and conditions reasonably satisfactory to CitiFinancial;

      (viii) transfer instructions for the transfer to CitiFinancial of IMC's rights to the servicing of residential mortgage loans and the related mortgage loans shall have been completed in all material respects;

      (ix) CitiFinancial shall have received the opinion of a business valuation expert to the effect that IMC has received reasonably equivalent value in exchange for the transfer of assets;

      (x) there shall have been no material adverse change in IMC's mortgage loan origination and servicing business or the assets to be purchased;

      (xi) IMC shall have obtained or filed all documents or instruments, or taken all actions, necessary to release any material liens on the assets to be purchased; and

      (xii) IMC shall have taken the actions necessary so that the provisions of
Section 607.0901 (control-share statute) and 607.0902 (affiliated transactions) of the Florida Business Corporation Act do not apply to the transactions contemplated by the Asset Purchase Agreement.

      Additional Conditions to Obligation of IMC. The obligation of IMC to complete the proposed transaction is also subject to the following conditions:

      (i) the representations and warranties of CitiFinancial in the Asset Purchase Agreement shall be true and correct in all material respects on and as of consummation of the proposed transaction, with the same force and effect as if made on and as of the date of the consummation of the proposed transaction, CitiFinancial has performed in all material respects its obligations under the Asset Purchase Agreement on or prior to consummation of the proposed transaction, and IMC shall have received a certificate to such effects signed by the President or a Vice President of CitiFinancial;

      (ii) no judgment shall have been rendered in any litigation which has the effect of enjoining the consummation of the transactions contemplated by the Asset Purchase Agreement;

      (iii) all approvals required from any governmental agency in order to consummate the transactions contemplated by the Asset Purchase Agreement shall have been obtained and all applicable waiting periods under any applicable laws shall have expired or been terminated without the imposition of materially burdensome restrictions or conditions of IMC;

      (iv) CitiFinancial shall have authorized, executed and delivered an assumption agreement dated as of the closing date and shall have acknowledged the bill of sale; and

      (v) CitiFinancial shall have paid the portion of the purchase price due at closing.

Indemnification

      The representations and warranties of each party shall survive until the anniversary of the closing date that falls in the thirtieth (30th) month after closing. IMC will indemnify CitiFinancial, its affiliates and its directors, officers, agents and representatives for any losses arising out of any (i) breach of IMC's representations and warranties, covenants or undertakings; (ii) liabilities or assets retained by IMC; (iii) claim by any employee arising out of matters that occurred prior to the closing date or any claim by an employee under IMC's employee benefits plans; (iv) obligations relating to servicing rights retained by IMC in mortgage loans sold prior to closing or performance by IMC of duties in connection with those servicing rights; and (v) claim of any person relating to IMC's failure to comply with "bulk sales" laws in any state. CitiFinancial will indemnify IMC, its affiliates and its directors, officers, agents and representatives for any losses arising out of any (i) breach of CitiFinancial's representations and warranties, covenants or undertakings; (ii) liabilities assumed by

CitiFinancial; (iii) matters relating to the assets purchased by CitiFinancial that occur after the closing date; and (iv) claim by any employee arising out of matters that occurred after the closing date and relate to CitiFinancial's employee benefits plans.

Termination

      Conditions to Termination.  The Asset Purchase Agreement may be terminated
at  any  time  prior  to  the   consummation   of  the   proposed   transaction,
notwithstanding the approval of the IMC shareholders:

      (i) by mutual written consent of IMC and CitiFinancial; or

      (ii) by either IMC or CitiFinancial, if a court or governmental agency shall have issued a judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Asset Purchase Agreement and such judgment or other action shall have become final and nonappealable;

      (iii) by either IMC or CitiFinancial, if the proposed transaction has not been consummated by October 15, 1999; provided that the failure to consummate the transaction is not the result of a material breach of the Asset Purchase Agreement by the terminating party; or

      (iv) by either IMC or CitiFinancial, if the approval of the IMC shareholders as required by the Asset Purchase Agreement shall not have been obtained; or

      (v) by CitiFinancial, if there is any material adverse change in IMC's mortgage loan origination and servicing business or in the assets to be purchased by CitiFinancial related to that business or in the condition, financial or otherwise, of IMC; or

      (vi) by CitiFinancial, if IMC advises it that IMC has become aware of events or issues that would lead to the reasonable belief that the valuation opinion to be delivered to CitiFinancial may not be obtained; or

      (vii) by either IMC or CitiFinancial, if either before or after the IMC special meeting the IMC Board of Directors withdraws, modifies or changes its approval or recommendation of the Asset Purchase Agreement in a manner adverse to CitiFinancial in order to approve and permit IMC to execute an agreement relating to a Superior Proposal; provided that prior to such withdrawal, modification, change or termination, IMC shall and shall cause its legal and financial advisors to, negotiate in good faith with CitiFinancial to adjust the terms and conditions of the Asset Purchase agreement in order to proceed with the proposed transaction with CitiFinancial as adjusted. If IMC terminates the Asset Purchase Agreement for this reason, IMC shall immediately pay CitiFinancial $10 million.

      Effect of Termination. If the Asset Purchase Agreement is terminated in accordance with its terms: all obligations of the parties thereunder shall terminate and there shall be no liability on the part of any party thereto, except with respect to confidentiality, publicity, fees and expenses and the payment of $10 million as described in the previous paragraph; however termination will not relieve the liability of any party for its action in bad faith or willful violation of the Asset Purchase Agreement.

      Fees and Expenses. Each party will pay all of the fees and expenses incurred by it in connection with the Asset Purchase Agreement.

Amendment; Parties in Interest

      IMC and CitiFinancial may amend the Asset Purchase Agreement by a written instrument signed on behalf of IMC and CitiFinancial by their authorized representatives.

      The Asset Purchase Agreement is binding upon and inures solely to the benefit of the parties thereto and their respective successors and permitted assigns. Neither the Asset Purchase Agreement nor any of the rights, interests or obligations thereunder may be assigned by any of the parties thereto except with the prior written consent of the other party or by operation of law; provided that CitiFinancial may assign its rights and obligations to Citigroup or any of Citigroup's subsidiaries. Nothing in the Asset Purchase Agreement confers upon any other person any right, benefit or remedy, other than the parties thereto and their successors and permitted assigns.

                           MARKET PRICES AND DIVIDENDS


         Until April 14, 1999, IMC common stock was listed and traded on the Nasdaq National Market under the symbol "IMCC." Since April 14, 1999, IMC common stock has been quoted and traded on the OTC Electronic Bulletin Board under the symbol "IMCC." The following table sets forth the high and low sales prices per share of IMC common stock as reported on the Nasdaq National Market and the OTC Electronic Bulletin Board, for the quarterly periods presented below.

                                                         High           Low
                                                         ----           ---
1996:
     Second quarter (from June 25, 1996)(1)             $ 11.50        $ 9.38
     Third quarter                                        17.44         10.75
     Fourth quarter                                       20.50         13.63
1997:
     First quarter                                      $ 25.00        $14.38
     Second quarter                                       18.00         11.13
     Third quarter                                        18.44         15.38
     Fourth quarter                                       19.30         11.50
1998:
     First quarter                                      $ 13.88        $ 7.48
     Second quarter                                       18.25          9.75
     Third quarter                                        14.56          1.63
     Fourth quarter                                        3.00          0.19

1999:
     First quarter                                      $  0.56        $ 0.16
     Second quarter                                       $0.50         $0.06
     Third quarter (through August 31)                    $0.13         $0.05

------------
(1) IMC common stock commenced trading on the Nasdaq National Market on June 25, 1996.

         On January 13, 1999 Nasdaq notified the Company that IMC had failed to maintain a closing bid price of greater than or equal to $1.00 per share in accordance with Marketplace Rule 4450 and that IMC's stock would be delisted from the Nasdaq Stock Market if its stock price did not trade above $1.00 per share for a period of at least 10 consecutive trading days before April 13, 1999. Since IMC's common stock did not trade above $1.00 for the requisite period, and IMC was also unable to satisfy the continued listing requirements of the Nasdaq SmallCap Market, IMC's common stock was delisted from the Nasdaq Stock Market. Trading in IMC's common stock is now conducted in the over-the-counter market on the NASD's "OTC Electronic Bulletin Board."

         On July 13, 1999, the last trading day prior to announcement of the proposed sale of assets to CitiFinancial, the closing price per share of IMC common stock as reported on the OTC Electronic Bulletin Board was $0.13. On September __, 1999, the most recent date for which prices were available prior to printing this Proxy Statement, the closing price per share of IMC common stock as reported on the OTC Electronic Bulletin Board was $_________. Shareholders are urged to obtain current market quotations.

         IMC has never paid any dividends on its common stock. It is not expected that dividends will be paid after the consummation of the proposed sale of assets for the reasonably foreseeable future.

                                 BUSINESS OF IMC

         IMC Mortgage Company ("IMC" or the "Company") is a specialized consumer finance company engaged in purchasing, originating, servicing and selling home equity loans secured primarily by first liens on one- to four-family residential properties. The Company focuses on lending to individuals whose borrowing needs are generally not being served by traditional financial institutions due to such individuals' impaired credit profiles and other factors. Loan proceeds typically are used by such individuals to consolidate debt, to refinance debt, to finance home improvements, to pay educational expenses and for a variety of other uses. By focusing on individuals with impaired credit profiles and by providing prompt responses to their borrowing requests, the Company has been able to charge higher interest rates for its loan products than typically are charged by conventional mortgage lenders. References herein to "IMC" or the "Company" mean IMC Mortgage Company, a Florida corporation, and its subsidiaries on a consolidated basis, unless the context otherwise requires.

         IMC purchases and originates non-conforming home equity loans through a diversified network of correspondents and mortgage loan brokers and on a retail basis through its direct consumer lending effort. As of June 30, 1999, IMC had in excess of 400 approved correspondents, 1,400 approved mortgage loan brokers and 70 Company-owned retail branches. IMC has experienced growth in loan production from total purchases and originations of approximately $5.9 billion, $6.2 billion, $3.6 billion and $694 million for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively. The growth in loan production from total purchases and originations for the year ended December 31, 1998 resulted primarily from activities through the nine months ended September 30, 1998, before the volatility in the equity, debt and asset-backed capital markets materially and adversely affected the business of the Company. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Liquidity and Capital Resources." The loan production from purchases and originations for the six months ended June 30, 1999 decreased by $2.9 billion as compared to the six months ended June 30, 1998, also due to the volatility in the equity, debt and asset-backed capital markets that has materially and adversely affected the business of the Company. See "Loan Purchases and Originations". IMC's network of correspondents accounted for approximately 73.7%, 62.1%, 68.0% and 7.0% of loan production in 1997, 1998 and the first six months of 1998 and 1999, respectively. Through its network of mortgage brokers, IMC generated approximately 13.3%, 22.6%, 19.0% and 59.1% of its loan production in 1997, 1998 and the first six months of 1998 and 1999, respectively. IMC's direct consumer lending effort contributed approximately 13.0%, 15.3%, 13.0% and 33.9% of loan production in 1997, 1998 and the first six months of 1998 and 1999, respectively.

         The Company's total revenues decreased from $181.2 million for the six months ended June 30, 1998 to $83.5 million for the six months ended June 30, 1999, while net income decreased from $31.4 million for the six months ended June 30, 1998 to a net loss of $200.3 million for the six months ended June 30, 1999. Gain on sale of loans, net, represented $131.1 million, or 72.4% of total revenues, for the six months ended June 30, 1998 and $31.6 million, or 37.9% of total revenues, for the six months ended June 30, 1999. Servicing income, net warehouse interest income and other revenues in the aggregate increased from $50.0 million, or 27.6% of total revenues, for the six months ended June 30, 1998 to $51.9 million, or 62.1% of total revenues, for the six months ended June 30, 1999.

         The Company's total revenues increased from $238.8 million for the year ended December 31, 1997 to $321.2 million for the year ended December 31, 1998, while net income decreased from $47.9 million for the year ended December 31, 1997 to a net loss of $100.5 million for the year ended December 31, 1998. Gain on sale of loans, net, represented $181.0 million, or 75.8% of total revenues, for the year ended December 31, 1997 and $205.9 million, or 64.1% of total revenues, for the year ended December 31, 1998. Servicing income, net warehouse interest income and other revenues in the aggregate increased from $57.8 million, or 24.2% of total revenues, for the year ended December 31, 1997 to $115.3 million, or 35.9% of total revenues, for the year ended December 31, 1998.

         IMC sold the majority of its loans through September 30, 1998 through its securitization program and retained the right to service such loans. Since September 30, 1998, the Company has focused on selling its loans through whole loan sales to third parties for cash primarily on a servicing released basis due to volatility in asset-backed capital markets and to improve cash flow from operations. The whole loan sales may be on a servicing retained basis (in which IMC retains the right to service the loans after the sale) or a servicing released basis (in which IMC sells the right to service the loan with the loan sold). Through June 30, 1999, IMC had completed twenty-three securitizations totaling $11.4 billion of loans. The Company earns servicing fees on the loans the Company services at a rate of 0.50% per year, which fees are payable on a monthly basis, and ancillary fees on the loans it services. As of December 31, 1997 and 1998 and June 30, 1998 and 1999, IMC had a servicing portfolio, including mortgage loans held for sale, of $7.0 billion, $8.9 billion, $9.4 billion and $7.3 billion, respectively.

         IMC was formed in 1993 by a team of executives experienced in the non-conforming home equity loan industry. IMC was originally structured as a partnership (the "Partnership"), with the limited partners consisting of originators of non-conforming home equity loans (the "Industry Partners") and certain members of management. The original Industry Partners included: Approved Financial Corp. (formerly American Industrial Loan Association) ("Approved"); Champion Mortgage Co. Inc. ("Champion"); Cityscape Corp.; Equitysafe, a Rhode Island general partnership ("Equitystars"); Investors Mortgage, a Washington limited partnership ("Investors Mortgage"); Mortgage America Inc. ("Mortgage America"); Residential Money Centers; First Government Mortgage and Investors Corp.; Investaid Corp.; and New Jersey Mortgage and Investment Corp. In 1994, TMS Mortgage Inc., a wholly-owned subsidiary of The Money Store Inc. ("The Money Store"), and Equity Mortgage, a Maryland limited partnership ("Equity Mortgage"), became Industry Partners. Branchview, Inc., a wholly-owned subsidiary of Lakeview Savings Bank ("Lakeview"), became an Industry Partner in 1995.

Business Strategy

Improvement of Cash Flow from Operations

         The Company has typically operated on negative cash flows from operations since inception. The Company, prior to September 30, 1998, had been able to access the capital markets and borrowings to support operations. Since September 30, 1998, the Company has had only limited access to asset-backed and debt markets, both of which were on terms that were not as favorable to the Company as the terms previously available. The Company is attempting to improve the cash flow required to fund operations and reduce its dependence on capital markets by selling loans to institutional investors instead of securitizing, and reducing the cost of its operations. To reduce the costs of its operation, the Company has reduced the number of employees and is in the process of identifying and reducing non-essential expenditures. There can be no assurance the Company can achieve a reduction of cash flow used in operations or that its attempt to reduce non-essential expenditures will be successful.

Maintenance of Underwriting Quality and Loan Servicing

         The Company's underwriting and servicing staff have extensive experience in the non-conforming home equity loan industry. The management of IMC believes that the depth and experience of its underwriting and servicing staff provide the Company with the infrastructure necessary to sustain and maintain its commitment to high standards in its underwriting and loan servicing. The Company is committed to applying consistent underwriting procedures and criteria and to training and retaining experienced underwriting staff.

Loans

Overview

         IMC's consumer finance activities consist primarily of purchasing, originating, selling and servicing mortgage loans. The vast majority of these loans are non-conforming mortgage loans that are secured by first or second mortgages on one- to four-family residences. Once loan applications have been received, the underwriting process completed and the loans funded, IMC typically packages the loans in a portfolio and sells the portfolio, either through a securitization or on a whole loan basis directly to institutional purchasers. IMC typically retains the right to service the loans that it securitizes and may retain or release the right to service the loans it sells through whole loan sales.

Loan Purchases and Originations

         As of June 30, 1999, IMC purchased and originated loans through in excess of 400 approved correspondents, 1,400 approved brokers and 70 retail branch offices.

         The following table shows channels of loan purchases and originations for the periods shown:



                                                                                     Year Ended                       Six Months
                                                                                    December 31,                     Ended June 30,
                                                              ------------------------------------------------    ------------------
                                                              1994      1995    1996       1997        1998        1998        1999
                                                              ----      ----    ----       ----        ----        ----        ----
Correspondent:
      Principal balance (in millions) .................       $233      $544    $1,582    $4,342      $3,839      $2,470       $48
      Average principal balance per loan (in thousands)         66        62        66        73          67          68        55
      Weighted average loan-to-value ratio (1)(2) .....       69.2%     70.6%     72.8%     75.6%       76.9%       76.8%     75.3%
      Weighted average interest rate ..................       11.2%     12.1%     11.5%     11.0%       10.7%       10.8%     10.3%
Broker:
      Principal balance (in millions) .................        $49       $67      $121      $782      $1,393        $691      $411
      Average principal balance per loan (in thousands)         56        47        54        71          72          75        86
      Weighted average loan-to-value ratio (1)(2) .....       71.8%     72.6%     73.4%     76.9%       78.9%       77.6%     79.7%
      Weighted average interest rate ..................       12.0%     12.0%     11.5%     10.7%       10.3%       10.3%      9.4%
Direct consumer loan originations:
      Principal balance (in millions) .................         $1       $11       $67      $769        $945        $472      $235
      Average principal balance per loan (in thousands)         88        49        58        68          71          81        85
      Weighted average loan-to-value ratio (1)(2) .....       80.0%     72.6%     72.5%     71.9%       74.5%       72.6%     77.0%
      Weighted average interest rate ..................       11.3%     11.7%     10.7%     10.7%        9.6%        9.8%      8.8%
Total loan purchases and originations:
      Principal balance (in millions) .................       $283      $622    $1,770    $5,893      $6,177      $3,633      $694
      Average principal balance per loan (in thousands)         64        60        65        71          69          71        80
      Weighted average loan-to-value ratio (1)(2)(3) ..       69.7%     70.9%     72.9%     75.3%       77.0%       76.4%     78.5%
      Weighted average interest rate ..................       11.4%     12.1%     11.5%     10.9%       10.4%       10.6%      9.3%

(1) The weighted average loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the lesser of the purchase price or the appraised value of the mortgaged property at origination. The weighted average loan-to-value ratio of loans secured by a second mortgage is determined by taking the sum of the loans secured by the first and second mortgages and dividing by the lesser of the purchase price or the appraised value of the mortgaged property at origination.

(2) The weighted average loan-to-value ratio has increased due to increasing competition in the non-conforming home equity loan market and an increase since 1995 in the percentage of the Company's loans in the "A" Risk category (see "-- Loans -- Loan Underwriting"). "A" Risk loans are generally made to more creditworthy borrowers and therefore typically carry less credit risk and involve higher loan-to-value ratios than other categories of non-conforming loans.

(3) Includes loans with loan-to-value ratios between 80% and 100% in the amount of approximately $173 million, or 28%, $700 million, or 40%, $2.8 billion, or 48%, $3.4 billion, or 55%, $2.0 billion, or 55.2%, and $409.5 million, or 59.0%, of total purchases and originations, for the years ended December 31, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively. The increase in loan purchases and originations with loan-to-value ratios between 80% and 100% since 1995 primarily related to the increase in purchases and originations of "A" Risk loans as a percentage of total loans purchased and originated.

      The following table shows channels of loan purchases and originations on a quarterly basis for the fiscal quarters shown:

                                                              Three Months Ended
                                           =========================================================
                                           March 31,    June 30, September 30, December 31, March 31,
                                             1997        1997        1997        1997        1998
Correspondent:
  Principal balance (in millions) ....       $631      $1,096      $1,440      $1,175      $1,161
  Average principal balance
     per loan (in thousands) .........         69          73          77          70          67
  Weighted average loan-to-
     value ratio(1)(2) ...............       74.2%       74.9%       72.3%       76.1%       76.6%
  Weighted average interest rate .....       11.3%       11.0%       10.8%       11.0%       10.9%
Broker:
  Principal balance (in millions) ....        $53        $105        $270        $354        $315
  Average principal balance
     per loan (in thousands) .........         69          72          67          74          75
  Weighted average loan-to-
     value(1)(2) .....................       73.9%       75.0%       77.4%       77.5%       77.2%
  Weighted average interest rate .....       10.6%       10.6%       11.0%       10.6%       10.3%
Direct consumer loan originations:
  Principal balance (in millions) ....       $135        $191        $198        $245        $221
  Average principal balance per
     loan (in thousands) .............         66          67          64          73          81
  Weighted average loan-to-value
     ratio(1)(2) .....................       69.8%       71.0%       72.3%       73.5%       72.7%
  Weighted average interest rate .....       10.8%       10.9%       10.8%       10.3%        9.8%
Total loan purchases and originations:
  Principal balance (in millions) ....       $819      $1,392      $1,908      $1,774      $1,697
  Average principal balance
     per loan (in thousands) .........         69          72          74          71          69
  Weighted average loan-to-
     value ratio(1)(2)(3) ............       73.5%       74.4%       76.0%       76.0%       76.2%
  Weighted average interest
     rate ............................       11.2%       10.9%       10.8%       10.8%       10.6%

                                                              Three Months Ended
                                           =========================================================
                                            June 30,  September 30 December 31, March 31,   June 30,
                                             1998        1998        1998        1999        1999
Correspondent:
  Principal balance (in millions) ....     $1,309      $1,248        $121          $9         $39
  Average principal balance
     per loan (in thousands) .........         68          67          65          35          60
  Weighted average loan-to-
     value ratio(1)(2) ...............       76.9%       77.0%       76.7%       74.8%       75.4%
  Weighted average interest rate .....       10.7%       10.6%       10.5%       10.6%       10.3%
Broker:
  Principal balance (in millions) ....       $376        $403        $299        $202        $209
  Average principal balance
     per loan (in thousands) .........         78          72          75          85          87
  Weighted average loan-to-
     value(1)(2) .....................       78.0%       80.0%       79.6%       79.0%       80.3%
  Weighted average interest rate .....       10.3%       10.4%       10.2%        9.4%        9.4%
Direct consumer loan originations:
  Principal balance (in millions) ....       $251        $262        $211        $141         $94
  Average principal balance per
     loan (in thousands) .............         77          72          75          86          83
  Weighted average loan-to-value
     ratio(1)(2) .....................       72.6%       76.7%       76.8%       76.8%       77.4%
  Weighted average interest rate .....        9.8%        9.6%        9.2%        8.9%        8.6%
Total loan purchases and originations:
  Principal balance (in millions) ....     $1,936      $1,913        $631        $352        $342
  Average principal balance
     per loan (in thousands) .........         71          69          72          82          77
  Weighted average loan-to-
     value ratio(1)(2)(3) ............       76.6%       77.6%       78.1%       78.0%       79.0%
  Weighted average interest
     rate ............................       10.5%       10.5%        9.9%        9.3%        9.3%

(1) The weighted average loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the lesser of the purchase price or the appraised value of the mortgaged property at origination. The weighted average loan-to-value ratio of loans secured by a second mortgage is determined by taking the sum of the loans secured by the first and second mortgages and dividing by the lesser of the purchase price or the appraised value of the mortgaged property at origination.

(2) The weighted average loan-to-value ratio has increased due to increasing competition in the non-conforming home equity loan market and an increase since 1995 in the percentage of the Company's loans in the "A" Risk category (see "-- Loans -- Loan Underwriting"). "A" Risk loans are generally made to more creditworthy borrowers and therefore typically carry less credit risk and involve higher loan-to-value ratios than other categories of non-conforming loans.

(3) Includes loans with loan-to-value ratios between 80% and 100% in the amount of approximately $173 million, or 28%, $700 million, or 40%, $2.8 billion, or 48%, $3.4 billion, or 55%, $2.0 billion, or 55.2%, and $409.5 million, or 59.0%, of total purchases and originations for the years ended December 31,1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively. The increase in loan purchases and originations with loan-to-value ratios between 80% and 100% since 1995 is primarily related to the increase in purchases and originations of "A" Risk loans as a percentage of total loans purchased and originated.

         The following table shows lien position, weighted average interest rates and loan-to-value ratios for the periods shown.

                                                                   Year Ended                          Six Months
                                                                  December 31,                        Ended June 30,
                                             ---------------------------------------------------  -----------------------
                                                  1994       1995      1996      1997      1998      1998          1999
                                                 ------     ------    ------    ------     -----     ----          ----
First mortgages:
  Percentage of total purchases and
   originations..............................     82.4%      77.0%     90.3%     92.1%     92.8%      92.3%        95.0%
  Weighted average interest rate.............     11.3       12.1      11.4      10.8      10.3       10.4          9.2
  Weighted average loan-to-value ratio(1)....     69.8       70.7      72.6      75.2      76.7       76.2         77.7
Second mortgages:
  Percentage of total purchases and
   originations..............................     17.6%      23.0%      9.7%      7.9%      7.2%       7.7%         5.0%
  Weighted average interest rate.............     11.7       12.4      12.2      12.4      11.9       10.0         11.7
  Weighted average loan-to-value ratio(1)....     68.8       71.7      75.6      78.5      81.6       80.7         83.7

(1) The weighted average loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the lesser of the purchase price or the appraised value of the mortgaged property at origination. The weighted average loan-to-value ratio of loans secured by a second mortgage is determined by taking the sum of the loans secured by the first and second mortgages and dividing by the lesser of the purchase price or the appraised value of the mortgaged property at origination.

      Correspondents. The largest percentage of IMC's loan volume through September 30, 1998 was purchased through correspondents. For the nine-month period ended June 30, 1999 loan volume purchased from correspondents decreased significantly due to the lack of liquidity available to IMC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Liquidity and Capital Resources". For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, IMC purchased loans through its mortgage correspondent network totaling approximately $233 million, $544 million, $1.6 billion, $4.3 billion, $3.8 billion, $2.5 billion and $48 million, respectively. Total loans originated through correspondents represented 82.5%, 87.5%, 89.4%, 73.7%, 62.1%, 68.0% and 7.0% of IMC's total purchases and originations for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively. The Industry Partners contributed approximately $116 million, or 41.0%, $148 million, or 23.9%, $338 million, or 19.1%, $400 million, or 6.8%,
$252 million, or 4.1%, $206 million, or 5.7%, and $0 million, or 0%, of IMC's total loan purchases and originations for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively.

      IMC has a list of approved correspondents from which it will purchase loans on a wholesale basis. Prior to approving a financial institution or mortgage banker as a loan correspondent, IMC performs an investigation of, among other things, the proposed correspondent's lending operations, its licensing or registration and the performance of its previously originated loans. The investigation typically includes contacting the agency that licenses or registers such loan correspondent and other purchasers of the correspondent's loans and reviewing the correspondent's financial statements. IMC requires that the correspondent remain current on all licenses required by federal and state laws and regulations and that it maintains sufficient equity to fund its loan operations. IMC periodically reviews and updates the information it has relating to each approved correspondent to ensure that all legal requirements are current and that lending operations continue to meet IMC's standards.

      Before purchasing loans from correspondents, IMC requires that each loan correspondent enter into a purchase and sale agreement with customary representations and warranties regarding such loans. Correspondents will then sell loans to IMC either on a flow basis or through block sales. IMC will make a flow basis purchase when a correspondent approaches IMC with the application of a prospective borrower. Because the correspondent has not yet granted a loan, IMC has the opportunity to preapprove the loan. In the preapproval process, the correspondent provides IMC with information about the borrower and the collateral for the potential loan, including the applicant's credit, employment history, current assets and liabilities, a copy of recent tax returns and the estimated property value of the collateral. If IMC preapproves the loan, the correspondent lends to the borrower pursuant to certain IMC guidelines. After the correspondent has made the loan, IMC purchases the loan from the correspondent. A block purchase occurs when the correspondent has made numerous loans without seeking preapproval from IMC. The correspondent offers a block of loans to IMC and IMC will purchase those loans in the block that meet its underwriting standards. At the time of purchase, IMC generally pays the correspondent a premium, representing a value in excess of the par value of the loans (par value representing the unpaid balance of the loan amount). In its purchase agreements with its correspondents, IMC requires its correspondents to rebate premium payments if loans sold to IMC are prepaid within a specified period of time after the sale. As of December 31, 1997 and 1998 and as of June 30, 1998 and 1999, premium rebates due to IMC were $4.1 million, $8.2 million, $7.5 million and $7.8 million, respectively.

      Brokers. For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, IMC originated approximately $49 million, $67 million, $121 million, $782 million, $1.4 billion, $691 million and $411 million, respectively, of loans through broker transactions. Total loans purchased and originated through broker transactions represented 17.3%, 10.7%, 6.8%, 13.3%, 22.6%, 19.0% and 59.2% of the total loans IMC purchased and originated for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively. As with correspondents, IMC maintains an approved list of brokers. Brokers become part of IMC's network after IMC performs a thorough license and credit check. If a broker is approved, IMC will accept loan applications from the broker for prospective borrowers. Because brokers may submit loan applications to several prospective lenders simultaneously, IMC makes every effort to provide a quick response. IMC will process each application obtained by a broker from a prospective borrower and grant or deny preliminary approval of the application generally within one business day. In the case of an application denial, IMC will make all reasonable attempts to ensure that there is no missing information concerning the borrower that might change the decision on the loan. In addition, IMC emphasizes service to the broker and loan applicant by having loan processors follow the loan from the time of the initial application, through the underwriting verification and audit process to the funding and closing process. IMC believes that consistent underwriting, quick response times and personal service are critical to successfully originating loans through brokers.

      Direct Consumer Loans. For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, IMC originated approximately $1 million, $11 million, $67 million, $769 million, $945 million, $472 million and $235 million, of loans, respectively. Total loans originated directly to borrowers through its retail branch offices represented less than 1%, 1.8%, 3.8%, 13.0%, 15.3%, 13.0% and 33.9% of the total loans purchased or originated for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively. As of June 30, 1999, IMC had in excess of 70 retail offices. IMC uses the branch office network for marketing to and meeting with individual borrowers, local brokers and referral sources such as accountants, attorneys and financial planners.

      Because borrowers may submit loan applications to several prospective lenders simultaneously, IMC attempts to provide a quick response. IMC will process each application from a borrower and grant or deny preliminary approval for the application generally within one business day from receipt of the application. In addition, the borrower usually has direct contact with an underwriter who follows the loan from the application to the closing process. IMC believes that consistent underwriting, quick response times and personal service are critical to successfully originating loans directly with potential borrowers.

      Geographic Distribution of Loans. Although IMC is licensed or registered in all 50 states, the District of Columbia and Puerto Rico, it has historically concentrated its business in the Mid-Atlantic States. While this concentration has declined, New York contributed 11.7%, 12.4%, 14.0%, 12.6%, 8.8%, 9.8% and
2.4% of IMC's total loan purchase and origination volume for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June, 1998 and 1999, respectively.

The following table shows geographic distribution of loan purchases and originations for the periods shown.


                                                       Year Ended                                       Six Months
                                                      December 31,                                    Ended June 30,
                       -----------------------------------------------------------------------    ----------------------- -

                           1994             1995          1996              1997          1998      1998        1999
                           ----             ----          ----              ----          ----      ----        ----
States:
     New York..........    11.7%            12.4%         14.0%             12.6%          8.8%        9.8%       2.4%
     Michigan..........     7.3              8.8           7.8               7.1           8.2         8.3        6.9
     Florida...........     4.2              6.2           6.7               7.3           7.6         7.0       10.6
     California........     0.0              0.3           3.0               7.4           6.3         5.3        8.7
     Illinois..........     2.0              3.0           4.3               5.9           6.0         5.1       13.0
     Ohio..............     4.9              4.7           4.3               4.9           6.0         5.9        3.6
     Pennsylvania......     5.3              4.3           3.8               5.1           5.3         5.4        4.5
     New Jersey........     6.6              9.9           7.6               4.5           3.9         4.2        1.1
     Maryland..........    18.6             12.8           7.3               5.2           3.1         3.2        2.1
     All other states..    39.4             37.6          41.2              40.0          44.8        45.8       47.1

Loan Underwriting

      IMC's origination volume has typically been generated primarily from correspondents selling loans to IMC either on a flow basis or through block sales. For correspondents and brokers that originate loans on a flow basis, IMC provides them with its underwriting guidelines. Loan applications received from correspondents and brokers on a flow basis are classified according to certain characteristics including available collateral, loan size, debt ratio, loan-to-value ratio and the credit history of the applicant. Loan applicants with less favorable credit ratings generally are offered loans with higher interest rates and lower loan-to-value ratios than applicants with more favorable credit ratings. IMC also purchases loans on a block sale basis, in which a correspondent makes several loans without the preapproval of the Company and offers them to the Company for block purchase. Because IMC only chooses loans that meet its underwriting requirements and reunderwrites them, block loans follow the same underwriting guidelines as flow loan purchases.

      IMC maintains a staff of experienced underwriters strategically placed across the country. IMC's loan application and approval process generally is conducted via facsimile submission of the credit application to IMC's underwriters. An underwriter reviews the applicant's credit history based on the information contained in the application and reports available from credit reporting bureaus in order to determine if the applicant's credit history is acceptable under IMC's underwriting guidelines. Based on this review, the underwriter assigns a preliminary rating to the application. The proposed terms of the loan are then communicated to the correspondent or broker responsible for the application who in turn discusses the proposal with the loan applicant. When a potential borrower applies for a loan through a branch office, the underwriter will discuss the proposal directly with the applicant. IMC endeavors to respond, and in most cases does respond, to the correspondent, broker or borrower within one business day after the application is received. If the applicant accepts the proposed terms, the underwriter will contact the broker or the loan applicant to gather additional information necessary for the closing and funding of the loan.

      All loan applicants must have an appraisal of their collateral property prior to closing the loan. IMC requires correspondents and brokers to use licensed appraisers that are listed on or qualify for IMC's approved appraiser list. IMC approves appraisers based upon a review of sample appraisals, professional experience, education, membership in related professional organizations, client recommendations and review of the appraiser's experience with the particular types of properties that typically secure IMC's loans. In the case of loans purchased in blocks, if an appraiser that is not approved by IMC performed an appraisal, IMC will review the appraisal and accept it if the appraisal meets its underwriting standards.

      The decision to provide a loan to an applicant is based upon the value of the underlying collateral, the applicant's creditworthiness and IMC's evaluation of the applicant's ability and intent to repay the loan. A number of factors determine a loan applicant's creditworthiness, including debt ratios (the borrower's average monthly expenses for debts, including fixed monthly expenses for housing, taxes and installment debt, as a percentage of gross monthly income), payment history on existing mortgages and the combined loan-to-value ratio for all existing mortgages on a property.

      Assessment of the applicant's ability to pay is one of the principal elements in distinguishing IMC's lending specialty from methods employed by traditional lenders, such as thrift institutions and commercial banks. All lenders utilize debt ratios and loan-to-value ratios in the approval process.
Many lenders simply use software packages to score an applicant for loan approval and fund the loan after auditing the data provided by the borrower. In contrast, IMC employs experienced non-conforming mortgage loan underwriters to scrutinize an applicant's credit profile and to evaluate whether an impaired credit history is a result of previous adverse circumstances or a continuing inability or unwillingness to meet credit obligations in a timely manner. Personal circumstances including divorce, family illnesses or deaths and temporary job loss due to layoffs and corporate downsizing will often impair an applicant's credit record. Among IMC's specialties is the ability to identify and assist this type of borrower in the establishment of improved credit. Upon completion of the loan's underwriting and processing, the closing of the loan is scheduled with a closing attorney or agent approved by IMC. The closing attorney or agent is responsible for completing the loan transaction in accordance with applicable law and IMC's operating procedures. Title insurance that insures IMC's interest as mortgagee and evidence of adequate homeowner's insurance naming IMC as an additional insured are required on all loans.

      IMC has established classifications with respect to the credit profiles of loans based on certain of the applicant's characteristics. Each loan applicant is placed into one of four letter ratings "A" through "D," with subratings within those categories. Ratings are based upon a number of factors including the applicant's credit history, the value of the property and the applicant's employment status, and are subject to the discretion of IMC's trained underwriting staff. Terms of loans made by IMC, as well as the maximum loan-to-value ratio and debt service-to-income coverage (calculated by dividing fixed monthly debt payments by gross monthly income), vary depending upon the classification of the borrower. Borrowers with lower credit ratings generally pay higher interest rates and loan origination fees. The general criteria currently used by IMC's underwriting staff in classifying loan applicants are set forth below:

                                                     Loan Classification Criteria
                                                     ----------------------------

                                   "A" Risk                   "B" Risk               "C" Risk                   "D" Risk
                             ---------------------    ---------------------    ---------------------      ---------------------
General repayment..........  Has repaid installment   Has generally repaid     May have experienced       May have experienced
                             or revolving debt        installment or           significant past credit    significant past credit
                                                      revolving credit         problems                   problems
Existing mortgage
loans......................  Current at application   Current at application   May not be current at      Must be paid full from
                             time and a maximum       time and a maximum       application time and a     loan proceeds and no
                             of two-30-day late       of three 30-day late     maximum of one 60-         more than 149 days
                             payments in the last 12  payments in the last     day late payment in the    delinquent at closing
                             months                   12 months                last 12 months             and an explanation is
                                                                                                          required


Non-mortgage credit........  Minor derogatory         Some prior defaults      Significant prior          Significant prior defaults
                             items allowed with a     allowed but major        delinquencies may have     may have occurred, but
                             letter of explanation;   credit or installment    occurred, but if major     most demonstrate an
                             no open collection       debt paid as agreed      credit or installment debt ability to maintain
                             accounts or charge-      may offset some          in recent periods have     regularity in payment of
                             offs, judgments or       delinquency; open        been paid as agreed, may   credit
                             liens                    charge-offs, judgements  offset some significant
                                                      or liens are permitted   prior delinquency
                                                      on a case-by-case basis  obligations in the past

Bankruptcy filings.........  Discharged more than     Discharged more than     Discharged more than       Discharged prior to
                             two years prior to       two years prior to       one year prior to          closing
                             closing and credit       closing and credit       closing and credit
                             reestablished            reestablished            reestablished


Debt service-to-income
ratio......................  Generally 50% or less    Generally 50% or less    Generally 50% or less     Generally 50% or less

Maximum loan-to-value ratio:

Owner-occupied.............  Up to 100% for a one-    Generally 80% (or        Generally 75% (or 80% for Generally 65% (or 70% for
                             to two-family            85%*) for a one- to      first liens*) for a one-  first liens*) for a one-
                             residence; 75% for a     two-family residence;    to two-family residence;  to two-family residence;
                             condominium and for a    70% for condominium      60% for a three- to       60% for a three- to
                             three-to four-family     and for a three- to      four-family residence or  four-family residence or
                             residence                four-family residence    condominium               condominium


Non-owner-occupied.........  Generally 70% for a      Generally 70% for a      Generally 70% for a        N/A
                             one- to four-family      one- to two-family       one- to two-family
                             residence                residence                residence


* On an exception basis.

                         -------------------------------

      The Company uses the foregoing categories and characteristics as guidelines only. On a case-by-case basis, the Company may determine that the prospective borrower warrants an exception. Exceptions may generally be allowed if the application reflects certain compensating factors such as loan-to-value ratio, debt ratio, length of employment and other factors. For example, a higher debt ratio may be acceptable with a lower loan-to-value ratio. Accordingly, the Company may classify in a more favorable risk category certain mortgage loans that, in the absence of such compensating factors, would satisfy only the criteria of a less favorable risk category.

      The following table sets forth certain information with respect to IMC's loan purchases and originations by borrower classification, along with weighted average coupons, for the periods shown.

                                                          Year Ended December 31,
                  ------------------------------------------------------------------------------------------------------------------
                       1994                   1995                    1996                   1997                     1998
                  ------------------------------------------------------------------------------------------------------------------
                             Weighted                 Weighted              Weighted                 Weighted               Weighted
Borrower               % of  Average          % of    Average         % of  Average          % of    Average          % of   Average
Classification  Total  Total Coupon   Total   Total   Coupon   Total  Total Coupon    Total  Total   Coupon  Total    Total  Coupon
                                                              (Dollars in thousands)
A Risk .......  $156   55.0%   10.6%   $276    44.4%   11.4%   $883   49.9%   10.9%  $3,156   53.6%   10.4%  $3,405   55.1%   9.9%
B Risk .......    74   26.3    11.6     177    28.5    12.0     443   25.0    11.5    1,377   23.4    10.9    1,487   24.1%  10.6%
C Risk .......    38   13.5    13.0     126    20.2    13.0     338   19.1    12.3    1,092   18.5    11.7    1,079   17.5%  11.3%
D Risk .......    15    5.2    14.4      43     6.9    14.4     106    6.0    13.6      268    4.5    13.1      206    3.3%  12.6%
               -----  -----           -----  ------          ------ ------            -----  -----            -----  -----
Total           $283  100.0%   11.4%   $622   100.0%   12.1% $1,770  100.0%   11.5%  $5,893  100.0%   10.9%  $6,177  100.0%  10.4%
               =====  =====           =====  ======          ====== ======            =====  =====            =====  =====

                                            Six Months Ended June 30,
                  ------------------------------------------------------------------------------
                                   1998                                   1999
                  ------------------------------------- ----------------------------------------

                                            Weighted                                 Weighted
Borrower                       % of          Average                    % of         Average
Classification     Total       Total         Coupon         Total      Total          Coupon
--------------     -----       -----         ------         -----      -----          ------
A Risk............ $1,963        54.0%          10.1%        $501        72.2%           8.8%
B Risk............    879        24.2           10.7          121        17.4           10.1
C Risk............    660        18.2           11.4           61         8.8           11.0
D Risk............    131         3.6           12.8           11         1.6           12.1
                  --------     ------                      ------     --------
Total............. $3,633       100.0%          11.2%        $694       100.0%           9.3%
                   ======       =====                         ===       =====

      The weighted average loan-to-value ratio of the Company's loans has increased due to increasing competition in the non-conforming home equity loan market and an increase since 1995 in the percentage of the Company's loans in the "A" Risk category. Loans with loan-to-value ratios in excess of 80% amounted to approximately $173 million, or 28%, $700 million, or 40%, $2.8 billion, or 48%, $3.4 billion, or 55%, $2.0 billion, or 55.2%, and $409.5 million, or 59.0%, of total purchases and originations for the years ended December 31, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively. The increase in loan purchases and originations with loan-to-value ratios between 80% and 100% since 1995 is primarily related to the increase in purchases and originations of "A" Risk loans as a percentage of total loans purchased and originated.


Loan Sales

      Typically, IMC sells the loans it purchases or originates through one of two methods: (i) securitization, which involves the private placement or public offering of pass-through mortgage-backed securities; and (ii) whole loan sales, which involve selling blocks of loans to single purchasers. This dual approach typically allows IMC the flexibility to better manage its cash flow, take advantage of favorable conditions in either the securitization or whole loan market when selling its loan production, and attempt to diversify its exposure to the potential volatility of the capital markets. Due to volatility in asset-backed capital markets, since September 30, 1998, IMC has focused on selling its loans through whole loan sales to third parties for cash to improve cash flow from operations. For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, IMC sold approximately $262 million, $459 million, $1.1 billion, $5.0 billion, $6.7 billion, $3.4 billion and $950 million of loan production, respectively.

      The following table sets forth certain information with respect to IMC's channels of loan sales by type of sale for the periods shown.

                                                                      Year Ended December 31,
                                    -----------------------------------------------------------------------------------------
                                           1994             1995               1996              1997               1998
                                    ----------------- -----------------  ----------------- -----------------  ---------------
                                               % of              % of               % of              % of               % of
                                     Total    Total    Total    Total     Total    Total    Total    Total     Total    Total
                                     -----    -----    -----    -----     -----    -----    -----    -----     -----    -----
                                                                      (Dollars in millions)
Securitizations...................      $82     31.2%    $388     84.7%     $935     87.9%  $4,858     97.1%   $5,117     77.0%
Whole loan sales..................      180     68.8       71     15.3       129     12.1      145      2.9     1,530     23.0
                                        ---     ----       --     ----       ---     ----      ---      ---     -----     ----

  Total loan sales................     $262    100.0%    $459    100.0%   $1,064    100.0%  $5,003    100.0%   $6,647    100.0%
                                       ====    =====     ====    =====    ======    =====   ======    =====    ======    =====

                                              Six Months Ended June 30,
                                         --------------------------------
                                                1998              1999
                                                ----              ----
                                                    % of               % of
                                          Total    Total     Total    Total
                                          -----    -----     -----    -----
Securitizations.........................  $3,059     89.1%    $   -  - %
Whole loan sales........................     375     10.9%      950    100.0
                                         -------- --------  -------- --------
  Total loan sales......................  $3,434    100.0%     $950    100.0%
                                         ======== ========  ======== ========

      Securitizations. Through June 30, 1999, the Company completed twenty-three securitizations totaling approximately $11.4 billion. During the year ended December 31, 1998, IMC sold $5.1 billion of its loan volume through securitizations. The majority of loans sold through securitizations during the year ended December 31, 1998 were sold during the first nine months of the year prior to the significant volatility in the asset-backed and other capital markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Liquidity and Capital Resources." IMC sells its loan inventory through securitization when management believes that employing this strategy will create greater long-term economic benefit to IMC stockholders and it has access to liquidity to support the securitization process. IMC intends to continue to conduct loan sales through securitizations, either in private placements or in public offerings, when market conditions and availability of financing permit such loan sales on favorable terms. See "Liquidity and Capital Resources." When IMC securitizes loans, it typically sells a portfolio of loans to a "real estate mortgage investment conduit" (a "REMIC") or owner trust that issues classes of certificates representing undivided ownership interests in the income stream to the trust. IMC may be required either to repurchase or to replace loans which do not conform to the representations and warranties made by IMC in the pooling and servicing agreements entered into when a portfolio of loans is sold through a securitization. In its capacity as servicer for a securitization trust, the Company collects and remits principal and interest payments to the appropriate trust, which in turn passes through payments to certificate owners. IMC typically retains the servicing rights and an interest in the interest-only and residual classes of certificates of the trust.

      The purchasers of trust certificates receive a credit-enhanced security. Credit enhancement is generally achieved by subordination of a subsidiary class of bonds to senior classes or an insurance policy issued by a monoline insurance company. As a result, each offering of the senior REMIC pass-through certificates has received ratings of AAA from Standard & Poor's and Aaa from Moody's Investors Service. In addition, credit enhancement is provided by over-collateralization, which is intended to result in receipts and collections on the loans in excess of the amounts required to be distributed to certificate holders of the senior interests. Although expected loss is calculated into the pricing of the sale of loans to the trust, to the extent that borrowers default on the payment of principal and interest above the expected rate of default, such loss will reduce the value of the Company's interest-only and residual class certificate. If payment defaults exceed the amount of over-collateralization, the insurance policy maintained by the trust will pay any further losses experienced by certificate holders of the senior interests in the trust or a subordinate class will bear the loss.

      Whole Loan Sales. Whole loan sales as a percent of total sales declined from 68.8% for the year ended December 31, 1994 to 15.3%, 12.1% and 2.9% for the years ended December 31, 1995, 1996 and 1997, respectively, but increased as a percent of total sales to 23.0% for the year ended December 31, 1998. Whole loan sales as a percent of total sales increased from 10.9% for the six months ended June 30, 1998 to 100% of total sales for the six months ended June 30, 1999. Beginning in the fourth quarter of 1998, IMC began selling more loans on a whole loan sale basis to attempt to partially offset its inability during this time to favorably access the capital markets. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Liquidity and Capital Resources." Upon the sale of a loan portfolio, IMC generally receives a premium, representing a value in excess of the par value of the loans (par value representing the unpaid balance of the loan amount). IMC attempts to maximize its premium on whole loan sale revenue by closely monitoring institutional investors' requirements and focusing on originating the types of loans that meet those requirements and for which institutional purchasers tend to pay higher prices.

      IMC typically sells its loans to various institutional investors on a non-recourse basis with customary representations and warranties covering loans sold. IMC may be required to repurchase a loan in the event that its representations and warranties with respect to such loans prove to be inaccurate. Occasionally, IMC will agree to rebate a portion of the premium earned if a loan is prepaid during a limited period of time after sale, usually six months and no more than one year.

Loan Servicing and Collections

      IMC has been servicing loans since April 1994. IMC's loan servicing operation is divided into three departments: (i) collections; (ii) customer service for both borrowers and investors; and (iii) tax, insurance and tax and insurance escrow. These departments monitor loans, collect current payments due from borrowers, remit principal and interest payments to current owners of loans and pay taxes and insurance. The collections department furnishes reports and enforces the holder's rights, including recovering delinquent payments, instituting loan foreclosures and liquidating the underlying collateral. IMC retained the servicing rights to approximately $401 million, $963 million, $4.9 billion, $4.5 billion, $3.1 billion and $0, or 87.3%, 90.5%, 97.1%, 68.0%, 89.1%
and 0% of the loans it sold in 1995, 1996, 1997 and 1998 and the first six months of 1998 and 1999, respectively.

      As of June 30, 1999, IMC was servicing loans representing an aggregate of approximately $7.3 billion. Revenues generated from loan servicing amounted to 7.8%, 8.5%, 7.2%, 14.1%, 10.9% and 30.1% of IMC's total revenues for the years ended December 31, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999, respectively. Management believes that the Company's loan servicing provides a consistent revenue stream to augment its loan purchasing and originating activities.

      IMC's collections policy is designed to identify payment problems early to permit IMC to address delinquency problems quickly and, when necessary, to act to preserve equity before a property goes into foreclosure. IMC believes that these policies, combined with the experience level of independent appraisers engaged by IMC, help to reduce the incidence of charge-offs on first or second mortgage loans.

      Collection procedures commence upon identification of a past due account by IMC's automated servicing system. If the first payment due is delinquent, generally a collector will telephone to remind the borrower of the payment. Five days after any payment is due, generally a written notice of delinquency is sent to the borrower. Eleven days after payment is due, generally the account is automatically placed in the appropriate collector's queue and the collector will send a late notice to the borrower. During the delinquency period, the collector will continue to frequently contact the borrower. Company collectors have computer access to telephone numbers, payment histories, loan information and all past collection notes. All collection activity, including the date collection letters were sent and detailed notes on the substance of each collection telephone call, is entered into a permanent collection history for each account.

      IMC's loan servicing software also tracks and maintains homeowners' insurance information. Expiration reports are generated weekly listing all policies scheduled to expire within 30 days. When policies lapse, a letter is issued advising the borrower of the lapse and that IMC will obtain force-placed insurance at the borrower's expense. IMC also has an insurance policy in place that provides coverage automatically for IMC in the event that IMC fails to obtain force-placed insurance.

      Notwithstanding the above, charge-offs occur. Prior to a foreclosure sale, IMC performs a foreclosure analysis with respect to the mortgaged property to determine the value of the mortgaged property and the bid that IMC will make at the foreclosure sale. This analysis includes: (i) a current valuation of the property obtained through a drive-by appraisal conducted by an independent appraiser; (ii) an estimate of the sale price of the mortgaged property obtained by sending two local realtors to inspect the property; (iii) an evaluation of the amount owed, if any, to a senior mortgagee and for real estate taxes; and
(iv) an analysis of marketing time, required repairs and other costs, such as real estate broker fees, that will be incurred in connection with the foreclosure sale.

      All foreclosures are assigned to outside counsel located in the same state as the secured property. Bankruptcies filed by borrowers are also assigned to appropriate local counsels who are required to provide monthly reports on each loan file.

      The following table provides certain delinquency and default experience as a percentage of outstanding principal balances of IMC's servicing portfolio for the periods shown.

                                                                     At December 31,                           At June 30,
                                         -----------------------------------------------------------    -------------------------
                                          1994    1995         1996          1997          1998          1998           1999
                                          ----    ----         ----          ----          ----          ----           ----
Servicing portfolio (in thousands)     $92,003   $535,798   $2,148,068    $6,956,905    $8,887,163    $9,398,704     $7,274,226
Delinquency percentages(1):
         30-59 days ...............       0.72%      2.54%        3.01%         2.35%         4.15%         1.91%          3.68%
         60-89 days ...............       0.15       0.59         1.01          1.21          1.25          0.85           0.93
         90+ days .................       0.00       0.30         1.28          1.84          1.15          1.57           1.40
                                          ----       ----         ----          ----          ----          ----           ----


                  Total delinquency       0.87%      3.43%        5.30%         5.40%         6.55%         4.33%          6.01%
                                          ----       ----         ----          ----          ----          ----           ----
Default percentages(2):
         Foreclosure ..............       0.00%      0.75%        0.94%         1.42%         4.84%         2.21%          5.58%
         Bankruptcy ...............       0.12       0.25         0.53          0.73          2.30          0.89           1.68
                                          ----       ----         ----          ----          ----          ----           ----
                  Total default ...       0.12%      1.00%        1.47%         2.15%         7.14%         3.10%          7.26%
                                          ----       ----         ----          ----          ----          ----           ----
Total delinquency and default .....       0.99%      4.43%        6.77%         7.55%        13.69%         7.43%         13.27%
                                          ====       ====         ====          ====         =====          ====          =====

(1) Represents the percentages of account balances contractually past due, exclusive of loans in foreclosure, bankruptcy and real estate owned.

(2) Represents the percentages of account balances on loans in foreclosure and bankruptcy, exclusive of real estate owned.

         The following table provides certain delinquency and default experience as a percentage of outstanding principal balance for the ten quarters ended June 30, 1999, if applicable, for each of the Company's securitization trusts completed through June 30, 1999, prior to any potential recoveries:

       Delinquency and Defaults for the Company's Securitizations(1)(2)(3)
                             (dollars in thousands)

                                                  1994-1            1995-1         1995-2             1995-3
                                             ---------------   --------------- ---------------    ---------------
As of March 31, 1997:
Delinquency:
30-59 days...................................$1,394     3.10%  $1,576    2.89%  $2,666   3.82%     $4,157   4.23%
60-89 days...................................   205     0.46      353    0.65      868   1.24         770   0.78
90 days and over.............................   776     1.73      425    0.78    1,136   1.63       1,305   1.33
                                             -------    ----   ------    ----   ------   ----      ------   ----
   Total.....................................$2,375     5.29%  $2,354    4.32%  $4,670   6.69%     $6,232   6.34%
                                             ======     ====   ======    ====   ======   ====      ======   ====
Total defaults...............................$2,422     5.38%  $2,710    4.98%  $3,942   5.64%     $3,711   3.78%
                                             ======     ====   ======    ====   ======   ====      ======   ====

As of June 30, 1997:
Delinquency:
30-59 days...................................  $817     1.99%  $2,545    5.21%  $2,126   3.35%     $2,365   2.63%
60-89 days...................................   148     0.36      104    0.21      835   1.32         632   0.70
90 days and over.............................     5     0.01      221    0.45      419   0.66         167   0.19
                                             ------     ---- --------    ---- --------   ----     -------   ----
    Total....................................$  970     2.36%  $2,870    5.87% $ 3,380   5.33%     $3,164   3.52%
                                             ======     ====   ======    ====  =======   ====      ======   ====
Total defaults...............................$2,900     7.08%  $3,041    6.23%  $4,789   7.55%     $4,202   4.67%
                                             ======     ====   ======    ====   ======   ====      ======   ====

As of September 30, 1997:
Delinquency:
30-59 days...................................  $867     2.32%    $925    2.03%  $1,926   3.32%     $2,804   3.50%
60-89 days...................................   293     0.79      642    1.40    1,375   2.37         633   0.79
90 days and over.............................   211     0.57       72    0.16    1,314   2.26         712   0.89
                                             -------    ----  -------    ----    -----   ----     -------   ----
    Total....................................$1,371     3.68%   1,639    3.59%  $4,615   7.95%     $4,149   5.18%
                                             ======     ====   ======    ====   ======   ====      ======   ====
Total defaults...............................$3,239     8.68%  $3,512    7.69%  $4,378   7.54%     $4,938   6.17%
                                             ======     ====   ======    ====   ======   ====      ======   ====

As of December 31, 1997:
Delinquency:
30-59 days...................................  $661     1.89%  $1,358    3.26%  $1,223   2.33%       $953   1.28%
60-89 days...................................   294     0.84      523    1.26      837   1.59       1,556   2.10
90 days and over............................. 1,114     3.19    1,043    2.51    2,723   5.19       1,774   2.39
                                             ------     ----   ------    ----   ------   ----      ------   ----
    Total....................................$2,069     5.92%  $2,924    7.03%  $4,783   9.11%     $4,283   5.77%
                                             ======     ====   ======    ====   ======   ====      ======   ====
Total defaults...............................$2,831     8.11%  $2,469    5.94%  $4,316   8.22%     $4,428   5.96%
                                             ======     ====   ======    ====   ======   ====      ======   ====

As of March 31, 1998:
Delinquency:
30-59 days...................................$1,087     3.46%  $1,146    2.99%  $1,086   2.26%     $1,329   1.94%
60-89 days...................................   190     0.60      727    1.89      410   0.85%        932   1.36
90 days and over.............................   567     1.81    1,161    3.02    1,518   3.16       1,423   2.08
                                             -------    ----   ------    ----   ------  -----      ------   ----
    Total....................................$1,844     5.87%  $3,034    7.90%  $3,014   6.27%     $3,684   5.37%
                                             ======     ====   ======    ====   ======  =====      ======   =====
Total defaults...............................$2,242     7.14%  $2,365    6.16%  $5,194  10.80%     $4,507   6.57%
                                             ======     ====   ======    ====   ======  =====      ======   =====

                                                  1994-1            1995-1         1995-2              1995-3
As of June 30, 1998:                         ---------------   --------------- ---------------    ---------------
Delinquency:
30-59 days...................................$1,060     3.75%     757    2.16%  $1,452   3.35%     $1,410   2.26%
60-89 days...................................   367     1.30      521    1.48      926   2.14         527   0.85
90 days and over.............................   480     1.70      774    2.21    1,603   3.70         932   1.50
                                             -------    ----  -------    ----   ------   ----     -------   ----
    Total....................................$1,907     6.75%  $2,052    5.85%  $3,981   9.19%     $2,869   4.61%
                                             ======     ====   ======    ====   ======   ====      ======   ====
Total defaults...............................$1,992     7.05%  $2,178    6.21%  $4,559  10.52%     $4,724   7.59%
                                             ======     ====   ======    ====   ======  =====      ======   ====

As of September 30, 1998:
Delinquency:
30-59 days...................................  $639     2.46%  $1,095    3.45%  $1,077   2.75%     $1,234   2.17%
60-89 days...................................   179     0.69      339    1.07      350   0.89         571   1.00
90 days and over.............................   308     1.19      637    2.00%     697   1.78%        935   1.64%
                                             ------     ----   ------    ----   ------   ----     -------   ----
    Total....................................$1,126     4.34%  $2,071    6.52%  $2,124   5.42%     $2,740   4.81%
                                             ======     ====   ======    ====   ======   ====      ======   ====
Total defaults...............................$2,169     8.37%  $2,794    8.79%  $4,585  11.70%     $4,780   8.40%
                                             ======     ====   ======    ====   ======  =====      ======   ====

As of December 31, 1998:
Delinquency:
30-59 days...................................$1,644     6.69%  $1,809    6.27%    $978   2.78%     $2,011   3.81%
60-89 days...................................   144     0.59      278    0.96      327   0.93         575   1.09
90 days and over.............................   432     1.76      572    1.98      917   2.60         983   1.86
                                             -------    ----  -------    ----  -------   ----     -------   ----
    Total....................................$2,220     9.04%  $2,659    9.21%  $2,222   6.31%     $3,569   6.76%
                                             ======     ====   ======    ====   ======   ====      ======   ====
Total defaults...............................$2,048     8.34   $3,086   10.69%  $4,540  12.89%     $4,809   9.10%
                                             ======     ====   ======   =====   ======  =====      ======   ====

As of March 31, 1999:
Delinquency:
30-59 days...................................  $639     2.86%    $716    2.61%    $759   2.35%     $2,061   4.29%
60-89 days...................................    82     0.37      204    0.74      457   1.41         391   0.81
90 days and over.............................   569     2.54      701    2.55      438   1.35         678   1.41
                                             ------     ----   ------    ----     ----   ----      ------   ----
    Total....................................$1,290     5.77%  $1,621    5.9%   $1,654   5.11%     $3,130   6.52%
                                             ======     =====  ======    ====   ======   =====     ======   =====
Total defaults...............................$2,227     9.96%  $2,603    9.48%  $4,643  14.36%     $4,662   9.71%
                                             ======     =====  ======    =====  ======  ======     ======   =====

As of June 30, 1999:
Delinquency:
30-59 days...................................$  665     3.20%    $878    3.52%    $855   2.91%     $2,193   5.05%
60-89 days...................................    82     0.39      179    0.72      180   0.61         429   0.99
90 days and over.............................   769     3.70      397    1.59      634   2.16         340   0.78
                                             -------    ----  -------    ---- --------   ----     -------   ----
    Total....................................$1,516     7.29%  $1,454    5.83%  $1,669   5.68%     $2,962   6.82%
                                             ======     ====   ======    ====   ======   ====      ======   ====
Total defaults...............................$2,010     9.67%  $2,591   10.38%  $3,959  13.48%     $4,253   9.79%
                                             ======     ====   ======   =====   ======  =====      ======   ====

                                                  1996-1             1996-2        1996-3              1996-4
As of March 31, 1997:                        ---------------   --------------- ---------------    ---------------
Delinquency:
30-59 days...................................$4,089     3.27%  $8,329    5.35%  $4,742   2.20%     $8,189   2.92%
60-89 days................................... 1,424     1.14    1,656    1.06    1,727   0.80       2,355   0.84
90 days and over............................. 2,111     1.69    1,074    0.69    4,186   1.95       4,471   1.59
                                             ------     ---- --------    ---- --------   ----     -------   ----
    Total....................................$7,624     6.10% $11,059    7.10% $10,655   4.95%    $15,015   5.35%
                                             ======     ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$4,973     3.97%  $ 6,164   3.96%   $ 6,304 2.43%     $5,573   1.98%
                                             ======     ====   =======   ====    ======= ====      ======   ====

As of June 30, 1997:
Delinquency:
30-59 days...................................$3,721     3.25%  $5,952    4.19%  $6,644   3.41%     $8,009   3.11%
60-89 days................................... 1,206     1.05    1,700    1.20    2,757   1.42       3,029   1.18
90 days and over.............................   430     0.38      154    0.11      334   0.17       1,676   0.65
                                             ------     ---- --------    ---- --------   ----     -------   ----
    Total....................................$5,357     4.68%  $7,806    5.50%    $ 9,7355.00%    $12,714   4.94%
                                             ======     ====   ======    ====     ===========     =======   ====
Total defaults...............................$6,549     5.72%  $8,104    5.71% $10,997   5.65%    $10,117   3.93%
                                             ======     ====   ======    ====  =======   ====     =======   ====

As of September 30, 1997:
Delinquency:
30-59 days...................................$2,630     2.50%  $4,184    3.19%  $3,538   1.99%     $8,275   3.58%
60-89 days...................................   911     0.87    1,242    0.95    1,590   0.90       3,436   1.49
90 days and over............................. 1,794     1.71    1,163    0.89      934   0.53       3,714   1.60
                                             ------     ----   ------    ---- --------   ----    --------   ----
    Total....................................$5,335     5.08%  $6,589    5.03% $ 6,062   3.42%    $15,425   6.67%
                                             ======     ====   ======    ====  =======   ====     =======   ====
Total defaults...............................$7,649     7.29%  $8,534    6.51% $13,091   7.38%    $12,662   5.47%
                                             ======     ====   ======    ====  =======   ====     =======   ====

                                                  1996-1            1996-2          1996-3             1996-4
As of December 31, 1997:                     ---------------   --------------- ---------------    ---------------
Delinquency:
30-59 days...................................$1,658     1.72%   3,794    3.20%  $3,887   2.39%     $5,686   2.69%
60-89 days................................... 1,445     1.50    2,135    1.80    2,224   1.36       2,420   1.14
90 days and over............................. 2,788     2.90    2,267    1.91    3,680   2.26       4,263   2.02
                                             ------     ----   ------    ----   ------   ----    --------   ----
    Total....................................$5,891     6.12%  $8,196    6.91%  $9,791   6.01%    $12,369   5.85%
                                             ======     ====   ======    ====   ======   ====     =======   ====
Total defaults...............................$7,279     7.57%  $8,660    7.30%  $9,605   5.90%    $14,014   6.63%
                                             ======     ====   ======    ====   ======   ====     =======   ====

As of March 31, 1998:
Delinquency:
30-59 days...................................$1,871     2.14%  $2,471    2.27%  $3,350   2.21%     $4,131   2.13%
60-89 days................................... 1,135     1.30    1,902    1.74    1,606   1.06       3,227   1.66
90 days and over............................. 1,862     2.13    3,067    2.81    3,025   2.00       5,085   2.62
                                             ------     ----   ------    ----   ------   ----    --------   ----
    Total....................................$4,868     5.56%  $7,440    6.82%  $7,981   5.27%    $12,443   6.42%
                                             ======     ====   ======    ====   ======   ====     =======   ====
Total defaults...............................$6,719     7.67%  $7,832    7.18%  $9,624   6.36%    $12,856   6.63%
                                             ======     ====   ======    ====   ======   ====     =======   ====

As of June 30, 1998:
Delinquency:
30-59 days...................................$2,182     2.74%  $2,544    2.56%  $3,643   2.66%      4,451   2.55%
60-89 days...................................   638     0.80    1,259    1.27    1,623   1.18       2,442   1.40
90 days and over............................. 1,913     2.40    2,303    2.32    5,596   4.08       4,823   2.76
                                             ------     ----   ------    ---- --------   ----    --------   ----
    Total....................................$4,733     5.94%  $6,106    6.14% $10,862   7.93%    $11,716   6.72%
                                             ======     ====   ======    ====  =======   ====     =======   ====
Total defaults...............................$6,510     8.17%  $7,635    7.68%  $6,434   4.70%    $14,544   8.34%
                                             ======     ====   ======    ====   ======   ====     =======   ====

As of September 30, 1998:
Delinquency:
30-59 days...................................$2,099     2.86%  $3,894    4.33%  $2,679   2.16%     $4,942   3.14%
60-89 days................................... 1,216     1.66    1,134    1.26    1,276   1.03       2,342   1.49
90 days and over............................. 1,802     2.46    1,632    1.81    1,584   1.27       2,984   1.90
                                             ------     ----  -------    ---- --------   ----    --------   ----
    Total....................................$5,117     6.98%  $6,660    7.40% $ 5,539   4.46%    $10,268   6.53%
                                             ======     ====   ======    ====  =======   ====     =======   ====
Total defaults...............................$6,999     9.54%  $7,901    8.78% $10,052   8.09%    $16,363   9.47%
                                             ======     ====   ======    ====  =======   ====     =======   ====

As of December 31, 1998:
Delinquency:
30-59 days...................................$3,595     5.38%  $3,293    3.95%  $2,916   2.56%     $9,728   6.77%
60-89 days...................................   758     1.13    1,453    1.74    1,513   1.33       2,056   1.43
90 days and over.............................   703     1.05      951    1.14    2,135   1.87       2,436   1.70
                                             -------    ----  -------    ----  -------   ----    --------   ----
    Total....................................$5,056     7.57%  $5,697    6.84%  $6,564   5.75%    $14,220   9.90%
                                             ======     ====   ======    ====   ======   ====     =======   ====
Total defaults...............................$7,912    11.84%  $9,322   11.19%  $9,340   8.19%    $15,769   10.97%
                                             ======    =====   ======   =====   ======   ====     =======   =====

As of March 31, 1999:
Delinquency:
30-59 days...................................$2,518     4.15%  $3,135    4.14%  $1,832   1.76%     $7,283   5.44%
60-89 days...................................   619     1.02      854    1.13      690   0.66       2,207   1.65
90 days and over............................. 1,244     2.05    1,708    2.25    1,771   1.7        3,061   2.29
                                             -------    ----  -------    ----    ----- ------     -------   ----
    Total....................................$4,381     7.21%  $5,697    7.52%  $4,2934.12.%      $12,551   9.37%
                                             ======     ====   ======    ====   ===========       =======   ====
Total defaults...............................$7,892     13.0%  $8,994   11.87%  $9,500   9.12%    $14,881   11.11%
                                             ======     ====   ======   =====   ======   ====     =======   =====

As of June 30, 1999:
Delinquency:
30-59 days...................................$2,500      4.43% $2,987    4.35%  $2,930   3.13%     $6,028   4.95%
60-89 days...................................   514      0.91     389    0.57      526   0.56       1,908   1.57
90 days and over.............................   768      1.36   1,440    2.10    1,317   1.41       2,280   1.87
                                             -------     ----  ------    ----   ------   ----    --------   ----
    Total....................................$3,782      6.70% $4,816    7.02%  $4,773   5.10%    $10,216   8.39%
                                             ======     =====  ======    ====   ======   ====     =======   ====
Total defaults...............................$6,760     11.99% $7,726   11.26%  $8,733   9.32%    $12,934   10.61%
                                             ======     =====  ======   =====   ======   ====     =======   =====

                                                  1997-1            1997-2         1997-3             1997-4
As of March 31, 1997:                        ---------------   --------------- ---------------    ---------------
Delinquency:
30-59 days...................................$9,414     3.01% $10,561    2.67%
60-89 days................................... 3,594     1.15    4,641    1.17
90 days and over............................. 5,217     1.67      843    0.21
                                             -------    ---- --------    ----
   Total....................................$18,225     5.83% $16,045    4.05%
                                             =======    ====  =======    ====
Total defaults...............................$1,170     0.37%    $369    0.09%
                                             ======     ====     ====    ====

As of June 30, 1997:
Delinquency:
30-59 days...................................$10,117    3.45%  $9,817    2.62% $29,002   3.67%
60-89 days...................................  2,463    0.84    2,863    0.76    6,201   0.78
90 days and over.............................  5,631    1.92    3,971    1.06      927   0.12
                                             --------   ----  -------    ---- --------   ----
    Total....................................$18,211    6.21% $16,651    4.44  $36,130   4.57%
                                             =======    ====  =======    ====  =======   ====
Total defaults...............................$ 4,533    1.55   $4,248    1.13%    $241   0.03%
                                             =======    ====   ======    ====     ====   ====

As of September 30, 1997:
Delinquency:
30-59 days...................................$7,452     2.78%  $9,753    2.81% $22,580   2.98%    $12,446   2.22%
60-89 days................................... 2,507     0.94    3,420    0.98    7,906   1.04       5,525   0.99
90 days and over............................. 7,163     2.68    5,925    1.71   14,067   1.85       4,627   0.83
                                             -------    ---- --------    ----  -------   ----    --------   ----
    Total....................................$17,122    6.40% $19,098    5.50% $44,553   5.87%    $22,598   4.04%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$8,796     3.29% $10,848    3.13%  $7,040   0.93%       $798   0.14%
                                             ======     ====  =======    ====   ======   ====        ====   ====

As of December 31, 1997:
Delinquency:
30-59 days...................................$6,182     2.56%  $9,823    3.13% $18,556   2.58%     $8,691   1.63%
60-89 days................................... 2,918     1.21    4,646    1.48    9,243   1.29       5,398   1.02
90 days and over............................. 5,369     2.22    5,067    1.61   21,463   2.99      10,659   2.00
                                             --------   ---- --------    ----  -------   ----     -------   ----
    Total....................................$14,469    5.99% $19,536    6.22% $49,262   6.86%    $24,748   4.65%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$13,589    5.63% $16,574    5.28% $16,467   2.32%     $4,765   0.90%
                                             =======    ====  =======    ====  =======   ====      ======   ====

As of March 31, 1998:
Delinquency:
30-59 days...................................$5,082     2.36%  $6,455    2.26% $16,418   2.46%    $10,057   2.04%
60-89 days................................... 3,147     1.46    3,046    1.07    9,904   1.49       6,282   1.27
90 days and over............................. 5,482     2.55    7,382    2.59   18,208   2.73       7,097   1.44
                                             --------   ---- --------    ----  -------   ----    --------   ----
    Total....................................$13,711    6.38% $16,883    5.92% $44,530   6.68%    $23,436   4.75%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$13,938    6.48% $16,247    5.70% $27,276   4.09%    $13,346   2.71%
                                             =======    ====  =======    ====  =======   ====     =======   ====

As of June 30, 1998:
Delinquency:
30-59 days...................................$7,154     3.72%  $7,196    2.82% $12,192   2.01%     $8,607   1.95%
60-89 days................................... 1,664     0.87    4,280    1.68    6,172   1.02       2,866   0.65
90 days and over............................. 4,282     2.23    5,760    2.26   12,916   2.13       3,778   0.86
                                             --------   ---- --------    ----  -------   ----    --------   ----
    Total....................................$13,100    6.82% $17,236    6.76% $31,280   5.17%    $15,251   3.46%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$14,319    7.46% $19,844    7.79% $38,627   6.38%    $21,135   4.79%
                                             =======    ====  =======    ====  =======   ====     =======   ====

                                                  1997-1            1997-2         1997-3             1997-4
As of September 30, 1998:                    ---------------   --------------- ---------------    ---------------
Delinquency:
30-59 days...................................$6,642     3.85%  $9,213    3.98% $17,851   3.23%    $15,362   3.92%
60-89 days................................... 1,514     0.88    2,469    1.07    6,684   1.21       3,007   0.77
90 days and over ............................ 2,725     1.58    3,061    1.32    9,373   1.69       2,305   0.59
                                             ------     ---- --------  ------  -------   ----      ------   ----
    Total....................................$10,881    6.31% $14,743    6.37% $33,908   6.13%    $20,674   5.28%
                                             =======    ====  =======  ======  =======   ====     =======   ====
Total defaults...............................$16,363    9.47% $24,404   10.54% $45,138   8.16%    $24,105   6.15%
                                             =======    ====  =======   =====  =======   ====     =======   ====

As of December 31, 1998:
Delinquency:
30-59 days...................................$10,131    6.48% $10,026    4.70% $29,033   5.74%    $15,832   4.47%
60-89 days...................................  2,447    1.57    3,520    1.65    7,743   1.53       4,663   1.32
90 days and over ............................  3,051    1.95    4,043    1.89    7,258   1.43       3,037   0.86
                                             --------  ----- --------    ---- --------   ----    --------   ----
    Total....................................$15,629   10.00% $17,589    8.24% $44,034   8.70%    $23,532   6.64%
                                             =======   =====  =======    ====  =======   ====     =======   ====
Total defaults...............................$15,815   10.12% $24,495   11.48% $53,514  10.58%    $25,218   7.12%
                                             =======   =====  =======   =====  =======  =====     =======   ====

As of March 31, 1999:
Delinquency:
30-59 days...................................$5,102     3.61%  $8,185    4.22% $17,814   3.85%    $13,335   4.28%
60-89 days................................... 1,833     1.3     1,969    1.01    6,134   1.33       2,838   0.91
90 days and over............................. 2,598     1.84    3,354    1.73   11,965   2.59       2,372   0.76
                                             ------     ----    -----    ----   ------   ----    --------   ----
    Total....................................$9,533     6.74% $13,508    6.96% $35,913   7.77%    $18,545   5.96%
                                             ======     ====  =======    ====  =======   ====     =======   ====
Total defaults..............................$16,047    11.34% $23,046   11.88% $50,541  10.93%    $27,023   8.68%
                                            =======    =====  =======   =====  =======  =====     =======   ====

As of June 30, 1999:
Delinquency:
30-59 days...................................$ 7,121    5.52%  $7,113    4.08% $17,922   4.24%    $11,713   4.58%
60-89 days...................................  1,131    0.88    1,475    0.85    4,945   1.17       2,313   0.91
90 days and over.............................  2,680    2.08    3,789    2.17    8,028   1.90       2,591   1.01
                                             -------    ----  -------    ----  -------   ----     -------   ----
    Total....................................$10,932    8.48% $12,377    7.10% $30,895   7.31%    $16,617   6.50%
                                             =======   =====  =======    ====  =======  =====     =======   ====
Total defaults...............................$14,761   11.43% $18,785   10.77% $50,695  12.00%    $18,333   7.18%
                                             =======   =====  =======   =====  =======  =====     =======   ====

                                                  1997-5            1997-6        1997-7              1997-8
As of September 30, 1997:                    ---------------   --------------- ---------------    ---------------
Delinquency:
30-59 days...................................$34,046    3.52%
60-89 days...................................  5,176     0.53
90 days and over.............................    764     0.08
                                             --------    ----
    Total....................................$39,986     4.13%
                                             =======     ====
Total defaults...............................   $150     0.16%
                                                ====    ====

As of December 31, 1997:
Delinquency:
30-59 days...................................$17,978    1.92% $17,015    2.50% $30,032   4.00%   $  7,904   2.59%
60-89 days................................... 11,256    1.20   10,046    1.48   12,353   1.64       2,975   0.98
90 days and over............................. 23,104    2.47   15,325    2.25    5,266   0.70         794   0.26
                                             -------    ----  -------    ---- --------   ----    --------   ----
    Total....................................$52,338    5.59% $42,386    6.23% $47,651   6.34%    $11,673   3.83%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$ 3,254    0.35% $ 3,659    0.54% $     0      0%    $     0      0%
                                             ========   ====  =======    ====  =======      =     =======      =

As of March 31, 1998:
Delinquency:
30-59 days...................................$14,416    1.61% $14,155    2.18% $11,048   1.49%     $3,647   1.24%
60-89 days...................................  9,541    1.07    5,824    0.90    6,713   0.91       2,795   0.95
90 days and over............................. 12,144    1.36   11,600    1.79   18,006   2.43       4,400   1.49
                                             -------    ----  -------    ----  -------   ----    --------   ----
    Total....................................$36,101    4.04% $31,579    4.87% $35,767   4.84%    $10,842    3.68%
                                             =======    ====  =======    ====  =======   ====     =======    ====
Total defaults...............................$24,842    2.78% $17,358    2.68% $ 5,085   0.69%   $ 2,096     0.71%
                                             =======    ====  =======    ====  =======   ====    =======     ====

As of June 30, 1998:
Delinquency:
30-59 days...................................$17,801    2.14% $12,423    2.07% $13,752   1.95%     $5,262   1.89%
60-89 days................................... 10,478    1.26    6,705    1.12    6,842   0.97       2,474   0.89
90 days and over............................. 10,140    1.22    7,043    1.17   10,158   1.44       2,233   0.80
                                             -------    ---- --------    ----  -------   ----      ------   ----
    Total....................................$38,419    4.62% $26,171    4.36% $30,752   4.36%     $9,969   3.58%
                                             =======    ====  =======    ====  =======   ====      ======   ====
Total defaults...............................$37,962    4.57% $27,957    4.66% $22,228   3.15%     $6,613   2.37%
                                             =======    ====  =======    ====  =======   ====      ======   ====

                                                  1997-5            1997-6          1997-7            1997-8
As of September 30, 1998:                    ---------------   --------------- ---------------    ---------------
Delinquency:
30-59 days...................................$24,358    3.23%  20,991    3.99% $17,497   2.69%     $7,296   2.87%
60-89 days...................................  7,345    0.97    6,032    1.15    5,159   0.79       1,950   0.77
90 days and over.............................  6,139    0.81    3,654    0.69    4,300   0.66       1,442   0.57
                                              ------    ----   ------    ----  -------   ----     -------   ----
    Total....................................$37,842    5.01% $30,677    5.83% $26,956   4.14%     10,688   4.21%
                                             =======    ====  =======    ====  =======   ====      ======   ====
Total defaults...............................$49,919    6.61% $35,475    6.74% $35,269   5.42%     10,917   4.29%
                                             =======    ====  =======    ====  =======   ====      ======   ====

As of December 31, 1998:
Delinquency:
30-59 days...................................$34,998    5.10% $20,975    4.47% $24,574   4.15%     $7,731   3.40%
60-89 days................................... 10,605    1.54    7,314    1.56    7,034   1.19       3,178   1.40
90 days and over............................. 11,019    1.60    3,676    0.78    7,768   1.31       2,508   1.10
                                             -------    ---- --------    ---- --------   ----    --------   ----
    Total....................................$56,622    8.24% $31,965    6.82% $39,376   6.66%    $13,417   5.89%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$51,917    7.56% $42,484    9.06% $38,454   6.50%    $11,996   5.27%
                                             =======    ====  =======    ====  =======   ====     =======   ====

As of March 31, 1999:
Delinquency:
30-59 days...................................$23,592    3.72% $13,849    3.26% $14,654   2.68%     $5,232   2.52%
60-89 days...................................  7,175    1.13    4,550    1.07    3,577   0.65       1,485   0.72%
90 days and over............................. 10,967    1.73    6,547    1.54    8,328   1.52       1,406   0.68
                                              ------     ----  -------    ---- --------   ----     -------   ----
    Total....................................$41,734    6.58% $24,946    5.87% $26,559   4.85%     $8,123   3.92%
                                             =======    ====  =======    ====  =======   ====      ======   ====
Total defaults...............................$56,378    8.88% $39,104    9.20% $39,711   7.26%    $14,788   7.14%
                                             =======    ====  =======    ==== ========   ====     =======   ====

As of June 30, 1999:
Delinquency:
30-59 days...................................$25,195    4.32% $13,675    3.68% $17,764   3.55%     $4,492   2.43%
60-89 days...................................  4,829    0.83    2,927    0.79    4,175   0.84       1,444   0.78
90 days and over............................. 11,811    2.03    4,086    1.10    6,784   1.36       1,248   0.67
                                             -------    ---- --------    ----  -------   ----     -------   ----
    Total....................................$41,835    7.18% $20,688    5.57% $28,723   5.75%    $ 7,184   3.88%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$54,071    9.28% $35,790    9.64% $37,977   7.60%    $11,904   6.43%
                                             =======    ====  =======    ====  =======   ====     =======   ====


                                                 1998-1             1998-2        1998-3             1998-4
As of March 31, 1998:                        ---------------   --------------- ---------------    ---------------
Delinquency:
30-59 days...................................$23,065    2.63% $17,703    3.54%
60-89 days...................................  8,098    0.92    7,163    1.43
90 days and over.............................    803    0.09        0    0.00
                                             --------   ----  -------    ----
    Total....................................$31,966    3.65% $24,866    4.97%
                                             =======    ====  =======    ====
Total defaults...............................$  1 44    0.02% $    47    0.01%
                                              ========  ====  =======    ====

As of June 30, 1998:
Delinquency:
30-59 days................................... $12,677   1.33%  $7,395    1.13% $22,454   2.63%    $15,258   3.10%
60-89 days...................................   7,145   0.75    5,497    0.84    7,319   0.86       4,762   0.97
90 days and over.............................   7,790   0.81    6,930    1.06      932   0.11       1,789   0.36
                                             --------   ---- --------    -------------   ----    --------   ----
    Total....................................$27,612    2.89% $19,822    3.03% $30,705   3.60%    $21,809   4.43%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$  9,116   0.95% $ 7,810    1.19% $   157   0.02%    $   829   0.02%
                                             ========   ====  =======    ====  =======   ====     =======   ====

As of September 30, 1998:
Delinquency:
30-59 days...................................$22,049    2.42% $19,202    3.21% $19,725   2.07%    $13,815   2.43%
60-89 days...................................  8,284    0.91    6,581    1.10%   7,358   0.77%      6,160   1.08
90 days and over.............................  4,586    0.50    3,795    0.64%   3,667   0.39%      2,761   0.48
                                             ------     ----   ------    ----  -------   ----    --------   ----
    Total....................................$34,919    3.83% $29,578    4.95% $30,750   3.23%    $22,736   3.99%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$23,585    2.59% $20,586    3.45% $15,765   1.66%    $11,743   2.06%
                                             =======    ====  =======    ====  =======   ====     =======   ====

As of December 31, 1998:
Delinquency:
30-59 days................................... $34,541   4.10% $28,357    5.24%  $35,041  3.89%    $15,830   2.98%
60-89 days...................................  10,248   1.22    8,408    1.55    9,236   1.02       6,244   1.17
90 days and over.............................   6,994   0.83    2,204    0.41    3,666   0.41       2,277   0.43
                                              --------  ---- --------    ---- --------   ----    --------   ----
    Total.................................... $51,783   6.15% $38,969    7.20% $47,943   5.32%    $24,351   4.58%
                                              =======   ====  =======    ====  =======   ====     =======   ====
Total defaults............................... $32,722   3.89% $31,148    5.76% $27,815   3.09%    $24,197   4.55%
                                              =======   ====  =======    ====  =======   ====     =======   ====

As of March 31, 1999:                             1998-1            1998-2         1998-3             1998-4
Delinquency:                                 ---------------   --------------- ---------------    ---------------
30-59 days...................................$24,005    3.11% $16,235    3.40% $25,929   3.07%    $14,032   2.86%
60-89 days...................................  4,586    0.59    6,044    1.26    2,105   0.25       4,902   1
90 days and over.............................  8,215    1.06    5,026    1.05    8,391   0.99       4,853   0.99
                                             --------   ----  -------    ---- --------   ----     -------   ----
    Total....................................$36,806    4.76% $27,305    5.71% $36,425   4.31%    $23,787   4.85%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$38,527    4.98% $31,455    6.58% $31,260   3.70%    $23,651   4.82%
                                             =======    ====  =======    ====  =======   ====     =======   ====

As of June 30, 1999:
Delinquency:
30-59 days...................................$22,609    3.20% $15,276    3.65% $30,090   3.92%    $15,726   3.66%
60-89 days...................................  3,780    0.53    6,128    1.46    6,383   0.83       5,605   1.30
90 days and over.............................  8,624    1.22    5,780    1.38    7,729   1.01       3,809   0.89
                                             --------   ----  -------    ---- --------   ----     -------   ----
    Total....................................$35,013    4.95% $27,184    6.49% $44,202   5.76%    $25,140   5.85%
                                             =======    ====  =======    ====  =======   ====     =======   ====
Total defaults...............................$40,875    5.78% $31,304    7.47% $33,871   4.41%    $25,026   5.82%
                                             =======    ====  =======    ====  =======   ====     =======   ====

                                                 1998-5                1998-6
As of September 30, 1998:                    -------------------------------------
Delinquency:
30-59 days...................................$10,787    2.19%      $20,095  2.88%
60-89 days...................................  3,915    0.79         4,167  0.60
90 days and over.............................    477    0.10           174  0.02
                                             --------   ----      --------  ----
    Total....................................$15,179    3.08%      $24,436  3.50%
                                             =======    ====       =======  ====
Total defaults...............................$   500    0.10%      $   212  0.03%
                                             =======    ====       =======  ====

As of December 31, 1998:
Delinquency:
30-59 days...................................$17,227    3.63%      $25,606  3.81%
60-89 days...................................  5,841    1.23         7,869  1.17
90 days and over.............................  1,254    0.26         2,266  0.34
                                             --------   ----      --------  ----
    Total....................................$24,322    5.12%      $35,741  5.32%
                                             =======    ====       =======  ====
Total defaults...............................$ 7,973    1.68%      $11,637  1.73%
                                             =======    ====       =======  ====

As of March 31, 1999:
Delinquency:
30-59 days...................................$12,796    2.83%      $18,530  2.87%
60-89 days...................................  3,634    0.81         4,649  0.72
90 days and over.............................  3,608    0.8          6,239  0.97
                                             -------   ------        -----  ----
    Total....................................$20,038    4.44%      $29,418  4.56%
                                             =======    ====       =======  ====
Total defaults...............................$11,178    2.48%      $17,148  2.66%
                                             =======    ====       =======  ====

As of June 30, 1999:
Delinquency:
30-59 days...................................$14,387    3.50%      $22,367  3.71%
60-89 days...................................  4,402     1.07         7,447  1.24
90 days and over.............................  2,645    0.64         5,626  0.93
                                             -------    ----       -------  ----
    Total....................................$21,434    5.21%      $35,470  5.88%
                                             =======    ====       =======  ====
Total defaults...............................$14,443    3.51%      $22,389  3.72%
                                             =======    ====       =======  ====

(1) Delinquency is the dollar value of account balances contractually past due, excluding loans in foreclosure, bankruptcy and real estate owned.

(2) Defaults are the dollar value of account balances contractually past due on loans in foreclosure and bankruptcy, exclusive of real estate owned.

(3) The percentage of loans with loan-to-value ratios between 80% and 100% included in the 1994-1, 1995-1, 1995-2, 1995-3, 1996-1, 1996-2, 1996-3,
      1996-4,  1997-1,  1997-2,  1997-3, 1997-4, 1997-5, 1997-6, 1997-7, 1997-8,
      1998-1,1998-2, 1998-3, 1998-4, 1998-5 and 1998-6 securitization trusts, as of the closing date of each securitization, was 24.2%, 32.4%, 26.6%, 10.4%, 11.0% 12.2%, 15.7%, 18.3%, 18.0%, 20.4%, 24.2%, 21.92%, 29.08%,
      29.56%, 29.55%, 30.38%, 27.3%, 24.4%, 31.2%, 26.5%, 32.1% and

      28.8%, respectively. The LTV's are calculated as of the origination date of each mortgage loan based on the appraised value at the time of origination.

The following table describes certain loan loss experience of IMC's servicing portfolio of home equity loans for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999.

                                                                Year Ended                                   Six months ended
                                                               December 31,                                      June 30,
                                          -------------------------------------------------------------   --------------------------
                                              1994         1995        1996        1997          1998            1998          1999
                                              ----         ----        ----        ----          ----            ----          ----
                                                                (Dollars in thousands)
Average amount outstanding (1)........     $52,709     $294,252   1,207,172  $4,315,238    $9,073,680      $8,340,205    $7,968,591
Losses (2)        ....................          --          279       1,580       6,274        22,272           9,854        38,743
Annualized losses as a percentage of
  average amount outstanding..........       0.00%        0.09%       0.13%       0.15%         0.25%           0.24%         0.97%

(1) Average amount outstanding during the period is the arithmetic average of the principal balances of home equity loans outstanding serviced by the Company on the last business day of each month during the period.

(2) Losses are actual losses incurred on liquidated properties for each respective period. Losses include all principal, foreclosure costs and accrued interest.

Marketing

      Correspondent and Broker Networks. Marketing to correspondents and brokers is conducted through IMC's business development representatives who establish and maintain relationships with IMC's principal sources of loan purchases and originations, including financial institutions and mortgage bankers. The business development representatives provide various levels of information and assistance to correspondents and brokers and are principally responsible for maintaining IMC's relationships with its networks. Business development representatives endeavor to increase the volume of loan originations from brokers and correspondents located within the geographic territory assigned to that representative. The representatives visit customers' offices, attend trade shows and supervise advertisements in broker trade magazines. The representatives also provide IMC with information relating to correspondents, borrowers and brokers and products and pricing offered by competitors and new market entrants, all of which assist IMC in refining its programs in order to offer competitive products. The business development representatives are typically compensated with a base salary and commissions based on the volume of loans that are purchased or originated as a result of their efforts.

      Direct Consumer Lending. As of June 30, 1999, IMC marketed its direct consumer lending services through more than 70 branch offices. IMC's direct consumer loan strategy involves: (i) targeting cities where the population density and economic indicators are favorable for home equity lending, the foreclosure rate is within reasonable ranges and the non-conforming loan market has been underserved; (ii) testing the target market prior to the establishment of a branch office; (iii) if test marketing is positive, establishing a small branch office, generally with an initial staff of two business development representatives; and (iv) setting up branch offices in executive office space with short-term leases, which eliminates high startup costs for office equipment, furniture and leasehold improvement and allows IMC to exit the market easily if the office does not meet expectations. The branch office network is used for marketing to and meeting with IMC's local borrowers and brokers.

Acquisitions and Strategic Alliances

      The Company had actively pursued a strategy of acquiring originators of non-conforming home equity loans. IMC's acquisition strategy focused on entities that originate non-conforming mortgages either directly from the consumer or through broker networks. In 1996, IMC acquired Equitystars and in January and February 1997 completed the acquisitions of Mortgage America, CoreWest Banc ("CoreWest"), Equity Mortgage and American Mortgage Reduction Inc. ("American Reduction"). In July 1997, IMC acquired National Lending Center Inc. ("National Lending Center") and Central Money Mortgage Co., Inc. ("Central Money Mortgage"). In October and

November 1997, IMC acquired Residential Mortgage Corporation and Alternative Capital Group, Inc. ("Alternative Capital Group"). Equitystars, Mortgage America and Equity Mortgage were Industry Partners. There were no acquisitions of originators of non-conforming home equity loans during 1998. As a result of the volatility of the capital markets and severely reduced or unavailable liquidity, IMC is not likely to acquire any originators of non-conforming home equity loans for the foreseeable future. The Company is currently focusing on reducing the cost of loan originations of each of the companies it has acquired. To reduce costs, the Company closed certain non-productive retail and broker offices and reduced the number of employees. The Company is in the process of identifying and reducing non-essential costs. The Company anticipates that certain additional retail and broker offices will be closed and entire operations of some of the acquired companies may be sold or shut down. There can be no assurance the Company can achieve a reduction of cash flow used in operations or that its attempt to reduce non-essential expenditures will be successful.

      Each of the foregoing acquisitions made in 1996 and 1997 has been accounted for under the purchase method of accounting and the results of operations have been included with those of the Company from the dates of acquisition. The fair value of the acquired Companies' assets approximated the liabilities assumed and, accordingly, the majority of the initial purchase prices has been recorded as goodwill which is being amortized on a straight line basis for periods of up to thirty (30) years. The initial purchase price for all of the assets of Equitystars was 239,666 shares of common stock. The aggregate purchase price for the eight acquisitions completed in 1997 included gross cash of approximately $20.9 million, approximately 5.0 million shares of common stock, $13.2 million of notes payable to former owners of the acquired companies and assumption of a stock option plan which resulted in the issuance of options to acquire 334,596 shares of the Company's common stock. The aggregate fair value of assets acquired was approximately $71.2 million and liabilities assumed approximated $70.4 million. The Company initially recorded goodwill of approximately $87.0 million related to these acquisitions. Most of the acquisitions include earn-out arrangements that provide for additional consideration if the acquired company achieves certain performance targets after the acquisition. Additional purchase price of approximately $5.6 million and $1.6 million was recorded as goodwill during the years ended December 31, 1997 and 1998, respectively, related to the contingent payment terms of the acquisitions. Any such contingent payments will result in an increase in the amount of recorded goodwill related to such acquisition.

      The Asset Purchase Agreement entered into on July 13, 1999 did not include the operations of those acquired businesses. Therefore, in July 1999, the IMC Board of Directors approved a formal plan to dispose of them. The Company currently is in the process of closing the operations of several of those acquired businesses to reduce the use of working capital by those businesses. In some cases, the Company is negotiating to sell those businesses back to their former owners for a release of liabilities relating to the outstanding earnouts and employment agreements and an assumption of certain other obligations of the Company relating to the businesses.

Strategic Alliances

      In order to increase the Company's volume and diversify its sources of loan originations, the Company had entered into three strategic alliances with selected mortgage lenders, pursuant to which the Company provided working capital not exceeding $800,000, provided warehouse financing and received commitments to purchase qualifying loans. In return, the Company received a more predictable flow of loans and, in some cases, an option or obligation to acquire an equity interest in the related strategic participant.

International Operations

      In April 1996, the Company together with two partners formed Preferred Mortgages, a United Kingdom joint venture. The Joint Venture Partners are IMC, Foxgard Limited ("Foxgard") and Financial Security Assurance Inc. ("FSA"). Preferred Mortgages is owned 45% by IMC, 45% by Foxgard and 10% by FSA.
Preferred Mortgages lends to borrowers in the United Kingdom with impaired credit profiles similar to the Company's domestic customers. In June 1999, IMC sold its 45% interest in the joint venture to Foxgard for approximately $1.5 million.

      In June 1997, the Company's wholly-owned subsidiary IMC Mortgage Company, Canada Ltd. ("IMC Canada") began operations in the Canadian Province of Ontario to serve the non-conforming home equity market in the Toronto marketplace. In August 1999, IMC sold its operation in Canada for $4.2 million. See

"Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources".

Competition

      As a purchaser and originator of mortgage loans the proceeds of which are used for a variety of purposes, including to consolidate debt, refinance debt, to finance home improvements and to pay educational expenses, the Company faces intense competition primarily from other mortgage banking companies and commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Some of the Company's competitors may, in some locations, also include the Industry Partners. Furthermore, numerous large national finance companies and originators of conforming mortgages have expanded from their conforming origination programs and have allocated resources to the origination of non-conforming loans. In addition, many of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company, targeting customers similar to those of the Company. The entrance of these competitors into the Company's market requires the Company to pay higher premiums for loans it purchases, increases the likelihood of earlier prepayments through refinancings and could have a material adverse effect on the Company's results of operations and financial condition. In addition, competition could also result in the purchase or origination of loans with lower interest rates and higher loan-to-value ratios, which could have a material adverse effect on the Company's results of operations and financial condition. Premiums paid to correspondents as a percentage of loans purchased from correspondents by the Company remained constant at 5.3% for the years ended December 31, 1997 and 1998; however, during the fourth quarter of 1998, the Company to a large extent curtailed its purchases from correspondents and significantly reduced the premiums paid to correspondents as a percent of loans from correspondents. The weighted average interest rate for loans purchased or originated by the Company decreased from 12.1% for the year ended December 31, 1995 to 11.5% for the year ended December 31, 1996 to 10.9% for the year ended December 31, 1997 to 10.4% for the year ended December 31, 1998 and to 9.3% for the six months ended June 30, 1999. The combined weighted average loan-to-value ratio of loans purchased or originated by the Company increased from 70.9% for the year ended December 31, 1995 to 72.9% for the year ended December 31, 1996 to 75.3% for the year ended December 31, 1997 and to 77.0% for the year ended December 31, 1998 and to 78.5% for the six months ended June 30, 1999.

      Competition takes many forms, including convenience in obtaining a loan, service, marketing and distribution channels and interest rates. Furthermore, the level of gains currently realized by the Company and its competitors on the sale of the type of loans purchased and originated is attracting additional competitors into this market, including at least one quasi-governmental agency, with the effect of lowering the gains that may be realized by the Company on future loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have "locked-in" low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's borrowers to refinance their loans. During economic slowdowns or recessions, the Company's borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

      The Company depends largely on brokers, financial institutions and other mortgage bankers for its purchases and originations of new loans. The Company's competitors also seek to establish relationships with the Company's brokers and financial institutions and other mortgage bankers. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

Regulation

      IMC's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. IMC's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), ECOA, the Fair Credit Reporting Act of 1994, as amended, RESPA, and Regulation X, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations affecting IMC's activities. IMC is also subject to the rules and regulations of and examinations by HUD and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans.

These rules and regulations, among other things, impose licensing obligations on IMC, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. IMC believes, however, that it is in compliance in all material respects with applicable federal and state laws and regulations.

Environmental Matters

      To date, IMC has not been required to perform any investigation or clean up activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case. In the ordinary course of its business, IMC from time to time forecloses on properties securing loans. Although IMC primarily lends to owners of residential properties, there is a risk that IMC could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition by IMC, and could be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

Employees

      As of December 31, 1998, IMC had a total of 2,585 employees, 539 of whom worked in its Tampa, Florida headquarters. As of June 30, 1999, IMC had a total of 1,876 employees, 480 of whom were in its Tampa, Florida headquarters. The reduction of employees from December 31, 1998 to June 30, 1999 was a direct result of adverse market conditions and the Company's efforts to deal with its limited liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Liquidity and Capital Resources." None of IMC's employees is covered by a collective bargaining agreement. IMC considers its relations with its employees to be satisfactory under the current adverse market conditions in which the Company operates. Several members of senior management have previously worked as a team at other lending institutions. Many employees have been associated with senior management in previous employment positions.

Properties

      The Company's corporate headquarters are located in an approximately 83,000 square foot building at 5901 E. Fowler Avenue, Tampa, Florida 33617. The building was purchased in January 1997 for $2.6 million and through December 31, 1998, the Company spent in excess of $3 million to renovate the building.

      At December 31, 1998, IMC maintained short-term leases for regional full-service offices and retail branch offices in executive spaces in a number of locations throughout the United States. See also Note 15 of Notes to Consolidated Financial Statements.

Legal Proceedings

      IMC is a party to various legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the results of operations or financial condition of IMC.

      On December 23, 1998, seven former shareholders of CoreWest sued IMC in Superior Court of the State of California for the County of Los Angeles claiming IMC agreed to pay them $23.8 million in cancellation of the contingent "earn out" payment, if any, payable by IMC in connection with IMC's purchase of all of the outstanding shares of CoreWest. In August 1999, five of the former shareholders of CoreWest, representing approximately 80% of the interests of all former shareholders, settled their employment agreement claims and agreed to dismiss their claims under the lawsuit and sign mutual general and irrevocable releases for $1.4 million. The case is in the early stages of pleading; however, based upon management's understanding of the relevant facts and consultation with legal counsel, IMC's management believes there is no merit in the plaintiffs' claims.

      On June 17, 1999, the former shareholders of Central Money Mortgage, Inc. sued IMC and its counsel, Mitchell Legler, in the United States District Court of the State of Maryland claiming a failure to perform certain oral and written representations made in connection with IMC's purchase of the assets of Central Money Mortgage. The case is in the preliminary stages of discovery; however, based upon management's understanding of the relevant facts and consultation with legal counsel, IMC's management believes there is no merit in the plaintiffs' claims.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following information should be read in conjunction with "Selected Financial Data of IMC" and the historical financial statements and related notes contained in the annual, quarterly and other reports filed by IMC with the Securities and Exchange Commission. The following management's discussion and analysis of IMC's financial condition and results of operations contains forward looking statements which involve risks and uncertainties. IMC's actual results could differ materially from those anticipated in these forward-looking statements as a result of, among other things, the factors described or referred to under "Forward Looking Information" on page 10. In addition, it should be noted that past financial and operational performance of IMC is not necessarily indicative of future financial and operational performance.

General

      IMC is a specialized consumer finance company engaged in purchasing, originating, servicing and selling home equity loans secured primarily by first liens on one- to four-family residential properties. IMC focuses on lending to individuals whose borrowing needs are generally not being served by traditional financial institutions due to such individuals' impaired credit profiles and other factors. Loan proceeds typically are used by such individuals to consolidate debt, to finance home improvements, to pay educational expenses and for a variety of other uses. By focusing on individuals with impaired credit profiles and providing prompt responses to their borrowing requests, IMC has been able to charge higher interest rates for its loan products than typically are charged by conventional mortgage lenders.

      In 1996, IMC acquired Mortgage Central Corp., a non-conforming lender which did business under the name "Equitystars". In 1997, IMC acquired eight non-conforming mortgage lenders: Mortgage America, Inc., Equity Mortgage Co., Inc., CoreWest Banc, American Mortgage Reduction, Inc., National Lending Center, Inc., Central Money Mortgage Co., Inc., Residential Mortgage Corporation, and Alternative Capital Group, Inc. These acquisitions were accounted for using the purchase method of accounting and the results of operations have been included with IMC's results of operations since the effective acquisition dates.

      For important information concerning significant events during the year ended December 31, 1998 and the six months ended June 30, 1999, see "Proposal 1:
The Proposed Sale of Assets -- Background of the Transaction."

Certain Accounting Considerations

Interest-only and Residual Certificates

      The Company purchases and originates loans for the purpose of sale through securitizations and whole loan sales to institutional investors. In a securitization transaction, the Company sells a pool of mortgages to a trust which simultaneously sells senior interests to third-party investors. The Company retains the residual interests (or a portion thereof) represented by residual class certificates and interest-only certificates. The Company typically retains the rights to service the pool of mortgages owned by the trust. In addition, by retaining the residual class certificates, the Company is entitled to receive the excess cash flows generated by the securitized loans calculated as the difference between (a) the monthly interest payments from the loans and (b) the sum of (i) pass-through interest paid to third-party investors,  (ii) trustee fees, (iii)  third-party  credit  enhancement fees, and
(iv) servicing fees. The Company's right to receive this excess cash flow stream begins after the satisfaction of certain over-collateralization requirements that are used to provide credit enhancement that is specific to each securitization transaction.

      The Company initially records these securities at their allocated cost based upon the present value of the interest in the cash flows retained by the Company after considering various economic factors, including interest rates, collateral value and estimates of the value of future cash flows from the securitized mortgage pools under expected loss and prepayment assumptions discounted at a market yield. The weighted average rate used to discount the cash flows was 16% at December 31, 1998 based on the risks associated with each securitized mortgage pool.

The rates used to discount the cash flows increased from a range of 11% to 14.5% prior to October 1, 1998 to 16% after September 30, 1998 based on the adverse market conditions and volatility in asset-backed and other capital markets. See
Note 17 of Notes to Consolidated Financial Statements. The Company utilizes prepayment and loss curves, which the Company believes will approximate the timing of prepayments and losses over the life of the securitized loans. Prepayments on fixed rate loans securitized by the Company are expected to gradually increase from a constant prepayment rate ("CPR") of 4% to 28% in the first year of the loan and remain at 28% thereafter. The Company currently expects prepayments on adjustable rate loans to increase gradually from a CPR of 4% to 35% in the first year of the loan and remain at 35% thereafter. The CPR measures the annualized percentage of mortgage loans which will be prepaid during a given period. The CPR represents the annual prepayment rate over the year, expressed as a percentage of the principal amount outstanding at the beginning of the period, without giving effect to regularly scheduled amortization payments. In 1998, the Company revised its loss curve assumption used to approximate the timing of losses over the life of the securitized loans. The Company expects losses from defaults to gradually increase from zero in the first six months of the loan to 175 basis points after 36 months. Prior to October 1998, the loss curve assumption gradually increased from zero in the first six months of the loan to 100 basis points after 36 months. The revised loss curve and discount rate assumptions resulted in a decrease in the estimated fair value of the Company's interest-only and residual certificates of approximately $32.3 million and $52.3 million, respectively, which comprise the market valuation adjustment of $84.6 million for the year ended December 31, 1998. At June 30, 1999, as a result of trends in the Company's serviced loan portfolio and adverse market conditions, the Company revised the loss curve assumption to increase from zero in the first six months of the loan to 275 basis points after 30 months, representing estimated aggregate losses over the life of the pool (i.e., historical plus future losses) of 4.3% of original pool balances. The revised loss curve assumption resulted in a decrease in the estimated fair value of the Company's interest-only and residual certificates of approximately $62.9 million, which was recorded as a market valuation adjustment for the six months ended June 30, 1999.

Mortgage Servicing Rights

      Effective January 1, 1996, the Company adopted SFAS 122. Because SFAS 122 prohibited retroactive application, the historical accounting results for the periods ended December 31, 1994 and 1995 have not been restated and, accordingly, the accounting results for the year ended December 31, 1996 are not comparable to any previous period. In June 1996, the FASB released SFAS 125, which superseded SFAS 122 and was adopted by the Company January 1, 1997.

      SFAS 122 required that a mortgage banking entity recognize as a separate asset the rights to service mortgage loans for others. Mortgage banking entities that acquire or originate loans and subsequently sell or securitize those loans and retain the mortgage servicing rights are required to allocate the total cost of the loans between the mortgage servicing rights and the mortgage loans. The Company was also required to assess capitalized mortgage servicing rights for impairment based upon the fair value of those rights. The impact of the adoption of SFAS 122 on the Company's Statement of Operations for the year ended December 31, 1996 resulted in additional gain on sales of loans of approximately $6.6 million and an additional pro forma provision for income tax expense of approximately $2.6 million. The effect on unaudited pro forma net income and pro forma net income per common share for the year ended December 31, 1996 was an increase of $4.1 million and $0.21 per share, respectively.

      SFAS 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is generally effective for transactions that occur after December 31, 1996 and has been applied prospectively. SFAS 125 requires the Company to allocate the total cost of mortgage loans sold among the mortgage loans sold (servicing released), interest-only and residual certificates and servicing rights based on their relative fair values. The Company is required to assess the interest-only and residual certificates and servicing rights for impairment based upon the fair value of those assets. SFAS 125 also requires the Company to provide additional disclosure about the interest-only and residual certificates in its securitizations and to account for these assets each quarterly reporting period at fair value in accordance with SFAS 115. The application of the provisions of SFAS 125 did not cause earnings to differ materially from the results, which would have been reported under SFAS 122.

Gain on Sale of Loans, Net

         Gain on sale of loans, net, which arises primarily from securitizations and loans sold to third parties, includes all related revenues and direct costs, including the proceeds from sales of residual class certificates, the value of such certificates, hedging gains or losses and underwriting fees and other related securitization expenses and fees. See " -- Transactions with ContiFinancial -- Additional Securitization Transaction Expense."

Net Warehouse Interest Income

         Net warehouse interest income is interest earned from the Company's mortgage loans, which generally carry long-term interest rates, less interest expense on borrowings to finance the funding of such mortgage loans. The Company generally sells loans in its inventory within 180 days and finances such loans under its warehouse finance facilities, which bear short-term interest rates. Ordinarily, short-term interest rates are lower than long-term interest rates, and the Company earns net interest income from this difference, or spread, during the period the mortgage loans are held by the Company.

Servicing Fees

         The Company generally retains servicing rights and recognizes servicing income from fees and late payment charges earned for servicing the loans owned by certificate holders and others. Servicing fees are generally earned at a rate of approximately 1/2 of 1%, on an annualized basis, of the unamortized loan balance being serviced.

Other Revenues

         Other revenues consists primarily of the recognition of the increase or accretion of the discounted value of interest-only and residual certificates over time and prepayment penalties received from borrowers.

Transactions with ContiFinancial

Additional Securitization Transaction Expense

         The Company, in conjunction with the start up of its operations, maintained an investment banking relationship with ContiFinancial from August 1993 to June 1996. As part of this relationship, ContiFinancial provided warehouse and revolving credit facilities to the Company and acted as placement agent and underwriter of certain securitizations. In addition, as part of its cash flow management strategy, the first six securitizations were structured so that ContiFinancial received, in exchange for cash, a portion of the interest-only and residual interest in such securitizations. These transactions reduced the Company's gain on sale of loans by approximately $5.5 million in 1995 and $4.2 million in 1996. ContiFinancial also held a warrant to purchase
3.0 million shares of Common Stock (subject to certain adjustments) for a de minimis amount, of which 3.0 million shares have been issued.

Sharing of Proportionate Value of Equity

         Prior to March 26, 1996, the Company's financing and investment banking agreements with ContiFinancial included the ContiFinancial Value Sharing Arrangement ("Conti VSA"). The existence of the Conti VSA had no cash impact on the Company, but resulted in reductions of $4.2 million and $2.6 million in the Company's pre-tax income for the years ended December 31, 1995 and 1996, respectively. The Conti VSA was converted on March 26, 1996 into an option entitling ContiFinancial on exercise to approximately 18% of the equity of the Partnership for a de minimis amount (the "Conti Option"). Consequently, subsequent to March 26, 1996, no liability has been reflected on the Company's balance sheet, and no expense has been reflected on the Company's income statement with respect to the Conti VSA subsequent to that date.

Results of Operations

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998.

         Net loss for the six months ended June 30, 1999 was $200.3 million representing a decrease of $231.8 million from net income of $31.4 million for the six months ended June 30, 1998. The decrease in net income resulted principally from a goodwill impairment charge of $77.4 million, which resulted from the Company's evaluation of goodwill recoverability at June 30, 1999, and a $62.9 million mark-to-market adjustment in the value of the Company's interest-only and residual certificates, which resulted from an increase in loss assumptions. The Company determined that the useful lives assigned to goodwill associated with the Company's eight operating subsidiaries should be reduced based on the decision of the IMC Board of Directors to dispose of eight operating subsidiaries, and the resulting evaluation of goodwill resulted in an impairment charge of $77.4 million. Additionally, the Company revised the loss assumption used to approximate the timing of losses over the life of the securitized loans as a result of trends in the Company's serviced loan portfolio and adverse market conditions. Also contributing to the decrease in net income were a decrease in gain on sale of loans of $99.5 million or 75.9% to $31.6 million for the six months ended June 30, 1999 from $131.1 million for the six months ended June 30, 1998 and $15.4 million of interest expense, commitment fees and other charges associated with credit facilities provided by the Greenwich Funds. The decrease in net income was also attributable to a $1.8 million or 13.3% decrease in net warehouse interest income to $12.0 million for the six months ended June 30, 1999 from $13.8 million for the six months ended June 30, 1998 and other charges of $5.2 million during the six months ended June 30, 1999 related to losses from the disposal of investments in international operations and closing the Rhode Island branch office location. The decrease in net income was partially offset by a $5.5 million or 27.7% increase in servicing fees to $25.1 million for the six months ended June 30, 1999 from $19.7 million for the six months ended June 30, 1998.

         The decrease in income was also partially offset by a $8.8 million or 14.2% decrease in compensation and benefits to $53.1 million for the six months ended June 30, 1999 from $61.9 million for the six months ended June 30, 1998 and a $6.3 million or 11.3% decrease in selling, general and administrative expenses to $49.5 million for the six months ended June 30, 1999 from $55.8 million for the six months ended June 30, 1998. The decrease in income was partially attributable to a $5.6 million or 55.2% increase in other interest expense to $15.8 million for the six months ended June 30, 1999 from $10.2 million for the six months ended June 30, 1998 and a $1.8 million or 10.6% decrease in other revenues to $14.8 million for the six months ended June 30, 1999 from $16.6 million for the six months ended June 30, 1998.

         Net loss before taxes was increased by a provision for income taxes of $4.6 million for the six months ended June 30, 1999 compared to a provision for income taxes of $21.9 million for the six months ended June 30, 1998. No income tax benefit has been applied to the net loss for the six months ended June 30, 1999, as the Company determined it cannot be assured that the income tax benefit could be realized in the future.

Revenues

         The following table sets forth information regarding components of the Company's revenues for the six months ended June 30, 1999 and 1998:

                                                          For the Six Months
                                                            Ended June 30,
                                                            ---------------
                                                         1999            1998
                                                       --------         ------
                                                           (in thousands)
Gain on sales of loans                               $  31,639        $ 131,139
                                                     ---------        ---------
Warehouse interest income                               35,165           80,220
Warehouse interest expense                             (23,211)         (66,438)
                                                     ---------        ---------
     Net warehouse interest income                      11,954           13,782
                                                     ---------        ---------
Servicing fees                                          25,130           19,677
Other                                                   14,820           16,575
                                                     ---------        ---------
     Total revenues                                  $  83,543        $ 181,173
                                                     =========        =========

         Gain on sales of loans. For the six months ended June 30, 1999, gain on sales of loans decreased to $31.6 million from $131.1 million for the six months ended June 30, 1998, a decrease of 75.9%, due primarily to a decrease in loans sold through securitizations. The total volume of loans produced decreased by 80.9% to approximately $695 million for the six months ended June 30, 1999 from a total volume of approximately $3.6 billion for the six months ended June 30,1998. Originations by the Company's correspondent network decreased 98.1% to approximately $50 million for the six months ended June 30, 1999 from approximately $2.5 billion for the six months ended June 30, 1998, while production from the Company's broker network and direct lending operations decreased by 44.5% to approximately $645 million for the six months ended June 30, 1999 from approximately $1.2 billion for the six months ended June 30, 1998.

         The Company sells the loans it purchases or originates through one of two methods: (i) securitization, which involves the private placement or public offering of pass-through mortgage-backed securities, or (ii) whole loan sales, which involve selling blocks of loans to single purchasers. During the six months ended June 30, 1999, based on the Company's lack of liquidity and adverse market conditions, the Company was unable to sell any loans through the securitization market. Mortgage loans delivered to securitization trusts decreased by $3.1 billion, a decrease of 100% to $0 for the six months ended June 30, 1999 from $3.1 billion for the six months ended June 30, 1998. Mortgage loans sold in the whole loan market increased by approximately $575 million, to approximately $950 million for the six months ended June 30, 1999 from approximately $375 million for the six months ended June 30, 1998.

         Net Warehouse Interest Income. Net warehouse interest income decreased to $12.0 million for the six months ended June 30, 1999 from $13.8 million for the six months ended June 30, 1998, a decrease of 13.3%. The decrease in the six-month period ended June 30, 1999 reflected decreased mortgage loan production and mortgage loans held for sale and increased interest rates related to the Company's warehouse finance facilities.

         Servicing Fees. Servicing fees increased to $25.1 million for the six months ended June 30, 1999 from $19.7 million for the six months ended June 30, 1998, an increase of 27.7%. Servicing fees for the six months ended June 30, 1999 were positively affected by an increase in mortgage loans serviced for others over the prior period. The Company increased its average portfolio of mortgage loans serviced for others by approximately $1.4 billion or 23.2% to approximately $7.3 billion for the six months ended June 30, 1999 from approximately $5.9 billion for the six months ended June 30, 1998.

         Other. Other revenues, consisting principally of the recognition of the increase or accretion of the discounted value of interest-only and residual certificates over time and prepayment penalties from borrowers who prepay the outstanding balance of their mortgage, decreased by 10.6% to $14.8 million for the six months ended June 30, 1999 from $16.6 million in six months ended June 30, 1998.

Expenses

         The following table sets forth information regarding components of the Company's expenses for the six months ended June 30, 1999 and 1998:


                                                             For the Six Months
                                                               Ended June 30,
                                                             ------------------
                                                           1999             1998
                                                           ----             ----
                                                              (in thousands)
Compensation and benefits                                $ 53,097       $ 61,859
Selling, general and administrative                        49,477         55,809
Other interest expense                                     15,789         10,173
Interest expense - Greenwich Funds                         15,379             --
Market valuation adjustment                                62,876             --
Goodwill impairment charge                                 77,446             --
Other charges                                               5,179             --
                                                         --------       --------
         Total expenses                                  $279,243       $127,841
                                                         ========       ========

         Compensation and benefits decreased by $8.8 million or 14.2% to $53.1 million for the six months ended June 30, 1999 from $61.9 million for the six months ended June 30, 1998, principally due to a reduction of personnel to originate mortgage loans and a $3.2 million decrease in executive and management incentive compensation to $0 for the six months ended June 30, 1999 from $3.2 million for the six months ended June 30, 1998. The amount of executive bonuses is directly related to increases in the Company's earnings per share. Although executive bonuses of $3.2 million were accrued in the six months ended June 30, 1998, no executive bonuses were actually paid during 1998 and none are anticipated for 1999.

         Selling, general and administrative expenses decreased by $6.3 million or 11.3% to $49.5 million for the six months ended June 30, 1999 from $55.8 million for the six months ended June 30, 1998 principally due to a decrease in underwriting and originating costs as a result of a decrease in the volume of mortgage loan production.

         Other interest expense increased by $5.6 million or 55.2% to $15.8 million for the six months ended June 30, 1999 from $10.2 million for the six months ended June 30, 1998 principally as a result of increased interest expense due to increased interest-only and residual borrowings.

         Interest expense - Greenwich Funds includes costs associated with a $38 million standby revolving credit facility entered into by Greenwich Funds and the Company on October 15, 1998. Interest expense - Greenwich Funds includes interest charges as well as amortization of a $3.3 million commitment fee, amortization of the value attributable to the Class C exchangeable preferred stock issued, and amortization of value assigned to the beneficial conversion feature associated with the Exchange Option in favor of the Greenwich Funds under the terms of the standby revolving credit facility. Interest expense - Greenwich Funds also includes interest charges and commitment fees related to Note Purchase and Amendment Agreements and on the $95.0 million credit facilities the Greenwich Funds purchased from BankBoston on February 18, 1999. See Note 3 of Notes to Consolidated Financial Statements.

         Market valuation adjustment, which represents the realized loss on the Company's interest-only and residual certificates for the six months ended June 30, 1999, increased to $62.9 million for the six months ended June 30, 1999 from $0 for the six months ended June 30, 1998. During the second quarter of 1999, as a result of trends in the Company's serviced loan portfolio and adverse market conditions in the non-conforming mortgage industry, the Company revised the loss assumption used to approximate the timing of losses over the life of the securitized loans so that expected losses from defaults gradually increase from zero in the first six months of the loan to 275 basis points after 30 months, representing estimated aggregate losses over the life of the pool (i.e., historical plus future losses) of 4.3% of original pool balances. During the fourth quarter of 1998, based on emerging trends in the Company's portfolio and adverse market conditions, the Company revised its loss curve assumptions so that expected losses from defaults gradually increased from zero in the first six months of the loan to 175 basis points after 36 months. The Company believes the adverse market conditions affecting the non-conforming mortgage industry may limit the Company's borrowers' ability to refinance existing delinquent mortgage loans serviced by the Company with other non-conforming mortgage lenders that market their products to borrowers that are less credit-worthy. As a result the frequency of default may increase.

         Goodwill impairment charge represents the write-down of goodwill resulting from the Company's evaluation of the goodwill associated with the Company's eight operating subsidiaries at June 30, 1999. The decision of the IMC Board of Directors to dispose of eight operating subsidiaries led the Company to determine that the useful lives assigned to goodwill should be reduced to less than one year, and the resulting evaluation of the goodwill associated with the eight operating subsidiaries resulted in a goodwill impairment charge of $77.4 million for the six months ended June 30, 1999.

         Other charges represent the loss on disposal of investments in international operations and closing the Rhode Island branch location. On June 30, 1999, the Company entered into an agreement to sell to one of its joint venture partners its 45% interest in a joint venture (Preferred Mortgages Limited) in the United Kingdom formed to originate and purchase mortgages made to borrowers who may not otherwise qualify for conventional loans for the purpose of securitization and sale. Under the terms of the sale agreement, the Company received $1.5 million in exchange for its interest in the joint venture, including all shares, notes receivable, advances and interest due from the joint venture. The sale resulted in a loss of approximately $2.6 million, which is included in other charges for the six months ended June 30, 1999.

         On June 30, 1999, the Company terminated operations at its branch office in Rhode Island, which consisted of the assets of Mortgage Central Corp. ("MCC"), a mortgage banking company acquired by the Company on January 1, 1996. The carrying amount of the goodwill that arose from the acquisition of MCC was eliminated and the assets to be disposed of were adjusted to their estimated fair value at June 30, 1999. The resulting loss on disposal of the assets of MCC of $2.6 million is included in other charges for the six months ended June 30, 1999.

         Income Taxes. The provision for income taxes for the six months ended June 30, 1999 was approximately $4.6 million which differed from the federal tax rate of 35% primarily due to state income taxes, the non-deductibility for tax purposes of a portion of interest expense - Greenwich Funds and the goodwill impairment charge and a full valuation allowance established against the deferred tax asset.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997.

         Net loss for the year ended December 31, 1998 was $100.5 million representing a decrease of $148.4 million or 309.8% from net income of $47.9 million for the year ended December 31, 1997.

         The decrease in income resulted principally from an $84.6 million mark-to-market adjustment in the value of the Company's interest-only and residual certificates, of which $52.3 million resulted from an increase to 16% in the discount rate utilized and $32.3 million resulted from an increase in loss assumptions. The Company revised the loss assumption used to approximate the timing of losses over the life of the securitized loans and the discount rate used to present value the projected cash flow retained by the Company as a result of adverse market conditions and emerging trends in the Company's serviced loan portfolio. Also contributing to the decrease in net income were $30.8 million of interest expense associated with a $33 million standby revolving credit facility with the Greenwich Funds and $22.4 million of losses on short sales of United States Treasury securities. Offsetting the decrease in net income was an increase in gain on sale of loans of $24.9 million or 13.8% to $205.9 million for the year ended December 31, 1998 from $181.0 million for the year ended December 31, 1997 and a $4.9 million or 19.8% increase in net warehouse interest income to $29.6 million for the year ended December 31, 1998 from $24.7 million for the year ended December 31, 1997. Also offsetting the decrease in net income was a $28.3 million or 165.8% increase in servicing fees to $45.4 million for the year ended December 31, 1998 from $17.1 million for the year ended December 31, 1997 and a $24.3 million or 151.8% increase in other revenues to $40.3 million for the year ended December 31, 1998 from $16.0 million for the year ended December 31, 1997.

         Contributing to the decrease in net income was a $42.2 million or 51.4% increase in compensation and benefits to $124.2 million for the year ended December 31, 1998 from $82.1 million for the year ended December 31, 1997, of which $15.0 million related to the compensation and benefits related to the acquisitions of National Lending Center and Central Money Mortgage (which occurred in July 1997) and Residential Mortgage Corporation and Alternative Capital Group (which occurred during October and November 1997, respectively) and the remainder related primarily to the growth of the Company through the nine months ended September 30, 1998. Also contributing to the decrease in net income was a $65.5 million or 100.8% increase in selling, general and administrative expenses to $130.5 million for the year ended December 31, 1998 from $65.0 million for the year ended December 31, 1997, of which $6.5 million related to the acquisitions of National Lending Center, Central Money Mortgage, Residential Mortgage Corporation and Alternative Capital Group and the remainder related primarily to the growth of the Company through the nine months ended September 30, 1998. Contributing to the decrease in net income was also a $14.2 million or 99.1% increase in other interest expense to $28.4 million for the year ended December 31, 1998 from $14.3 million for the year ended December 31, 1997.

         Net loss before taxes was increased by a provision for income taxes of $679,000 for the year ended December 31, 1998 compared to a provision for income taxes of $29.5 million for the year ended December 31, 1997. No income tax benefit has been applied to the net loss for the year ended December 31, 1998 as the Company determined it cannot be assured that the income tax benefit could be realized in the future.

Revenues

         The following table sets forth information regarding components of the Company's revenues for the years ended December 31, 1997 and 1998:

                                               For the Year
                                              Ended December 31,
                                         -------------------------
                                          1997             1998
                                              (in thousands)
Gain on sales of loans                   $180,963       $205,924
Warehouse interest income                 123,432        147,937
Warehouse interest expense                (98,720)      (118,345)
       Net warehouse interest income       24,712         29,592
                                         --------       --------
 Servicing fees                            17,072         45,382
 Other                                     16,012         40,311
                                         --------       --------
        Total revenues                   $238,759       $321,209
                                         ========       ========

         Gain on Sales of Loans. For the year ended December 31, 1998, gain on sales of loans increased to $205.9 million from $181.0 million for the year ended December 31, 1997, an increase of 13.8%. The total volume of loans produced increased by $284.0 million or 4.8% to approximately $6.2 billion for the year ended December 31, 1998 compared to a total volume of approximately $5.9 billion for the year ended December 31, 1997. During the year ended December 31, 1998, as a result of its acquisitions in the year ended December 31, 1997, the Company increased its loan production from direct lending. During the fourth quarter of 1998, the Company decreased its correspondent lending activities to better manage its cash flow. Originations by the Company's correspondent network decreased by $503.0 million or 11.6% to approximately $3.8 billion for the year ended December 31, 1998 from approximately $4.3 billion for the year ended December 31, 1997, while production from the Company's broker network and direct lending operations increased by $787.0 million or 50.7% to approximately $2.3 billion for the year ended December 31, 1998 from approximately $1.6 billion for the year ended December 31, 1997.

         The Company sells the loans it purchases or originates through one of two methods: (i) securitization, which involves the private placement or public offering of pass-through mortgage-backed securities, and (ii) whole loan sales, which involve selling blocks of loans to single purchasers.

         During the year ended December 31, 1998, the Company increased the amount of loans sold in the whole loan market to better manage its cash flow. Mortgage loans sold in the whole loan market increased by approximately $1.4 billion to approximately $1.5 billion or 955.2% for the year ended December 31, 1998 compared to approximately $145 million for the year ended December 31, 1997. Mortgage loans delivered to securitization trusts increased by $259 million, an increase of 5.3% to $5.1 billion for the year ended December 31, 1998 from $4.9 billion for the year ended December 31, 1997.

         The gain on the sale of loans in a securitization represents the present value of the difference (spread) between (i) interest earned on the portion of the loans sold and (ii) interest paid to investors with related costs over the expected life of the loans, including expected losses, foreclosure expenses and a normal servicing fee. The weighted average rates used by the Company to compute the present value of the spread ranged from 11% to 14.5% during 1997 and the nine months ended September 30, 1998 and was 16% for the fourth quarter of 1998. The spread is adjusted for estimated prepayments and losses. The Company utilizes assumed prepayment and loss curves, which the Company believes will approximate the timing of prepayments and losses over the life of the securitized loans. During the year ended December 31, 1998, prepayment assumptions used to calculate the gain on sales of securitized loans reflect the Company's expectations that prepayments on fixed rate loans will gradually increase from a constant prepayment rate ("CPR") of 4% to 28% in the first year of the loan and remain at 28% thereafter and that prepayments on adjustable rate loans will gradually increase from a CPR of 4% to 35% in the first year of the loan and remain at 35% thereafter. During the first six months of the year ended December 31, 1997, the maximum CPR used to compute gain on sales of fixed and adjustable rate securitized loans was 27% and 30%, respectively. The CPR measures the annualized percentage of mortgage loans which prepay during a given period. The CPR represents the annual prepayment rate over the year, expressed as a percentage of the principal balance of the mortgage loan outstanding at the beginning of the period, without giving effect to regularly scheduled amortization payments. During the three months ended December 31, 1998, the loss assumption used to calculate the gain on sales of securitized loans reflects the Company's expectations that losses from defaults would gradually increase from zero per year in the first six months of the loan to 175 basis points per year after 36 months. During the nine months ended September 30, 1998 and the year ended December 31, 1997, the assumed loss assumption used to calculate gain on sales of securitized loans reflected the Company's expectation that losses from defaults would gradually increase from zero in the first six months of the loan to 100 basis points per year after 36 months. See Note 10 of Notes to Consolidated Financial Statements.

         The net gain on sale of loans as a percentage of loans sold and securitized approximated 3.1% for the year ended December 31, 1998 compared to 3.7% for the year ended December 31, 1997. The decrease in gain on sale as a percentage of loans sold and securitized for the year ended December 31, 1998 compared to the year ended December 31, 1997 is primarily the result of investors demanding wider spreads over treasuries for newly issued asset-backed securities and a greater percentage of whole-loan sales in the year ended December 31, 1998. The weighted average spread over treasuries for the securitization fixed rate transactions the Company completed during the year ended December 31, 1998 increased approximately 47 basis points or 59% from the fixed rate securitization transactions the Company completed during the year ended December 31, 1997. The spread over treasuries for the securitization transaction the Company completed in December 1998 was the most unfavorable of the fifteen securitizations that the Company has completed in the past two years. The impact on gain on sales of loans of the widening of the spreads demanded by asset-backed investors was particularly negative for issuers of asset-backed securities which hedged their exposure to interest rate risk through the short sale of United States Treasury Securities. See Note 5 of Notes to Consolidated Financial Statements.

         The Company has historically sold United States Treasury securities short to hedge against interest rate movements affecting the mortgage loans held for sale. Prior to September 1998, when interest rates decreased, the Company would experience a devaluation of its hedge position (requiring a cash payment, by the Company to maintain the hedge), which would generally be largely offset by a corresponding increase in the value of mortgage loans held for sale and therefore a higher gain on sale of loans at the time of securitization. Conversely, when interest rates increased, the Company would experience an increase in the valuation in the hedge position (providing a cash payment to the Company from the hedge position), which would generally be largely offset by a corresponding decrease in the value of mortgage loans held for sale and a lower gain at the time of securitization.

         In September 1998, the Company believes that, primarily due to significant volatility in debt, equity, and asset-backed markets, investors increased investments in United States Treasury securities and at the same time demanded wider spreads over treasuries to acquire newly issued asset-backed securities. The effect of the increased demand for the treasuries resulted in a devaluation of the Company's hedge position, requiring the Company to pay approximately $47.5 million. This devaluation was not offset by an equivalent increase in the gain on sale of loans at the time of securitization because investors demanded wider spreads over the treasuries to acquire the Company's asset-backed securities. Of the $47.5 million in hedge devaluation, approximately $25 million was closed at the time the Company priced two securitizations and was reflected as an offset to gain on sales of loans and approximately $22.4 million was charged to operations as a loss on short sales of United States Treasury securities. At December 31, 1998, the Company had no open hedge positions.

         As described above, through September 30, 1998 the Company has used discount rates ranging from 11% to 14.5% to present value the difference (spread) between (i) interest earned on the portion of the loans sold and (ii) interest paid to investors with related costs over the expected life of the loans, including expected losses, foreclosure expenses and a normal servicing fee. As a result of market volatility in the asset-backed markets and the widening of the spreads recently demanded by asset-backed investors to acquire newly issued asset-backed securities, the discount rates utilized by the Company to present value the spread described above were increased to 16% in the fourth quarter of 1998, resulting in a mark to market adjustment of $52.3 million. A change in the discount rate of 16% used to present value the spread described above of plus or minus 1%, 3% or 5% would result in a corresponding change in the value of the interest only and residual certificates at December 31, 1998 of approximately 2.0%, 6.0% and 9.5%, respectively.

         Net Warehouse Interest Income. Net warehouse interest income increased by $4.9 million or 19.8% to $29.6 million for the year ended December 31, 1998 from $24.7 million for the year ended December 31, 1997. The increase in net warehouse interest income was primarily due to a decrease in the cost of funds and an increase in the average balance of mortgages held for sale. The average cost of warehouse funds decreased during 1998 by approximately 6% primarily as a result of a reduction in the spread over LIBOR charged by the Company's warehouse lenders and a decline in the average LIBOR during the year ended December 31, 1998 compared to the average LIBOR during the year ended December 31, 1997.

         Servicing Fees. Servicing fees increased to $45.4 million for the year ended December 31, 1998 from $17.1 million for the year ended December 31, 1997, an increase of 165.8%. Servicing fees for the year ended December 31, 1998 were positively affected by an increase in mortgage loans serviced over the prior period. The Company increased its average servicing portfolio by $4.8 billion and $1.9 billion, or 223.9% and 27.7%, during the years ended December 31, 1997 and 1998, respectively.

         Other. Other revenues increased to $40.3 million or 151.8% for the year ended December 31, 1998 from $16.0 million for the year ended December 31, 1997 primarily as a result of increased accretion income attributable to increased investment in interest-only and residual certificates and increased prepayment penalties from borrowers who prepay the outstanding balance of their mortgage.

Expenses

         The following table sets forth information regarding components of the Company's expenses for the year ended December 31, 1997 and 1998:

                                                                For the Year
                                                              Ended December 31,
                                                            --------------------
                                                             1997          1998
                                                             ----          ----
                                                                (in thousands)

Compensation and benefits                                    $ 82,051   $124,234
Selling, general and administrative                            64,999    130,547
Other interest expense                                         14,280     28,434
Loss on short sales of United States Treasury securities           --     22,351
Market valuation adjustment                                        --     84,638
Interest expense - Greenwich Funds                                 --     30,795
                                                             --------   --------

Total expenses                                               $161,330   $420,999
                                                             ========   ========

         Compensation and benefits increased by $42.2 million or 51.4% to $124.2 million for the year ended December 31, 1998 from $82.1 million for the year ended December 31, 1997, principally due to an increase in the number of employees related to the Company's increased mortgage loan servicing portfolio and $15.0 million of compensation and benefits relating to the acquisitions of National Lending Center and Central Money Mortgage (which occurred in July 1997) and Residential Mortgage Corporation and Alternative Capital Group (which occurred in October and November 1997, respectively). The increase in compensation and benefits was partially offset by a decrease in executive bonuses of $3.2 million during the year ended December 31, 1998 payable under employment agreements and stock award plans which provide executive bonuses based on increases in annual net earnings per share.

         Selling, general and administrative expenses increased by $65.5 million or 100.8% to $130.5 million for the year ended December 31, 1998 from $65.0 million for the year ended December 31, 1997 principally due to an increase in servicing costs as a result of an increase in mortgage loan servicing portfolio, $6.5 million relating to the acquisitions of National Lending Center, Central Money Mortgage, Residential Mortgage Corporation and Alternative Capital Group, an increase in the provision for loan losses of $12.5 million and an increase in amortization expense related to capitalized mortgage servicing rights of $12.6 million.

         Other expense increased by $14.2 million or 99.1% to $28.4 million for the year ended December 31, 1998 from $14.3 million for the year ended December 31, 1997 principally as a result of increased interest expense due to increased interest only and residual borrowings.

         Loss on short sales of United States Treasury securities increased to $22.4 million for the year ended December 31, 1998 from $0 for the year ended December 31, 1997. The Company has historically hedged the interest rate risk on loan purchases by selling short United States Treasury securities which match the duration of the fixed rate mortgage loans held for sale and borrowing the securities under agreements to resell. In October 1998, the Company closed its short treasury positions, and is not currently hedging its mortgage loans held for sale. Approximately $25 million of the realized loss in these hedge transactions in September 1998 was recognized upon securitization as an adjustment to the carrying value of the hedged mortgage loans and is included in the net gain on sale for the year ended December 31, 1998. Realized losses in these instruments of $22.4 million related to hedge positions which were closed in September and October 1998 unrelated to a securitization transaction and were recognized as a loss on short sales of United States Treasury securities. Prior to September, 1998, unrealized losses on hedge instruments were deferred and recognized upon securitization as an adjustment to the carrying value of the hedged mortgage loans.

         Market valuation adjustment, which represents the realized loss on the Company's interest-only and residual certificates for the year ended December 31, 1998, increased to $84.6 million for the year ended December 31, 1998 from $0 for the year ended December 31, 1997.

         In 1998, the Company revised the loss assumption used to approximate the timing of losses over the life of the securitized loans and the discount rate used to present value the projected cash flow retained by the Company. Previously the Company expected losses from defaults to gradually increase from zero in the first six months of securitization to 100 basis points after 36 months. During the fourth quarter of 1998, as a result of adverse market conditions in the non-conforming mortgage industry and emerging trends in the Company's serviced loan portfolio, the Company revised its loss curve so that expected defaults gradually increase from zero in the first six months of securitization to 175 basis points after 36 months. The Company believes the adverse market conditions affecting the non-conforming mortgage industry may limit the Company's borrowers' ability to refinance existing delinquent mortgage loans serviced by IMC with other non-conforming mortgage lenders that market their products to borrowers that are less credit-worthy and may increase the frequency of defaults. Previously, the Company discounted the present value of projected cash flows retained by the Company at discount rates ranging from 11% to 14.5%. During the fourth quarter of 1998, as a result of adverse market conditions, the Company adjusted to 16% the discount rate used to present value the projected cash flow retained by the Company (see Notes 3, 5 and 17 of Notes to Consolidated Financial Statements). The revised loss curve and discount rate assumptions resulted in a decrease in the estimated fair value of the interest-only and residual certificates of approximately $32.3 million and $52.3 million, respectively, which comprises the market valuation adjustment of $84.6 million for the year ended December 31, 1998.

         Interest expense - Greenwich Funds represents costs associated with a $33 million standby revolving credit facility dated as of October 12, 1998 and entered into by Greenwich Funds and the Company on October 15, 1998. Interest expense related to the transaction with the Greenwich Funds includes accrued interest at 10%, amortization of a $3.3 million commitment fee, amortization of the value attributable to the Class C exchangeable preferred stock issued, and amortization of the value assigned to the beneficial conversion feature associated with the Exchange Option in favor of the Greenwich Funds under the terms of the standby revolving credit facility (See Notes 3 and 4 of Notes to Consolidated Financial Statements).

         Income Taxes. The provision for income taxes for the year ended December 31, 1998 was approximately $679,000 or 0%, which differed from the federal tax rate 35% primarily due to state income taxes, the non-deductibility for tax purposes of a portion of interest expense - Greenwich Funds, amortization expenses related to goodwill and a full valuation allowance established against the deferred tax asset (see Note 12 of Notes to Consolidated Financial Statements).

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

         Net income for the year ended December 31, 1997 was $47.9 million representing an increase of $30.0 million or 167.3% over pro forma net income of $17.9 million for the year ended December 31, 1996. Pro forma net income is calculated on the basis of historical net income, adjusted for a pro forma income tax expense as if the Company had been taxable as a corporation since its inception.

         The increase in net income resulted principally from increases in net gain on sale of loans of $138.9 million or 330.1% to $181.0 million for the year ended December 31, 1997 from $42.1 million for the year ended December 31, 1996. Also contributing to the increase in net income was an $11.8 million or 91.1% increase in net warehouse interest income to $24.7 million for the year ended December 31, 1997 from $12.9 million for the year ended December 31, 1996, a $11.5 million or 206.9% increase in servicing fees to $17.1 million for the year ended December 31, 1997 from $5.6 million for the year ended December 31, 1996 and an $10.9 million or 214.5% increase in other revenues to $16.0 million for the year ended December 31, 1997 from $5.1 million for the year ended December 31, 1996.

         The increase in income was partially offset by a $66.0 million or 412.6% increase in compensation and benefits to $82.1 million for the year ended December 31, 1997 from $16.0 million for the year ended December 31, 1996, of which $48.9 million consisted of compensation and benefits relating to the acquisitions of Mortgage America, CoreWest, Equity Mortgage, American Reduction, National Lending Center, Central Money Mortgage, Residential Mortgage Corporation and Alternative Capital Group (collectively, the "Acquisitions") and the remainder related primarily to the growth of the Company. The increase in income was also partially offset by a $49.3 million or 315.3% increase in selling, general and administrative expenses to $65.0 million for the year ended December 31, 1997 from $15.7 million for the year ended December 31, 1996, of which increase $27.9 million consisted of expenses relating to the Acquisitions for the year ended December 31, 1997 and the remainder related primarily to the growth of the Company. The increase in income was further offset by a $12.0 million or 515.1% increase in other interest expense to $14.3 million for the year ended December 31, 1997 from $2.3 million for the year ended December 31, 1996. Finally, income for the year ended December 31, 1997 was favorably affected by a $2.6 million or 100% decrease in the sharing of proportionate value of equity representing the Conti VSA to $0 for the year ended December 31, 1997 from $2.6 million for the year ended December 31, 1996.

         Income before taxes was reduced by a provision for income taxes of $29.5 million for the year ended December 31, 1997 compared to a pro forma provision for income taxes of $11.2 million for the year ended December 31, 1996, representing an effective tax rate of approximately 38.1% for the year ended December 31, 1997. The provisions for income taxes prior to June 24, 1996 are pro forma amounts because prior to that date the Company operated as a partnership and did not pay income taxes.

Revenues

         The following table sets forth information regarding components of the Company's revenues for the year ended December 31, 1996 and 1997:

                                                               For the Year
                                                             Ended December 31,
                                                            ------------------
                                                           1996           1997
                                                           ----           ----
                                                            (in thousands)
Revenues:
     Gain on sales of loans                              $  46,230    $ 180,963
     Additional securitization transaction expense          (4,158)          --
                                                         ---------    ---------
         Gain on sale of loans, net                         42,072      180,963
                                                         ---------    ---------
     Warehouse interest income                              37,463      123,432
     Warehouse interest expense                            (24,535)     (98,720)
                                                         ---------    ---------
             Net warehouse interest income                  12,928       24,712
                                                         ---------    ---------
     Servicing fees                                          5,562       17,072
         Other                                               5,092       16,012
                                                         ---------    ---------
              Total revenues                             $  65,654    $ 238,759
                                                         =========    =========

Gain on Sale of Loans, Net.

         For the year ended December 31, 1997, gain on sale of loans increased to $181.0 million from $46.2 million for the year ended December 31, 1996, an increase of 291.4%, reflecting increased loan production and securitizations for the year ended December 31, 1997. Additional securitization expense decreased to $0 for the year ended December 31, 1997 from $4.2 million for the year ended December 31, 1996. For the year ended December 31, 1997, gain on sale of loans, net, increased to $181.0 million from $42.1 million for the year ended December 31, 1996, an increase of 330.1%, reflecting increased loan production and securitizations in the year ended December 31, 1997.

         The total volume of loans produced increased by 232.9% to approximately $5.9 billion for the year ended December 31, 1997 compared with a total volume of $1.8 billion for the year ended December 31, 1996. Originations by the Company's correspondent network increased 174.5% to $4.3 billion for the year ended December 31, 1997 from $1.6 billion for the year ended December 31, 1996, while production from the Company's broker network and direct lending operations increased to $1.6 billion or 725% for the year ended December 31, 1997 from $188 million for the year ended December 31, 1996. Production volume increased during the 1997 period due to : (i) the Company's expansion program; (ii) the increase of its securitization activity; (iii) the growth of its loan servicing capability; and (iv) the Acquisitions, which accounted for approximately $1.2 billion in residential mortgage loans originated during the year ended December 31, 1997.

         The gain on sale as a percentage of loans sold and securitized decreased to 3.7% for the year ended December 31, 1997 from 4.4% for the year ended December 31, 1996. The decrease in the gain on sale percentage was primarily due to the increase in securitization of adjustable rate mortgage loans, higher premiums paid on loan production and higher prepayment speed assumptions used to calculate the gain on sale of securitized loans. In 1996, less than 2% of the $935 million mortgage loans securitized by the Company were adjustable rate mortgages. In 1997, approximately $1.7 billion or 34% of the $4.9 billion mortgage loans securitized by the Company were adjustable rate mortgages. The prepayment curve utilized by the Company to recognize the gain on sale of securitized fixed rate loans reaches a maximum CPR of 28% as compared to the prepayment curve utilized to recognize the gain on sale of adjustable rate loans, which reaches a maximum CPR of 35%. The higher prepayment assumption for adjustable rate loans, which is based on historical adjustable rate loan prepayment patterns, results in the recognition of a lower gain on sale for adjustable rate loans than for fixed rate loans. The average premium paid for loan production was 5.0% for the year ended December 31, 1996 compared to 5.3% for the year ended December 31, 1997. The maximum CPR assumed for fixed mortgage loans securitized increased from 26% for the year ended December 31, 1996 to 28% (35% for adjustable rate mortgage loans) for the year ended December 31, 1997. The decrease in the gain on sale percentage was partially offset by an increase in retail loan production. Upfront points and origination fees related to retail loan production are recognized as gain on sale at the time the loan is sold. Total retail production increased from approximately $67 million for the year ended December 31, 1996 to approximately $769 million for the year ended December 31, 1997.

Net Warehouse Interest Income

         Net warehouse interest income increased to $24.7 million for the year ended December 31, 1997 from $12.9 million for the year ended December 31, 1996, an increase of 91.1%. The increase in the year ended December 31, 1997 reflected higher interest income resulting primarily from increased mortgage loan production and mortgage loans held for sale in inventory for longer periods of time, partially offset by interest expense associated with warehouse facilities. The mortgage loans held for sale increased to $1.7 billion at December 31, 1997, an increase of 82.9%, from $914.6 million at December 31, 1996.

         The increase in net warehouse interest income was partially offset by an increase in the securitization of adjustable rate mortgage loans. In a fixed rate mortgage loan securitization transaction, the Company receives the pass-through rate of interest on the loans conveyed to the securitization trust for the period between the cut-off date (generally the first day of the month a securitization transaction occurs) and the closing date of the securitization transaction (typically during the third week of the month). The cut-off date represents the date when interest on the mortgage loans accrues to the securitization trust rather than the Company. The pass-through rate, which is less than the weighted average interest rate on the mortgage loans, represents the interest rate to be received by investors who purchase passthrough certificates in the securitization trust on the closing date. The Company continues to incur interest expense on its warehouse financings related to loans conveyed to the trust until the closing date, at which time the warehouse line is repaid. In an adjustable rate mortgage loan securitization, the Company receives no interest on mortgage loans conveyed to the securitization trust for the period between the cut-off date and the closing date of the securitization. For the year ended December 31, 1997, the Company incurred warehouse interest expense of approximately $6.9 million related to the period between the cut-off date and the closing date of adjustable rate mortgage loan securitizations for which no corresponding interest income was recognized. The Company had an insignificant amount of warehouse interest expense related to adjustable rate mortgage loans securitized in 1996.

Servicing Fees

         Servicing fees increased to $17.1 million for the year ended December 31, 1997 from $5.6 million for the year ended December 31, 1996, an increase of 206.9%. Servicing fees for the year ended December 31, 1997 were positively affected by an increase in mortgage loans serviced over the prior period. The Company increased its servicing portfolio by $4.9 billion or 233.3% to $7.0 billion as of December 31, 1997 from $2.1 billion as of December 31, 1996.

Other

         Other revenues, consisting principally of the recognition of the increase or accretion of the discounted value of interest on interest-only and residual certificates, over time, and prepayment penalties, increased to $16.0 million or 214.5% for the year ended December 31, 1997 from $5.1 million in the year ended December 31, 1996 as a result of increased securitization volume and investment in interest-only and residual certificates.

Expenses

         The following table sets forth information regarding components of the Company's expenses for the year ended December 31, 1996 and 1997:

                                                                For the Year
                                                              Ended December 31,
                                                             -------------------
                                                             1996         1997
                                                             ----         ----
                                                                (in thousands)
Compensation and benefits                                  $ 16,007     $ 82,051
Selling, general and administrative expenses                 15,652       64,999
Other interest expense                                        2,321       14,280
Sharing of proportionate value of equity                      2,555            0
                                                           --------     --------
         Total expenses                                    $ 36,535     $161,330
                                                           ========     ========

         Compensation and benefits increased by $66.0 million or 412.6% to $82.1 million for the year ended December 31, 1997 from $16.0 million for the year ended December 31, 1996, principally due to an increase in the number of employees related to the Company's increased mortgage loan production, including $48.9 million of compensation and benefits relating to the Acquisitions, additions of personnel to service the Company's increased loan servicing portfolio, and a $2.4 million increase in executive incentive compensation from $2.6 million for the year ended December 31, 1996 to $5.0 million for the year ended December 31, 1997. The Company's compensation and benefits should increase if the Company expands; however, the amount of executive bonuses is directly related to increases in the Company's earnings per share.

         Selling, general and administrative expenses increased by $49.3 million or 315.3% to $65.0 million for the year ended December 31, 1997 from $15.7 million for the year ended December 31, 1996. Excluding $27.9 million of compensation and benefits relating to the Acquisitions, the increase was principally due to an increase in underwriting, originating and servicing costs as a result of an increase in the volume of mortgage loan production, an increase in amortization expense related to capitalized servicing rights of $4.7 million and a $10.4 million increase in the provision for loan losses.

         Other interest expense increased by $12.0 million or 515.3% to $14.3 million for the year ended December 31, 1997 from $2.3 million for the year ended December 31, 1996 principally as a result of increased term debt borrowings.

         The sharing of proportionate value of equity, representing the amount payable under the Conti VSA, decreased to $0 for the year ended December 31, 1997 from $2.6 million for the year ended December 31, 1996. The Company's obligation to make payments under the Conti VSA terminated in March 1996.

Pro Forma Income Taxes

         The effective income tax rate for the year ended December 31, 1997 was approximately 38.1%, which differed from the federal tax rate of 35% primarily due to state income taxes. The increase in the provision for income taxes of $18.3 million or 163.6% to $29.5 million for the year ended December 31, 1997 from the pro forma provision for income taxes of $11.2 million for the year ended December 31, 1996 was proportionate to the increase in pre-tax income. The provision for income taxes prior to June 24, 1996 is a pro forma amount because prior to that date the Company operated as a partnership and did not pay any income taxes.

Financial Condition

June 30, 1999 Compared to December 31, 1998

         Mortgage loans held for sale, net, at June 30, 1999 were $610.2 million, a decrease of $336.3 million or 35.5% from mortgage loans held for sale of $946.4 million at December 31, 1998. Included in mortgages held for sale, net, at June 30, 1999 and December 31, 1998 were $76.4 million and $84.6 million, respectively, of mortgage loans which were not eligible for securitization due to delinquency and other factors (loans under review). The amount by which cost exceeds market value on loans under review is accounted for as a valuation allowance. The valuation allowances at June 30, 1999 and June 30, 1998 were $21.0 million and $24.0 million, respectively.

         Accounts receivable increased $9.6 million or 21.6% to $54.3 million at December 31, 1999 from $44.7 million at June 30, 1998, primarily due to an increase in servicing advances outstanding. As the servicer for the securitization trusts, the Company is required to advance certain principal, interest and escrow amounts to the securitization trust for the delinquent mortgagors and to pay expenses related to foreclosure activities. The Company then collects the amounts from the mortgagors or from the proceeds from liquidation of foreclosed properties. The Company expects the total dollar amount of delinquencies to increase in future periods as the servicing portfolio increases and the securitization pools continue to mature.

         Interest-only and residual certificates at June 30, 1999 were $352.5 million, representing a decrease of $116.3 million or 24.8% from interest-only and residual certificates of $468.8 million at December 31, 1998. Mortgage servicing rights decreased $9.9 million or 18.9% to $42.5 million at June 30, 1999 from $52.4 million at December 31, 1998. The decrease in mortgage servicing rights consists of amortization of $9.9 million. The decrease in interest-only and residual certificates resulted from the receipt of cash on the interest-only and residual certificates in the six months ended June 30, 1999 and from the Company's revision of the loss curve assumption used to approximate the timing of losses over the life of the securitized loans. See Note 10 of Notes to Consolidated Financial Statements.

         Goodwill decreased $81.2 million to $8.5 million at June 30, 1999 from $89.6 million at December 31, 1998 due to a $77.4 million impairment charge related to the Company's eight operating subsidiaries, amortization of goodwill, and elimination of the $1.9 million carrying amount of goodwill associated with the acquisition of MCC. On June 30, 1999 the Company terminated operations at the MCC offices in Rhode Island and began disposing of the related assets. See
Note 6 of Notes to Consolidated Financial Statements.

         The decision of the IMC Board of Directors to dispose of eight operating subsidiaries and the continued decline in financial results of the Company resulted in an evaluation of the goodwill associated with the these subsidiaries for possible impairment at June 30, 1999. The Company reviews the potential impairment of goodwill on a non-discounted cash flow basis to assess recoverability. The cash flows are projected on a pre-tax basis over the estimated useful lives assigned to goodwill. The events described above led the Company to determine that the useful lives assigned to goodwill should be reduced to less than one year. The resulting evaluation of the goodwill associated with the eight operating subsidiaries resulted in a goodwill impairment charge of $77.4 million.

         Borrowings under warehouse financing facilities at June 30, 1999 were $633.4 million, a decrease of $351.1 million or 35.7% from borrowings under warehouse financing facilities of $984.6 million at December 31, 1998.

This decrease was a result of decreased mortgage loans held for sale, caused by IMC's significant lenders imposing restrictions on IMC's ability to borrow funds to originate mortgage loans. See " -Liquidity and Capital Resources" included herein and Note 3 of Notes to the Consolidated Financial Statements.

         Term debt and notes payable at June 30, 1999 was $436.7 million, representing an increase of $4.0 million or 0.9% from term debt and notes payable of $432.7 million at December 31, 1998. This increase was primarily a result of additional borrowings from the Greenwich Funds, offset by repayment of certain amounts under term debt from cash flows received from interest-only and residual certificates as provided in the intercreditor agreements. Additional borrowings from the Greenwich Funds included an additional $7.3 million borrowed under a standby revolving credit facility and $26.1 million outstanding at June 30,1999 related to a Note Purchase Agreement. See Note 3 of Notes to Consolidated Financial Statements.

         The Company's net deferred tax asset of $0 at June 30, 1999, after valuation allowance, represented no change from a deferred tax asset, after valuation allowance, of $0 at December 31, 1998. The deferred tax asset is primarily due to temporary differences in the recognition of market valuation adjustments, income related to the Company's interest-only and residual certificates for income tax purposes and a full valuation allowance on the deferred tax asset.

         Redeemable preferred stock, consisting of Class A ($19.8 million) and Class C ($18.3 million), increased $1.5 million to $38.8 million at June 30, 1999 from $37.3 million at December 31, 1998, due to accretion of the preferred stock discount. In July 1998, the Company sold $50 million of Class A redeemable preferred stock to certain of the Greenwich Funds and TCSC. The Class A redeemable preferred stock was convertible into unregistered common stock at $10.44 per share. As described in Note 4 of Notes to Consolidated Financial
Statements, the conversion feature was eliminated in October 1998. The elimination of the conversion feature resulted in a discount to the Class A redeemable preferred stock of approximately $32 million, which was charged to paid in capital in 1998 and is being accreted to preferred stock until the mandatory redemption dates beginning in 2008.

         In October 1998, the Company issued 23,760.758 shares of Class C exchangeable preferred stock to certain of the Greenwich Funds in conjunction with a $33 million credit facility provided by certain of the Greenwich Funds as described in Note 4 of Notes to Consolidated Financial Statements. The Class C exchangeable preferred stock was recorded at $18.3 million based on an allocation of the proceeds from the $33 million credit facility.

         Stockholders' equity as of June 30, 1999 was $9.1 million, a decrease of $201.5 million from stockholders' equity of $210.6 million at December 31, 1998. Stockholders' equity decreased for the six months ended June 30, 1999 primarily as a result of a net loss of $200.3 million.

December 31, 1998 Compared to December 31, 1997

         Prior to October 1998, the Company hedged, in part, its interest rate exposure on fixed-rate mortgage loans held for sale through the use of securities sold but not yet purchased and securities purchased under agreements to resell. Securities purchased under agreements to resell decreased $772.6 million or 100% from $772.6 million at December 31, 1997 to $0 million at December 31, 1998 and securities sold but not yet purchased decreased $775.3 million or 100.0% from $775.3 million at December 31, 1997 to $0 million at December 31, 1998. The Company stopped hedging its new loan production during the third quarter of 1998 and in October 1998 the Company closed its short treasury positions and is not currently hedging its mortgage loans held for sale.

         Mortgage loans held for sale at December 31, 1998 were $946.4 million, a decrease of $726.7 million or 43.4% from mortgage loans held for sale of $1.7 billion at December 31, 1997. Included in mortgages held for sale at December 31, 1998 and December 31, 1997 were $84.6 million and $53.9 million, respectively, of mortgage loans which were not eligible for securitization due to delinquency and other factors (loans under review). The amount by which cost exceeds market value on loans under review is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net income in the period of change. The valuation allowances at December 31, 1998 and December 31, 1997 were $24.0 million and $11.5 million, respectively.

         Accounts receivable increased $23.3 million or 109.2% from $21.3 million at December 31, 1997 to $44.7 million at December 31, 1998, primarily due to an increase in servicing advances of $21.5 million. The increase in servicing advances was due to an overall dollar increase in delinquencies from 1997 to 1998 as the Company's servicing portfolio increases and matures. As the servicer for the securitization trusts, the Company is required to advance certain principal, interest and escrow amounts to the securitization trust for delinquent mortgagors and to pay expenses related to foreclosure activities. The Company then collects the amounts from the mortgagors or from the proceeds from liquidation of foreclosed properties. The Company expects the total dollar amount of delinquencies to increase in future periods as the servicing portfolio increases and securitization pools continue to mature.

         Interest-only and residual certificates at December 31, 1998 were $468.8 million, representing an increase of $245.5 million or 110.0% from interest-only and residual certificates of $223.3 million at December 31, 1997. Mortgage servicing rights increased $17.4 million or 49.9% from $35.0 million at December 31, 1997 to $52.4 million at December 31, 1998. The increase in mortgage servicing rights consists of capitalization of $35.9 million of servicing rights, offset by amortization of $18.5 million. The increases in interest-only and residual certificates and mortgage servicing rights resulted primarily from the securitization of $5.1 billion in mortgage loans in seven transactions during the year ended December 31, 1998. The increase in interest-only and residual certificates was offset by a market valuation adjustment of $84.6 million resulting from the Company's revision of the loss curve assumption used to approximate the timing of losses over the life of the securitized loans and an increase in the discount rate used to present value the projected cash flow retained by the Company. See Note 10 of Notes to Consolidated Financial Statements.

         Warehouse financings due from correspondents decreased $23.1 million or 89.2% from $25.9 million at December 31, 1997 to $2.8 million at December 31, 1998 due to a decrease in committed warehouse financing the Company provided to correspondents as a result of the Company's severely reduced liquidity.

         Goodwill decreased $2.3 million from $92.0 million at December 31, 1997 to $89.6 million at December 31, 1998 due to amortization of $4.0 million partially offset by contingent earnout payments of $1.6 million primarily related to Mortgage Central Corp. and National Lending Center. Goodwill is being amortized on a straight-line basis over periods from five to thirty years. The Company reviews the potential impairment of goodwill on a non-discounted cash flow basis to assess recoverability. The Company determined that there was no impairment of goodwill at December 31, 1998 based on the projected cash flows of the acquired companies. However, potential impairment in future periods may result from several factors, including a transaction involving the sale of the Company or the Company's assets, the discontinuation of operations or sale of certain acquired companies, or other factors including turmoil in the financial markets in which the acquired companies and the Company operate.

         Borrowings under warehouse financing facilities at December 31, 1998 were $984.6 million, a decrease of $748.0 million or 43.2% from warehouse financing facilities of $1.7 billion at December 31, 1997. This decrease was a result of decreased mortgage loans held for sale, caused by IMC's significant lenders imposing restrictions on the availability of fundings to IMC. See " - Liquidity and Capital Resources" and Note 3 of Notes to Consolidated Financial Statements.

         Term debt and notes payable at December 31, 1998 was $432.7 million, representing an increase of $302.3 million or 231.7% from term debt and notes payable of $130.5 million at December 31, 1997. This increase was primarily a result of financing the increase in interest-only and residual certificates, an increase of $87.5 million in outstanding borrowings under the Company's working capital line of credit, and $27.6 million outstanding under the $33 million credit facility provided by the Greenwich Funds, net of a $3.0 million discount related to the issuance of Class C preferred stock.

         Accounts payable and accrued liabilities decreased $16.4 million or 51.7% from $31.7 million at December 31, 1997 to $15.3 million at December 31, 1998, primarily due to payment of accrued contingent stock payments related to acquisitions and a $3.2 million decrease in accrued incentive compensation.

         The Company's net deferred tax asset of $33.6 million was offset by a full valuation allowance and after the offset, represents a decrease of $10.9 million from a deferred tax liability of $10.9 million at December 31, 1997 to a deferred tax asset, after valuation allowance, of $0 at December 31, 1998. The decrease is primarily due to temporary differences in the recognition of market valuation adjustments, income related to the Company's interest-only and residual certificates for income tax purposes and a full valuation allowance on the deferred tax asset.

         Redeemable preferred stock, consisting of Class A ($19.0 million) and Class C ($18.3 million), was $37.3 million at December 31, 1998 compared to $0 at December 31, 1997. In July 1998, the Company sold $50 million of Class A redeemable preferred stock to certain of the Greenwich Funds and TCSC. The Class A redeemable preferred stock was convertible into unregistered common stock at $10.44 per share. As described in Note 4 of Notes to Consolidated Financial
Statements, the conversion feature was eliminated in October 1998. The elimination of the conversion feature resulted in a discount to the Class A redeemable preferred stock of approximately $32 million, which was charged to paid in capital and is being accreted to preferred stock until the mandatory redemption dates beginning in 2008.

         In October 1998, the Company issued 23,760.758 shares of Class C exchangeable preferred stock to certain of the Greenwich Funds in conjunction with a $33 million credit facility provided by certain of the Greenwich Funds as described in Note 4 of Notes to Consolidated Financial Statements. The preferred stock was recorded at $18.3 million based on an allocation of the proceeds from the $33 million credit facility.

         Stockholders' equity as of December 31, 1998 was $210.6 million, a decrease of $43.5 million from stockholders' equity of $254.1 million at December 31, 1997. Stockholders equity primarily increased for the year ended December 31, 1998 for common stock issued under earn-out arrangements of $7.1 million, issuance of debt with beneficial conversion feature of $18.2 million and elimination of the conversion feature on the Class A preferred stock of $32.4 million, and decreased as a result of a net loss of $100.5 million.

December 31, 1997 Compared to December 31, 1996

         The Company hedged, in part, its interest rate exposure on fixed-rate mortgage loans held for sale through the use of securities sold but not yet purchased and securities purchased under agreements to resell. Securities purchased under agreements to resell increased $113.1 million or 17.1% from $659.5 million at December 31, 1996 to $772.6 million at December 31, 1997 and securities sold but not yet purchased increased $114.3 million or 17.3% from $661.1 million at December 31, 1996 to $775.3 million at December 31, 1997 due primarily to the increase in fixed-rate mortgage loans held for sale at December 31, 1997 as compared to December 31, 1996.

         Mortgage loans held for sale at December 31, 1997 were $1.7 billion, representing an increase of $758.6 million or 82.9% over mortgage loans held for sale of $914.6 million at December 31, 1996. This increase was a result of the Company's strategy at the time to increase its net warehouse interest income by increasing its balance of mortgage loans held for sale. The increase in the volume of loan originations, allowing the Company to increase its net warehouse interest income, was a result of increased loans purchases and originations as the Company expanded into new states, loan originations from the Acquisitions since their effective dates and increased purchasing and origination efforts in states in which the Company had an existing market presence.

         Accounts receivable increased $18.6 million or 669.1% from $2.8 million at December 31, 1996 to $21.3 million at December 31, 1997 primarily due to an increase in servicing advances of $8.0 million, receivables from securitization transactions of $4.2 million, and $2.6 million related to the Acquisitions. Receivables from securitization transactions reflect short-term timing differences in receiving amounts due from the securitization trusts. The increase in servicing advances was due to an increase in advances by the Company on loans it services due to an overall dollar increase in delinquencies from 1996 to 1997 as the Company's servicing portfolio increases and matures. As the servicer for the securitization trusts, the Company is required to advance certain principal, interest and escrow amounts to the securitization trusts for delinquent mortgagors. The Company then collects the past due amounts from the mortgagors or from the proceeds from liquidation of foreclosed properties. The Company expects the overall dollar amount of delinquencies to increase in future periods as the servicing portfolio increases and securitization pools continue to mature.

         Interest-only and residual certificates at December 31, 1997 were $223.3 million, representing an increase of $137.1 million or 158.9% over interest-only and residual certificates of $86.2 million at December 31, 1996. This increase was a result of the Company completing eight securitizations during the twelve months ended December 31, 1997 for an aggregate of $4.9 billion. The increase was offset by the sale on a non-recourse basis of certain interest-only and residual certificates that had a net book value of $267 million. The sale was effected through a securitization (the "Excess Cashflow Securitization") by which the Company received approximately $228 million of net cash proceeds, or approximately 85% of the estimated net book value, and retained a subordinated residual certificate for the remaining balance. The Company used the net proceeds to retire or reduce certain term debt. Mortgage servicing rights increased $28.3 million or 427.9% from $6.6 million at December 31, 1996 to $35.0 million at December 31, 1997 due to the increase in the Company's securitization volume for the year ended December 31, 1997 compared to December 31, 1996. The increase consists of the capitalization of $34.3 million of servicing rights offset by amortization of $5.9 million.

         Warehouse financings due from correspondents increased $20.9 million or 413.6% from $5.0 million at December 31, 1996 to $25.9 million at December 31, 1997 due to a $27.5 million increase in committed warehouse financing provided to correspondents as a result the addition of new correspondents and an increase in the utilization of such lines by the correspondents.

         Property, furniture, fixtures and equipment increased $13.2 million or 787.5% from $1.7 million at December 31, 1996 to $14.9 million at December 31, 1997 primarily due to $5.1 million related to the purchase and renovation of the Company's corporate headquarters building and $5.4 million related to the Acquisitions.

         Goodwill increased $90.1 million from $1.8 million at December 31, 1996 to $92.0 million at December 31, 1997 due to the recording of $87.0 million of costs in excess of fair value of net assets acquired in acquisition transactions and $5.8 related to contingent payment accruals related to acquisitions. The increase was offset by amortization of $2.7 million. Goodwill is being amortized on a straight-line basis over periods from five to thirty years.

         Borrowings under warehouse financing facilities at December 31, 1997 were $1.7 billion, representing an increase of $837.5 million or 93.6% over warehouse financing facilities of $895.1 million at December 31, 1996. This increase was a result of increased mortgage loans held for sale and higher utilization of warehouse financing facilities which fund a portion of the premiums paid on loans purchased.

         Term debt at December 31, 1997 was $112.3 million, representing an increase of $64.9 million or 136.8% over term debt of $47.4 million at December 31, 1996. This increase was primarily a result of financing the increase in interest-only and residual certificates.

         Notes payable increased $18.2 million from $0 at December 31, 1996 to $18.2 million at December 31, 1997 due to $13.2 million in notes payable issued related to an acquisition and a $5.0 million mortgage note payable obtained subsequent to the purchase and renovation of the Company's corporate headquarters building.

         Accounts payable and accrued liabilities increased $23.9 million or 307.7% from $7.8 million at December 31, 1996 to $31.7 million at December 31, 1997 primarily due to accrual of contingent stock payments related to acquisitions of $5.8 million, accruals for securitization obligations of $5.9 million, a $2.4 million increase in incentive compensation accruals and $6.1 million related to the Acquisitions. Accruals for securitization obligations represent timing differences on amounts due to the securitization trusts.

         The Company's net deferred tax liability increased $13.7 million from a net deferred tax asset of $2.7 million at December 31, 1996 to a net deferred tax liability of $10.9 million at December 31, 1997 primarily due to the structuring of certain securitization transactions to allow debt treatment for tax purposes.

         Stockholder's equity as of December 31, 1997 was $254.1 million, representing an increase of $164.7 million over stockholders equity of $89.3 million at December 31, 1996. This increase was primarily a result of proceeds of approximately $58.0 million from the sale of 5,040,000 shares of common stock (net of underwriting discount and expenses associated with the offering), common stock issued in acquisition transactions and net income for the year ended December 31, 1997.

Liquidity and Capital Resources

         During 1998 and the six months ended June 30, 1999, the Company used its cash flow from the sale of loans through whole loan sales, loan origination fees, processing fees, net interest income, servicing fees and borrowings under its warehouse and term debt facilities to meet its working capital needs. The Company's cash requirements during 1998 and the six months ended June 30, 1999, included the funding of loan purchases and originations, payment of principal and interest costs on borrowings, operating expenses and capital expenditures.

         The Company has an ongoing need for substantial amounts of capital. Adequate credit facilities and other sources of funding are essential to the continuation of the Company's ability to purchase and originate loans. The Company typically has operated, and expects to continue to operate, on a negative operating cash flow basis. During the six months ended June 30, 1999, the Company received cash flows from operating activities of $353.6 million, an increase of $595.8 million, or 246.0%, from cash flows used in operating activities of $242.2 million during the six months ended June 30, 1998. During the six months ended June 30, 1999, cash flows used by the Company in financing activities were $352.7 million, a decrease of $582.8 million or 253.2% from cash flows received from financing activities of $230.2 million during the six months ended June 30, 1998. The cash flows received from operating activities related primarily to the sale of mortgage loans held for sale and cash flows used in financing activities related primarily to the repayment of warehouse finance facilities borrowings.

         Significant cash outflows are incurred upon the closing of a securitization transaction; however, the Company does not receive a significant portion of the cash representing the gain until later periods when the related loans are repaid or otherwise collected. The Company borrows funds on a short-term basis to support the accumulation of loans prior to sale. These short-term borrowings are made under warehouse lines of credit with various lenders.

         During the year ended December 31, 1998, equity, debt and asset-backed markets were extremely volatile, effectively denying the Company access to publicly traded debt and equity markets to fund cash needs. Additionally, the spread over treasury securities demanded by investors to acquire newly issued asset-backed securities widened, resulting in less profitable gain on sales of loans sold through securitization. The Company has responded by reducing the premium the Company pays to correspondents and brokers to acquire loans, but the reduction of premiums in the future may not offset the wider spreads demanded by investors. Investors may not continue to invest in the Company's asset-backed securities at all.

         As a result of these adverse market conditions, among other things, in October 1998 the Company entered into intercreditor arrangements with Paine Webber Real Estate Securities, Inc. (Paine Webber), Bear Stearns Home Equity Trust 1996-1 (Bear Stearns) and Aspen Funding Corp. and German American Capital Corporation, subsidiaries of Deutsche Bank of North America Holding Corp. (DMG) (collectively, the "Significant Lenders"), which held $3.25 billion of the Company's available warehouse lines and approximately $263 million of the
Company's interest-only and residual financing at June 30, 1999. The intercreditor arrangements provided for the Significant Lenders to "standstill" and keep outstanding balances under their facilities in place, subject to certain conditions, for up to 90 days (which expired mid-January 1999) to allow the Company to explore its financial alternatives. The intercreditor agreements also provided, subject to certain conditions, that the lenders would not issue any margin calls requesting additional collateral be delivered to the lenders. See Note 3 of Notes to Consolidated Financial Statements.

         In mid-January 1999, the original intercreditor agreements expired; however, on February 19, 1999, concurrent with the execution of the Acquisition Agreement described in Note 17 of Notes to Consolidated Financial Statements, the Company entered into amended and restated intercreditor agreements with the Significant Lenders. Under the amended and restated intercreditor agreements, the Significant Lenders agreed to keep their respective facilities in place through the closing under the Acquisition Agreement if the closing occurred within five months and for twelve months thereafter, subject to earlier termination in certain events. The intercreditor agreements require the Company to make various amortization payments on the underlying debt. Failure to make the required payments would permit the Significant Lenders to terminate the standstill period under the intercreditor agreements and to exercise remedies.

         None of the three Significant Lenders has formally reduced the amount available under its facilities, but each has informally indicated its desire that the Company keep the average amount outstanding on the warehouse facilities well below the amount available. There can be no assurance that the Significant Lenders will continue to fund the Company under their uncommitted facilities. See Notes 3 and 17 of Notes to Consolidated Financial Statements.

         At June 30, 1999, the Company had a $1.25 billion uncommitted warehouse and residual financing facility with Paine Webber. This warehouse facility bears interest at rates ranging from LIBOR plus 0.65% to LIBOR plus 0.90%. Approximately $66.1 million was outstanding under this warehouse facility as of June 30, 1999. The Company had informally requested that Paine Webber permit funding of an additional $200 million under its warehouse facilities, but has been notified that Paine Webber does not intend to make any additional advances at this time.

         At June 30, 1999, the Company also had a $1.0 billion uncommitted warehouse facility with Bear Stearns. This facility bears interest at LIBOR plus 0.75%. Approximately $333.9 million was outstanding under this facility at June 30, 1999. Bear Stearns has requested that the Company maintain outstanding amounts under this warehouse facility at no more than $500 million.

         At June 30, 1999, the Company had a $1.0 billion credit facility with DMG, which includes a $100 million credit facility collateralized by interest-only and residual certificates. Approximately $159.3 million was outstanding under this warehouse financing facility at June 30, 1999. DMG has indicated to the Company that it does not plan to make any additional advances at this time and additional fundings will be on an "as requested" basis. To induce DMG to enter the intercreditor agreement in October 1998, the Company consented to convert DMG's committed warehouse and residual facility to an uncommitted facility. See Note 3 of Notes to Consolidated Financial Statements.

         At June 30, 1999, the Company had a $125 million committed warehouse facility with Residential Funding Corporation ("RFC") which bears interest at LIBOR plus 1.25%. At June 30, 1999, approximately $67.5 million was outstanding under this facility. The RFC credit facility requires the Company to comply with various financial covenants, including, among other things, minimum net worth tests and a minimum pledged servicing portfolio. At June 30, 1999, the Company's net worth, tangible net worth, and pledged servicing portfolio were below the minimum requirements under the covenants of the RFC credit facility. In July 1999, RFC indicated that it will not continue to fund the Company under its committed facility after the facility matures on August 31, 1999. The Company is discussing terms for repayment of the amount that will be outstanding under the RFC credit facility when the facility matures.

         Additionally,   at  June  30,  1999,  approximately  $6.6  million  was
outstanding under another warehouse line of credit, which bears interest at LIBOR plus 1.5% and has expired and is not expected to be renewed.

         Outstanding borrowings under the Company's warehouse financing facilities are collateralized by mortgage loans held for sale and servicing rights on approximately $210.0 million of mortgage loans. Upon the sale of these loans, the proceeds are used to repay the borrowings under these lines.

         The Company has attempted to enter into arrangements to obtain warehouse facilities from lenders that are not currently providing warehouse financing to IMC, but has not been successful.

         As a result of the DMG warehouse facility becoming uncommitted and the adverse market conditions currently being experienced by the Company and other mortgage companies in the industry, the Company's ability to continue to operate is almost entirely dependent upon the Significant Lenders' discretion to provide warehouse funding to the Company. The Significant Lenders may not continue to fund the Company's warehouse requirements.

         At June 30, 1999, the Company had borrowed $138.2 million under its residual financing credit facility with Paine Webber. Outstanding borrowings bear interest at LIBOR plus 2.0% and are collateralized by the Company's interest in certain interest-only and residual certificates.

         Bear, Stearns & Co. Inc. and its affiliates, Bear, Stearns Mortgage Capital Corporation and Bear, Stearns International Limited, provide the Company with a residual financing credit facility which is collateralized by the Company's interest in certain interest-only and residual certificates. At June 30, 1999, $82.0 million was outstanding under this credit facility, which bears interest at 1.75% per annum in excess of LIBOR.

         At June 30, 1999, outstanding interest-only and residual financing borrowings under the Company's credit facility with DMG were $41.4 million. Outstanding borrowings bear interest at LIBOR plus 2% and are collateralized by the Company's interest in certain interest-only and residual certificates.

         At June 30, 1999, the Company had borrowed $1.9 million under a residual financing credit facility which matured in August 1998, bears interest at 2.0% per annum in excess of LIBOR and is collateralized by the Company's interest in certain interest-only and residual certificates. The Company has informally agreed to allow approximately one-third of the cash from the interest-only and residual certificates to be used to reduce the amounts outstanding under this facility on a monthly basis and the lender has informally agreed to keep the facility in place. There can be no assurance the informal agreement will provide for any further extension of the maturity of this loan agreement.

         At June 30, 1999 the Company also had outstanding $5.3 million under a credit facility with a financial institution which bears interest at 10% per annum. That credit facility provides for repayment of principal and interest over 36 months through October 2001.

         BankBoston provided the Company with a revolving credit facility which matured in October 1998, bore interest at LIBOR plus 2.75% and provided for borrowings up to $50 million to be used to finance interest-only and residual certificates, or for acquisitions or bridge financing. BankBoston with participation from another financial institution also provided the Company with a $45 million working capital facility, which bore interest at LIBOR plus 2.75% and matured in October 1998. After maturity, the interest rates on these facilities increased to prime plus 2% per annum. The Company was unable to repay these credit facilities when they matured and in October 1998, the Company entered into a forbearance and intercreditor agreement with BankBoston with respect to these credit facilities. At December 31, 1998, $87.5 million was outstanding under these credit facilities. The forbearance and intercreditor agreement provided that the bank would take no collection action, subject to certain conditions, for up to 90 days (which expired in mid-January 1999) in order for the Company to explore its financial alternatives.

         In mid-January 1999, the forbearance and intercreditor agreement with BankBoston expired. On February 19, 1999, $87.5 million was outstanding under these credit facilities. On February 19, 1999, the Greenwich Funds purchased, at a discount, from BankBoston its interest in the credit facilities and entered into an amended intercreditor agreement relating to these facilities with the Company. Under this amended intercreditor agreement, the Greenwich Funds agreed to keep these facilities in place for a period of twelve months thereafter if the acquisition described in the acquisition agreement was consummated within five months.

         The Company's current warehouse lines generally are subject to one-year terms. The Company's current creditors most likely will not renew their facilities as they expire and the Company may not be able to obtain additional credit lines.

         The Company is required to advance monthly delinquent interest as the servicer under the pooling and servicing agreements related to securitizations the Company services. The Company typically makes these advances to the securitizations on or about the 18th of each month and such advances are typically repaid by the securitizations over a 30 day period. In this respect, on April 19, 1999, the Company borrowed $15 million from the Greenwich Funds pursuant to secured promissory notes to fund a portion of delinquent interest advance to the securitizations. These notes bore interest at a rate of 20% per annum. These notes have been repaid in full.

         On May 18, 1999, the Company entered into a Note Purchase and Amendment Agreement (the "Note Purchase Agreement") with the Greenwich Funds. Borrowings under the Note Purchase Agreement bear interest at 20% per annum. On May 18, 1999, the Greenwich Funds loaned the Company an aggregate of $33.0 million under the Note Purchase Agreement to fund a portion of the delinquent interest advance to the securitizations. In consideration for these loans, the Company paid the Greenwich Funds a $1.2 million commitment fee. The $33.0 million borrowed under the Note Purchase Agreement on May 18, 1999 was repaid in full.

         On June 18, 1999, the Greenwich Funds loaned the Company an aggregate of $35.0 million under the Note Purchase Agreement to fund a portion of the delinquent interest advance to the securitizations. In consideration for these loans, the Company agreed to pay Greenwich Funds a $1.0 million commitment fee. At June 30,1999, $26.1 million was outstanding under the Note Purchase Agreement, which was repaid in full by July 16, 1999.

         On July 16, 1999, the Company borrowed $45.0 million under the Note Purchase Agreement to fund a portion of the delinquent interest advance to the securitizations. In consideration for these loans, the Company agreed to pay the Greenwich Funds a $1.25 million commitment fee. The $45.0 million borrowed under the Note Purchase Agreement was repaid in full by August 18, 1999.

         On August 18, 1999, the Company borrowed $45.0 million under the Note Purchase Agreement to fund a portion of the delinquent interest advance to the securitizations. In consideration for these loans the Company agreed to pay the Greenwich Funds a $1.25 million commitment fee.

         The Greenwich Funds have provided the Company with funds to enable the Company to make the required delinquent interest advance to the securitizations each month, but has been unwilling to commit to make these funds available for more than 30 days at a time. If the delinquent interest advances are not made by the servicer each month pursuant to the pooling and servicing agreements, the Company's contractual rights to service the mortgage loans in the securitization could be terminated. The Company is dependent upon obtaining continued funding each month to allow the Company to make required delinquent interest advances to the securitizations. There can be no assurance the Greenwich Funds will continue to make funds available to permit the Company to make future delinquent interest advances and there can be no assurance the contractual rights to service the mortgage loans will not be terminated.

         On July 14, 1998, Travelers Casualty and Surety Company and certain of the Greenwich Funds (together, the "Purchasers") purchased $50 million of the Company's Class A preferred stock. The Class A preferred stock was convertible into common stock at $10.44 per share. The Class A preferred stock bears no dividend and is redeemable by the Company over a three-year period commencing in July 2008. As part of the preferred stock purchase agreement, the Company agreed to use its best efforts to cause two persons designated by the Purchasers to be elected to the Company's board of directors. The Purchasers were also granted an option to purchase, within the next three years, an additional $30 million of Series B redeemable preferred stock at par. The Class B preferred stock was convertible into common stock at $22.50 per share. In October 1998, the terms of the $50 million Class

A preferred stock and the terms of the Class B preferred stock were amended to eliminate the right to convert into common stock. See Note 4 of Notes to Consolidated Financial Statements.

         On October 15, 1998 the Company entered into an agreement for a $33 million standby revolving credit facility with certain of the Greenwich Funds. The facility was available to provide working capital for a period of up to 90 days, or until mid- January 1999. The terms of the standby revolving credit facility resulted in substantial dilution of existing common stockholders' equity equal to a minimum of 40%, up to a maximum of 90%, on a diluted basis, depending on (among other things) when, or whether, a change of control transaction occurs. In mid-January 1999, the $33 million standby revolving credit facility matured. On February 16, 1999, the Greenwich Funds made additional loans of $5 million available under the facility. On February 19, 1999, the Company and the Greenwich Funds entered into an amended and restated intercreditor agreement, whereby the Greenwich Funds agreed to keep the facility in place for a period through the closing under the acquisition agreement if the closing occurred within a five month period and for twelve months thereafter, subject to earlier termination in certain events as provided in the amended and restated intercreditor agreement. At June 30, 1999, $38.0 million was outstanding under this facility.

         On February 19, 1999, the Company entered into a merger agreement with the Greenwich Funds which was terminated and recast as an acquisition agreement on March 31, 1999. Under the acquisition agreement, the Company agreed to issue common stock to the Greenwich Funds representing approximately 93.5% of the outstanding common stock after each issuance, leaving the existing common shareholders of the Company with 6.5% of the common stock outstanding. Upon the closing, certain of the Greenwich Funds would surrender all of the outstanding Class C exchangeable preferred stock for cancellation and enter into an amendment and restatement of their existing loan agreement with IMC, pursuant to which the Greenwich Funds would make available to IMC an additional $35 million in working capital loans. The acquisition agreement was terminated when the Company entered into the agreement with CitiFinancial described below.

         On July 14, 1999, the Company entered into an asset purchase agreement with CitiFinancial pursuant to which IMC will sell its mortgage loan origination and servicing business and other assets relating to that business to CitiFinancial for $100 million. The agreement was approved by the Company's Board of Directors on July 30, 1999 and, as a result, the acquisition agreement with the Greenwich Funds was terminated. Consequently, the Greenwich Funds will not be obligated to provide an additional $35 million of loans to the Company. See Note 17 of Notes to Consolidated Financial Statements.

         IMC intends to use the proceeds from the sale of assets to repay certain indebtedness secured by assets of IMC. No payment is expected to be made to the IMC common shareholders as a result of this transaction, nor are any payments to the IMC common shareholders likely in the future. After consummation of the sale, IMC will essentially have no ongoing operating business but will continue to own other assets, including but not limited to, mortgage loans held for sale, the interest-only and residual certificates in its securitized loans (see "Business of IMC - Loan Sales" and "Business - Loan Servicing and
Collection") and accounts receivable. There can be no assurance that the interest-only and residual certificates or the disposal of these other assets will generate enough cash flow to repay IMC's remaining obligations and provide any value to IMC shareholders.

         The sale of assets is subject to a number of conditions, including approval by the Company's shareholders. There can be no assurance that the sale of assets will be consummated. If the Asset Purchase Agreement is terminated or the sale of assets is not consummated by October 15, 1999, the Company most likely would be unable to continue its business.

         Subsequent to June 30, 1999, the amended and restated intercreditor agreements were extended through September 16, 1999, subject to earlier termination in certain events. In the event the Company is not successful in obtaining further extensions of these agreements, the standstill periods thereunder would expire on September 16, 1999 and the lenders would be entitled to seek remedies under their loan agreements with the Company, including actions to realize upon the collateral that secure their loans. In such an event, the Company most likely would be unable to continue its business. See Note 17 of Notes to Consolidated Financial Statements.

         The Company has substantial capital requirements and it anticipates that it will need significant additional external cash resources through either the sale or securitization of interest-only and residual certificates or increased credit facilities if the proposed sale of assets to CitiFinancial is not consummated. If the proposed sale of assets to CitiFinancial is not consummated, there can be no assurance that existing warehouse and interest-only and residual certificate lenders will continue to fund the Company under their uncommitted facilities, that existing credit facilities can be increased, extended or refinanced, that the Company will be able to arrange for the sale or securitization of interest-only and residual certificates in the future on terms the Company would consider favorable, if at all, or that funds generated from operations will be sufficient to repay the Company's existing debt obligations or meet its operating and capital requirements. To the extent that the Company is not successful in increasing, maintaining or replacing existing credit facilities or in selling or securitizing interest-only and residual certificates, the Company would not be able to hold loans pending securitization or whole loan sale and therefore would have to further curtail its loan production activities to attempt to sustain operations. The Company may not be successful in sustaining operations.

Certain Accounting Considerations

         The Company sells loans through securitizations and retains a residual interest in the loans and, on occasion, also retains an interest-only certificate. The interest-only and residual certificates are recorded at fair value and changes in fair value are recorded in the results of operations in the period of the change in value. The Company determines fair value based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of mortgage loans sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, and insurance fee when applicable and an estimate of annual future credit losses related to the mortgage loans securitized over the life of the mortgage loans.

         These cash flows are projected over the life of the mortgage loans using prepayment, default and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk. The Company uses available information such as externally prepared reports on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review.

         If actual prepayment speed or credit losses of a loan portfolio materially and adversely vary from the Company's original assumptions over time, the Company would be required to adjust the value of the interest-only and residual certificates, and such adjustment could have a material adverse effect on the Company's financial condition and results of operations. Higher than anticipated rates of loan prepayments or credit losses over a substantial period of time would require the Company to write-down the value of the interest-only and residual certificates, adversely affecting earnings. There can be no assurance that the Company's assumptions as to prepayment speeds and credit losses will prove to be accurate. To the Company's knowledge, there is a limited market for the sale of interest-only and residual classes of certificates and these assets may not be sold for the value reflected on the Company's balance sheet.

Risk Management

         The Company purchases and originates mortgage loans and has historically sold them through securitizations or whole loan sales. At the time of securitization of the loans, the Company recognizes gain on sale based on a number of factors including the difference, or "spread", between the interest rate on the loans and the interest rate paid to investors (which typically is priced based on the United States Treasury security with a maturity corresponding to the anticipated life of the loans). Historically, when interest rates rise between the time the Company originates or purchases the loans and the time the loans are priced at securitization, the spread narrows, resulting in a loss in value of the loans. To protect against such losses, in quarters ended prior to October 1998, the Company hedged a portion of the value of the loans through the short sale of United States Treasury securities. Prior to hedging, the Company performed an analysis of its loans taking into account, among other things, interest rates and maturities to determine the amount, type, duration and proportion of each United States Treasury security to sell short so that the risk to the value of the loans would be effectively hedged. The Company executed the sale of the United States Treasury securities with large, reputable securities firms and used the proceeds received to acquire United States Treasury securities under repurchase agreements. These securities were designated as hedges in the Company's records and were closed out when the loans were sold.

         Historically, when the value of the hedges decreased, generally largely offsetting an increase in the value of the loans, the Company, upon settlement with its counterparty, would pay the hedge loss in cash and realize the generally corresponding increase in the value of the loans as part of its interest-only and residual certificates. Conversely, if the value of the hedges increased, generally largely offsetting a decrease in the value of the loans, the Company, upon settlement with its counterparty, would receive the hedge gain in cash and realize the generally corresponding decrease in the value of the loans through a reduction in the value of the related interest-only and residual certificates.

         The Company believes that its hedging activities using United States Treasury securities were substantially similar in purpose, scope and execution to customary hedging activities using United States Treasury securities engaged in by several of its competitors.

         In September 1998, the Company believes that, primarily due to significant volatility in debt, equity and asset-backed markets, investors demanded wider spreads over United States Treasury securities to acquire newly issued asset-backed securities. The effect of the increased demand for the United States Treasury securities resulted in a devaluation of the Company's hedge position, requiring the Company to pay approximately $47.5 million through the time the hedge positions were closed in October 1998. This devaluation was not offset by an equivalent increase in the gain on sale of loans at the time of securitization because investors demanded wider spreads over the United States Treasury securities to acquire the Company's asset-backed securities. Of the $47.5 million in hedge devaluation, approximately $25.3 million was closed at the time the Company priced two securitizations and was reflected as an offset to gain on sale and approximately $22.4 million was charged to operations as a loss on short sales of United States Treasury securities. In September 1998, the Company stopped hedging its interest rate risk on loan purchases and in October 1998 the Company closed all of its open hedge positions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Note 5 of Notes to Consolidated Financial Statements. At June 30, 1999, the Company had no open hedge positions.

         The Company uses a discount rate of 16% to present value the difference (spread) between (i) interest earned on the portion of the loans sold and (ii) interest paid to investors with related costs over the expected life of the loans, including expected losses, foreclosure expenses and a servicing fee. Based on market volatility in the asset-backed markets and the widening of the spreads recently demanded by asset-backed investors to acquire newly issued asset-backed securities, there can be no assurance that discount rates utilized by the Company to present value the spread described above will not change in the future, particularly if the spreads demanded by asset-backed investors to acquire newly issued asset-backed securities continues to increase. An increase in the discount rates used to present value the spread described above of plus 1%, 3% or 5% would result in a corresponding decrease in the value of the interest-only and residual certificates at June 30, 1999 of approximately 2%, 6% and 9%, respectively. A decrease in the discount rates used to present value the spread described above of minus 1%, 3% or 5% would result in an increase in the value of the interest-only and residual certificates at June 30, 1999 of approximately 2%, 7% and 12%, respectively.

Inflation

         Inflation historically has had no material effect on the Company's results of operations. Inflation affects the Company primarily in the area of loan originations and can have an effect on interest rates. Interest rates normally increase during periods of high inflation and decrease during periods of low inflation.

         Profitability may be directly affected by the level and fluctuation in interest rates, which affect the Company's ability to earn a spread between interest received on its loans and the costs of its borrowings. The profitability of the Company is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the ability of the Company to purchase and originate loans and affect the mix of first and second mortgage loan products. Generally, first mortgage production increases relative to second mortgage production in response to low interest rates and second mortgage production increases relative to first mortgage production during periods of high interest rates. A significant decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments. Additionally, to the extent servicing rights and interest-only and residual certificates have been capitalized on the books of the Company, higher than anticipated rates of loan prepayments or losses could require the Company to write down the value of such servicing rights and interest-only and residual certificates which could have a material adverse effect on the Company's results of operations and financial condition. Conversely, lower than anticipated rates of loan prepayments or lower losses could allow the Company to increase the value of interest-only and residual certificates, which could have a favorable effect on the Company's results of operations and financial condition. Fluctuating interest rates also may affect the net interest income earned by the Company from the difference between the yield to the Company on loans held pending sales and the interest paid by the Company for funds borrowed under the Company's warehouse facilities. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans pooled and sold by the Company have long-term rates, while the senior interests in the related securitization trusts are priced on the basis of intermediate term rates. The Company's decision to cease its hedging activities (See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Management") could result in substantial losses in the value of the Company's mortgage loans held for sale without an offsetting gain on the Company's hedging transaction.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities," which was amended by Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS 133, as amended, is effective for fiscal quarters of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative was designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair-value hedge transactions in which the Company hedges changes in the fair value of an asset, liability or firm commitment, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. The ineffective portion of hedges will be recognized in current-period earnings.

         SFAS 133 precludes designation of a nonderivative financial instrument as a hedge of an asset or liability. The Company has historically hedged its interest rate risk on loan purchases by selling short United States Treasury Securities which match the duration of the fixed rate mortgage loans held for sale and borrowing the securities under agreements to resell. Prior to September 30, 1998 the unrealized gain or loss resulting from the change in fair value of these instruments had been deferred and recognized upon securitization as an adjustment to the carrying value of the hedged mortgage loans. SFAS 133 requires the gain or loss on these nonderivative financial instruments to be recognized in earnings in the period of changes in fair value without a corresponding adjustment of the carrying amount of mortgage loans held for sale. Management anticipates that if the Company uses derivative financial instruments to hedge the Company's interest rate risk on loan purchases the Company will use derivative financial instruments which qualify for hedge accounting under the provisions of SFAS 133.

         The actual effect implementation of SFAS 133 will have on the Company's financial statements will depend on various factors determined at the period of adoption, including whether the Company is hedging its interest rate risk on loan purchases, the type of financial instrument used to hedge the Company's interest rate risk on loan purchases, whether such instruments qualify for hedge accounting treatment, the effectiveness of the hedging instrument, the amount of mortgage loans held for sale which the Company intends to hedge and the level of interest rates. Accordingly, the Company can not determine at the present time the impact adoption of SFAS 133 will have on its statements of operations or balance sheets.

         Effective January 1, 1999, the Company adopted Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS 134"). SFAS 134 amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Backed Securities" ("SFAS 65"), to require that after an entity that is engaged in mortgage banking activities has securitized mortgage loans that are held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. Previously, SFAS 65 required that after an entity that is engaged in mortgage banking activities has securitized a mortgage loan that is held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests as trading, regardless of the entity's intent to sell or hold the securities or retained interest. The application of the provisions of SFAS 134 did not have an impact on the Company's financial position or results of operations.

Year 2000

         The year 2000 (Y2K) problem is the result of computer programs being written using two digits rather than four to define the applicable year. Thus the year 1998 is represented by the number "98" in many software applications. Consequently, on January 1, 2000, the year will revert to "00" in accordance with many non-Y2K compliant applications. To systems that are non-Y2K compliant, the time will seem to have reverted back 100 years. So, when computing basic lengths of time, the Company's computer programs, certain building infrastructure components (including, elevators, alarm systems, telephone networks, sprinkler systems and security access systems) and many additional time-sensitive software that are non-Y2K compliant may recognize a date using "00" as the year 1900. This could result in system failures or miscalculations which could cause personal injury, property damage, disruption of operations and/or delays in payments from borrowers, any or all of which could materially adversely effect the Company's business, financial condition or results of operations.

         During 1998 the Company implemented an internal Y2K compliance task force. The goal of the task force is to minimize the disruptions to the Company's business, which could result from the Y2K problem, and to minimize other liabilities, which the Company might incur in connection with the Y2K problem. The task force consists of existing employees of the Company and an outside consultant hired specifically to address the Company's internal Y2K issues.

         The Company has conducted a company-wide assessment of its computer systems and operations infrastructure, and is currently testing its systems to determine their Y2K compliance. The Company presently believes those business-critical computer systems which are not presently Y2K-compliant will have been replaced, upgraded or modified prior to 2000.

         During 1998, the Company initiated communications with third parties whose computer systems' functionality could impact the Company. These communications included a questionnaire requesting specific information from third parties with respect to their systems and services related to Y2K compliance. The responses received ranged from point-by-point responses to the Company's questionnaire, to global response statements estimating compliance target dates, to direct compliance letters. The Company received a 100% response rate in one or more of these forms. All of the Company's material third party vendors that are not currently compliant have estimated compliance target dates from the end of the second quarter of 1999 to the end of the third quarter of 1999. Based on these responses, the Company believes that the material third party vendors will be Y2K compliant, although there can be no assurance that this will be the case.

         The costs of the Company's Y2K compliance efforts are being funded with cash flows from operations. In total, these costs are not expected to be substantially different from the normal, recurring costs that are incurred for systems development, implementation and maintenance. As a result, these costs are not expected to have a material adverse effect on the Company's financial position, results of operations or cash flows. To date, the Company has spent approximately $250,000 on Y2K compliance and anticipates that Y2K expenses through December 31, 1999 will be less than $1.0 million.

         The Company has currently identified two material potential risks related to its Y2K issues. The first risk is that the Company's primary lenders, depository institutions and collateral custodians do not become Y2K compliant before year end 1999, which could materially impact the Company's ability to access funds and collateral necessary to operate its businesses. The Company is currently assessing the risks related to these and other Y2K risks, and has received some assurances that the computer systems of its lenders, depository institutions and collateral custodians, many of whom are among the largest financial institutions in the country, will be Y2K compliant by year end 1999.

         The second risk is that the external servicing system on which the Company relies to service mortgage loans does not become Y2K compliant before year-end 1999. Failure on the part of the servicing system could materially impact the Company's servicing operations. As of February 5, 1999, the Company received confirmation that the servicing system had achieved Y2K compliance.

         The Company is developing contingency plans for all non-Y2K compliant internal systems. Contingency plans include identifying alternative processing platforms and alternative sources for services and businesses provided by critical non-Y2K compliant financial depository institutions, vendors and collateral custodians. However, there can be no assurance that the Company's lenders, depository institutions, custodians and vendors will resolve their own Y2K compliance issues in a timely manner. The failure by these other parties to resolve such issues could have a significant effect on the Company's operations and financial condition.

         The foregoing assessment of the impact of the Y2K problem on the Company is based on management's best estimates at the present time and could change substantially. The assessment is based upon numerous assumptions as to future events. There can be no guarantee that these estimates will prove accurate, and actual results could differ from those estimated if these assumptions prove inaccurate. The disclosure in this Section, "Year 2000," contains forward-looking statements, which involve risks and uncertainties. Reference is made to "Forward Looking Information" on page 10 of this Proxy Statement.

Change in Certifying Accountants

         On February 16, 1999, IMC appointed Grant Thornton LLP ("Grant Thornton") as the independent accounting firm to audit the financial statements of IMC for the year ended December 31, 1998 and dismissed PricewaterhouseCoopers LLP ("PWC"). The decision to dismiss PWC was approved by the Audit Committee of IMC's Board of Directors on February 16, 1999.

         IMC's decision was made after discussions with and in accordance with advice from the Securities and Exchange Commission. The Securities and Exchange Commission announced on January 14, 1999 that the Securities and Exchange Commission had brought and settled charges against PWC for engaging in improper professional conduct by violating Securities and Exchange Commission independence rules. The Securities and Exchange Commission issued in Order Instituting Proceedings and Opinion and Order Pursuant to Rule 102(e) of the Securities and Exchange Commission's Rules of Practice ("SEC Order") under the Securities Exchange Act of 1934 (Release 40945/January 14, 1999 and Accounting and Auditing Enforcement Release No. 10981/January 14, 1999 Administration Proceedings File No. 2-9809).

         Specifically, the SEC Order details activities by a PWC Senior Tax Associate with securities of a company identified in the SEC Order as "Company A". Based on communications with the Securities and Exchange Commission and PWC, IMC believes that it is the company identified in the SEC Order as "Company A". The SEC Order states that the PWC Senior Tax Associate performed preliminary work involved in transferring certain engagements for Company A from PWC's Jacksonville, Florida office to its Tampa Office. The SEC Order also states that the PWC Senior Tax Associate did not own Company A securities while he performed services for

"Company A." However, his ownership of Company A securities occurred during the period that PWC was designated as Company A's independent public accountant.

         PWC has stated to IMC that they believe this violation had no effect on either the quality and integrity of any audit or the reliability of any opinion rendered in connection with its audit engagement with IMC. IMC also firmly believes in the quality and integrity of its financial statements as of their respective dates and in the reliability of PWC's audit opinions.

         Based on discussions with members of the staff of the Securities and Exchange Commission, IMC believes that the Securities and Exchange Commission has acknowledged that IMC had no knowledge or reason to know of PWC's lack of compliance with the Securities and Exchange Commission's independence standards. The conduct of PWC is not consistent with the standards regarding compliance with Securities and Exchange Commission regulations that IMC expects and demands from its independent public accountant.

         Before IMC became aware of the violations of the independence standards, IMC was satisfied with its relationship with PWC and, in the absence of the violations described in the SEC Order, would not have elected to replace PWC.

         PWC's reports on IMC's consolidated financial statements for 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During IMC's two most recent fiscal years and the period from the end of its most recent fiscal year through February 16, 1999, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to PWC's satisfaction, would have caused PWC to make reference to the subject matter of the disagreement in connection with its reports. In addition, during IMC's two most recent fiscal years and the period from the end of its most recent fiscal year through February 16, 1999, there have been no reportable events, as such term is defined in Item 304(a) of Regulation S-K promulgated under the Securities Act.

         During IMC's two most recent fiscal years and the subsequent interim period preceding the engagement of Grant Thornton, neither IMC nor anyone on its behalf consulted Grant Thornton regarding (i) the application of accounting principles to a specific completed or proposed transactions, or the type of audit opinion that might be rendered on IMC's financial statements, which consultation resulted in the providing of a written report or oral advice concerning the same to IMC that Grant Thornton concluded was an important factor considered by IMC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Rule 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Rule 304(a)(1)(v) of Regulation S-K).

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of September __, 1999, with respect to the beneficial ownership of shares of IMC common stock by
(i) each person known by IMC to be the beneficial owner of more than 5% of the outstanding shares of the IMC common stock, (ii) each director and executive officer of IMC and (iii) all of IMC's executive officers and directors, as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to IMC's knowledge, sole voting and dispositive powers with respect to the shares beneficially owned, subject to community property laws where applicable.




Name and Address                                   Shares             Percentage
----------------                                   ------             ----------

Neal Henschel (1)                                 2,382,581               6.53%
700 W. Hillsboro Boulevard
Building 1, Suite 204
Deerfield Beach, FL  334441

ContiTrade Services Corporation (2)               2,174,998               6.00%
277 Park Avenue
New York, NY  10172

George Nicholas (3)                               1,489,645               4.19%
5901 E. Fowler Avenue
Tampa, FL  33617

Joseph P. Goryeb (4)                                534,692               1.54%
Waterview Corporate Centre
20 Waterview Boulevard
Parsippany, NJ  07054-1267

Thomas G. Middleton (5)                             472,471               1.37%
5901 E. Fowler Avenue
Tampa, FL  33617

Mitchell W. Legler (6)(7)                           108,734               *
300A Wharfside Way
Jacksonville, FL  32207

Stuart D. Marvin (8)                                 45,386               *
5901 E. Fowler Avenue
Tampa, FL 33617

All directors and executive officers, as a        2,650,928               7.47%
group (3) through (8)


---------------
*     Represents less than one percent (1%).

(1) Excludes 265,349 shares of IMC common stock owned by Mr. Henschel's adult child.

(2) Source of ownership information: Securities and Exchange Commission Form 13-G filed as an amendment on February 11, 1998. Ownership reported includes 2,159,998 shares of IMC common stock owned by ContriTrade Services Corporation, an affiliate of Continental Grain Company, which represent shared voting and disposition powers. The Form 13-G filing includes 15,000 shares of IMC common stock owned by Paul

      J. Fribourg, President and Chairman of Continental Grain Company. Mr. Fribourg has sole voting and disposition power over 15,000 shares of IMC common stock and shared voting and disposition power over the 2,159,998 shares of IMC common stock issuable upon exercise of the warrants.

(3) Includes 475,732 shares of IMC common stock issuable upon the exercise of options.

(4) Excludes 504,119 shares of IMC common stock owned by Mr. Goryeb's adult children.

(5) Includes 282,866 shares of IMC common stock issuable upon the exercise of options.

(6) Includes 12,932 shares of IMC common stock issuable upon the exercise of options.

(7) Includes 62,026 shares of IMC common stock issuable upon exercise of options, 27,776 shares of IMC common stock held by Mr. Legler jointly with his spouse and 6,000 shares of IMC common stock held in his individual retirement account.

(8) Includes 44,136 shares of IMC common stock issuable upon the exercise of vested options.

                                ----------------

      The following table sets forth as of September __, 1999 certain information with respect to the beneficial ownership of shares of Class A preferred stock and Class C exchangeable preferred stock of IMC by each person known by IMC to be the beneficial owner of the outstanding shares of each such class of preferred stock which, in the case of beneficial ownership by the Greenwich Funds, is based on information furnished to IMC by GSCP. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of IMC based, in the case of the Greenwich Funds, on information disclosed to it by GSCP, sole voting and dispositive powers with respect to the shares beneficially owned:


                                 Shares of          Percentage          Shares of          Percentage
   Name and Address          Class A Preferred      Outstanding     Class C Preferred     Outstanding
   ----------------          -----------------      -----------     -----------------     -----------
Greenwich Street
Capital Partners II,
L.P.                            357,736              71.5472%        21,250.1963           89.4340%

Greenwich Fund,
L.P.                             12,118               2.4236%           729.8322            3.0295%

GSCP Offshore
Fund, L.P.                        7,458               1.4916%           443.0193            1.8645%

Greenwich Street
Employees Fund,
L.P.                             20,924.8             4.1850%         1,242.9728            5.2312%

TRV Executive
Fund, L.P.                        1,763.2             0.3526%           104.7374            0.4408%

Travelers Casualty
and Surety
Company                         100,000              20.000%                   0                 0%

                              _____________________

      The consummation of the proposed sale of assets will not affect the percentage of the outstanding shares of any class of Preferred Stock owned by any holder thereof.

      The Greenwich Funds hold shares of Class C exchangeable preferred stock of IMC, which after March 31, 1999 are exchangeable for shares of Class D preferred stock, having voting rights equivalent to approximately 40% of the voting power of the Company. In addition, the Greenwich Funds have the right to exchange their right to receive payment of the loan under the $38 million Greenwich Funds loan agreement for additional shares of Class C exchangeable preferred stock or Class D preferred stock representing an additional 50% of the voting power of the Company. Accordingly, if the Greenwich Funds were to exchange their Class C exchangeable preferred stock for Class D preferred stock and exercise their exchange option under the loan facility, they would hold shares of Class C and/or Class D preferred stock representing approximately 90% of the voting power of the Company, which would permit the Greenwich Funds over time to effect a change in control of the Company. In addition, if a change in control of IMC shall not have occurred on or prior to April 14, 1999 and, on or after such date, the Class D preferred stock constitutes a majority of the voting power of the issued and outstanding capital stock of IMC, then the number of directors constituting the Board of Directors shall be adjusted to permit the holders of Class D preferred stock, voting separately as one class, to elect a majority of the Board of Directors of IMC and a special meeting of shareholders shall be called to permit such election.

                      OTHER MATTERS; SHAREHOLDER PROPOSALS

         It is not expected that any matters other than those described in this Proxy Statement will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the appropriate proxy to vote the proxy in accordance with the discretion of the persons named in such proxy. Shareholder proposals for inclusion in IMC's proxy statement for its annual meeting of shareholders to be held in 2000 must be received at IMC's principal executive offices, 5901 E. Fowler Avenue, Tampa, Florida 33617, no later than _________, 2000.

               CHANGES IN IMC'S INDEPENDENT CERTIFYING ACCOUNTANTS

         On February 16, 1999, IMC appointed Grant Thornton LLP as the independent accounting firm to audit the financial statements of IMC for the year ended December 31, 1998 and dismissed PricewaterhouseCoopers LLP. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Change in Certifying Accountants."

                       INDEPENDENT CERTIFYING ACCOUNTANTS

         The consolidated financial statements included in this Proxy Statement for the year ended December 31, 1998 have been audited by Grant Thornton LLP, independent auditors as stated in their report appearing herein. The consolidated financial statements included in this Proxy Statement for the two years in the period ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein.

                         WHERE TO FIND MORE INFORMATION

         If you would like to request  documents from IMC, please contact Laurie
S. Williams, Secretary of IMC, at 5901 E. Fowler Avenue, Tampa, Florida 33617, by ___ ___, 1999 to receive them before the special meeting.

         You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the matters submitted to you. IMC has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated September __, 1999. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than such date, and neither the mailing of this Proxy Statement to shareholders nor the sale of assets to CitiFinancial pursuant to the Asset Purchase Agreement shall create any implication to the contrary.

                                    IMC LOGO

                                  FORM OF PROXY
                            FOR IMC MORTGAGE COMPANY
                         SPECIAL MEETING OF SHAREHOLDERS
                                OCTOBER ___, 1999

      THIS PROXY CARD MUST BE RECEIVED PRIOR TO 10:00 A.M. (LOCAL TIME) ON OCTOBER ___, 1999.

      PROXY SOLICITED BY THE BOARD OF DIRECTORS OF IMC MORTGAGE COMPANY, A FLORIDA CORPORATION, FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON ___________, 1999 AT 10:00 A.M.(LOCAL TIME).

      The undersigned, being a holder of shares of common stock, par value $0.001 per share (the "Common Stock"), of IMC Mortgage Company ("IMC"), hereby appoints George Nicholas and Thomas Middleton, or if only one is present, then that individual, and each such person with full power of substitution and resubstitution, as his, her or its proxy at the Special Meeting to be held on ___________, 1999 (and any adjournment or postponement thereof) and to vote on behalf of the undersigned (or abstain from voting) as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The Special Meeting has been convened to consider a proposal to approve the Asset Purchase Agreement, dated as of July 13, 1999, by and between CitiFinancial Mortgage Company ("CitiFinancial") and IMC, and the transactions contemplated thereby, which, among other matters, provides for the sale by IMC to CitiFinancial of certain assets relating to IMC's mortgage loan origination and servicing business. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes any previously dated forms of proxy with respect to the Special Meeting.

      THE IMC BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL. IF THIS CARD IS RETURNED SIGNED BUT NOT MARKED WITH ANY INDICATION AS TO HOW TO VOTE, THE UNDERSIGNED WILL BE DEEMED TO HAVE DIRECTED THE PROXY TO VOTE FOR THE PROPOSAL.

      PLEASE INDICATE ON THE REVERSE OF THIS CARD HOW YOUR SHARES ARE TO BE VOTED. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                      PLEASE SIGN AND DATE ON REVERSE SIDE
--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example. [X]

                                    PROPOSALS

THE BOARD OF DIRECTORS OF IMC MORTGAGE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING PROPOSALS OF IMC MORTGAGE COMPANY:

    1.    To approve the Asset Purchase          FOR      AGAINST       ABSTAIN
          Agreement, dated as of July 13,        |_|        |_|           |_|
          1999, by and between CitiFinancial
          Mortgage Company ("CitiFinancial")
          and IMC, and the transactions
          contemplated thereby, which, among
          other matters, provides for the
          sale by IMC to CitiFinancial of
          certain assets relating to IMC's
          mortgage loan origination and
          servicing business.


Signature(s)(and Title(s), if any)_________________    Date:_____________, 1999

Please sign your name above exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized director or other offcer, indicating title, or execute under the corporation's common seal. In the case of joint holders, any one may sign but the first-named in the share register may exclude the voting rights of the other joint holder(s) by voting in person or by proxy.

--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants......................... F-2
Report of Independent Accountants.......................................... F-3
Financial Statements:
    Consolidated Balance Sheets as of December 31, 1997 and 1998
     and June 30, 1999..................................................... F-4
    Consolidated Statements of Operations for the years ended December 31,
     1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999... F-5 Consolidated Statements of Stockholders' Equity for the years ended
     December 31, 1996, 1997 and 1998 and the six months ended
     June 30, 1999......................................................... F-6
    Consolidated Statements of Cash Flows for the years ended December 31,
     1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999... F-7
    Notes to Consolidated Financial Statements............................. F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Stockholders of
IMC MORTGAGE COMPANY AND SUBSIDIARIES

         We have audited the accompanying consolidated balance sheet of IMC Mortgage Company and Subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of IMC Mortgage Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Mortgage Company and Subsidiaries as of December 31, 1998 and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 3 and 17 to the consolidated financial statements, the Company is being adversely affected by market conditions beyond its control and its access to debt, equity and asset-backed capital markets is severely limited. As a result, during the year ended December 31, 1998 the Company sustained a net loss of approximately $100.5 million and has an accumulated deficit of $41.3 million. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management plans in regard to this matter are also described in Notes 3 and 17. These plans include obtaining common shareholder approval for an acquisition transaction with Greenwich Funds and obtaining additional capital. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            /S/ Grant Thornton L.L.P.

Tampa, Florida
March 31, 1999

REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders of
IMC Mortgage Company and Subsidiaries

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows for each of the two years in the period ended December 31, 1997 present fairly, in all material respects, the financial position of IMC Mortgage Company and Subsidiaries at December 31, 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits on these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of IMC Mortgage Company and Subsidiaries for any period subsequent to December 31, 1997.


                                                /S/ PricewaterhouseCoopers LLP

Tampa, Florida
February 20, 1998

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (dollars in thousands, except share data)

                                                                                           December 31,                     June 30,
                                                                                 ------------------------------             -------

                                                                                   1997                  1998                  1999
                                                                                    ----                 ----                  ----
                                                                                                                         (unaudited)
                    ASSETS

Cash and cash equivalents ...........................................           $   26,750           $   15,454           $   14,846
Securities purchased under agreements to resell .....................              772,586                   --                   --
Accrued interest receivable .........................................               29,272               10,695                7,928
Accounts receivable .................................................               21,349               44,661               54,302
Mortgage loans held for sale, net ...................................            1,673,144              946,446              610,181
Interest-only and residual certificates .............................              223,306              468,841              352,544
Warehouse financing due from correspondents .........................               25,913                2,810                  656
Property, furniture, fixtures and equipment, net ....................               14,884               17,119               16,042
Mortgage servicing rights ...........................................               34,954               52,388               42,498
Income tax receivable ...............................................               18,841               12,914                8,554
Goodwill ............................................................               91,963               89,621                8,454
Other assets ........................................................               12,970               22,690               20,622
                                                                                ----------           ----------           ----------
        Total .......................................................           $2,945,932           $1,683,639           $1,136,627
                                                                                ==========           ==========           ==========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Warehouse finance facilities .........................................         $ 1,732,609         $   984,571          $   633,448
Term debt ............................................................             112,291             415,331              419,540
Notes payable ........................................................              18,189              17,406               17,155
Securities sold but not yet purchased ................................             775,324                  --                   --
Accounts payable and accrued liabilities .............................              31,665              15,302               11,963
Accrued interest payable .............................................              10,857               3,086                6,653
Deferred tax liability ...............................................              10,933                  --                   --
                                                                               -----------         -----------          -----------
      Total liabilities ..............................................           2,691,868           1,435,696            1,088,759
                                                                               -----------         -----------          -----------

Commitments and contingencies (Note 15)

Redeemable preferred stock (redeemable at maturity
  at $100 per share and, under certain circumstances,
  upon a change of control) (Note 4) .................................                  --              37,333               38,807
                                                                               -----------         -----------          -----------

Stockholders' equity:
Common stock, par value $.01 per share; 50,000,000
   authorized; 30,710,790, 34,139,790 and 34,201,380
   shares issued and outstanding .....................................                 307                 341                  342
Additional paid-in capital ...........................................             193,178             251,633              251,904
Retained earnings (accumulated deficit) ..............................              60,579             (41,364)            (243,185)
                                                                               -----------         -----------          -----------
    Total stockholders' equity .......................................             254,064             210,610                9,061
                                                                               -----------         -----------          -----------
    Total ............................................................         $ 2,945,932         $ 1,683,639          $ 1,136,627
                                                                               ===========         ===========          ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (dollars in thousands, except share data)


                                                                                                             For the Six
                                                                                                              Months Ended
                                                                        For the Year Ended December 31,        June 30,
                                                                       ------------------------------     -------------------------
                                                            1996           1997            1998           1998           1999
                                                            ----           ----            ----           ----           ----
                                                                                                                   (unaudited)
Revenues:
   Gain on sales of loans ..........................        $46,230        $180,963        $205,924        $131,139         $31,639
   Additional securitization transaction
    expense (Note 7) ...............................         (4,158)             --              --              --              --
                                                       ------------    ------------    ------------    ------------    ------------
     Net gain on sale of loans .....................         42,072         180,963         205,924         131,139          31,639
                                                       ------------    ------------    ------------    ------------    ------------
   Warehouse interest income .......................         37,463         123,432         147,937          80,220          35,165
   Warehouse interest expense ......................        (24,535)        (98,720)       (118,345)        (66,438)        (23,211)
                                                       ------------    ------------    ------------    ------------    ------------
     Net warehouse interest income .................         12,928          24,712          29,592          13,782          11,954
                                                       ------------    ------------    ------------    ------------    ------------
   Servicing fees ..................................          5,562          17,072          45,382          19,677          25,130
   Other revenues ..................................          5,092          16,012          40,311          16,575          14,820
                                                       ------------    ------------    ------------    ------------    ------------
     Total servicing fees and other ................         10,654          33,084          85,693          36,252          39,950
                                                       ------------    ------------    ------------    ------------    ------------
     Total revenues ................................         65,654         238,759         321,209         181,173          83,543
                                                       ------------    ------------    ------------    ------------    ------------
Expenses:
   Compensation and benefits .......................         16,007          82,051         124,234          61,859          53,097
   Selling, general and administrative expenses ....         15,652          64,999         130,547          55,809          49,477
   Sharing of proportionate value of equity (Note 7)          2,555              --              --              --              --
   Other interest expense ..........................          2,321          14,280          28,434          10,173          15,789
   Loss on short sales of United States Treasury
   Securities (Note 5) .............................             --              --          22,351              --              --
   Market valuation adjustment (Note 10) ...........             --              --          84,638              --          62,876
   Goodwill impairment charge ......................             --              --              --              --          77,446
   Other charges ...................................             --              --              --              --           5,179
   Interest expense - Greenwich Funds (Note 3) .....             --              --          30,795              --          15,379
                                                       ------------    ------------    ------------    ------------    ------------
       Total expenses ..............................         36,535         161,330         420,999         127,841         279,243
                                                       ------------    ------------    ------------    ------------    ------------
   Income (loss) before income taxes ...............         29,119          77,429         (99,790)         53,332        (195,700)
   Provision for income taxes ......................          4,206          29,500             679          21,900           4,647
                                                       ------------    ------------    ------------    ------------    ------------
Net income (loss) ..................................        $24,913         $47,929       $(100,469)        $31,432       $(200,347)
                                                       ============    ============    ============    ============    ============

Earnings per share data (unaudited pro forma data
  for the year ended December 31, 1996 giving
  effect to provision for income taxes):
   Net income (loss) ...............................        $17,929         $47,929       $(100,469)        $31,432       $(200,347)
                                                       ============    ============    ============    ============    ============
   Net income (loss) per common share:
     Basic .........................................          $1.12           $1.76          $(3.21)          $1.02          $(5.90)
     Diluted .......................................          $0.92           $1.54          $(3.21)          $0.90          $(5.90)
   Weighted average shares outstanding:
     Basic .........................................     15,981,521      27,299,827      31,745,575      30,775,154      34,211,493
     Diluted .......................................     19,539,963      31,147,944      31,745,575      34,828,065      34,211,493


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    (dollars in thousands, except share data)


                                                                                                          Retained
                                                                                         Additional       Earnings
                                                             Common Stock                 Paid-In       (Accumulated
                                                         Shares         Amount             Capital        Deficit)          Total
                                                         ------         ------           ----------     --------------       -----
Stockholders' equity at
  January 1, 1996 ...............................       6,000,000             $60          $3,845           $1,704           $5,609
Issuance of options to
  ContiFinancial (Note 7) .......................              --              --           8,448               --            8,448
Common stock issued in public
  offering ......................................       3,565,000              36          58,168               --           58,204
Reclassification of partnership
  earnings ......................................              --              --           4,124           (4,124)              --
Conversion of convertible
  preferred stock ...............................         119,833               1           2,005               --            2,006
Stock options exercised .........................         150,000               2              (2)              --               --
Net income ......................................              --              --              --           24,913           24,913
Distributions for taxes (Note 2) ................              --              --              --           (9,843)          (9,843)
Two-for-one stock split (Note 1) ................       9,834,833              98             (98)              --               --
                                                       ----------      ----------      ----------       ----------       ----------
Stockholders' equity at
  December 31, 1996 .............................      19,669,666             197          76,490           12,650           89,337
Common stock issued in public
  offering ......................................       5,040,000              50          57,977               --           58,027
Common stock issued in
  acquisition transactions ......................       5,043,763              50          51,962               --           52,012
Common stock issued under stock
  option and incentive plans and
  related tax benefits ..........................         957,361              10           6,749               --            6,759
Net income ......................................              --              --              --           47,929           47,929
                                                       ----------      ----------      ----------       ----------       ----------
Stockholders' equity at
  December 31, 1997 .............................      30,710,790             307         193,178           60,579          254,064
Common stock issued under
  stock option and incentive
  plans and related tax benefits ................          34,121              --             441               --              441
Exercise of stock warrants and
  related tax benefits ..........................       2,159,998              22           2,663               --            2,685
Common stock issued under
  contingent earnouts ...........................       1,234,881              12           7,082               --            7,094
Issuance of debt with beneficial
  conversion feature ............................              --              --          14,719               --           14,719
Issuance of stock warrants ......................              --              --           1,128               --            1,128
Elimination of Class A preferred stock
  conversion feature (Note 4) ...................              --              --          32,422               --           32,422
Accretion of Class A preferred stock ............              --              --              --           (1,474)          (1,474)
Net loss ........................................              --              --              --         (100,469)        (100,469)
                                                       ----------      ----------      ----------       ----------       ----------
Stockholders' equity at
  December 31, 1998 .............................      34,139,790             341         251,633          (41,364)         210,610
Accretion of Class A
  preferred stock (unaudited) ...................              --              --              --           (1,474)          (1,474)
Net loss (unaudited) ............................              --              --              --         (200,347)        (200,347)
Other (unaudited) ...............................          61,590               1             271               --              272
                                                       ----------      ----------      ----------       ----------       ----------
Stockholders' equity at
  June 30, 1999 (unaudited) .....................      34,201,380            $342        $251,904        $(243,185)          $9,061
                                                       ==========      ==========      ==========       ==========       ==========

        The accompanying notes are an integral part of this consolidated financial statement.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                                                                  For the Six
                                                                                                                 Months Ended
                                                                          For the Year Ended December 31           June 30,
                                                                          ------------------------------           --------
                                                                         1996         1997         1998        1998        1999
                                                                         ----         ----         ----        ----        ----
                                                                                                                  (unaudited)
                                                                                                                  -----------
Operating activities:
Net income (loss) .................................................   $  24,913    $  47,929    $(100,469)   $  31,432    $(200,347)
Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
         Goodwill impairment charge ...............................          --           --           --           --       77,446
         Interest expense - Greenwich Funds .......................          --           --       27,500           --        5,500
         Issuance of stock warrants ...............................          --           --        1,128           --           --
         Sharing of proportionate value of equity .................       2,555           --           --           --           --
         Depreciation and amortization ............................       1,650       10,144       25,937       11,344       13,864
         Mortgage servicing rights ................................      (7,862)     (34,252)     (35,911)     (24,591)          --
         Net loss on joint venture ................................         852        1,813        2,579        1,512          117
         Net loss on sale of joint venture ........................          --           --           --           --        2,592
         Net loss on disposal of Rhode Island branch ..............          --           --           --           --        2,587
         Non-recurring benefit associated with the conversion
           of Partnership to C Corporation ........................      (3,600)          --           --           --           --
         Change in deferred taxes .................................         879       13,654      (10,933)       8,267           --

Net change in operating assets and liabilities, net of effects from acquisitions:

         Decrease (increase) in mortgage loans held
           for sale ...............................................    (721,347)    (702,927)     726,698      (44,583)     336,265
         Decrease (increase) in securities purchased
           under agreement to resell and securities
           sold but not yet purchased .............................         429        1,167       (2,738)        (235)          --
         Decrease (increase) in accrued interest receivable .......      (6,763)     (20,615)      18,577        5,591        2,531
         Decrease (increase) in warehouse financing due
           from correspondents ....................................      (4,992)     (25,674)      23,103       10,034        2,154
         Decrease (increase) in interest-only and residual
           certificates ...........................................     (72,174)    (137,060)    (245,535)    (222,271)     116,297
         Increase in other assets .................................      (2,200)      (7,495)      (7,274)     (14,741)      (1,281)
         Decrease (increase) in accounts receivable ...............      (1,596)     (16,450)     (23,312)      (6,116)      (8,089)
         Decrease (increase) in income tax receivable .............          --      (15,241)       8,611           --        4,360
         Increase (decrease) in accrued interest payable ..........       3,022        6,779       (7,771)       1,649        3,567
         Increase (decrease) in income tax payable ................       2,543       (2,543)          --           --           --
         Increase (decrease) in accrued and other liabilities .....       6,978        2,421       (9,853)         528       (3,969)
                                                                      ---------    ---------    ---------    ---------    ---------
         Net cash provided by (used in) operating activities ......    (776,713)    (878,350)     390,337     (242,180)     353,594
                                                                      ---------    ---------    ---------    ---------    ---------
     Investing activities:
         Investment in joint venture ..............................      (2,591)      (1,781)      (4,260)      (2,280)        (638)
         Purchase of property, furniture, fixtures and equipment ..      (1,218)     (12,772)      (5,665)      (3,362)        (899)
         Acquisition of businesses, net of cash acquired and
           including other cash payments associated with
           the acquisitions .......................................          --      (10,008)          --           --           --
         Other ....................................................          --           --         (672)        (415)          --
                                                                      ---------    ---------    ---------    ---------    ---------
         Net cash used in investing activities ....................      (3,809)     (24,561)     (10,597)      (6,057)      (1,537)
                                                                      ---------    ---------    ---------    ---------    ---------

     Financing activities:
         Issuance of common stock .................................      58,203       59,923           12            6           --
         Issuance of preferred stock ..............................          --           --       49,232           --           --
         Distributions to partners for taxes ......................     (11,149)          --           --           --           --
         Net borrowings (repayments) on warehouse facilities ......     705,313      787,911     (748,038)      81,261     (351,123)
         Borrowings - term debt ...................................      51,066      401,240      324,473      306,016       91,338
         Borrowings - notes payable ...............................          --        5,000           --           --           --
         Repayments of borrowings - term debt .....................     (14,756)    (337,702)     (15,932)    (156,856)     (92,630)
         Repayments of borrowings - notes payable .................          --           --         (783)        (250)        (250)
                                                                      ---------    ---------    ---------    ---------    ---------
         Net cash provided by (used in) financing activities ......     788,677      916,372     (391,036)     230,177     (352,665)
                                                                      ---------    ---------    ---------    ---------    ---------
         Net increase (decrease) in cash and
           cash equivalents .......................................       8,155       13,461      (11,296)     (18,060)        (608)
         Cash and cash equivalents, beginning of period ...........       5,134       13,289       26,750       26,750       15,454
                                                                      ---------    ---------    ---------    ---------    ---------
         Cash and cash equivalents, end of period .................   $  13,289    $  26,750    $  15,454    $   8,690    $  14,846
                                                                      =========    =========    =========    =========    =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

1.       Organization and Basis of Presentation

         IMC Mortgage Company and its wholly-owned subsidiaries (the "Company") purchase and originate mortgage loans made to borrowers who may not otherwise qualify for conventional loans for the purpose of securitization and sale. The Company has typically securitized these mortgages into the form of a Real Estate Mortgage Investment Conduit ("REMIC") or owner trust. A significant portion of the mortgages historically have been sold on a servicing retained basis.

         The Company was formed in 1993 by a team of executives experienced in the non-conforming home equity loan industry. The Company was originally structured as a partnership, Industry Mortgage Company, L.P. (the "Partnership"), which became a wholly owned subsidiary of IMC Mortgage Company (the "Parent") in June 1996 when the limited partners (the "Partners") and the general partner exchanged their partnership interests for voting common shares (the "exchange" or "recapitalization") of the Parent. The exchange was consummated on a historical cost basis as all entities were under common control. Accordingly, since June 1996, the Parent has owned 100% of the limited partnership interests in the Partnership and 100% of the general partnership interest in the Partnership. At the time of the exchange, the retained earnings previously reflected by the Partnership were transferred to additional paid-in capital. On December 31, 1997, the Partnership and the general partner were merged into the Parent. The accompanying consolidated financial statements include the accounts of the Parent, the Partnership and their wholly owned subsidiaries, after giving effect to the exchange as if it had occurred at inception.

         On January 27, 1997, the Board of Directors declared a two-for-one split of common stock payable on February 13, 1997 to stockholders of record as of February 6, 1997. A total of $98,000 was transferred from additional paid-in-capital to the stated value of common stock in connection with the stock split. This transaction has been recorded herein in the year ended December 31, 1996. The par value of the common stock remains unchanged.

         As discussed in Note 17 "Significant Events and Events Subsequent to December 31, 1998", on July 14, 1999, the Company entered into an Agreement (the "Agreement") to sell certain assets to CitiFinancial Mortgage Company ("CitiFinancial Mortgage"), an indirectly wholly-owned subsidiary of Citigroup, Inc. The Agreement, which is subject to a number of conditions, was approved by the Company's Board of Directors on July 30, 1999, and, as a result, an acquisition agreement (the "Acquisition Agreement") the Company had previously entered into with Greenwich Street Capital Partners II, L.P. and certain of its affiliates (the "Greenwich Funds") terminated.

2.       Summary of Significant Accounting Policies

Interim Financial Statements

         The consolidated financial statements as of June 30, 1999 (unaudited) and for the six months ended June 30, 1998 and 1999 (unaudited) reflect all adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position and results of operations for the period presented. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results for a full year. Certain information and footnote disclosures as of June 30, 1998 and for the six months ended June 30, 1998 normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures are adequate to make the information not misleading.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

Principles of Consolidation

         The consolidated financial statements include the accounts of the Parent and its wholly-owned subsidiaries after elimination of intercompany accounts and transactions.

Cash and Cash Equivalents

         Cash and cash equivalents consist of cash on hand and on deposit at financial institutions and short term investments with original maturities of 90 days or less when purchased.

Interest-only and Residual Certificates

         The Company originates and purchases mortgages for the purpose of securitization and whole loan sale. The Company securitizes these mortgages primarily into the form of a REMIC or owner trust that issues classes of certificates representing undivided ownership interests in the income stream payable to the Trust. A REMIC is a multi-class security with certain tax advantages which derives its monthly principal paydowns from a pool of underlying mortgages. The senior class certificates issued by the trust, which are credit enhanced, are sold, with the subordinated classes (or a portion thereof) retained by the Company. The subordinated classes are in the form of interest-only and residual certificates. Credit enhancement is generally achieved by subordination of a subsidiary class of bonds to senior classes or an insurance policy issued by a monoline insurance company. The documents governing the Company's securitizations require the Company to build overcollateralization levels through payment to holders of senior certificates, for a period of time, of distributions otherwise payable to the Company as the residual interest holder. This overcollateralization causes the aggregate principal amount of the loans in the related pool to exceed the aggregate principal balance of the outstanding investor certificates. Such excess amounts serve as additional credit enhancement for the related trust. To the extent that borrowers default on the payment of principal or interest on the loans, the losses incurred in the REMIC will reduce the overcollateralization and cash flows otherwise payable to the residual interest security holder to the extent that funds are available. If payment defaults exceed the amount of overcollateralization, as applicable, the insurance policy maintained on certain REMIC trusts will pay any further losses experienced by holders of the senior interests in those related REMIC trusts or a subordinated class will bear the loss. The Company does not have any recourse obligations for credit losses in the trusts. During 1996, 1997 and 1998, the Company securitized $935 million, $4.9 billion and $5.1 billion of loans through four, eight, and seven trusts, respectively. The Company did not securitize any loans during the six months ended June 30, 1999. See Note 10 "Interest-Only and Residual Certificates."

         On January 1, 1997, the Company adopted the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"), which was effective for transfers of the Company's financial assets made after December 31, 1996. SFAS 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 requires the Company to allocate the total cost of mortgage loans sold among the mortgage loans sold (without servicing rights), interest-only and residual certificates and servicing rights based on their relative fair values. The adoption of SFAS 125 did not have a material effect on the Company's financial position or results of operations.

         The Company initially records interest-only and residual certificates at their allocated cost based upon the present value of the interest in the cash flows retained by the Company after considering various economic factors,

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
              (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

including interest rates, collateral value and estimates of the value of future cash flows from the REMIC mortgage pools under expected loss and prepayment assumptions discounted at a market yield.

         In accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), the Company classifies interest-only and residual certificates as "trading securities" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in value. The Company determines fair value on an ongoing basis based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of mortgage loans sold over the sum of the pass-through interest rate plus a servicing fee, a trustee fee, an insurance fee when applicable and an estimate of annual future credit losses and prepayments related to the mortgage loans securitized over the life of the mortgage loans.

         These cash flows are projected over the life of the mortgage loans using prepayment, default and interest rate assumptions that the Company perceives market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk. The fair valuation includes consideration of the following characteristics: loan type, size, interest rate, date of origination, term and geographic location. The Company also used other available information such as externally prepared reports and information on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review.

          Prior to the fourth quarter of 1998, the rates used to discount the cash flows ranged from 11% to 14.5% based on the perceived risks associated with each REMIC or owner trust mortgage pool. During the fourth quarter of 1998, as a result of adverse market conditions (see Note 3 "Warehouse Finance Facilities, Term Debt and Notes Payable," Note 5 "Hedge Loss" and Note 17 "Significant Events and Events Subsequent to December 31, 1998") the Company adjusted to 16% the discount rate used to present value the projected cash flows retained by the Company. See Note 10 "Interest-Only and Residual Certificates." The Company utilizes prepayment and loss curves which the Company believes will approximate the timing of prepayments and losses over the life of the securitized loans. Prepayments on fixed rate loans securitized by the Company are expected to gradually increase from a constant prepayment rate ("CPR") of 4% to 28% in the first year of the loan and remain at 28% thereafter. The Company expects prepayments on adjustable rate loans to gradually increase from a CPR of 4% to 35% in the first year of the loan and remain at 35% thereafter. The CPR measures the annualized percentage of mortgage loans which prepay during a given period. The CPR represents the annual prepayment rate over the year, expressed as a percentage of the principal balance of the mortgage loan outstanding at the beginning of the period, without giving effect to regularly scheduled amortization payments. Prior to the fourth quarter of 1998, the Company expected losses from defaults to increase from zero in the first six months of the loan to 100 basis points after 36 months. During the fourth quarter of 1998, as a result of emerging trends in the Company's serviced loan portfolio and adverse market conditions, the Company revised the loss curve assumption used to approximate the timing of losses over the life of the securitized loans to increase from zero in the first six months of the loan to 175 basis points after 36 months. At June 30, 1999, as a result of trends in the Company's serviced loan portfolio and adverse market conditions, as described in Note 17 "Significant Events and Events Subsequent to December 31, 1998", the Company revised the loss curve assumption to increase from zero in the first six months of the loan to 275 basis points after 30 months, representing estimated aggregate losses over the life of the pool (i.e., historical plus future losses) of 4.3% of original pool balances. See Note 10 "Interest-Only and Residual Certificates."

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
              (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

Mortgage Servicing Rights

         Effective January 1, 1996, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights" ("SFAS 122"), superseded in June 1996 by SFAS 125, which was adopted by the Company effective January 1, 1997. The SFAS's require that upon sale or securitization of mortgages, companies capitalize the cost associated with the right to service mortgage loans based on its relative fair value. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing income. Under SFAS 122 and SFAS 125, the Company capitalized mortgage servicing rights of approximately $7.8 million, $34.3 million, $35.9 million and $0 for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively, and amortized $1.2 million, $5.9 million, $18.5 million and $9.9 million for the same periods.

         The  Company   periodically   reviews  mortgage  servicing  rights  for
impairment. This review is performed on a disaggregated basis for the predominant risk characteristic of the underlying loans which the Company believes to be loan type (i.e., fixed vs. adjustable rate). The Company does not consider interest rate to be a predominant risk characteristic. The Company generally makes loans to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that these borrowers tend to be more payment sensitive than interest rate sensitive. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment. The carrying amount of mortgage servicing rights is deemed to be a reasonable estimate of their fair value.

Securities Purchased Under Agreements to Resell/Securities Sold But Not Yet Purchased

         Prior to October 1998, the Company hedged the interest rate risk on loan purchases by selling short United States Treasury Securities which matched the duration of the fixed rate mortgage loans held for sale and borrowed the securities under agreements to resell.

         Securities sold but not yet purchased were recorded on a trade date basis and carried at market value. The unrealized gain or loss on these instruments was deferred and recognized upon securitization as an adjustment to the carrying value of the hedged mortgage loans. The cost to carry securities purchased under agreements to resell was recorded as incurred.

         Securities purchased under agreements to resell were recorded on a trade date basis and carried at the amounts at which the securities would be resold.

         In October 1998, the Company closed all of its open hedge positions and at December 31, 1998 and June 30, 1999, there were no open hedge positions. See
Note 5 "Loss on Short Sales of United States Treasury Securities."

Mortgage Loans Held for Sale, Net

         Mortgage loans held for sale are mortgages the Company plans to sell or securitize. Mortgage loans held for sale are stated at lower of aggregate cost or market. The cost is net of any deferred loan origination fees, certain direct costs and deferred hedging gain or loss. Market value is determined by outstanding commitments from investors, if any, or current investor yield requirements on the aggregate basis. Included in mortgages held for sale at December 31, 1997 and 1998 and June 30, 1999 were approximately $54 million, $85 million and $76 million, respectively, of mortgage loans which were not eligible for securitization due to delinquency and other factors (loans

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

under review). The amount by which cost exceeds market value on loans under review is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net income in the period of change. The valuation allowances at December 31, 1997 and 1998 and June 30, 1999 were $11.5 million, $21.0 million and $21.0 million, respectively.

Revenue Recognition

         Gains on the sale of mortgage loans represent the difference between the sales price and the net carrying amount (which includes any hedging gains and losses) and are recognized when mortgage loans are sold and delivered to investors. For securitizations of mortgage loans, the gain on the sale of the loans represents the present value of the difference (spread) between (i) interest earned on the portion of loans sold and (ii) interest paid to investors, including related costs over the expected life of the loans, including expected charge-offs, foreclosure expenses and a servicing fee. The spread is adjusted for estimated prepayments.

         The increase or accretion of the value of the discounted interest-only and residual certificates over time is recognized on the interest method as earned.

         Prepayment penalties received from borrowers are recorded in income when collected and included in other revenue in the Statement of Operations at the time of early prepayments. Warehouse interest income on mortgage loans held for sale is recognized on the accrual method.

         The Company has typically retained servicing rights and recognizes servicing income from fees and late payment charges earned for servicing the loans owned by certificate holders and others. Servicing fees are generally earned at a rate of approximately 1/2 of 1%, on an annualized basis, of the outstanding loan balance being serviced. Servicing fee income is recognized as collected.

Property, Furniture, Fixtures and Equipment, Net of Accumulated Depreciation

         Property, furniture, fixtures and equipment are carried at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the useful life of the improvements.

Advertising

         The Company expenses the production costs of advertising as incurred. Advertising expense was approximately $499,000, $9.0 million, $15.3 million and $3.1 million for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively.

Goodwill

         Goodwill represents the excess of cost over fair value of net assets acquired by acquisition. Such excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over periods from five to thirty years. Amortization expense approximated $71,000, $2.7 million, $4.0 million and $1.7 million for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively. Accumulated amortization approximated $2.8 million, $6.8 million and $8.5 million at December 31, 1997 and 1998 and June 30, 1999, respectively.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

         Management periodically reviews the potential impairment of goodwill on a non-discounted cash flow basis to assess recoverability. The cash flows are projected on a pre-tax basis over the estimated useful lives assigned to goodwill. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down (representing the carrying amount of the goodwill which exceeds the present value of estimated expected future cash flows) would be recorded as a period expense.

         As described in Note 17 "Significant Events and Events Subsequent to December 31, 1998," the Company's Board of Directors approved a formal plan on July 26, 1999 to dispose of the Company's eight operating subsidiaries, which led the Company to determine that the useful lives assigned to goodwill should be reduced to less than one year. The resulting evaluation of the goodwill associated with the eight operating subsidiaries resulted in a goodwill impairment charge of $77.4 million for the six months ended June 30, 1999.

Translation of Foreign Currency

         Assets and liabilities of the Company's Canadian subsidiary, IMC Mortgage Company, Canada Ltd. ("IMC Canada"), which was incorporated during the year ended December 31, 1997, are translated at year-end rates of exchange, and the income statement is translated at weighted average rates of exchange for the year. For the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, the financial position and results of operations of IMC Canada were not material in relation to the financial position or results of operations of the Company.

         On August 12, 1999, the Company sold IMC Canada. The assets of IMC Canada are recorded in the accompanying Consolidated Balance Sheet at June 30, 1999 in other assets at their historical book value, which approximated fair value at June 30, 1999. The net proceeds from the disposition approximated the current carrying value of IMC Canada.

Income Taxes

         Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates currently in effect. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-Based Compensation

         SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the provisions of APB 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

Consolidated Statement of Cash Flows - Supplemental Disclosures

         The Company paid $23.8 million, $106.2 million, $157.8 million and $45.3 million for interest during the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively. Total income taxes paid were $796,000, $33.5 million, $4.1 million and $391,000 for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively. During the years ended December 31, 1997 and 1998, the Company recorded a benefit of $3.6 million and $2.7 million, respectively, for the income tax related to the issuance of common stock under stock option and incentive plans and stock warrants.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which was amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FAS Statement No. 133." SFAS 133, as amended, is effective for fiscal quarters of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative was designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair-value hedge transactions in which the Company hedges changes in the fair value of an asset, liability or firm commitment, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. The ineffective portion of hedges will be recognized in current-period earnings.

         SFAS 133 precludes designation of a nonderivative financial instrument as a hedge of an asset or liability. The Company has historically hedged its interest rate risk on loan purchases by selling short United States Treasury Securities which match the duration of the fixed rate mortgage loans held for sale and borrowing the securities under agreements to resell. Prior to September 30, 1998 the unrealized gain or loss resulting from the change in fair value of these instruments has been deferred and recognized upon securitization as an adjustment to the carrying value of the hedged mortgage loans. SFAS 133 requires the gain or loss on these nonderivative financial instruments to be recognized in earnings in the period of changes in fair value without a corresponding adjustment of the carrying amount of mortgage loans held for sale. Management anticipates that if the Company uses derivative financial instruments to hedge the Company's interest rate risk on loan purchases the Company will use derivative financial instruments which qualify for hedge accounting under the provisions of SFAS 133.

         The actual effect implementation of SFAS 133 will have on the Company's statements will depend on various factors determined at the period of adoption, including whether the Company is hedging its interest rate risk on loan purchases, the type of financial instrument used to hedge the Company's interest rate risk on loan purchases, whether such instruments qualify for hedge accounting treatment, the effectiveness of the hedging instrument, the amount of mortgage loans held for sale which the Company intends to hedge, and the level of interest rates. Accordingly, the Company can not determine at the present time the impact adoption of SFAS 133 will have on its statements of operations or balance sheets.

         Effective January 1, 1999, the Company adopted SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS 134"). SFAS 134 amends SFAS No. 65, "Accounting for Certain Mortgage-Backed Securities" ("SFAS 65") to require that after an entity that is engaged in mortgage banking activities has securitized mortgage loans that are held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. However, a mortgage banking enterprise must classify

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. Previously, SFAS 65 required that after an entity that is engaged in mortgage banking activities has securitized a mortgage loan that is held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests as trading, regardless of the entity's intent to sell or hold the securities or retained interest. The application of the provisions of SFAS 134 did not have an impact on the Company's financial position or results of operations.

         Effective January 1, 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosure About Segments of an Enterprise and Related Information". These statements establish standards for reporting and display of comprehensive income and disclosure requirements related to segments. The application of the provisions of these statements did not have an impact on the Company's financial position or results of operations.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and those differences could be material.

Reclassifications

         Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform with the 1998 classifications.

Unaudited Pro Forma Data

         The Partnership which is included in the consolidated financial statements became a wholly owned subsidiary of the Parent after the plan of exchange described in Note 1 was consummated. The Partnership made no provision for income taxes since the Partnership's income or losses were passed through to the partners individually. Under the terms of the partnership agreement, the Partnership was obligated to make quarterly cash distributions to the partners equal to 45% of profits (as defined in the partnership agreement) to enable the partners to pay taxes with respect to their partnership interests. Distributions to partners for income taxes were $9.8 million for the year ended December 31, 1996.

         The Partnership's income became subject to income taxes at the corporate level as of June 24, 1996, the effective date of the exchange. The unaudited pro forma data included in the consolidated statements of operations of the Company includes a pro forma provision for income taxes for the year ended December 31, 1996 to indicate what these taxes would have been had the exchange occurred prior to January 1, 1996.

         The following unaudited pro forma information reflects the Company's net income for the year ended December 31, 1996 had the Partnership been subject to federal and state income taxes for the entire year ended December 31, 1996:

                                                               (in thousands)
         Income before income taxes......................          $29,119
         Pro forma provision for income taxes............           11,190
                                                                  --------
         Pro forma net income............................          $17,929
                                                                   =======

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)


         The following unaudited pro forma information reflects the income tax expense that the Company would have incurred if it had been subject to federal and state income taxes for the entire year ended December 31, 1996.

                                                                 (in thousands)
         Pro forma current:
                  Federal.................................            $  8,910
                  State...................................               1,894
                                                                      --------
                                                                        10,804
                                                                      -------
         Pro forma deferred:
                  Federal.................................                 318
                  State...................................                  68
                                                                      -------
                                                                           386
                                                                      --------
         Pro forma provision for income taxes.............            $ 11,190
                                                                      ========

         The following unaudited pro forma information reflects the reconciliation between the statutory provision for income taxes and the pro forma provision relating to the income tax expense the Company would have incurred had the Partnership been subject to federal and state income taxes for the entire year ended December 31, 1996.

                                                                  (in thousands)
         Income tax at federal statutory rate.............            $ 10,192
         State taxes, net of federal benefit..............               1,310
         Nondeductible expenses...........................                  36
         Other, net.......................................                (348)
                                                                       --------
         Pro forma provision for income taxes.............            $ 11,190
                                                                      ========

Pro Forma Earnings Per Share and Earnings per Share

         In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" ("SFAS 128"), which became effective for the Company for reporting periods ending after December 15, 1997. Under the provisions of SFAS 128, basic earnings per share is determined using net income, adjusted for preferred stock dividends and accretion of preferred stock, and divided by weighted average shares outstanding. Diluted earnings per share, as defined by SFAS No. 128, is computed based on the amount of income that would be available for each common share, assuming all dilutive potential common shares were issued. All prior period earnings per share data have been restated in accordance with the provisions of SFAS 128.

         Due to the recapitalization described in Note 1, earnings per share for the years ended December 31, 1996 have been computed on a pro forma basis, assuming the recapitalization occurred at the beginning of 1996. Amounts used in the determination of basic and diluted earnings per share are shown in the table below (in thousands, except share data).

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)


                                                                              December 31,                            June 30,
                                                           --------------------------------------------  ---------------------------
                                                                  1996            1997           1998            1998          1999
                                                                  ----            ----           ----            ----          ----

Net income (loss) (pro forma net income for 1996) .....   $     17,929    $     47,929   $   (100,469)   $     31,432  $   (200,347)
Less preferred dividends ..............................            (79)             --             --              --            --
Less accretion of preferred stock .....................             --              --         (1,474)             --        (1,474)
                                                             ---------        --------      ---------       ---------       -------
Income (loss) available to common stockholders-basic ..         17,850          47,929       (101,943)         31,432      (201,821)
Add interest expense attributable to convertible
      debentures and accrued preferred dividends ......             97              --             --              --            --
                                                             ---------        --------       --------          ------       -------
Income (loss) available to common stockholders-diluted    $     17,947    $     47,929   $   (101,943)   $     31,432  $   (201,821)
                                                               =======         =======      =========      ==========     =========

Weighted average common shares outstanding ............     15,981,521      27,299,827     31,745,575      30,775,154    34,211,493
Adjustments for dilutive securities:
      Stock warrants ..................................      2,139,344       2,327,178             --       2,160,000            --
      Stock options ...................................      1,240,553       1,281,995             --       1,006,468            --
      Contingent shares ...............................          9,827         238,944             --         886,443            --
      Convertible preferred stock .....................        115,248              --             --              --            --
      Convertible debentures ..........................         53,470              --             --              --            --
                                                              --------       ---------         ------         -------      --------
Diluted common shares .................................     19,539,963      31,147,944     31,745,575    $ 34,828,065    34,211,493
                                                            ==========      ==========     ==========     ===========    ==========

         For the year ended December 31, 1998 and the six months ended June 30, 1999, there were no adjustments for stock warrants, stock options, contingently issuable shares and convertible preferred stock in computing the diluted weighted average number of shares outstanding as their effect was antidilutive.

3.       Warehouse Finance Facilities, Term Debt and Notes Payable

Warehouse Finance Facilities

         In October 1998, as a result of volatility in equity, debt, and asset-backed markets, among other things, the Company entered into intercreditor arrangements with Paine Webber Real Estate Securities, Inc. ("Paine Webber"), Bear Stearns Home Equity Trust 1996-1 ("Bear Stearns"), Aspen Funding Corp. and German American Capital Corporation, subsidiaries of Deutsche Bank of North America Holding Corp ("DMG") collectively (the "Significant Lenders"). The intercreditor arrangements provided for the warehouse lenders to "standstill" and keep outstanding balances under their facilities in place, subject to certain conditions, for up to 90 days (which expired mid-January 1999) in order for the Company to explore its financial alternatives. The intercreditor agreements also provided, subject to certain conditions, that the lenders would not issue any margin calls requesting additional collateral be delivered to the lenders. To induce DMG to enter the intercreditor agreement, the Company was required to permit DMG's committed warehouse and interest-only and residual facilities to become uncommitted and issued to DMG warrants exercisable at $1.72 per share to purchase 2.5% of the common stock of the Company on a diluted basis. Issuance of the stock warrants resulted in an increase to paid-in capital of $1.1 million and a corresponding charge to interest expense included in other interest expense in the accompanying Statement of Operations for the year ended December 31, 1998.

         In mid-January 1999, the intercreditor agreements expired; however, on February 19, 1999, concurrent with the execution of the Acquisition Agreement described in Note 17 "Significant Events and Events Subsequent to December 31, 1998", the Company entered into amended and restated intercreditor agreements with the Significant Lenders. Under the amended and restated intercreditor agreements, the Significant Lenders agreed to keep their respective facilities in place until the closing of the acquisition and for twelve months thereafter provided that the closing of the acquisition occurred within five months, subject to earlier termination in certain events.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

         As discussed in Note 17 "Significant Events and Events Subsequent to December 31, 1998," the intercreditor agreements were subsequently extended to September 16, 1999, subject to earlier termination in certain events. In the event the Company is not successful in obtaining further extensions of these agreements, the standstill periods thereunder would expire on September 16, 1999 and the Significant Lenders would be entitled to seek remedies under their loan agreements with the Company, including actions to realize upon the collateral that secure their loans. In such an event, it is likely the Company would be unable to continue its business.

         None of the three Significant Lenders has formally reduced the amount available under its facilities, but each has informally indicated its desire that the Company keep the average amount outstanding on the warehouse facilities well below the amount available. There can be no assurance that the Significant Lenders will continue to fund the Company under their uncommitted facilities. See Note 17 "Significant Events and Events Subsequent to December 31, 1998". The Significant Lenders are to receive a fee of $1 million each upon consummation of the acquisition. The intercreditor agreements also require the Company to make various amortization payments on the underlying debt. Failure to make the required payments would permit the Significant Lenders to terminate the standstill agreement under the intercreditor agreements and to exercise remedies. In such an event, it is likely the Company would be unable to continue its business.

         At June 30, 1999, the Company had a $1.25 billion uncommitted credit facility with Paine Webber. Outstanding warehouse borrowings, which bear interest at rates ranging from LIBOR (5.63% at June 30, 1999) plus 0.75% to LIBOR plus 2.00%, were approximately $110 million and $66 million at December 31, 1998 and June 30, 1999, respectively. The Company has informally requested that Paine Webber permit funding of an additional $200 million under its warehouse facilities, but has been notified that Paine Webber, at this time, does not intend to make any additional advances.

         At June 30, 1999, the Company had a $1.0 billion uncommitted credit facility with DMG which includes a $100.0 million credit facility collateralized by interest-only and residual certificates. Approximately $369 million and $159 million was outstanding under this facility at December 31, 1998 and June 30, 1999, respectively. DMG has indicated to the Company that additional funding will be on an "as-requested" basis.

         At June 30, 1999, the Company had a $1.0 billion uncommitted warehouse facility with Bear Stearns. This facility bears interest at LIBOR plus 0.75%. At December 31, 1998 and June 30, 1999, approximately $496 million and $333 million, respectively, was outstanding under this facility. Bear Stearns has requested that the Company maintain outstanding amounts under this warehouse facility at no more than $500 million.

         At June 30, 1999, the Company had a $125 million committed warehouse facility with Residential Funding Corporation ("RFC") which bears interest at LIBOR plus 1.25%. At June 30, 1999, approximately $67.5 million was outstanding under this facility. The RFC credit facility requires the Company to comply with various financial covenants, including, among other things, minimum net worth tests and a minimum pledged servicing portfolio. At June 30, 1999, the Company's net worth, tangible net worth and pledged servicing portfolio were below the minimum requirements under the covenants of the RFC credit facility. In July 1999, RFC indicated that it will not continue to fund the Company under its committed facility after the facility matures on August 31, 1999. The Company is discussing terms for repayment of the amount that will be outstanding under the RFC credit facility.

         Additionally,   at  June  30,  1999,   approximately   $7  million  was
outstanding under another warehouse line of credit which bears interest at LIBOR plus 1.50% and has expired and is not expected to be renewed.

         Outstanding   borrowings  under  the  Company's   warehouse   financing
facilities are collateralized by mortgage loans held for sale, warehouse financing due from correspondents and servicing rights on approximately $210 million

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

of mortgage loans. Upon the sale of these loans and the repayment of warehouse financing due from correspondents, the borrowings under these lines will be repaid.

         The Company is attempting to enter into arrangements to obtain warehouse facilities from lenders that are not currently providing warehouse facilities to IMC, but has not yet been successful.

         As a result of the DMG warehouse facility becoming uncommitted and the adverse market conditions currently being experienced by the Company and other mortgage companies in the industry, the Company's ability to continue to operate is dependent upon the Significant Lenders' discretion to provide warehouse funding to the Company. There can be no assurance the Significant Lenders will approve the Company's warehouse funding requests.

Term Debt

         At December 31, 1998 and June 30, 1999, outstanding interest-only and residual financing borrowings were $153.3 million and $138.2 million, respectively, under the Company's credit facility with Paine Webber. Outstanding borrowings bear interest at LIBOR plus 2.0% and are collateralized by the Company's interest in certain interest-only and residual certificates.

         Bear, Stearns & Co. Inc. and its affiliates, Bear Stearns Mortgage Capital Corporation and Bear, Stearns International Limited, provide the Company with an $100 million credit facility which is collateralized by the Company's interest in certain interest-only and residual certificates. At December 31, 1998 and June 30, 1999, $97.7 million and $82.0 million, respectively, was outstanding under this credit facility, which bears interest at 1.75% per annum in excess of LIBOR.

         At December 31, 1998 and June 30, 1999, outstanding interest-only and residual financing borrowings under the Company's credit facility with DMG were $43.2 million and $41.4 million, respectively. Outstanding borrowings bear interest at LIBOR plus 2.0% and are collateralized by the Company's interest in certain interest-only and residual certificates.

         The interest-only and residual financing facilities described above are subject to the intercreditor agreements and amended and restated intercreditor agreements described under "Warehouse Finance Facilities" above.

         At December 31, 1998 and June 30, 1999, the Company had borrowed $2.2 million and $1.9 million, respectively, under an agreement with Nomura Securities (Bermuda) Ltd. which matured in August 1998, bears interest at 2.0% per annum in excess of LIBOR and is collateralized by the Company's interest in certain interest-only and residual certificates. The Company has informally agreed to allow approximately 1/3 of the cash from the interest-only and residual certificates to be used to reduce the amount outstanding under this facility on a monthly basis and the lender has informally agreed to keep the facility in place.

         At December 31, 1998 and June 30, 1999, the Company also has outstanding a $6.2 million and $5.3 million, respectively, credit facility with an affiliate of the Company which bears interest at 10% per annum. The credit facility provides for repayment of principal and interest over 36 months, through October 2001.

         BankBoston provided the Company with a revolving credit facility which matured in October 1998, bore interest at LIBOR plus 2.75% and provided for borrowings up to $50.0 million to be used to finance interest-only and residual certificates or for acquisitions or bridge financing. At December 31, 1998, $42.5 million was outstanding under this credit facility. BankBoston, with participation from another financial institution, provided

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

the Company with a $45.0 million working capital facility, which bore interest at LIBOR plus 2.75% and matured in October 1998. At December 31, 1998, $45.0 million was outstanding under this facility. The Company was unable to repay either of these BankBoston facilities when they matured. After maturity, the interest rates on these facilities increased to prime plus 2% per annum.

         In October 1998, the Company entered into a forbearance and intercreditor agreement with BankBoston with respect to its combined $95.0 million facilities. That agreement provided that the bank would take no collection action, subject to certain conditions, for up to 90 days (which expired in mid-January 1999) in order for the Company to explore its financial alternatives.

         In mid-January, 1999 the forbearance and intercreditor agreement with BankBoston expired. On February 19,1999 the Greenwich Funds purchased, at a discount, from BankBoston its interest in the credit facilities, and entered into an amended intercreditor agreement with the Company relating to the combined $95.0 million facilities. Under the amended intercreditor agreement, the Greenwich Funds agreed to keep its facilities in place for a period of 12 months thereafter, if the acquisition described in the Acquisition Agreement, described in Note 17 "Significant Events and Events Subsequent to December 31, 1998," was consummated within five months, subject to earlier termination in certain events as provided in the intercreditor agreements. As discussed in Note 17 "Significant Events and Events Subsequent to December 31, 1999," the amended intercreditor agreement was subsequently extended through September 16, 1999, subject to earlier termination in certain events. In the event the Company is not successful in obtaining further extensions of this agreement, the standstill period thereunder would expire on September 16, 1999 and the Greenwich Funds would be entitled to seek remedies under its loan agreements with the Company, including actions to realize upon the collateral that secure its loans. In such an event, it is likely the Company would be unable to continue its business. At June 30, 1999, $86.6 million was outstanding under the combined facilities.

         On October 15, 1998, the Company entered into an agreement for a $33.0 million standby revolving credit facility with certain of the Greenwich Funds (the "Greenwich Loan Agreement"). The facility was available to provide working capital for a period of up to 90 days and bore interest at 10%. After 90% days, the interest rate on the facility increased to 12% per annum on amounts outstanding after 90 days. The terms of the facility result in substantial dilution of existing common stockholders' equity equal to a minimum of 40%, up to a maximum of 90%, on a diluted basis, depending on (among other thing) when, or whether the Company entered into a definitive agreement for a transaction which could result in a change of control. In mid-January, 1999, the $33.0 million standby revolving credit facility matured. On May 18, 1999, the interest rate on the facility was increased to 22% per annum on amounts outstanding after May 18, 1999. On February 16, 1999, the Greenwich Funds made additional loans available totaling $5.0 million under the facility. At June 30, 1999, $38.0 million was outstanding under the Greenwich Loan Agreement.

         The Company is required to advance monthly delinquent interest as the servicer under the pooling and servicing agreements related to securitizations the Company services. The Company typically makes these advances to the securitizations on or about the 18th of each month and such advances are typically repaid by the securitizations over a 30 day period. In this respect, on April 19, 1999, the Company borrowed $15 million from the Greenwich Funds pursuant to secured promissory notes to fund a portion of the delinquent interest advance to the securitizations. These notes bore interest at a rate of 20% per annum and were repaid in full by May 18, 1999.

         On May 18, 1999, the Company entered into a Note Purchase and Amendment Agreement (the "Note Purchase Agreement") with the Greenwich Funds. Borrowings under the Note Purchase Agreement bear interest at 20% per annum. On May 18, 1999, the Greenwich Funds loaned the Company an aggregate of $33.0 million under the Note Purchase Agreement to fund a portion of the delinquent interest advance to the securitizations. In

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

consideration for these loans, the Company paid the Greenwich Funds a $1.2 million commitment fee. The $33.0 million borrowed under the Note Purchase Agreement on May 18, 1999 was repaid in full by June 18, 1999.

         On June 18, 1999, the Greenwich Funds loaned the Company an aggregate of $35.0 million under the Note Purchase Agreement to fund a portion of the delinquent interest advance to the securitizations. In consideration for these loans, the Company agreed to pay the Greenwich Funds a $1.0 million commitment fee. At June 30,1999, $26.1 million was outstanding under the Note Purchase Agreement, which was repaid in full by July 16, 1999.

         On July 16, 1999, the Company borrowed $45.0 million under the Note Purchase Agreement to fund a portion of the delinquent interest advance to the securitizations. In consideration for these loans, the Company agreed to pay the Greenwich Funds a $1.25 million commitment fee. The $45.0 million borrowed under the Note Purchase Agreement was repaid in full by August 18, 1999.

         On August 18, 1999, the Company borrowed $45.0 million under the Note Purchase Agreement to fund a portion of the delinquent interest advance to the securitizations. In consideration for these loans, the Company agreed to pay the Greenwich Funds a $1.25 million commitment fee.

         The Greenwich Funds have provided the Company with funds to enable the Company to make the required delinquent interest advance to the securitizations each month, but has been unwilling to commit to make these funds available for more than 30 days at a time. If the delinquent interest advances are not made by the servicer each month pursuant to the pooling and servicing agreements, the Company's contractual rights to service the mortgage loans in the securitization could be terminated. The Company is dependent upon obtaining financing to fund the required monthly delinquent interest advances to the securitizations. There can be no assurance that the Greenwich Funds will continue to make funds available to permit the Company to make future delinquent interest advances and thus there can be no assurance the contractual rights to service the mortgage loans will not be terminated.

         Interest expense - Greenwich Funds of $30.8 million and $15.4 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, consists of interest charges with respect to the Greenwich Loan Agreement as well as amortization of the $3.3 million commitment fee and the value attributable to the Class C preferred stock issued and the additional preferred stock issuable to the Greenwich Funds in exchange for its loan under the terms of the agreement as described in Note 4 "Redeemable Preferred Stock." Interest expense - Greenwich Funds for the six months ended June 30, 1999 also includes interest expense and commitment fees related to the Note Purchase Agreements and the $95.0 million credit facilities that the Greenwich Funds purchased from BankBoston on February 19, 1999.

         The warehouse notes and term debt have requirements that the Company maintain certain debt to equity ratios and certain agreements restrict the Company's ability to pay dividends on common stock. Capital expenditures are limited by certain agreements. At June 30, 1999, the Company was not in compliance with certain financial covenants related to credit facilities with the Significant Lenders. As described above, the Company entered into intercreditor agreements with the Significant Lenders which provide for the Significant Lenders to "stand-still" and keep outstanding balances under their facilities in place, subject to certain conditions, until September 16, 1999.

Notes Payable

         At December 31, 1998 and June 30, 1999, $4.5 million and $4.3 million, respectively, was outstanding under a mortgage note payable, which bears interest at 8.16% per annum and expires December 2007. The note is collateralized by the Company's headquarters building.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

         At December 31, 1998 and June 30, 1999, $12.9 million was outstanding under notes payable to shareholders related to an acquisition completed in 1997. These notes bore interest at prime (7.75% at June 30, 1999) plus 2.0% and matured on July 10, 1999. After maturity, the unpaid principal balance accrues interest until paid in full at prime plus 5% per annum. The Company is currently in negotiations regarding the amount and timing of repayment of these notes payable.

         Note payable maturities for the next five years are as follows: $13.4 million in 1999; $500,000 in 2000; $500,000 in 2001; $500,000 in 2002; and
$500,000 in 2003.

4.       Preferred Stock:

Preferred stock consisted of the following (in thousands):

                                                                            December 31,       June 30,
                                                                               1998              1999
                                                                               ----              ----
Redeemable preferred stock, Class A,
     par value $.01 per share; liquidation
     value $100 per share; 500,000 shares
     authorized; 500,000 shares issued and
     outstanding..............................................                  $19,052           $20,526
Redeemable preferred stock, Class B,
     par value $.01 per share; liquidation
     value $100 per share; 300 shares
     authorized; no shares issued and
     outstanding .............................................                     ----              ----
Exchangeable preferred stock, Class C,
    par value $.01 per share; liquidation
    value $10 per share, 800,000
    shares authorized, 23,760.758
    shares issued and outstanding.............................                   18,281            18,281
Preferred stock, Class D,
    par value $.01 per share; liquidation
    value $10 per share; 800,000 shares
    authorized; no shares issued or outstanding...............                     ----              ----
                                                                                -------           -------
        Total preferred stock.................................                  $37,333           $38,807
                                                                                =======           =======

         There was no preferred stock issued or outstanding at December 31, 1997.

         On July 14, 1998, Travelers Casualty and Surety Company and certain of the Greenwich Funds (together, the "Purchasers") purchased $50.0 million of the Company's Class A redeemable preferred stock (500,000 shares at $100 per share liquidation value). The Class A redeemable preferred stock was initially convertible into non-registered common stock at $10.44 per common share. The Class A redeemable preferred stock bears no dividend and is redeemable by the Company over a three-year period commencing in July 2008. The Class A redeemable preferred stock, under certain conditions, which includes a change of control, may be tendered to the Company at the option of the holder for redemption prior to scheduled maturity at a premium of 10%.

         The Purchasers were also granted an option to purchase an additional $30.0 million of Class B redeemable preferred stock at par (300,000 shares at $100 per share liquidation value) with a conversion price into common

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

stock of $22.50. At June 30, 1999, this option had not been exercised. The option may be exercised until July 2001.

         In conjunction with the Greenwich Loan Agreement entered into on October 15, 1998 (see Note 3 "Warehouse Finance Facilities, Term Debt and Notes Payable" ), the terms of the Class A redeemable preferred stock issued on July 14, 1998 and the terms of the Class B preferred stock were amended to, among other things, eliminate the conversion feature into common stock.

         The elimination of the conversion feature of the Class A redeemable preferred stock resulted in an increase to additional paid-in capital of $32.4 million representing the discount associated with the Class A redeemable preferred stock. In subsequent periods, the Class A redeemable preferred stock will be accreted to the redemption amount of $50 million. The amount of periodic accretion will be charged against retained earnings. Accretion related to the Class A redeemable preferred shares was $1.5 million and $1.5 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. The Company used a 10% discount rate to estimate the value of the Class A preferred stock.

         On October 15, 1998, the Company issued 23,760.758 shares of its Class C exchangeable preferred stock in conjunction with the Greenwich Loan Agreement described in Note 3, "Warehouse Finance Facilities, Term Debt and Notes Payable." The Class C exchangeable preferred stock has a par value of $0.01 per share, participates in any dividends paid in the common stock on the basis of a dividend per share equal to 1,000 times the dividend paid on the common stock and has a liquidation value equal to the greater of $10 per share and 1,000 times the liquidating distribution otherwise payable on a share of common stock. The Class C exchangeable preferred stock is exchangeable into an equal number of shares of Class D preferred stock in certain events and represents the equivalent of 40% of the common equity of the Company. The Class C exchangeable preferred stock is subject to redemption at the option of the holder, under certain circumstances, upon a change of control.

         The carrying value of the Class C exchangeable preferred stock was based on an allocation of the proceeds from the Greenwich Loan Agreement, which resulted in a discount on the term debt associated with the Greenwich Loan Agreement of $18.3 million. As of December 31, 1998 and June 30, 1999, $15.2 million and $18.3 million, respectively, of this discount has been amortized to interest expense and is included in "Interest expense - Greenwich Funds" in the accompanying Consolidated Statements of Operations. See Note 3 "Warehouse Finance Facilities, Term Debt and Notes Payable."

         Under the terms of the Greenwich Loan Agreement, after the end of the 90 day commitment period, if no definitive agreement which would result in a change of control has been entered into, the loans outstanding thereunder may be exchanged, at the holder's election, for Class C exchangeable preferred stock or Class D preferred stock representing the equivalent of 50% of the diluted equity of the Company. The Company valued this beneficial conversion feature based on the market capitalization of the Company at the effective date of the Greenwich Loan Agreement. The value assigned to the beneficial conversion feature of $14.7 million, which resulted in a discount on the term debt associated with the Greenwich Loan Agreement, and was amortized to expense over the 90-day commitment period of the Greenwich Loan Agreement. As of December 31, 1998 and June 30, 1999, $12.3 million and $14.7 million, respectively, of this discount has been amortized to interest expense and is included in "Interest Expense - Greenwich Funds" in the accompanying Consolidated Statements of Operations.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

5.       Loss on Short Sales of United States Treasury Securities:

         The Company has historically sold United States Treasury securities short to hedge against interest rate movements affecting the mortgage loans held for sale. Prior to September 1998, when interest rates decreased, the Company would experience a devaluation of its hedge position (requiring a cash payment by the Company to maintain the hedge), which would generally be largely offset by a corresponding increase in the value of mortgage loans held for sale and therefore a higher gain on sale of loans at the time of securitization. Conversely, when interest rates increased, the Company would experience an increase in the valuation in the hedge position (providing a cash payment to the Company from the hedge position), which would generally be largely offset by a corresponding decrease in the value of mortgage loans held for sale and a lower gain at the time of securitization.

         In  September,  1998,  the  Company  believes  that,  primarily  due to significant volatility in debt, equity and asset-backed markets, investors increased investments in United States Treasury securities and at the same time demanded wider spreads over treasuries to acquire newly issued asset-backed securities. The effect of the increased demand for the treasuries resulted in a devaluation of the Company's hedge position, resulting in the Company paying approximately $47.5 million, which was not offset by an equivalent increased gain on sale of loans at the time of securitization as the investors demanded wider spreads over the treasuries to acquire the Company's asset-backed securities. Of the $47.5 million in hedge devaluation, approximately $25.1 million was closed at the time the Company priced two securitizations and was reflected as an offset to gain on sale and approximately $22.4 million was charged to loss on short sales of United States Treasury securities in the Statement of Operations for the year ended December 31, 1998. At December 31, 1998 and June 30, 1999, the Company had no open hedge positions.

6.       Business Combinations

For the Year Ended December 31, 1996

         On January 1, 1996, the Company acquired assets of Mortgage Central Corp., a Rhode Island corporation ("MCC"), a mortgage banking company which did business under the name "Equitystars" primarily in Rhode Island, New York, Connecticut and Massachusetts. The initial purchase price ($2.0 million) for certain assets of MCC was paid by delivery to MCC of Series A voting, convertible preferred stock of the Company, with contingency payments over two years based on performance. The preferred stock had a liquidation preference of $100 per share plus preferred dividends accruing at 8% per annum from the date of issuance until redemption or liquidation. The preferred stock was converted into 239,666 shares of the Company's common stock upon closing of the Company's initial public offering in June 1996.

         The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price of $2.0 million has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price of $2.0 million over the fair values of the assets acquired of approximately $333,000 and liabilities assumed $57,000 was recorded as goodwill. Additional purchase price consideration of approximately $480,000 has been recorded as goodwill related to the contingent payment terms of the acquisition through December 31, 1997.

         The operating results of MCC have been included in the Consolidated Statement of Operations from the date of acquisition on January 1, 1996.

         On June 30, 1999, the Company terminated its operations at the MCC offices in Rhode Island and began disposing of the related assets. Accordingly, the carrying amount of the goodwill that arose from the acquisition of

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

MCC has been eliminated and the assets to be disposed of are recorded in the accompanying Consolidated Balance Sheet at June 30, 1999 at their estimated net fair value. The loss on disposal of the assets of MCC of $2.6 million is included in other charges in accompanying Consolidated Statement of Operations for the six months ended June 30, 1999.

For the Year Ended December 31, 1997

         Effective January 1, 1997, the Company acquired all of the assets of Mortgage America, Inc., a non-conforming mortgage lender based in Bay City, Michigan and Equity Mortgage Co., a non-conforming mortgage lender based in Baltimore, Maryland, and all of the outstanding common stock of Corewest, a non-conforming mortgage lender based in Los Angeles, California. Effective February 1, 1997, the Company acquired all of the assets of American Mortgage Reduction, Inc., a non-conforming mortgage lender based in Owings Mills, Maryland. Effective July 1, 1997, the Company acquired all of the outstanding common stock of National Lending Center, Inc., a non-conforming mortgage lender based in Deerfield Beach, Florida, and substantially all of the assets of Central Money Mortgage Co., Inc., a non-conforming mortgage lender based in Baltimore, Maryland. Effective October 1, 1997, the Company acquired substantially all of the assets of Residential Mortgage Corporation, a non-conforming mortgage lender based in Cranston, Rhode Island. Effective November 1, 1997, the Company acquired substantially all of the assets of Alternative Capital Group, Inc., a non-conforming lender based in Dallas, Texas.

         All acquisitions were accounted for using the purchase method of accounting and the results of operations have been included in those of the Company from the dates of the acquisition. The fair value of the acquired companies' assets approximated the liabilities assumed and, accordingly, the majority of the initial purchase prices has been recorded as goodwill which is being amortized on a straight-line basis for periods from five to 30 years. The aggregate purchase price for the eight acquisitions completed in 1997 included 5,043,763 shares of common stock, gross cash paid of approximately $21.0 million, $12.9 million of notes payable to former owners of the acquired companies and assumption of a stock option plan which resulted in the issuance of options to acquire 334,596 share of the Company's common stock. The aggregate fair value of assets acquired in these acquisitions was approximately $71.2 million and liabilities assumed approximated $70.4 million. The Company recorded goodwill of approximately $87.0 million related to these acquisitions. Most of the acquisitions include earn-out arrangements that provide for additional consideration if the acquired company achieves certain performance targets after the acquisition. Additional purchase price of approximately $5.6 million and $1.6 million was recorded as goodwill during the years ended December 31, 1997 and 1998, respectively, related to the contingent payment terms of the acquisitions.

         The pro forma results of operations listed below reflect purchase accounting adjustments assuming the acquisitions occurred on January 1, 1997.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

                                                                       1997
                                                                       ----
                                                                    (unaudited)

                                                                  (in thousands)

          Revenues..........................................            $273,659
          Net Income........................................              56,370
          Basic earnings per share..........................                1.96
          Diluted earnings per share........................                1.73

         The pro forma results of operations are not necessarily indicative of what the actual consolidated results of operations would have been if the acquisitions had been effective at the beginning of 1997.

         The Company reviews the potential impairment of goodwill on a non-discounted cash flow basis to assess recoverability. The cash flows are projected on a pre-tax basis over the estimated useful lives assigned to goodwill. As discussed in Note 17 "Significant Events and Events Subsequent to December 31, 1998," on July 26, 1999 the Company's Board of Directors' approved a formal plan to dispose of the eight acquired companies described above, which led the Company to determine that the useful lives assigned to goodwill at June 30, 1999 should be reduced to less than one year. The resulting evaluation of the goodwill associated with the eight acquired companies at June 30, 1999 resulted in a goodwill impairment charge of $77.4 million, which is included in the accompanying Statement of Operations for the six months ended June 30, 1999.

7.       Strategic Alliance

         The Company, prior to 1997, relied on ContiFinancial Corporation and its subsidiaries and affiliates ("ContiFinancial") to provide the original credit facility for funding its loan purchases and originations as well as expertise and assistance in loan securitization. In 1996, the securitizations were structured so that ContiFinancial received, in exchange for cash of $8.6 million, interest-only and residual certificates with estimated values of $13.4 million. In addition, ContiFinancial paid $654,000 in expenses related to securitizations in 1996. The difference between the estimated value of the interest-only and residual certificates provided to ContiFinancial and the total amount of cash received and expenses paid by ContiFinancial amounted to $4.2 million in 1996, and has been recorded as additional securitization transaction expense.

         In August 1993, the Company entered into a five-year agreement ("1993 Agreement") with ContiFinancial which provided the Company with a warehouse line of credit, a standby credit facility, and certain investment banking services. Pursuant to the 1993 Agreement, the Company agreed to share the value of the partnership through a contingent fee based on a percentage of Residual Company Equity (as defined in the 1993 Agreement) to be paid in cash at the termination of the agreement. At December 31, 1993, there was no Residual Company Equity and accordingly no liability was recorded. At December 31, 1994, the Company had Residual Company Equity and accordingly the Company accrued a liability (sharing of proportionate value of equity) to reflect the contingent fee payable of $1.7 million at December 31, 1994 with a corresponding charge in the statement of operations.

         On January 12, 1995, the Company and ContiFinancial entered into a revised ten-year agreement (the "1995 Agreement") which replaced the 1993 Agreement and provided for contingent fees based on the fair market value of the Company (as defined). The amount of the contingent fee ranged from 15% to 25% of the fair market value of the Company if ContiFinancial or the Company, respectively, elected to terminate these arrangements. In the event that the agreement expired with neither ContiFinancial nor the Company electing to terminate the arrangements, the fee would have been 20% of the fair market value of the Company. If the Company made any

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

distributions to the partners other than those made as tax distributions and returns of partnership equity, the Company would have been required to distribute an amount to ContiFinancial equal to 25% of these other distributions. At December 31, 1995, the Company accrued $5.9 million (based on an independent appraisal of the fair market value of the Company) representing the estimated amount that would have been payable to ContiFinancial had ContiFinancial elected to terminate the 1995 Agreement as of December 31, 1995. The increase in the amount accrued at December 31, 1995 related to the 1995 Agreement over the amount accrued at December 31, 1994 related to the 1993 Agreement was recorded as a charge to earnings for the year ended December 31, 1995.

         In March 1996, the Company and ContiFinancial replaced the 1995 Agreement with an agreement (the 1996 Agreement) which eliminated the ability of ContiFinancial to obtain or require a cash payment as provided for in the 1993 and 1995 Agreements and provided ContiFinancial options to acquire an interest in the Company for a nominal amount. On June 24, 1996, the effective date of the exchange described in Note 1, the option was converted into a warrant exercisable for a de minimis amount for 3,000,000 shares of the Company's common stock. The warrant contained customary anti-dilution provisions. ContiFinancial had certain rights to join in registration of additional shares of stock and, under certain conditions after the expiration of a four-year time period, to require that shares subject to ContiFinancial's warrants be registered by the Company or its successor. The liability that had been established under the 1995 Agreement was reclassified to paid-in capital in March 1996 in conjunction with the issuance of the ContiFinancial option. The fair value of the option at the date of grant (March 26, 1996) was estimated to be $8.4 million based on an independent appraisal of the option. The Company recorded expense of $2.6 million for the year ended December 31, 1996, representing the excess of the estimated fair value of the option at the date of grant over the amount accrued at December 31, 1995 pursuant to the 1995 Agreement. As of December 31, 1998 ContiFinancial had exercised the warrant for the entire 3,000,000 shares.

8.       Other Assets

         Other assets consist of the following (in thousands):

                                                                           December 31,                  June 30,
                                                                   ---------------------------           --------
                                                                     1997               1998                1999
                                                                     ----               ----                ----

                  Prepaid expenses............................     $3,106              $10,319             $10,600
                  Real estate owned...........................      1,805                6,088               7,684
                  Investment in joint venture.................      1,707                3,388                ----
                  Hedge deposits..............................      4,356                 ----                ----
                  Notes receivable............................      1,003                  950                 620
                  Other.......................................        993                1,945               1,718
                                                                   ------              -------            --------
                                                                  $12,970              $22,690             $20,622
                                                                  =======              =======             =======

         In March 1996, the Company entered into an agreement to form a joint venture (Preferred Mortgages Limited) in the United Kingdom to originate and purchase mortgages made to borrowers who may not otherwise qualify for conventional loans for the purpose of securitization and sale. The Company and a second party each own 45% of the joint venture, and a third party owns the remaining 10%. The original investment in the joint venture represents the acquisition of 675,000 shares of the joint venture stock for $1.0 million and a note receivable from the joint venture for $1.0 million. Additionally, during the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, the Company loaned to the joint venture $528,000, $1.8 million, $4.3 million and $638,000, respectively. The investment in the joint venture was accounted for under the equity method and was included in other assets at December 31, 1997 and 1998.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

         On June 30, 1999, the Company entered into an agreement to sell its interest in the joint venture to one of its partners. Under the terms of the sale agreement, the Company received $1.5 million in exchange for its interest in the joint venture, including all shares, notes receivable, advances and interest due from the joint venture. The sale resulted in a loss of approximately $2.6 million, which is included in other charges in the accompanying Consolidated Statement of Operations for the six months ended June 30, 1999.

9.       Servicing Portfolio

         The total servicing portfolio of loans was approximately $2.1 billion, $7.0 billion, $8.9 billion and $7.3 billion at December 31, 1996, 1997 and 1998 and June 30, 1999, respectively.

10.      Interest-Only and Residual Certificates

         Activity in interest-only and residual certificates consisted of the following (in thousands):

                                                             For the year ended           For the six
                                                                December 31,              months ended
                                                              1997        1998            June 30, 1999
                                                              ----        ----            -------------

         Balance, beginning of year ...................    $  86,247    $ 223,306            $ 468,841
         Additions ....................................      384,971      365,353                   --
         Cash receipts ................................     (247,912)     (35,180)             (53,421)
         Market valuation adjustment ..................           --      (84,638)             (62,876)
                                                           ---------    ---------            ---------
         Balance, end of year .........................    $ 223,306    $ 468,841            $ 352,544
                                                           =========    =========            =========

         In 1998, the Company revised the loss curve assumption used to approximate the timing of losses over the life of the securitized loans and the discount rate used to present value the projected cash flows retained by the Company. Previously, the Company expected losses from defaults to increase from zero in the first six months of the loan to 100 basis points after 36 months. During the fourth quarter of 1998, as a result of emerging trends in the Company's serviced loan portfolio and adverse market conditions (see Note 3 "Warehouse Finance Facilities, Term Debt, and Notes Payable," Note 5 "Hedge Loss" and Note 17 "Significant Events and Other Events Subsequent to December 31, 1998"), the Company revised its loss curve so that expected defaults gradually increase from zero in the first six months of the loan to 175 basis points after 36 months. The Company believes the adverse market conditions affecting the non-conforming mortgage industry may limit the Company's borrowers' ability to refinance existing delinquent loans serviced by IMC with other non-conforming mortgage lenders that market their products to borrowers that are less creditworthy, which IMC believes may increase the frequency of defaults. Previously, the Company discounted the present value of projected cash flows retained by the Company at discount rates ranging from 11% to 14.5%. During the fourth quarter of 1998, as a result of adverse market conditions, the Company adjusted to 16% the discount rate used to present value the projected cash flow retained by the Company. The revised loss curve and discount rate assumption resulted in a decrease to the estimated fair value of the interest-only and residual certificates of approximately $32.3 million and $52.3 million, respectively. The total decrease in fair value of the interest-only and residual certificates of $84.6 million is reflected as a market valuation adjustment in the accompanying Consolidated Statement of Operations for the year ended December 31, 1998.

         At June 30, 1999, as a result of trends in the Company's serviced loan portfolio and continued adverse market conditions, the Company revised its loss curve assumption used to approximate the timing of losses over the life of the securitized loans so that expected losses from defaults gradually increase from zero in the first six months of the loan to 275 basis points after 30 months, representing estimated aggregate losses over the life of the pool (i.e.,

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

historical plus future losses) of 4.3% of original pool balances. There can be no assurance that the loss curve assumption presently being used by the Company, based on the adverse market conditions, will prove to be sufficient. The revised loss curve assumption resulted in a decrease to the estimated fair value of the interest-only and residual certificates of approximately $62.9 million, which is reflected as a market valuation adjustment in the accompanying Consolidated Statement of Operations for the six months ended June 30, 1999.

         Cash receipts in 1997 include gross receipts of approximately $232.4 million from the sale, on a non-recourse basis of interest-only and residual certificates. The sale was effected through a securitization (the "Excess Cashflow Securitization") in which the Company sold interest-only and residual certificates that had an estimated net book value of approximately $266.6 million and received net cash proceeds equal to approximately 85% of the estimated net book value and a subordinated residual certificate for the balance of the estimated net book value. The Company did not recognize any gain or loss as a result of the Excess Cashflow Securitization, although costs of the transaction of approximately $4.9 million were expensed as incurred. The Company used the net proceeds to retire or reduce certain term debt.

11.      Property, Furniture, Fixtures and Equipment

         Property, furniture, fixtures and equipment consists of the following (in thousands):

                                                             December 31,
                                                       -----------------------     June 30,
                                                           1997         1998         1999
                                                           ----         ----         ----
          Building ................................    $  5,113     $  5,113     $  5,314
          Computer systems ........................       4,430        6,991        7,484
          Office equipment ........................       3,603        4,395        4,673
          Furniture ...............................       3,465        5,350        5,302
          Leasehold improvements ..................         512          732          738
          Other ...................................         335          648          542
                                                       --------     --------     --------
                Total .............................      17,458       23,229       24,053
          Less accumulated depreciation ...........      (2,574)      (6,110)      (8,011)
                                                       --------     --------     --------
          Property, furniture, fixtures and
             equipment, net .......................    $ 14,884     $ 17,119     $ 16,042
                                                       ========     ========     ========

         Depreciation expense was $317,000, $1.5 million, $3.5 million and $1.9 million for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively.

12.      Income Taxes

         The Partnership which is included in the consolidated financial statements became a wholly owned subsidiary of the Company after the plan of exchange described in Note 1 was consummated. The Partnership made no provision for income taxes since the Partnership's income or losses were passed through to the partners individually. The Partnership became subject to income taxes as of June 24, 1996, the effective date of the exchange, and began accounting for the effect of income taxes under SFAS No. 109, "Accounting for Income Taxes," on that date. Taxable income for 1996 is calculated on the days method whereby the previous partners are responsible for the tax liability generated through June 24, 1996.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

         The components of the provision for income taxes allocable to the Company consist of the following (in thousands):

                                                                                                           Six Months
                                                                          Year Ended December 31,         Ended June 30,
                                                                          -----------------------         --------------
                                                                     1996           1997      1998       1998        1999
                                                                     ----           ----      ----       ----        ----
           Current income tax expense:
                    Federal ...................................   $  5,713    $ 13,070   $  9,578    $ 11,236   $  3,959
                    State .....................................      1,214       2,776      2,034       2,408        688
                                                                  --------    --------   --------    --------   --------
                                                                     6,927      15,846     11,612      13,644      4,647
                                                                  --------    --------   --------    --------   --------
           Deferred income tax expense (benefit):
                    Federal ...................................        725      11,262     (9,018)      6,810         --
                    State .....................................        154       2,392     (1,915)      1,446         --
                                                                  --------    --------   --------    --------   --------
                                                                       879      13,654    (10,933)      8,256         --
                                                                  --------    --------   --------    --------   --------
           Non-recurring benefit associated with the conversion
              of Partnership to C Corporation .................     (3,600)         --         --          --         --
                                                                  --------    --------   --------    --------   --------
           Total provision for income taxes ...................   $  4,206    $ 29,500   $    679    $ 21,900   $  4,647
                                                                  ========    ========   ========    ========   ========

The income tax benefits related to the exercise of certain warrants reduces taxes currently payable and is credited to additional paid in capital. Such income tax benefit for 1998 was approximately $2.7 million.

Total provision (benefit) for income taxes differs from the amount which would be provided by applying the statutory federal income tax rate to income (loss) before income taxes as indicated below (in thousands):

                                                                                                           Six Months
                                                                          Year Ended December 31,         Ended June 30,
                                                                          -----------------------         --------------
                                                                     1996           1997      1998       1998        1999
                                                                     ----           ----      ----       ----        ----
       Income tax (benefit) at federal statutory rate ..........   $ 10,192    $ 27,100    $(34,927)   $ 18,666    $(68,489)
       State income tax (benefit), net of federal benefit.......      1,310       3,484      (4,490)      2,400      (8,805)
       Interest expense - Greenwich Funds ......................         --          --       4,845          --       1,200
       Non-recurring benefit associated with the conversion
          of the Partnership to a C Corporation ................     (3,600)         --          --          --          --
       Goodwill amortization ...................................         --         817       1,345         652         664
       Goodwill impairment charge ..............................         --          --          --          --      27,384
       Other, net ..............................................       (312)     (1,901)        281         182          71
       Valuation allowance .....................................         --          --      33,625          --      52,622
       Effect of applying statutory federal and state income
          tax rates to partnership income ......................     (3,384)         --          --          --          --
                                                                   --------    --------    --------    --------    --------
                Total provision for income taxes ...............   $  4,206    $ 29,500    $    679    $ 21,900    $  4,647
                                                                   ========    ========    ========    ========    ========

The effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

                                                                                                 December 31,       June 30,
                                                                                               1997         1998         1999
                                                                                               ----         ----         ----
     Deferred tax assets:
              Stock warrants ..........................................................   $   2,403    $      --    $      --
              Allowance for loan losses ...............................................       5,095       10,334        9,181
              Interest-only and residual certificates .................................       3,722       69,323      117,643
              Joint venture ...........................................................       1,037        2,068        2,081
              Mortgage servicing rights ...............................................         866        8,159       11,959
              Other ...................................................................       3,634        4,346        6,720
     Deferred tax liabilities:
              Interest-only and residual certificates .................................     (27,110)     (59,611)     (60,393)
              Other ...................................................................        (580)        (994)        (944)
                                                                                          ---------    ---------    ---------
              Net deferred tax asset (liability) before
                valuation allowance ...................................................     (10,933)      33,625       86,247
              Valuation allowance .....................................................          --      (33,625)     (86,247)
                                                                                          ---------    ---------    ---------
              Net deferred tax asset (liability) ......................................   $ (10,933)   $      --    $      --
                                                                                          =========    =========    =========

         The asset and liability method of accounting for income taxes requires that a valuation allowance be recorded against tax assets which are not likely to be realized. Specifically, due to the timing of the expected reversal of the Company's temporary differences, realization is dependent upon the Company achieving sufficient future earnings to achieve the tax benefits. Due to the uncertain nature of their ultimate realization based upon past performance, the Company has established a full valuation allowance against the deferred tax assets and is recognizing the deferred tax asset only as reassessment demonstrates that the assets are realizable. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits from these deferred tax assets will be recorded in future operations as a reduction of the Company's income tax provision.

13.      Financial Instruments and Off Balance Sheet Activities

Financial Instruments

         The Company regularly securitizes and sells fixed and variable rate mortgage loans. Prior to October 1998, as part of its interest rate risk management strategy, the Company hedged its fixed rate interest rate risk related to its mortgage loans held for sale by utilizing United States Treasury securities. The Company classified these transactions as hedges. The gains and losses derived from these financial securities were deferred and included in the carrying amounts of the mortgage loans held for sale and ultimately recognized in income when the related mortgage loans were sold. Deferred losses on the United States Treasury Securities used to hedge the anticipated transactions amounted to approximately $2.7 million at December 31, 1997. The Company did not hedge its fixed rate interest rate risk related to mortgage loans held for sale at December 31, 1998 or June 30, 1999. See Note 5 "Loss on Short Sale of United States Treasury Securities."

Market Risk

         The Company is subject to market risk from interest-only and residual certificates and was subject to market risk from short sales of United States Treasury securities prior to October 1998, in that changes in market conditions can and could unfavorably affect the market value of such contracts.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

Fair Values of Financial Instruments

         SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the financial statements, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

                  Cash and cash equivalents: The carrying amount of cash and cash equivalents is considered to be a reasonable estimate of fair market value.

                  Accrued interest receivable and accounts receivable: The carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off.

                  Securities purchased under agreements to resell and securities sold but not yet purchased: The carrying amounts approximate fair value as these amounts are short-term in nature and bear market rates of interest.

                  Mortgage loans held for sale: The estimate of fair values is based on current pricing of whole loan transactions that a purchaser unrelated to the seller would demand for a similar loan. The fair value of the mortgage loans held for sale approximated $1.7 billion and $970.0 million at December 31, 1997 and 1998, respectively.

                  Warehouse financing due from correspondents: The carrying amounts are considered to approximate fair value as the amounts are short term in nature and bear market rates of interest.

                  Interest-only and residual certificates: The fair value is determined by discounting the estimated cash flow over the life of the certificate using prepayment, default and interest rate assumptions that the Company believes market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk. The carrying amount is considered to be a reasonable estimate of fair market value.

                  Warehouse finance facilities, term debt and notes payable: The warehouse finance facilities have maturities of less than one year and bear interest at market interest rates and, therefore, the carrying value is a reasonable estimate of fair value. The carrying amount of outstanding term debt and notes payable bear market rates of interest and approximates fair value.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

Credit Risk

         The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business. These financial instruments include commitments to extend credit to borrowers and commitments to purchase loans from correspondents. The Company has a first or second lien position on all of its loans, and the maximum combined loan-to-value ratio ("CLTV") permitted by the Company's underwriting guidelines is 100%. The CLTV represents the combined first and second mortgage balances as a percentage of the lesser of appraised value or the selling price of the mortgaged property, with the appraised value determined by an appraiser with appropriate professional designations. A title insurance policy is required for all loans.

         As of December 31, 1997 and 1998, the Company had outstanding commitments to extend credit at fixed rates to purchase loans in the amounts of $515.0 million and $101.0 million, respectively. Commitments to extend credit or to purchase a loan are granted for a period of thirty days and are contingent upon the borrower and the borrower's collateral satisfying the Company's underwriting guidelines. Since many of the commitments are expected to expire without being exercised, the total commitment amount does not necessarily represent future cash requirements or future credit risk.

         The Company is exposed to on-balance sheet credit risk related to its mortgage loans held for sale and interest-only and residual certificates.

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and mortgages held for sale. The Company places its cash and cash equivalents with what management believes to be high-quality financial institutions and thereby limits its exposure to credit risk. As of December 31, 1996, 1997 and 1998 and June 30, 1999, a large amount of mortgage loans with on balance sheet and off balance sheet risks were collateralized by properties located in the mid-Atlantic region of the United States.

Warehouse Exposure

         The Company historically has made available to certain correspondents warehouse financing which bears interest at rates ranging from 1.75% to 2.50% per annum in excess of LIBOR, of which $25.9 million, $2.8 million and $656,000 were outstanding at December 31, 1997 and 1998 and June 30, 1999, respectively. Interest income on these warehouse financing facilities was $191,000, $1.5 million, $1.2 million and $33,000 for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively. The warehouse commitments are for terms of less than one year.

14.      Employee Benefit Plans

Defined Contribution Plans

         The Company adopted a defined contribution plan (401(k)) for all eligible employees during August 1995. Additionally, the Company assumed many 401(k) plans of acquired subsidiaries and merged these plans into the Company's plan. Contributions to the plan are in the form of employee salary deferrals, which may be subject to an employer matching contribution up to a specified limit at the discretion of the Company. The Company's contribution to the plan amounted to $277,000, $960,000, $1.9 million and $585,000 for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

         The Company's subsidiary, National Lending Center, Inc. ("National Lending Center"), sponsors a 401(k) plan for eligible employees. National
Lending Center's policy is to match 25% of the first 6% of employees' contributed amounts. Contributions to the plan included in the accompanying consolidated statement of operations for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 were approximately $24,000, $89,000 and $28,000, respectively.

Stock Award Plans

         Effective October 1997, the Company adopted the Executive Officer Unregistered Stock Plan (the "Executive Officer Plan") and the Vice-Presidents' Unregistered Stock Plan (the "Vice Presidents' Plan") which provide compensation for certain officers of the Company in the form of unregistered shares of the Company's common stock.

         Under the Executive Officer Plan, if the Company achieves an increase in net earnings per share for two consecutive years of 10% or more, eligible participants receive a grant of fully-vested unregistered shares of the Company's common stock at the end of each fiscal year beginning with the fiscal year ended December 31, 1997. The number of unregistered shares granted to each participant equals the officer's base salary divided by the closing price of the Company's common stock on the last calendar day of the year. Each participant also receives a cash payment equal to the income tax benefit the Company obtains from the issuance of the common stock. A total of 104,463 shares of unregistered stock were granted under the Executive Officer Plan for the year ended December 31, 1997, resulting in compensation expense of $3.0 million. No unregistered shares were granted under the executive officer plan during the year ended December 31, 1998 or the six months ended June 30, 1999.

         Under the Vice-Presidents' Plan, certain vice-presidents as determined by the Compensation Committee of the Board of Directors may receive a grant of unregistered shares of the Company's common stock at the end of each fiscal year beginning with the year ended December 31, 1997. The number of unregistered shares granted to each designated vice-president shall equal such vice-president's base salary at the year end divided by the closing price for the Company's common stock on the last day of the fiscal year. The unregistered shares granted to each vice-president vest over a three year period with one-third vesting immediately, and an additional one-third vesting on the last day of each of the next two fiscal years so long as the vice-president is still employed by the Company on such date. No unregistered shares were granted under the Vice-Presidents' Plan during the years ended December 31, 1997 and 1998 or the six months ended June 30, 1999.

Stock Option Plans

         On December 11, 1995, the Partnership adopted the Partnership Option Plan pursuant to which the Partnership was authorized to grant to certain key employees, directors of the General Partner and certain non-employee advisors (collectively, "Eligible Persons") options to acquire an equity interest in the Partnership. In April 1996, the Company adopted the Company Incentive Plan and the Directors Stock Option Plan. All options granted under the Partnership Option Plan were assumed by the Company pursuant to the Company Incentive Plan and the Directors Stock Option Plan. The aggregate equity interest in the Company available under the Company Incentive Plan and the Director Stock Option Plan may not exceed 12% of all equity interests in the Company as of the date the plan was adopted.

         In July  1997,  the  Company  adopted  the IMC  Mortgage  Company  1997
Incentive Plan (the "1997 Incentive Plan") pursuant to which the Company is authorized to grant to eligible employees options to purchase shares of common stock of the Company. The 1997 Incentive Plan provides that options to acquire a maximum of 250,000 shares may be granted thereunder at exercise prices of not less than 100% of the fair market value of the common

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

stock at the date of each grant. Such options expire ten years after the date of grant. As of December 31, 1998 and June 30, 1999, 127,500 options had been granted under the 1997 Incentive Plan.

         The Company applies APB 25 and related interpretations in accounting for its plans. SFAS 123 was issued by the FASB in 1995 and, if fully adopted, changes the method for recognition of cost with respect to plans similar to those of the Company. The Company has adopted the disclosure alternative established by SFAS 123. Therefore pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 are presented below.

         The Company's stock option plans provide primarily for the granting of nonqualified stock options to certain key employees, non-employee directors and non-employee advisors. Generally, options outstanding under the Company's stock option plans: (1) are granted at prices which are equal to the market value of the stock on the date of grant, (2) vest at various rates over a three or five year period and (3) expire ten years subsequent to award.

         A summary of the status of the Company's stock options as of December 31, 1996, 1997 and 1998 and the changes during the year is presented below:

                                                      1996                    1997                  1998
                                           ------------------------  -----------------------  ----------------------
                                                          Weighted              Weighted                 Weighted
                                                          Average               Average                  Average
                                                          Exercise              Exercise                 Exercise
                                               Shares      Price       Shares     Price        Shares      Price
                                               ------      -----       ------     -----        ------      -----

Outstanding at beginning of year..........    1,150,866  $   2.35   1,511,168     $4.18       1,464,661    $4.18
Granted...................................      360,302  $  10.00     354,596     $4.94         139,932    $8.29
Exercised.................................            0               401,103     $3.77           5,173    $2.35
Canceled..................................            0                     0                    63,032   $11.49
                                           ------------              ------------              --------
Outstanding at end of year................    1,511,168  $   4.18   1,464,661     $3.59       1,536,388    $4.54
                                              =========             =========                 =========
Options exercisable at end of year........    1,010,456             1,258,820                 1,325,075
                                              =========             =========                 =========
Options available for future grant........      534,286               429,690                   343,092
                                             ==========            ==========                ==========
Weighted average fair value of options
    granted during year................... $       5.75          $       5.92               $      6.64
                                           ============          ============              ============

         The fair value of stock options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following weighted average assumptions:

                                                            1996                1997               1998
                                                            ----                ----               ----

         Risk-free interest rate.....................         5.7%               5.5%                5.6%
         Expected option life in years...............         4.2                1.3                 6.0
         Expected stock price volatility.............        53.2%              54.1%               96.6%
         Expected dividend yield.....................        ----               ----                ----

         The 1996 grants included options to purchase 120,000 shares of common stock granted to employees at exercise prices less than the market price of the stock on the date of grant. The exercise price of the options, market price of the common stock at grant date and estimated fair value of such options at grant date were $8.00, $12.00 and $8.11 per share, respectively. The Company records compensation expense for such grants over their vesting periods in accordance with APB 25. Such expense totaled approximately $40,000, $96,000, $96,000 and $48,000 in the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

         The 1996 grants also include options to purchase 20,000 shares of common stock, which were granted to advisors to the Company at exercise prices equal to the market price of the stock at grant date. Expense representing the estimated fair value of such grants of approximately $20,000 and $57,000 has been recognized in the years ended December 31, 1996 and 1997, respectively, under the provisions of SFAS 123.

         The Company assumed the stock option plan of its acquired subsidiary, Mortgage America, Inc. ("Mortgage America") in accordance with the terms of the purchase agreement. On January 1, 1997, the effective date of the acquisition, the fully vested outstanding options under the Mortgage America stock option plan were converted to fully-vested options to acquire 334,596 shares of the Company's common stock (see Note 6). The exercise price of the options and market price of the common stock at the acquisition date were $4.19 and $16.75, respectively.

         The  following  table  summarizes   information   about  stock  options
outstanding at December 31, 1998:

                                            Options Outstanding                           Options Exercisable
                            -------------------------------------------------   ------------------------------------
                                                 Weighted                            Number
                                 Number           average          Weighted      exercisable at         Weighted
                             outstanding at      remaining          average         December             average
                              December 31,      contractual        exercise            31,              exercise
                                  1998             life              price            1998                price
Range of exercise prices
         $2.35..............       994,592         7.0             $  2.35             994,592         $   2.35
         $4.00 to $8.00.....       458,865         7.9             $  7.08             300,052         $   6.72
         $12.00 to $20.25...        82,931         8.6              $10.99              30,431          $ 11.20
                                 ---------                                          ----------
              Total.........     1,536,388         7.4             $  4.23           1,325,075         $   3.54
                                 =========                                           =========

         Had compensation cost for the Company's 1996, 1997 and 1998 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's pro forma net income and pro forma net income per common share for the year ended December 31, 1996 and net income (loss) and net income (loss) per common share for the years ended December 31, 1997 and 1998 would approximate the pro forma amounts below.

                                              Year Ended               Year Ended                Year Ended
                                            December 31, 1996        December 31, 1997         December 31, 1998
                                            -----------------        -----------------         -----------------
                                        As Reported  Pro Forma   As Reported   Pro Forma   As Reported  Pro Forma
                                        -----------  ---------   -----------   ---------   -----------  ---------
                                                              (in millions except per share data)

Net income (loss) (pro forma for 1996).   $  17.9     $  17.3        $ 47.9     $  47.5     $(100.5)   $ (100.7)
Basic earnings (loss) per share.......
   (pro forma for 1996)...............    $  1.12     $  1.08        $ 1.76     $  1.74     $ (3.21)   $  (3.22)
Diluted earnings per share............
  (pro forma for 1996)................    $  0.92     $  0.88        $ 1.54     $  1.52     $ (3.21)   $  (3.22)

         The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

15.      Commitments and Contingencies

Industry Partners Incentive Plan

         In 1996, the Company created an incentive plan (the "Industry Partners Incentive Plan") to encourage partners to sell more mortgage loans to the Company than required under their commitments. Under that Plan, options exercisable for five years after grant to acquire a total of 20,000 shares of common stock of the Company at $9.00 per share were awarded to Partners for the quarter ended September 30, 1996. The market price of the stock at date of grant was $16.00 per share. The 20,000 options were allocated among those Partners that doubled their commitments, pro rata, to the extent the Partners exceeded that doubled commitment for the quarter. The plan was amended and, for each quarter beginning with the quarter ended December 31, 1996, Industry Partners that double their commitments will be eligible to receive on a pro rata basis fully paid shares of common stock equal to $105,000 divided by the market price of the common stock at the end of each quarter. The fully paid shares of common stock will be issued among those Industry Partners that double their commitments, pro rata, to the extent the Industry Partner exceeded its doubled commitment for the quarter. The Industry Partners Incentive Plan continues through the quarter ended June 30, 2000. Expense recorded under the plan in the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999 amounted to approximately $257,000, $252,000, $189,000 and $0, respectively.

Operating Leases

         The Company leases office space and various office equipment under operating lease agreements. Rent expense under operating leases was $753,000, $4.1 million, $7.9 million and $3.4 million in the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively.

         Future minimum lease payments under noncancellable operating lease agreements at December 31, 1998 are as follows:

         Years Ending
         December 31,                                            (in thousands)
         ------------
         1999.............................................          $  6,305
         2000.............................................             4,889
         2001.............................................             3,896
         2002.............................................             2,729
                                                                     -------
                                                                     $17,819
                                                                     =======

Employment Agreements

         Certain members of management entered into employment agreements expiring through 2001 which, among other things, provide for aggregate annual compensation of approximately $1.4 million plus bonuses ranging from 5% to 15% of base salary in the relevant year for each one percent by which the increase in net earnings per share of the Company over the prior year exceeds 10%, up to a maximum of 300% of annual compensation. No bonuses under the contracts were paid for the fiscal year ended December 31, 1998 and no bonuses are anticipated for the fiscal year 1999. Each employment agreement contains a restrictive covenant, which prohibits the executive from competing with the Company for a period of 18 months after termination, and certain deferred compensation upon a "change of control" as defined in the employment agreements. As discussed in
Note 17 "Significant Events and Events Subsequent to December 31, 1998," on July 14, 1999, the Company entered into an Agreement to sell certain

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

assets to CitiFinancial Mortgage. The Agreement is contingent upon CitiFinancial Mortgage entering into future employment arrangements with certain members of management acceptable to CitiFinancial Mortgage. There can be no assurance employment arrangements acceptable to certain members of management and CitiFinancial Mortgage can be achieved.

         Certain members of the Company's Board of Directors and certain members of the Company's senior management have employment agreements with the Company, and the Company's general counsel, a director of the Company, has a retainer agreement with the Company, that permit each of them, following a change of control, to voluntarily terminate their employment with, or retention by, the Company and become entitled to deferred compensation. Subsequent to June 30, 1999, the members of senior management who have these agreements and the Company's general counsel entered into mutual, general and irrevocable releases with the Company, which release the Company from payment of deferred compensation aggregating approximately $10 million and all other obligations in the employment or retainer agreements in consideration for aggregate payments of $400,000 plus additional aggregate payments of $420,000 to be paid over a period of up to twelve months. The payments commenced upon execution of the release for those members of senior management who are not also directors and will commence upon consummation of the Agreement described in Note 17 "Significant Events and Events Subsequent to December 31, 1998," if the Agreement is approved by the Company's shareholders, for members of the Company's Board of Directors and general counsel. Each member of senior management and the Company's general counsel who has entered into a release has become an employee "at will" and may be terminated by the Company at any time without additional benefits.

         The Greenwich Funds have agreed to indemnify certain surety companies against losses on surety bonds issued with respect to the Company. To induce the Greenwich Funds to make this indemnity, on May 18, 1999 the Company entered into a Reimbursement Agreement (the "Reimbursement Agreement') with the Greenwich Funds. Under the Reimbursement Agreement, the Company will reimburse the Greenwich Funds for any amounts it pays to indemnify the surety companies. The Company will also pay interest on any payments made by the Greenwich Funds to the surety companies at a rate equal to the prime rate plus 2%.

Legal Proceedings

         The Company is party to various legal proceedings arising in the ordinary course of its business. Management believes that none of these matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial condition or results of operations of the Company.

         On December 23, 1998, seven former shareholders of CoreWest sued the Company in Superior Court of the State of California for the County of Los Angeles claiming the Company agreed to pay them $23.8 million in cancellation of the contingent "earn out" payment, if any, payable by the Company in connection with the Company's purchase of all of the outstanding shares of CoreWest. In August 1999, five of the former shareholders of Corewest, representing approximately 80% of the interests of all former shareholders, settled their employment agreement claims and agreed to dismiss their claims under that lawsuit and signed mutual, general and irrevocable releases for approximately $1.4 million. The case is in the early stages of pleading; however, the Company's management, based on its interpretation of the relevant facts and consultation with legal counsel, believes there is no merit in the plaintiffs' claims.

         On June 17, 1999, the former shareholders of Central Money Mortgage Co., Inc. ("Central Money Mortgage") sued the Company and its general counsel in U.S. District Court for the State of Maryland claiming failure to perform on certain oral and written representations made in connection with the Company's acquisition of the assets of Central Money Mortgage. The case is in the preliminary stages of discovery; however, based on

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

consultation with legal counsel, the Company's management believes there is no merit in the plaintiffs' claims and intends to defend such action vigorously.

Year 2000

         The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.


16.      Quarterly Results of Operations (Unaudited)

                                                                (in millions, except per share data)
                                                                            Fiscal Quarter
                                                       -------------------------------------------------------
                1999                                        First       Second           Third         Fourth
                ----                                        -----       ------           -----         ------
Revenues........................................       $    45.1       $  38.5
Net loss........................................       $  (28.7)       $(171.6)
Basic earnings per share........................       $   (0.86)      $ (5.04)
Diluted earnings per share......................       $   (0.86)      $ (5.04)

                1998
                ----

Revenues........................................       $    83.9       $  97.3       $    83.8     $     56.2
Net income (loss)...............................       $    15.1       $  16.3       $     2.2     $  (134.1)
Basic earnings per share........................       $    0.49       $  0.53       $    0.07     $    (4.00)
Diluted earnings per share......................       $    0.44       $  0.47       $    0.06     $    (4.00)

                1997
                ----

Revenues........................................       $    38.4       $  49.8       $    73.7     $     76.8
Net income......................................       $     8.9       $  10.7       $    13.5     $     14.8
Basic earnings per share........................       $    0.41       $  0.41       $    0.45     $     0.48
Diluted earnings per share......................       $    0.34       $  0.36       $    0.40     $     0.43

17.      Significant Events and Events Subsequent to December 31, 1998:

         The Company, like several companies in the sub-prime mortgage industry, has been significantly and adversely affected by market conditions beyond their control. Along with many companies in the industry, the Company's access to debt, equity and asset-backed markets has become virtually impossible. These market conditions have resulted in many companies in the industry filing for bankruptcy protection, such as Southern Pacific Funding (October 1,1998), Wilshire Financial Services Group, Inc. (March 3,1999) MCA Financial Corp (February 1,1999), United Companies (March 2,1999) and certain subsidiaries of First Plus Financial (March 6, 1999). As a result of these unprecedented market conditions, the Company has closed certain retail offices, reduced total number of employees, significantly reduced all loan sales through securitization, focused significantly on loan sales to institutional investors and is in the process of identifying and reducing non-essential costs of operations. The

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

Company, based on these unprecedented market conditions, has entered into an Agreement to sell certain assets to CitiFinancial Mortgage in order to provide the Company with a reasonable opportunity to avoid having to file bankruptcy protection like many of its competitors.

         As described in Note 3 "Warehouse Finance Facilities, Term Debt and Notes Payable", on October 15, 1998, the Company entered into the Greenwich Loan Agreement that provided the Company a $33 million standby revolving credit facility for a period of up to 90 days. In consideration for providing the facility, the Greenwich Funds received Class C exchangeable preferred stock representing the equivalent of 40% of the Company's common equity and under certain conditions the Greenwich Funds could elect either to (a) receive repayment of the loan facility, plus accrued interest at 10% per annum, and a take-out premium of up to 200% of the average principal amount outstanding or
(b) exchange its loans for additional preferred stock, representing the equivalent of an additional 50% of the Company's common equity.

         On February 19, 1999, the Company entered into a merger agreement with the Greenwich Funds which was terminated and recast as an acquisition agreement on March 31, 1999. Under the Acquisition Agreement, the Greenwich Funds was to receive newly issued common stock of the Company equal to 93.5% of the outstanding common stock after such issuance, leaving the existing common shareholders of the Company with 6.5% of the common stock outstanding. No payment was to be made to the Company's common shareholders in this transaction. Upon the consummation of the acquisition, the Greenwich Funds was to surrender Class C exchangeable preferred stock for cancellation and enter into an amendment and restatement of the Greenwich Loan Agreement, pursuant to which the Greenwich Funds was to make available to the Company an additional $35 million in working capital loans. See Note 3, "Warehouse Finance Facilities, Term Debt and Notes Payable."

          On February 19, 1999, the Greenwich Funds purchased, at a discount, from BankBoston its interests in the revolving credit facilities.

         Simultaneously with the execution of the merger agreement, the Company entered into amended and restated intercreditor agreements with its three major warehouse lenders and with the Greenwich Funds relating to the revolving credit bank facility and the Greenwich Loan Agreement, as amended. Under those agreements, the lenders agreed to keep their respective facilities in place through the closing of the acquisition and for twelve months thereafter if acquisition by the Greenwich Funds was consummated within five months, subject to earlier termination in certain events as provided in the intercreditor agreements.

         On July 14, 1999, the Company entered into an Agreement to sell certain assets to CitiFinancial Mortgage. The Agreement was approved by the Board of Directors on July 30, 1999, and as a result, the Acquisition Agreement with the Greenwich Funds described above terminated. Consequently, the Greenwich Funds will not be obligated to provide an additional $35 million of loans to the Company. The Agreement is subject to a number of conditions, including approval by the Company's common and preferred stockholders (together with a separate vote in favor of the transaction by the majority of the Company's common shareholders other than the Company's management) and approval by certain other parties. There can be no assurance that the stockholders of the Company will approve the transaction or that the other conditions will be met.

         Under the Agreement, the Company will receive $100 million from CitiFinancial Mortgage for the sale of its mortgage servicing rights related to mortgage loans which have been securitized, real property consisting of the
Company's Tampa, Florida headquarters building and the Company's leased facilities at its Ft. Washington, Pennsylvania, Cherry Hill, New Jersey and
Cincinnati, Ohio office locations. Additionally, all furniture, fixtures and equipment and other personal property located at the premises described above will be included in the purchase.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1996, 1997 and 1998
             (Unaudited for June 30, 1999 and the six months ended
                             June 30, 1998 and 1999)

It is anticipated that substantially all of the employees at the locations referred to above at the time the Agreement is consummated will be offered employment by CitiFinancial Mortgage.

         The proceeds from the sale of assets will be used to repay certain indebtedness secured by certain assets of the Company. No payment is expected to be made to the Company's common shareholders as a result of this transaction, nor are any payments to common stockholders likely in the future.

         If the transaction contemplated by the Agreement is completed, it will result in the sale of the Company's servicing platform, substantially all its correspondent origination loan business and its broker originated loan business conducted at the locations referred to above. The remaining loan origination business, which primarily consists of broker and direct originations, is performed by eight operating subsidiaries. CitiFinancial Mortgage's offer to acquire certain assets of the Company did not include the subsidiaries and accordingly the subsidiaries are not part of the purchased assets.

         The Agreement to sell certain assets to CitiFinancial Mortgage did not include the Company's eight operating subsidiaries. Therefore, on July 26, 1999, the Company's Board of Directors approved a formal plan to dispose of the eight subsidiaries, and it is anticipated the disposal will be substantially complete by September 30, 1999. The Company recorded a goodwill impairment charge of $77.4 million for the six months ended June 30, 1999 relating to the formal plan to dispose of the eight operating subsidiaries. Additional charges will be incurred relating to, among other things, disposal of assets and costs of disposal. The actual amount of goodwill impairment and additional charges will depend on the proceeds, if any, from disposal and the costs incurred to dispose of the subsidiaries.

         The Company is in the process of preparing to call a special meeting of its shareholders to approve the Agreement with CitiFinancial Mortgage. The Board of Directors will request shareholders to vote in favor of the transaction to allow the Company to attempt to continue to operate and repay its creditors in an orderly manner. There can be no assurance the Company's shareholders will approve the Agreement with CitiFinancial Mortgage. In such an event, it is likely the Company would be unable to continue its business.

         Subsequent to June 30, 1999, the amended and restated intercreditor agreements were extended through September 16, 1999, subject to earlier termination in certain events. There can be no assurance that the Company will be successful in obtaining further extensions of these agreements. In the event the Company is not successful in obtaining further extensions of these agreements, the standstill periods thereunder would expire on September 16, 1999 and the Significant Lenders and the Greenwich Funds would be entitled to seek remedies under their loan agreements with the Company, including actions to realize upon the collateral that secure their loans. In such an event, it is likely the Company would be unable to continue its business. The financial statements have been prepared assuming the Company will continue as a going concern, the shareholders will approve the transaction with CitiFinancial Mortgage and the intercreditor agreements will be extended beyond September 16, 1999. In the event the Agreement with CitiFinancial Mortgage is terminated or the intercreditor agreements are not extended beyond September 16, 1999, the lenders subject to the requirements of the amended and restated intercreditor agreements would no longer be required to refrain from exercising remedies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                         ANNEX A

                            ASSET PURCHASE AGREEMENT

                                   Dated as of

                                  July 13, 1999

                                 by and between

                              IMC Mortgage Company,
                                   as Seller,

                                       and

                         CitiFinancial Mortgage Company,
                                  as Purchaser

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated as of July 13, 1999, by and between IMC Mortgage Company, a Florida corporation (the "Seller"), and CitiFinancial Mortgage Company, a Delaware corporation (the "Purchaser").


                              W I T N E S S E T H:

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Seller desires to sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, certain assets, subject to certain of the liabilities, relating to the Seller's business of origination, selling and servicing of residential mortgage loans excluding such activities conducted by Seller's Acquired Affiliates or Foreign Operations provided such certain assets are not shared between Seller and the Acquired Affiliates or Foreign Operations (collectively, the "Business");

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

                                    ARTICLE I
                               Certain Definitions

         Section 1.01 Certain Definitions. As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated, and additional capitalized terms shall have the meanings assigned elsewhere in this Agreement (with terms being defined in the singular having a corresponding meaning in the plural and vice versa):

         "Acquired Affiliates" shall mean Mortgage America, CoreWest Banc, American Mortgage Reduction, Equity Mortgage, National Lending Center, Central Money Mortgage, Residential Mortgage and Alternative Capital.

         "Affiliate" of any Person means any other Person, existing or future, directly or indirectly, Controlling, Controlled by or under common Control with the former Person. For Seller, this would include the Acquired Affiliates.

         "Approvals"  means  franchises,   licenses,  permits,  certificates  of
occupancy and other approvals, authorizations, consents and waivers.

         "Assumed Liabilities" has the meaning assigned in Section 2.03.

         "Assumption Agreement" means a duly executed assumption agreement in substantially the form to be agreed upon.

         "Bill of Sale" means a duly executed bill of sale in substantially the form to be agreed upon.

         "Business" has the meaning assigned in the preamble to this Agreement.

         "Business Day" means any day on which commercial banks in New York City and Tampa, Florida are open for business.

         "Business Records" shall mean all of Seller's books and records relating to the Purchased Assets, including, without limitation, all account applications, statements, mortgage documents and other related files, marketing materials, financial information, tax filings, any reports or records relating to the securitized transactions identified in Section 2.01(a)(i) of the Disclosure Schedule, including any trustee reports, current and previous customer information, including servicing and collection records, information relating to correspondents and brokers, information relating to origination history and practice, comments and correspondence, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form.

         "Closing" means the closing of the transactions contemplated by this Agreement.

         "Closing Date" means the date on which the Closing actually occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any note, bond,  mortgage,  indenture,  deed of trust,
license  agreement,   franchise,   contract,  agreement,  Lease,  instrument  or
guarantee.

         "Control" means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

         "Custodial Account" means the payment clearing accounts, principal and interest accounts, Escrow Account or any other accounts that include any funds held or controlled by the Seller pursuant to the Servicing Agreements or obligations thereunder with respect to any Mortgage Loan, including, but not limited to, all principal and interest funds, buydown funds and any other funds held by Seller on behalf of others, or due private investors or others.

         "Disclosure  Schedule" means the disclosure schedule attached hereto as
Schedule 1.01.

         "Employees" has the meaning assigned in Section 6.01.

         "Employee Benefit Plans" shall include pension and profit sharing plans, retirement and post retirement welfare benefits, health insurance benefits (medical, dental and vision), disability, life and accident insurance, sickness benefits, vacation, employee loans and any bonus, incentive, deferred compensation, stock purchase, stock option, severance, employment, or fringe benefit plan, program or agreement.

         "Employer" has the meaning assigned in Section 6.01.

         "Escrow Account" means the account or accounts that includes all funds due third parties other than private investors held or controlled by Seller with respect to Mortgage Loan escrows/impounds relating to the Servicing Rights, including, but not limited to, accounts for real estate taxes and PMI, flood and hazard insurance premiums.

         "Excluded Assets" has the meaning assigned in Section 2.01(b).

         "Foreign Operations" shall mean Seller's Affiliates or investments or operations outside of the United States of America.

         "GAAP"  means  generally  accepted   accounting   principles,   applied
consistently with the Seller's past practices (to the extent such past practices are consistent with generally accepted accounting principles).

         "Governmental Agency" means any governmental body or other regulatory or administrative agency or commission.

         "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances,"
"hazardous waste," "hazardous materials," "extremely hazardous substances," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Laws; and (c) any materials which could be or are defined by any applicable Law to be hazardous to human health.

         "Indemnifiable Loss" means a Purchaser Indemnifiable Loss or a Seller Indemnifiable Loss, as such terms are defined in Section 12.02 and Section 12.03, respectively.

         "Indemnified  Party"  means  a  party  having   indemnification  rights
pursuant to Article XII.

         "Indemnifying Party" means a party having indemnification obligations pursuant to Article XII.

         "Intellectual  Property  Rights  or  IPR"  means  any  and  all  of the following used in or related to the Business: (i) trade secrets, inventions, ideas and conceptions of inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a patent application or applications, (ii) United States patents, patent applications and statutory invention registrations, all rights therein provided by international treaties or conventions and all improvements thereto, (iii) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof in the United States, and all rights therein provided by international treaties or conventions, (iv) Software, (v) technical and business information, including know-how, manufacturing and production processes and techniques, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, business forms, and customer and supplier lists and information, whether or not confidential, (vii) copies and tangible embodiments of all the foregoing, in whatever form or medium, (viii) licenses and sublicenses (whether as licensee, sublicensee, licensor or sublicensor) in connection with any of the foregoing, and (ix) all goodwill associated with the foregoing and all rights to sue or recover and retain damages and costs and attorneys' fees for past, present, and future infringement or breach of any of the foregoing; provided that Intellectual Property Rights shall not include readily available commercial products such as off-the-shelf or publicly vended software programs.

         "Judgment" means any judgment, ruling, order or decree.

         "Knowledge" means as to any party the actual knowledge, after reasonable investigation, of any executive officer or vice president of such party. Reasonable investigation shall include, but not be limited to, inquiry of appropriate employees who directly report to such executive officer or vice president.

         "Law" means any order, writ, injunction, decree, judgment, ruling, law, decision, opinion, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state or local government or any subdivision thereof, or of any Governmental Agency, including, without limitation, any federal, state or local fair lending laws.

         "Lease" means any lease, sublease, easement, license, right-of-way or similar interest in real or personal property.

         "Lien" means any lien, easement, encumbrance, mortgage, liability (actual or contingent) or other conflicting ownership or security interest in favor of any third party.

         "Litigation" means any action, suit, claim, arbitration or other proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

         "Material Adverse Effect" or "Material Adverse Change", with respect to the Seller or with respect to the Business or Purchased Assets, means any change, occurrence or effect, direct or indirect, that could reasonably be expected to have a material adverse effect on the business, prospects, operations, properties (including tangible properties), condition (financial or otherwise) of the assets, obligations or liabilities (whether absolute, accrued or contingent) of the Seller or of the Business or the Purchased Assets, as the case may be, taken as a whole.

         "Mortgage" means the mortgage, deed of trust or other instrument creating a lien on Mortgaged Property securing a Mortgage Note.

         "Mortgage Loans" means the mortgage loans for which Seller owns the related Servicing Rights, in each case as identified on the Mortgage Loan Schedule, and all of Seller's rights and benefits with respect thereto.

         "Mortgage Loan Schedule" has the meaning assigned in Section 4.08(a).

         "Mortgage Note" means the original executed note or other evidence of the Mortgage Loan indebtedness of a Mortgagor.

         "Mortgaged Property" means the Mortgagor's real property securing repayment of a related Mortgage Note.

         "Mortgagor" means the obligor on a Mortgage Note, the owner of the Mortgaged Property and the grantor or mortgagor named in the related Mortgage and such grantor's or mortgagor's successors in title to the Mortgaged Property.

         "Person" means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a government or Governmental Agency or another entity or group.

         "PMI"  means  the  default  insurance   provided  by  private  mortgage
insurance companies on certain Mortgage Loans.

         "Pre-Closing Servicing Obligations" includes any obligations with respect to (i) customary representations and warranties made in connection with Mortgage Loans sold prior to the Closing Date with Servicing Rights retained by the Seller and (ii) performance by the Seller prior to the Closing Date of its duties under the Servicing Rights in accordance with their terms.

         "Principal Stockholders" means those directors, executive officers, principal stockholders and others identified on Exhibit A hereto.

         "Purchased Assets" has the meaning assigned in Section 2.01(a).

         "Real Property" means the lands and premises, together with the buildings and improvements thereon, owned by the Seller and more particularly described in Section 1.01 of the Disclosure Schedule together with:

     (a)  all  furniture,   fixtures,  building  equipment,  telephone  exchange
numbers, and other articles of personal property related thereto to the extent of the Seller's ownership or other interest therein;

     (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of the Seller pertaining to such land and the buildings;

     (c) all rights of ingress and egress to and from such land and buildings;

     (d) to the extent in the possession and control of the Seller, any and all original and supplemental site plans, blue prints, plans, specifications, surveys, engineering, inspection or similar reports, operating manuals, warranties, guaranties, licenses, franchises, permits, certificates, contracts, books, records, accounts and files relating to the ownership, construction, use, leasing, service, management, operation, maintenance and repair of such land and buildings; and

     (e) any and all rights to the present or future use of water rights, wastewater, wastewater capacity, drainage, water or other utility facilities to the extent same pertain to or benefit such real property, including, without limitation, all reservations of or commitments or letters covering any such use in the future.

         "Related   Documents"   means  all  other  agreements  and  instruments
described in this Agreement that are to be executed and delivered at or prior to the Closing in connection with the transactions contemplated hereby.

         "Retained Liabilities" has the meaning assigned in Section 2.04.

         "Seller IPR" means all Intellectual Property Rights owned by or licensed to the Seller to the extent such licensed rights are assignable.

        "Servicing Agreement" has the meaning assigned to it in Section 4.08(h).

         "Servicing Rights" means all right, title and interest of the Seller in and to the servicing of the Mortgage Loans.

         "Software" means computer software and subsequent versions thereof developed or currently being developed, manufactured, sold or marketed by the Seller or acquired by Seller from third parties, including without limitation, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data materials, manuals, design notes and other items and documentation related thereto or associated therewith owned by or licensed to Seller.

         "Taxes" (including, with correlative meaning, or derivation of the word "Taxes") the term "Taxable") means all taxes, charges, fees, duties, levies, or other assessments imposed by any federal, state or local taxing authority, including without limitation federal, state and local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and leasing use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

         "Tax Returns" means all returns and reports, information returns, or payee statements (including, but not limited to elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         "Third Party IPR" means the rights possessed by the Seller in any other Person's Intellectual Property Rights which relate to or are used in the Business and which are not owned by the Seller to the extent assignable.

         "Year 2000 Compliant" means, with respect to an internal system, that at all times before, during and after January 1, 2000, such internal system accurately processes and handles date and time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including, without limitation, leap year calculations, to the extent that other information technology used in combination with such internal systems and such products and services properly exchange date and time data with it.


                                   ARTICLE II
                Transfer of Assets and Assumption of Liabilities

         Section 2.01 Assets to be Sold.

     a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser all of the following:

        (i) all Servicing Rights related to the Mortgage Loans which have been securitized in the transactions identified in Section 2.01(a)(i) of the Disclosure Schedule (the "Purchased Servicing Rights");

        (ii)    the  Real   Property  and  the  Leases   identified  in  Section
                2.01(a)(ii)  of  the  Disclosure   Schedule  (the   "Transferred
                Leases");

        (iii) all furniture, fixtures and other fixed assets and other articles of personal property related thereto to the extent of the Seller's ownership or other interests therein located on the premises leased pursuant to the Transferred Leases, in all material cases as identified in Section 2.01(a) (iii) of the Disclosure Schedule;

        (iv) all right, title and interest of Seller in the Contracts listed in Section 2.01(a) (iv) of the Disclosure Schedule relating to the Business and any other Contract entered into by the Seller between the date hereof and Closing which the Purchaser hereafter agrees shall become a Purchased Asset;

        (v) all Business Records, including, without limitation, the customer lists owned exclusively by the Seller or shared with Affiliates, broker and correspondent lists and any related mailing lists relating to the Business and all records relating to the sale of loans by the Seller;

        (vi) all Seller IPR and any rights in any Third Party IPR which are identified in Section 2.01(a) (vi) of the Disclosure Schedule;

        (vii) all right, title and interest of Seller in the Custodial Accounts listed in Section 2.01(a)(vii) of the Disclosure Schedule; and

        (viii) any and all rights and claims of Seller relating to any of the foregoing.

         All the assets to be transferred pursuant to this Agreement are referred to collectively herein as the "Purchased Assets".

         (b) Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any assets not specifically set forth in this
Section 2.01 (the "Excluded Assets").

         (c) The Purchased Assets shall not include any cash or cash equivalents owned by Seller at the time of the Closing.

         (d) The sale, conveyance, assignment, transfer and delivery of the Purchased Assets shall be effected by delivery by the Seller to the Purchaser at the Closing of (i) the Bill of Sale, (ii) good and sufficient warranty deeds in recordable or registrable form, with respect to all Real Property owned by the Seller and included in the Purchased Assets, and (iii) such other instruments of conveyance and transfer as the Purchaser shall reasonably request.

         Section 2.02  Nonassignable Leases and Contracts.

         (a) To the extent that any Contract, except Contracts conveying Servicing Rights to the Seller, to be included in the Purchased Assets would be subject to termination or restriction or is not capable of being assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or the other party thereto or any third party, or if such assignment, transfer or sublease would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof.

         (b) The Seller agrees to use its reasonable commercial efforts prior to the Closing to obtain the consents and waivers and to resolve any impracticalities of assignment referred to in Section 2.02(a) and to obtain any other consents and waivers necessary to sell, convey, assign, transfer and deliver title to such Purchased Assets to the Purchaser at the Closing, subject to Section 10.05(b).

         (c) To the extent that the consents and waivers referred to in Section 2.02(a) are not obtained by the Seller, or until the impracticalities of transfer referred to therein are resolved, and subject to Sections 8.04 and 10.05(b) , (i) the Seller shall use its reasonable commercial efforts (x) at Purchaser's request, to provide to the Purchaser the benefits of any Contract intended to be included in the Purchased Assets, (y) at Purchaser's request and expense, to cooperate in any arrangement, reasonable and lawful as to the Seller and the Purchaser, designed to provide such benefits to the Purchaser and (z) at the Purchaser's request, to enforce for the account and at the expense of the Purchaser any rights of the Seller arising from the Contracts intended to be included among the Purchased Assets, including the right to elect to terminate or not renew in accordance with the terms thereof on the advice of the Purchaser, which termination shall, upon becoming effective, relieve the Seller of any further obligation under this Section 2.02(c) with respect to such Contract. At Purchaser's option and subject to Section 8.04, the Seller and the Purchaser shall cooperate with each other to take such actions as are reasonably calculated to effectuate the intent of the preceding sentence. Notwithstanding anything to the contrary in the foregoing, the Purchaser may determine, in its reasonable discretion, that any material Contract for which the required consents and waivers referred to in Section 2.02(a) are not obtained by the Seller, or the impracticalities of transfer referred to therein are not resolved, by the Business Day prior to the Closing Date, shall not be a Purchased Asset, and in that event all rights and obligations with respect to such material Contract shall be retained by the Seller and the parties shall agree to an equitable adjustment to the Purchase Price to reflect the reduced value of the Purchased Assets.

         Section 2.03 Liabilities Assumed by the Purchaser. Upon the terms and subject to the conditions of this Agreement, the Purchaser agrees to assume as of the Closing Date (i) any liabilities and obligations accruing and arising after the Closing Date under any mortgage relating to the Real Property and under any Transferred Lease, which amounts shall be prorated as of the Closing Date, and (ii) the liabilities and obligations of the Seller that accrue with respect to any Purchased Asset on or after the Closing Date or that accrue based on services performed after the Closing Date under all Contracts and Purchased Servicing Rights included in the Purchased Assets, subject to Section 2.04 (collectively, the "Assumed Liabilities"). The assumption of the Assumed Liabilities shall be effected by delivery by the Purchaser to the Seller at the Closing of the Assumption Agreement, whereby the Purchaser shall assume and agree to pay and discharge in accordance with their terms the Assumed Liabilities.

         Section 2.04 Liabilities Not Assumed by the Purchaser. All obligations and liabilities of the Seller not constituting Assumed Liabilities, including any obligations and liabilities that accrue or arise before, on or after the Closing Date based on or arising out of an act or omission occurring before the Closing Date (whether or not disclosed to the Purchaser), are hereinafter referred to as the "Retained Liabilities". The Purchaser shall not assume or be liable with respect to the Retained Liabilities.


                                   ARTICLE III
                             Purchase Price; Payment


         Section 3.01 The Purchase Price. The Purchase Price (the "Purchase Price") for the Purchased Assets will be $100 million, which shall be payable as set forth herein. The Purchase Price shall be payable as follows:

        (a) The Purchaser shall pay the Seller $96 million on the Closing Date; and

        (b) Subject to the next succeeding sentences, the Purchaser shall pay the Seller $2 million on the first anniversary of the Closing Date and $2 million on the second anniversary of the Closing Date (the two payments set forth in this clause (b) are hereinafter referred to as the "Contingent Purchase Price"). Payment of the Contingent Purchase Price shall only be required if Seller has complied with the material terms of this Agreement and if the number of Mortgage Loans being serviced by Purchaser as of the Closing Date has not been reduced by 40% per annum or more on either the first anniversary date of the Closing Date or the second anniversary of the Closing Date. In addition, the Contingent Purchase Price payments shall be subject to setoff by and in satisfaction of the amount of any liquidated claim (and may be withheld pending resolution of any pending claim, to the extent that such withheld amounts become payable to Seller such amounts shall bear interest at 5% per annum from the date such amounts are withheld to the date paid) which has been asserted under
Article XII on or prior to the payment due dates. Any reduction of the Contingent Purchase Price shall be applied first to the portion of the Contingent Purchase Price otherwise payable on the first anniversary of the Closing Date, then to the portion of the Contingent Purchase Price otherwise payable on the second anniversary of the Closing Date.

                                   ARTICLE IV
                  Representations and Warranties of the Seller

         The Seller represents and warrants to the Purchaser as follows:

         Section 4.01 Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being or has been conducted.

         Section 4.02 Power and Authority. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is or will be a party and to perform the transactions contemplated hereby and thereby to be performed by it. Except for the satisfaction of the conditions precedent set forth in Section 9.05 hereof, all corporate action on the part of the Seller or the Seller's shareholders, necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents to which it is a party, and the performance of the transactions contemplated hereby and thereby to be performed by it, has been duly taken and this Agreement is, and the Related Documents shall be, valid and binding obligations of the Seller, enforceable against Seller in accordance with their respective terms.

         Section 4.03 No Conflicts. Except as set forth in Section 4.03 of the Disclosure Schedule, neither the execution or delivery by the Seller of this Agreement or any Related Document to which it is or will be a party nor the performance by Seller of the transactions contemplated hereby or thereby to be performed by it shall:

                  (i) conflict with or result in a breach of any provision of the Articles of Incorporation (or other charter documents) or Bylaws of the Seller ;

                  (ii) violate any Law applicable to the Seller or by which the Seller or any of its properties is bound; or

                  (iii) constitute an event of default under, permit the termination of, give rise to a right to accelerate any indebtedness under, or otherwise violate, breach or conflict with, any Contract or Approval binding on the Seller, or by which any material asset which will be a Purchased Asset is bound, or result in the creation of any
         Lien upon any asset which will be a Purchased Asset, other than such Liens that may be imposed by or as a result of any action of the Purchaser or any of its Affiliates; or require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration by Seller with any Governmental Agency or other third party, except in the case of clause (iii) for defaults, terminations, accelerations, violations, breaches or conflicts, that would not reasonably be expected to have a Material Adverse Effect on the Business.

         Section 4.04      Litigation; Compliance with Laws.

         (a) The Seller (i) is not in violation of, or has not received any notice alleging a violation of, any applicable Law or any Approval issued or required to be obtained thereunder or (ii) has no unsatisfied liability or obligation in respect of any such violation, except for such violations, liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect on the Business. The Seller and its Affiliates own or possess in the operation of the Business all material Approvals which are necessary for the conduct of the Business.

(b) Except as set forth in Section 4.04(b) and 4.06(d)(ii) of the Disclosure Schedule, there is no pending or, to the knowledge of the Seller, threatened Litigation by or before any Governmental Agency, court or arbitrator, to which the Seller is a party or by which any asset that will be a Purchased Asset may be bound or affected which is reasonably expected by the Seller to have a Material Adverse Effect on the Business. Except as set forth in Section 4.04(b) of the Disclosure Schedule, since January 1, 1996, no Governmental Agency has initiated any proceeding or, to the Seller's knowledge, any investigation into the business or operations of the Seller except pursuant to normal licensing application and extension inquiries. There are no unresolved written violations, citations or exceptions by any Governmental Agency with respect to any examinations of the Seller or any of its Affiliates.

         (c) Except as set forth in Section 4.04(c) of the Disclosure Schedule, on the date hereof, neither the Seller nor any of its Affiliates is a party to any consent decree and, to the knowledge of the Seller, none are threatened, pending or contemplated.

         Section 4.05      Financial Statements; SEC Reports

         (a) Since January 1, 1997, the Seller has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the Securities and Exchange Commission (the "SEC"). As of their respective dates, such documents (the "Seller SEC Documents") complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules of the SEC applicable to such Seller SEC Documents, and no Seller SEC Document when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The financial statements included in the Seller SEC Documents (the "Financial Statements") fairly present, in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Seller and its consolidated subsidiaries for the period therein identified in conformity with GAAP (except for the omission of footnotes and, with respect to interim periods, normal year end adjustments).

         (c) The Seller has previously delivered to the Purchaser copies of the Seller's internally prepared accounting reports for each month since March 31, 1999, and will deliver such reports for June 30, 1999 when available (such reports collectively, the "Internal Reports"). The statements of income for the months ended April 30 and May 31 and the balance sheets as of April 30, May 31 and June 30 included in the Internal Reports were or will be prepared consistently with the Financial Statements in accordance with GAAP as appropriate for the preparation of interim reports of that type (except for the omission of footnotes and, with respect to interim periods, normal year end adjustments).

         (d) Since December 31, 1998, except as identified on Section 4.05(d) of the Disclosure Schedule, there has been no action taken by the Seller of the type described in Section 10.04(a).

         (e) As to their respective dates, the Seller had no liabilities of any nature, known or unknown, fixed or contingent of a type required to be set forth on a balance sheet in accordance with GAAP which were not reflected in the Financial Statements or the Internal Reports and has not incurred any since the date of the last Internal Report, except for liabilities incurred in the ordinary course of business.

         Section  4.06  Purchased  Assets;  Real  Property;   Leases  and  Other
Contracts; Insurance.

         (a) Except as described in Section 4.06(a) of the Disclosure Schedule, the Seller owns, in its sole name and stead, good and indefeasible title to, a leasehold interest in or the right to use all Purchased Assets, and at the Closing will (subject to Section 2.02) have the right to convey and transfer to the Purchaser, all Purchased Assets free and clear of all Liens, except for Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and Liens disclosed in Section 4.06(a) of the Disclosure Schedule. All of the tangible assets which will be Purchased Assets and the assets leased or licensed under Contracts which will be Purchased Assets are in good operating condition and repair, reasonable wear and tear excepted. The assets that will be Purchased Assets, taken together, include all material properties, Contracts, rights and assets which are being used in the conduct of the Business. The Purchased Assets comprise all the material properties, Contracts, rights and assets required by the Seller to conduct the Business and to service the Mortgage Loans. The Purchased Assets are not subject to any option to purchase or right of first refusal.

         (b) Section 4.06(b) of the Disclosure Schedule contains a brief description of all Real Property owned in fee simple or held pursuant to a Lease by the Seller that will be included in the Purchased Assets. Except for the Real Property and Transferred Leases, no other real property, or interest in real property, is used in the operation of the Business. To the knowledge of Seller, the Real Property and Transferred Leases include all material easements and rights-of-way necessary for present access to and use, as currently utilized, of the Real Property and the real property subject to the Transferred Leases, including, but not limited to easements for all utilities servicing the Real Property and the real property subject to the Transferred Leases. To the knowledge of Seller, the Real Property and the real property subject to the Transferred Leases conform in all material respects to all applicable zoning laws and regulations, and no written notice of violation of any Laws or Judgments relating to the Real Property or the real property held pursuant to the Transferred Leases has been received by the Seller. To the knowledge of Seller, no condemnation proceedings are pending, proposed or threatened, which would have a Material Adverse Effect on the Real Property or the real property held pursuant to the Transferred Leases.

         In addition, the Seller represents and warrants that:

        (i) No tenant, licensee or other entity has any rights to use or occupy any part of the Real Property or the real property held pursuant to the Transferred Leases.

        (ii) No assessment (general or specific) exists or is pending as to all or any part of the Real Property or the real property held pursuant to the Transferred Leases.

        (iii) The improvements on the Real Property and the real property held pursuant to the Transferred Leases are currently in good repair (ordinary wear and tear excepted) and have been maintained in accordance with past practice.

        (iv) There has been no material or labor furnished to or on the Real Property or the real property held pursuant to the Transferred Leases for which payment to be made by Seller has not been made, to the knowledge of the Seller there are no mechanic's or materialmen's liens or claims filed against the Real Property or the real property held pursuant to the Transferred Leases, and Seller has received no notices of any claims of non-payment or claims of liens by any contractors, subcontractors, suppliers, mechanics, materialmen or artisans with respect to any work performed on or materials furnished to the Real Property or the real property held pursuant to the Transferred Leases at the request of Seller.

        (v) Except as set forth in Section 4.06(b)(v) of the Disclosure Schedule, there are no material agreements, guarantees, indemnities or offers, either written or oral, affecting the Real Property or, to the Seller's Knowledge, the real property held pursuant to the Transferred Leases.

        (vi) The parking facilities at the Real Property contain spaces for automobiles, which spaces, are sufficient to comply in all material respects with all local ordinances and with all parking commitments made by Seller under any documents.

        (vii) To Seller's knowledge, there are no pending or, threatened actions or proceedings to alter the current zoning for the Real Property or the real property held pursuant to the Transferred Leases.

         (c) All Contracts included in the Purchased Assets are in full force and effect and are valid and binding obligations of the Seller and, to the Seller's knowledge, of the other parties thereto, except for such Contracts, the failure of which to be in full force and effect or valid and binding would not reasonably be expected to have a Material Adverse Effect on the Business. The Seller has provided to the Purchaser true and complete copies of all such Contracts. Except as set forth in Section 4.06(c) of the Disclosure Schedule, no party to any such Contract is in default in any material respect under any such Contract, nor to the knowledge of the Seller, does there presently exist any event or condition which, with the passage of time or giving of notice or both, could be reasonably expected to constitute such a material default. The Seller has not received any written notice that any party to any Contract has determined to or intends to terminate such agreement. Section 4.06(c)(i) and
Section 2.01(a)(ii) of the Disclosure Schedule accurately set forth all payment obligations under any Transferred Leases, expiration dates of Transferred Leases and options to renew or cancel such Transferred Leases.

         (d) Section 4.06(d) on the Disclosure Schedule contains a complete and correct list of (i) all material insurance policies under which the Seller is a named insured and that provide coverage with respect to the Purchased Assets and
(ii) any outstanding claims under such insurance policies related to the Purchased Assets. Seller has not received notice of cancellation of any such policies.

         Section 4.07 Labor Relations. With respect to any employees of the Business, the Seller is not a party to any collective bargaining agreement with a labor organization certified by the National Labor Relations Board (the "NLRB"), and (a) there is no unfair labor practice charge or complaint against the Seller pending before, or to the knowledge of the Seller, threatened to be brought before, the NLRB, (b) there is no labor strike, or organized dispute, slowdown, work stoppage or other form of collective labor activity actually pending or, to the knowledge of the Seller , threatened against or affecting the Seller, (c) there is no union representation claim or petition pending before the NLRB and (d) Seller has not experienced any organized dispute, slowdown, work stoppage or other form of collective activity in the past three years.

         Section 4.08      Mortgage Loans.

         (a) In connection with the execution of this Agreement, Seller has delivered to Purchaser in a computer tape format reasonably acceptable to Purchaser, a report that identifies the Mortgage Loans (the "Mortgage Loan Schedule," which term includes, except where the context requires otherwise, the updated schedule to be prepared and delivered in accordance with Section

10.15 (Updated Mortgage Loan Schedule)). The Mortgage Loan Schedule identifies each Mortgage Loan, and sets forth the following information with respect to each such Mortgage Loan as of the close of business on the last day of the preceding month (the "Cut-off Date"): (1) the Seller's mortgage loan identifying number; (2) the mortgagor's first and last name; (3) the original term to maturity in months; (4) the original date of the mortgage; (5) the mortgage interest rate in effect on the Cut-off-Date and (6) the stated maturity date. The information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects as of the date hereof.

         (b) The Mortgage Loans have been underwritten, originated, held and serviced in compliance in all material respects with (i) all applicable contractual requirements (including contractual requirements of private investors), (ii) all applicable Laws, (iii) all requirements of any insurer, and
(iv) all requirements of the Servicing Agreements.

         (c) The brokers and correspondents involved in the origination of any Mortgage Loan have complied in all material respects with all internal policies and procedures of the Seller with respect to the origination of such Mortgage Loans and all applicable Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect on the Business.

         (d) Except as disclosed in Section 4.08 of the Disclosure Schedule, the files relating to a the Mortgage Loan contain all documentation necessary for the Purchaser to service such Mortgage Loan following the Closing, except for the failure of such files to contain documentation as would not reasonably be expected to have a Material Adverse Effect on the Business.

         (e) Each Mortgage Loan included in a mortgage loan pool met at the time of its inclusion all the eligibility requirements of the investor for inclusion in such mortgage pool., except for such Mortgage Loans as would not reasonably be expected to have a Material Adverse Effect on the Business.

         (f) Except as set forth in Section 4.08(f) of the Disclosure Schedule, except for Mortgage Loans that are delinquent or in default, or which have been foreclosed, the Seller has no knowledge of any circumstances or conditions with respect to any Mortgage, any Mortgaged Property, any Mortgagor or any Mortgagor's credit standing that can reasonably be expected to cause institutional investors investing in loans of the same type as a Mortgage Loan to regard such Mortgage Loan to be an unacceptable investment or adversely affect the value of the Mortgage Loan.

         (g) All of the Mortgage Loans are being serviced without recourse to the Seller (other than for breaches of customary representations and warranties and other than for recourse to the excess servicing rights which are retained by the Seller).

         (h) The Mortgage Loans are being serviced in compliance in all material respects with the provisions of any applicable agreements (the "Servicing Agreements").

         (i) The Seller has not, and the Seller has no knowledge that any other person has, taken any action or omitted to take any reasonably required action, which action or omission would impair the rights of the Seller or (after the Closing) the Purchaser in the Mortgage Loans or prevent any such person from collecting any amounts due thereunder, except for such actions or omissions that would not reasonably be expected to have a Material Adverse Effect on the Business.

         (j) Except as set forth in Section 4.08(j) of the Disclosure Schedule, the Seller has not received any written request that remains outstanding from any investor, trustee or insurer to repurchase any of the Mortgage Loans.

         (k) Except as set forth in Section 4.08(k) of the Disclosure Schedule, no Person other than the Seller has serviced any of the Mortgage Loans.

         Section 4.09 Vote Required. The affirmative vote of the holders of each of (a) a majority of the outstanding common stock of the Seller and any outstanding Class D Preferred Stock of the Seller, voting together as class, entitled to vote thereon, (b) two-thirds of the outstanding Series A Preferred Stock entitled to vote thereon and (c) two-thirds of the outstanding Series C Preferred Stock entitled to vote thereon are the only votes of the holders of any class or series of the Seller's capital stock necessary to approve the transaction contemplated hereby.

         Section 4.10 Transactions with Affiliates. Since January 1, 1997, except as set forth in Section 4.10 of the Disclosure Schedule with respect to the Purchased Assets, the Seller has not purchased, acquired or leased any property or services from or sold, transferred or leased any property or services to, or lent or advanced any money to, or borrowed any money from, or acquired any capital stock, obligations or securities of, or made any management consulting or similar fee agreement with any officer, director or employee of the Seller or of any Affiliate of the Seller.

         Section 4.11      Intellectual Property.

         (a) The Seller is the sole owner of all right, title and interest in, or a valid right to use, the Seller IPR, free and clear of all Liens. All renewal fees and actions reasonably required to be taken for the maintenance or protection of the Seller IPR have been paid and taken, except for fees and actions that would not reasonably be expected to have a Material Adverse Effect on the Business. The Seller or an Affiliate has the exclusive, unqualified right to use the Seller IPR and Third Party IPR and to transfer the Seller IPR and Third Party IPR as set forth in Section 2.01(a)(vi) of the Disclosure Schedule, subject to Third Party IPR licensing requirements, to the Purchaser. The Seller has not received any written charge, complaint, claim, demand or notice alleging that the ownership or use of the Seller IPR or Third Party IPR constitutes any interference with or infringement or misappropriation of any rights of any Person, and the Seller has no knowledge of any reasonable basis therefor. To the Seller's knowledge, no Person has interfered with, infringed or misappropriated any material Seller IPR. Except as set forth in Section 2.01(a)(vi) of the Disclosure Schedule, neither the Seller IPR nor the Third Party IPR, is subject to any outstanding Judgment or Contract to which Seller is a party prohibiting or restricting the use thereof by the Seller with respect to the Business or prohibiting or restricting the licensing or transfer thereof by the Seller to the Purchaser or any other Person, or restricting the use thereof by the Purchaser or any other Person.

         (b) Except to the extent set forth in Section 4.11(b) of the Disclosure Schedule, the Seller has not entered into any agreement to indemnify any Person against any charge of infringement of any Intellectual Property Right or misappropriation of any trade secret.

         (c) All Software, computer hardware and other systems currently used in the Business are Year 2000 Compliant. Each third party whose systems interface with the Business' internal systems has advised the Seller that such third party's systems will be Year 2000 Compliant, and by the Closing Date, the Seller will have used its reasonable best efforts to verify the accuracy of such advice.

         (d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, all records and systems (including without limitation computer systems but excluding Third Party IPR) and all data and information of the Business which are Purchased Assets are owned by the Seller , and are recorded, stored, maintained or operated or otherwise held by the Seller and are not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of the Seller.

         (e) None of the operations of the Business involve the unlicensed or unauthorized use of confidential information which is not owned by Seller or its Affiliates. To the Seller's knowledge, the processes employed, the services provided, the business conducted and the products used or dealt in by the Seller in the conduct of the Business do not infringe any Intellectual Property Rights of any unaffiliated Person, except for such infringement that would not reasonably be expected to have a Material Adverse Effect on the Business. Except as set forth in Section 4.11(e) of the Disclosure Schedule, none of the operations of the Business give rise to any material royalty or like payment obligation for the use of any Third Party IPR.

         (f) The Seller has taken all reasonable customary and usual precautions to protect the secrecy, confidentiality, and value of its trade secrets. The Seller has good title and an absolute right to use the trade secrets. To the Seller's knowledge, none of the trade secrets are part of the public knowledge or literature, or have been used, divulged, or appropriated either for the benefit of any Person (other than the Seller or its Affiliates) or to the detriment of the Seller or any of its Affiliates, except for trade secrets the disclosure of which would not reasonably be expected to have a Material Adverse Effect on the Business. No material trade secret is subject to any adverse claim or, to the Seller's knowledge, has been challenged or threatened in writing.

         Section 4.12 Environmental Liability. Neither the Seller nor, to the Seller's knowledge, any third party has engaged in the generation, use, manufacture, treatment, transportation, storage or disposal of any Hazardous Material on any of the properties included in the Purchased Assets, and the Seller has no knowledge that any such properties, as currently used and occupied, do not comply in all material respects with applicable Laws and Approvals, including those relating to land use, pollution, Hazardous Materials and the environment. There is no Litigation and, to the knowledge of the Seller, there are no private investigations or remediation activities or governmental investigations pending or, to the Seller's knowledge threatened, seeking to impose, or that would reasonably be expected to result in the imposition, on the Seller or any Affiliate any obligation or liability under any Law relating to pollution, Hazardous Materials or the environment which would reasonably be expected to have a Material Adverse Effect on the Seller, nor does the Seller know of any reasonable basis therefor.

         Section 4.13 Brokers. The Seller has not retained any broker other than Donaldson, Lufkin and Jenrette ("DLJ") as a broker, in connection with this Agreement or the transactions provided for hereby, and the fees due DLJ are solely the responsibility of Seller.

         Section 4.14      Information Supplied; Accuracy of Data.

         (a) All information (including information on computer tapes and disks) provided by or on behalf of the Seller to the Purchaser or any of its Affiliates including any cut-off date information, payment and remittance information and service fee information and any other information provided in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby was, as of the date provided, true, complete and correct in all material respects.

         (b) The records (including computer records), files and other information in written or recorded form relating to, or used by the Seller in connection with, the Business accurately reflect in all material respects the information supplied to the Seller by third parties and the actions taken by the Seller. All servicing accounts maintained by or on behalf of Seller accurately reflect all material transactions in such accounts and all material information supplied to the Seller by third parties.

         (c) All representations and warranties given by the Seller in connection with the securitization transactions identified on Section 2.01(a)(i) of the Disclosure Schedule were true and correct as of the closing date of each such related securitization.

         Section 4.15      Taxes.  (a) With respect to Taxes:

                  (i) each of the Seller and its Affiliates has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Seller or its Affiliates (whether or not shown on any Tax Return) have been paid. None of the Seller and its Affiliates currently is the beneficiary of any extension of time within which to file any Tax Return, except as disclosed in Section 4.15(a)(i) of the Disclosure Schedule. No claim has ever been made by an authority in a jurisdiction where any of the Seller and Affiliates does not file Tax Returns that is or may be subject to taxation by that jurisdiction;

                  (ii) except to the extent disclosed on Section 4.15(a)(ii) of the Disclosure Schedule, no adjustments relating to Taxes of the Affiliates have been proposed by the Internal Revenue Service or any state, local or foreign taxing authority, whether informally or in writing, and to the Seller's knowledge no basis exists for such an adjustment;

                  (iii) there are no Tax liens on any of the assets of any of the Seller and its Affiliates that arose in connection with any failure (or alleged failure) to pay any Tax other than for taxes that are not yet due and payable, or for taxes that are being contested in good faith;

                  (iv)  to  the  Seller's  knowledge,   there  are  no  proposed
         reassessments of the Purchased Assets or any property owned by the Affiliates, or other proposals that could increase the amount of Tax to which the Seller and its Affiliates would be subject; and

                  (v) each of the Seller and its Affiliates has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

                  (vi) except as disclosed in Section 4.15(vi) of the Disclosure Schedule, no penalties under Section 6721, 6722 or 6723 of the Code have been assessed against the Seller or any of the Affiliates, or if penalties have been assessed, all such penalties have been abated; and

                  (vii) none of the Seller and its Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         Section 4.16 Title to the Servicing and Escrow Accounts. The Seller is the sole and lawful owner of the Servicing Rights, is responsible for the maintenance of the Escrow Accounts, has the sole right and authority, subject to obtaining the Approvals set forth in Section 4.16 of the Disclosure Schedule, to transfer the Purchased Servicing Rights as contemplated hereby, and is not contractually obligated to sell or subcontract the Purchased Servicing Rights to any other party.

         Section 4.17 Escrow Accounts. All Escrow Accounts have been and are being maintained in all material respects in accordance with applicable Law and in accordance with the Servicing Agreements and the terms of all documents related to the Mortgage Loans. All balances required by any documents related to the Mortgage Loans and paid to the Seller for the account of the Mortgagors are on deposit in the appropriate Escrow Account. The Seller has credited or caused to be credited to the account of each Mortgagor all interest required to be paid to a Mortgagor on any escrowed amounts in the Escrow Account in accordance with all applicable requirements.

         Section 4.18 Custodial Accounts. All Custodial Accounts have been and are being maintained in all material respects in accordance with applicable Law and in accordance with the Servicing Agreements and related obligations. All balances paid to the Seller for the account of the Mortgagors and required by the Servicing Agreements or any other documents related to the Mortgage Loans to be held by the Seller in Custodial Accounts are on deposit in the appropriate Custodial Account.

         Section 4.19 Servicing Agreements. The Servicing Agreements set forth all of the terms and conditions of the Seller's rights and obligations to any investor or trustee that is a party thereto, and there are no other agreements, written or oral, that modify or affect the Servicing Agreements in any material respect. The Seller has delivered to the Purchaser true, correct and complete copies of the Servicing Agreements.

         Section 4.20 Solvency. On the date hereof, the Seller believes that both immediately before and after, and giving effect to consummation of the transactions contemplated by this Agreement, including, but not limited to, the transfer of the Purchased Assets to the Purchaser, (i) the book value of the Seller's assets will exceed its liabilities (after estimating the value of the cash flows on interest only and residual certificates on an undiscounted cash flow basis), and (ii) the Seller will be able to pay its debts and other liabilities (including, but not limited to the reasonably anticipated amount of subordinated, unmatured, unliquidated and contingent liabilities (collectively, the "Contingent Liabilities")), as they mature; provided, however, that this representation and warranty in clause (ii) is based upon the assumptions that the Seller will be able to liquidate its assets in an orderly process for full book value, and that the maturity and amount of liabilities (including but not limited to the Contingent Liabilities) will be renegotiated to match the amounts and timing of the orderly liquidation of such assets.


                                    ARTICLE V
                Representations and Warranties of the Purchaser\
         The Purchaser represents and warrants to the Seller as follows:

         Section 5.01 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

         Section 5.02 Power and Authority. The Purchaser has the requisite power and authority to execute and deliver this Agreement and the Related Documents to which it is or will be a party and to perform the transactions contemplated hereby and thereby to be performed by it. Except for the satisfaction of the conditions precedent set forth in Section 8.11 hereof, all corporate action on the part of the Purchaser necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents to which it is or will be a party and the performance of the transactions contemplated hereby and thereby to be performed by it has been duly taken. This Agreement is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

         Section 5.03 No Conflicts. Except as set forth in Section 5.03 of the Disclosure Schedule, neither the execution or delivery by the Purchaser of this Agreement or the Related Documents to which it is or will be a party nor the performance by the Purchaser of the transactions contemplated hereby or thereby to be performed by it, shall:

                  (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Purchaser;

                  (ii) violate any Law applicable to the Purchaser or by which the Purchaser or any of its properties is bound; or

                  (iii) require any consent,  approval,  authorization  or other
         order  or  action  of,  or  notice  to,  or   declaration,   filing  or
         registration with, any Governmental Agency or other third party.

         Section 5.04 Litigation. Except as set forth in Section 5.04 of the Disclosure Schedule, there is no pending or, to the knowledge of the Purchaser, threatened Litigation, by or before any Governmental Agency, court or arbitrator to which Purchaser is a party which may affect or delay Purchaser's ability to fulfill the terms of its obligations under this Agreement.

         Section 5.05 Brokers. The Purchaser has not retained any broker or finder, and no broker or finder has acted on behalf of the Purchaser, in connection with this Agreement or the transactions provided for hereby.


                                   ARTICLE VI
                     Employees and Employee-Related Matters

         Section 6.01      Basic Employment Matters.

         (a) Effective as of the Closing Date, the Purchaser or an Affiliate of the Purchaser (the "Employer") shall offer to employ substantially all of the employees of the Seller employed in the Business on the day before the Closing Date and who have been working in offices of the Seller located on the Real Property and the Transferred Leases for a majority of the Business Days for one year prior to the date of this Agreement or, with respect to employees who have not been employed for one year, who have been working in offices of the Seller located on the Real Property and the Transferred Leases for a majority of the Business Days during the time they have been employed and were not previous employees of any Affiliate. The Purchaser agrees to deliver to the Seller at least ten Business Days before the Closing Date a list of employees to whom it will offer employment. Purchaser may offer such employees salaries, bonuses and benefits, which Purchaser, in its sole discretion, deems appropriate. The employees to whom the Employer elects to offer employment pursuant to the preceding sentence and who accept such employment are referred to collectively herein as the "Employees." The employment of the Employees shall not be construed to limit the ability of Purchaser to terminate the employment of any Employee at any time for any reason, and the employment of the Employees shall be subject to all of the Purchaser's practices and policies, including its policy of employment-at-will. Such Employees will be offered employment as new Employees of the Purchaser (a) at a location of not more than fifty (50) miles distant from their present employment site; (b) at a level comparable to their present position with Seller and (c) with benefits in accordance with the Purchaser's plans now or thereafter in effect. Such Employees shall receive credit for years of employment with Seller for (i) calculating vacation benefits and (ii) calculating benefits under Purchaser's severance benefits. Purchaser shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions applicable as of the Closing Date under any Employee Welfare Benefit Plans maintained, sponsored or contributed to by the Purchaser for Employees after the Closing
Date; and the Purchaser shall apply toward any deductible requirements and out-of-pocket maximum limits under such Employee Welfare Benefit Plans any amounts paid (or accrued) by each Employee under Seller's Employee Welfare Benefit Plans during the current plan year; provided, however, that the foregoing shall apply only to the extent that Seller provides the Purchaser with such information as Purchaser reasonably requires to administer such provisions. For the purposes of this Agreement, "Employee Welfare Benefit Plan" means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, regardless of whether any such plan is subject to ERISA.

         (b) None of the Employee Benefit Plans of Seller or its Affiliates is being assumed by or transferred to Purchaser and Purchaser shall have no rights or liabilities with respect to any such Employee Benefit Plan.

                                   ARTICLE VII
                                     Closing

         Section 7.01 The Closing. The Closing shall be held at 10:00 a.m. on the earliest date that is five Business Days after the satisfaction or waiver of all of the conditions to Closing set out in Articles VIII and IX hereto (other than any condition to be satisfied or waived at the Closing) at the offices of the Purchaser at 300, St. Paul Place, Baltimore, Maryland 21202, or at such other time and place as may mutually be agreed upon by the parties hereto. At the Closing, the appropriate parties shall take all other actions not previously taken but required to be taken hereunder on or prior to the Closing Date. The transfer of the Purchased Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser shall be deemed to occur at 12:01 a.m. on the Closing Date.


                                  ARTICLE VIII
                   Conditions to Obligations of the Purchaser
                          to Consummate the Transaction

         The obligations of the Purchaser to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

         Section 8.01 Representations and Warranties; Compliance with Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (other than those qualified as to materiality, Material Adverse Effect or Material Adverse Change which shall be true and correct) on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing Date. The covenants required to be performed by the Seller at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects. The Purchaser shall have received a certificate of the President of the Seller, executed on behalf of the Seller, to the effect (i) of the preceding two sentences and (ii) that the Seller believes that after Closing Date the Seller will not have unreasonably small capital for the limited business in which the Seller reasonably expects to be engaged. In addition, the Purchaser shall have received a certificate from the Chief Financial Officer, executed on behalf of the Seller, that the representation and warranties in Sections 4.20(i) and (ii) are true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date.

         Section 8.02 No Proceedings. No proceedings have been instituted before a court of competent jurisdiction in the United States or any other Governmental Agency, which has had the effect or which could reasonably be expected to lead to a Judgment, which has the effect, or shall have the effect, of enjoining the consummation of the transactions contemplated by this Agreement.

         Section 8.03 Approvals. All Approvals (not including mortgage lending Approvals) required from any Governmental Agency in order to consummate the transactions contemplated by this Agreement and to conduct the Business following the Closing and as set forth in Section 8.03 on the Disclosure Schedule shall have been obtained and all applicable waiting periods under any applicable Laws shall have expired or been terminated, without the imposition of any materially burdensome restrictions or conditions on the Purchaser.

         Section 8.04 Third Party Consents. Each of the Approvals necessary from any person not a Governmental Agency for the transfer of the Purchased Assets to, or assumption of the Assumed Liabilities by, the Purchaser and as set forth in Section 8.04 on the Disclosure Schedule shall have been obtained. Without limiting the foregoing, this Agreement shall have been approved, and the transactions contemplated herein, including, but not limited to, the transfer of the Purchased Assets to the Purchaser, consented to, by more than 90% of the creditors, based on amount due, of the Seller known by the Seller to exist as of the date of Closing.

         Section 8.05 Bill of Sale, etc. The Seller shall have duly authorized, executed and delivered to the Purchaser the Bill of Sale dated as of the Closing Date, and the deeds and other instruments of conveyance referred to in Section 2.01(d).

         Section 8.06 Survey; Title Policies. The Purchaser shall have received the surveys and commitments to issue title policies with respect to the Real Property as specified in Section 10.12.

         Section 8.07 Employment. Those persons identified in Section 8.07 of the Disclosure Schedule shall have accepted employment with the Purchaser effective as of the Closing Date, on terms and conditions reasonably satisfactory to the Purchaser.

         Section 8.08 Transfer Instructions. The transfer instructions for the transfer of the Purchased Servicing Rights and the related Mortgage Loans identified on Schedule 8.08 to be completed prior to the Closing Date shall have been completed in all material respects.

         Section 8.09 Corporate and Other Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by (i) the stockholders of the Seller by (a) the vote required by the Florida Business Corporation Act, (b) the affirmative vote of the holders (other than the Principal Stockholders) of a majority of the shares of the common stock of the Seller outstanding and owned by such holders entitled to vote thereon, and (c) the affirmative vote of the holders of two-thirds of the shares of each class preferred stock of the Seller outstanding entitled to vote thereon, and (ii) by a majority of the members of the Seller's board of directors and the special committee of independent directors.

         Section 8.10 Valuation Opinion. The Seller shall have received, at its sole cost and expense, the opinion of a business valuation expert reasonably satisfactory to the Purchaser, dated the Closing Date, addressed to the Purchaser and reasonably satisfactory as to form and content to the Purchaser to the effect that Seller has received reasonably equivalent value in exchange for the transfer of the Purchased Assets and the Seller shall have delivered such opinion to the Purchaser.

         Section 8.11 Board Approval. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of each of the Purchaser and Citigroup Inc.

         Section 8.12 No Material Adverse Change. There shall have been no Material Adverse Change in the Business or the Purchased Assets.

         Section 8.13 Release of Liens; UCC Filings. The Seller shall have obtained or filed all documents or instruments or taken all actions necessary to release any material Liens on the Purchased Assets, including the filing of UCC's, other than Liens that constitute Assumed Liabilities.

         Section 8.14 Inapplicability of Florida Control Share and Affiliated Transactions Statutes. The Seller shall have taken the actions necessary so that the provisions of Florida Statutes section 607.0901 and 607.0902 do not apply to the transactions contemplated herein.

         Section 8.15 Transition Services Agreement. Purchaser and Seller shall have entered into a transition services agreement in form and substance reasonably satisfactory to Purchaser and Seller.

                                   ARTICLE IX
                     Conditions to Obligations of the Seller
                          to Consummate the Transaction


         The obligations of the Seller to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

         Section 9.01 Representations and Warranties; Compliance with Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing Date; the covenants required to be performed by the Purchaser at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects; and the Seller shall have received a certificate of the President or a Vice President of the Purchaser to such effect.

         Section 9.02 No Injunction. No Judgment shall have been rendered in any
Litigation   which  has  the  effect  of  enjoining  the   consummation  of  the
transactions contemplated by this Agreement.

         Section 9.03 Approvals. All Approvals required from any Governmental Agency in order to consummate the transactions contemplated by this Agreement shall have been obtained and all applicable waiting periods under any applicable Laws shall have expired or been terminated, without the imposition of any materially burdensome restrictions or conditions on the Seller.

         Section 9.04 Assumption Agreement. The Purchaser shall have duly authorized, executed and delivered to the Seller the Assumption Agreement, dated as of the Closing Date, and shall have acknowledged the Bill of Sale.

         Section 9.05 Corporate and Other Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by (i) the stockholders of the Seller by (a) the vote required by the Florida Business Corporation Act, (b) the affirmative vote of the holders other than the Principal Stockholders of a majority of the shares of the common stock of the Seller outstanding entitled to vote thereon, and (c) the affirmative vote of the holders of two-thirds of the shares of each class preferred stock of the Seller outstanding entitled to vote thereon, and (ii) by a majority of the members of the Seller's board of directors and the special committee of independent directors.

         Section 9.06 Payment. The Purchaser shall have paid to the Seller, in immediately available funds, the Purchase Price less the Contingent Purchase Price.

         Section 9.07 Transition Services Agreement. Purchaser and Seller shall have entered into a transition services agreement in form and substance reasonably satisfactory to Purchaser and Seller.

                                    ARTICLE X
                                    Covenants

         Section 10.01 Regulatory Filings. As soon as practicable after the execution of this Agreement, the parties shall make all filings with the appropriate Governmental Agencies of the information and documents required or contemplated by any applicable Law with respect to the transactions contemplated by this Agreement. The Seller, on the one hand, and the Purchaser, on the other hand, shall use their commercially reasonable efforts to comply as expeditiously as possible with all lawful requests of such Governmental Agencies for additional information and documents.

         Section 10.02 Injunctions. If any court having jurisdiction over any of the parties hereto issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the parties hereto shall use reasonable efforts to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 10.02 shall limit the respective rights of the parties to terminate this Agreement pursuant to Section 13.01 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Articles VIII and IX hereof.

         Section 10.03 Access to Information. Between the date of this Agreement and the Closing Date, the Seller shall, and shall cause its Affiliates to, upon reasonable request by the Purchaser, (i) provide the Purchaser and its accountants, counsel and other authorized representatives access, during normal business hours and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books, records and other information of or relating to the Business and to the officers, employees and agents of the Business and (ii) cause its officers to furnish to the Purchaser and its authorized representatives any financial, environmental, health and safety, technical and operating data and other information pertaining to the Business, as the Purchaser shall from time to time reasonably request and which is either normally available to the Seller in the ordinary and usual course of business or which may be obtained or produced by the Seller at a de minimis cost and effort to the Seller.

         Section 10.04     No Extraordinary Actions by the Seller.

         (a) In each case except as (x) consented to or approved by the Purchaser in writing (which consent shall not be unreasonably withheld, bearing in mind the Purchaser's plans to operate the Business after the Closing), (y) required by this Agreement or the Related Documents or (z) related to the Excluded Assets or the Retained Liabilities, from the date hereof until the Closing, the Seller shall not take any action that would cause its representations and warranties herein to be untrue in any material respect (except for the representation and warranty in Section 4.20 which shall remain true in all respects) and shall conduct the Business only in the ordinary course and substantially in accordance with its present policies and procedures (including without limitation loan collection and chargeoff practices) and use reasonable commercial efforts to preserve intact its present organization relating to the Business, keep available the services of its present management and employees and preserve its relationships with suppliers and customers and others having business dealings with it (including, to the extent consistent with the provisions of this Agreement, its Affiliates) so that the Business shall not be impaired in any material respect, and the Seller and its Affiliates will not:

                  (i) Permit or allow any of the assets that will be Purchased Assets to be subjected to any Lien, except for Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and except for Liens that are part of the Assumed Liabilities as of the date of this Agreement and except for Liens provided in connection with the financing of servicing advances;

                  (ii) Sell, transfer, license, lease or otherwise dispose of or agree to dispose of, or acquire or agree to acquire, any material assets that would be Purchased Assets except in the ordinary course of business, or sell, transfer, license, lease or otherwise dispose of or agree to dispose of any Servicing Rights except for Liens provided in connection with the financing of servicing advances;

                  (iii) Except as required by Contract or applicable Law, grant any general increase or implement any general decrease in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any officer or employee, except for increases in compensation payable to employees (but not officers) in the ordinary course of business consistent with past practice;

                  (iv) Make any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets that would be included in the Purchased Assets or make aggregate capital expenditures and commitments for such purposes in excess of $100,000;

                  (v) Enter into any agreement (other than Mortgage Loans or commitments to make Mortgage Loans) for, or modify or amend any existing agreements with, a non-cancelable term in excess of one year or involving aggregate payments by the Seller in excess of $50,000, except for modifications or amendments to the Seller's existing intercreditor agreements with its significant warehouse and other significant lenders; or

                  (vi) Hire any person who would become an Employee, provided that the Seller may hire any non-exempt employee to fill a vacancy or enter into or amend any employment agreement.

         (b) The Seller agrees to cooperate with the Purchaser throughout the period prior to the Closing to meet with employees of the Business at such times as shall be reasonably approved by a representative of the Seller, for purposes of retaining such employees.

         (c) Except as provided in clauses (d) through (h) below, from the date hereof until the Closing or the earlier termination of this Agreement, the Seller will not, and will cause its officers, directors, employees and agents not to, initiate contact with, solicit any inquiries from, request or invite submission of any proposal or offer from, or provide any confidential information to, or participate in any negotiations with, any third party in connection with any possible proposal by such third party regarding a sale of all or any substantial portion of the assets of the Business, provided that the provisions of this paragraph shall not apply to any assets that would be Excluded Assets.

         (d) At any time prior to, but at no time subsequent to, the receipt of the Seller's corporate approval in accordance with Sections 8.09 and 9.05, the Seller may, subject to compliance with Section 10.04(e), (i) solicit, initiate or encourage a Takeover Proposal of the sort referred to in Section 10.04(h) that involves consideration to the Seller's shareholders with a value that the Seller's Board of Directors reasonably believes, based on advice from the Seller's independent outside financial advisor, is superior to the consideration to the Seller provided for pursuant to this Agreement, and (ii) furnish information with respect to the Seller pursuant to a customary confidentiality agreement to any person making such proposal and (iii) participate in negotiations or discussions regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Superior Proposal.

         (e) Neither the Board of Directors of Seller nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify any approval or recommendation by such Board of Directors or such committee of this Agreement or
(y) approve or recommend, or propose to approve or recommend, any Takeover Proposal except (i) in connection with a Superior Proposal (as defined in Section 10.04(h)) and then only at or after the termination of this Agreement pursuant to and in accordance with Section 13.02 or (ii) in connection with any Takeover Proposal involving the acquisition of all or a portion of the common stock of the Seller by an acquirer which agrees to vote in favor of this Agreement.

         (f) In addition to the obligations of the Company set forth in paragraphs (d) and (e) of this Section 10.04, the Seller promptly shall advise Purchaser orally and in writing of any Takeover Proposal, the identity of the person making any such Takeover Proposal, and all the material terms and conditions thereof and promptly shall provide Purchaser with a true and complete copy of such Takeover Proposal, if in writing. The Seller shall keep Purchaser fully informed of the status and material details (including material amendments or proposed amendments) of any such Takeover Proposal.

         (g) Nothing contained in this Section 10.04 shall prohibit the Seller from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, neither the Seller nor its Board of Directors nor any committee thereof shall, except as permitted by Section 10.04(e), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

         (h) As used in this Agreement: "Superior Proposal" means a bona fide written Takeover Proposal (x) to acquire, directly or indirectly, for consideration consisting of cash and/or securities and/or the contribution or combination of assets by merger or otherwise all or substantially all the assets of the Company, (y) otherwise on terms which the Board of Directors of the Seller decides in its good faith reasonable judgment to be more favorable to the Seller's shareholders than the transactions provided for pursuant to this Agreement (based on the advice with only customary qualifications, of the Seller's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the transactions provided for pursuant to this Agreement), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, based on advice from the Seller's independent financial advisor, is reasonably capable of being obtained by such third party and (z) which the Board of Directors determines, in its good faith reasonable judgment, is reasonably likely to be consummated without undue delay; and "Takeover Proposal" means any written proposal for a merger, consolidation or other business combination involving the Seller or the purchase of all or substantially all of the assets of the Seller that include the Purchased Assets.

         Section 10.05     Further Assurances.

         (a) Upon the terms and subject to the conditions hereof, the Seller, and the Purchaser, agree to use reasonable commercial efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to ensure that the conditions set forth in Articles VIII and IX are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents, insofar as such matters are within their respective control.

         (b) Except as otherwise expressly provided for in this Agreement, through the date which is 180 days after the Closing Date (i) each of the Purchaser and the Seller shall, and shall cause each of their respective Affiliates to, use reasonable commercial efforts to obtain at the earliest practicable date, whether before or after the Closing Date, all consents required to be obtained by it for the performance of the transactions contemplated by this Agreement and the Related Documents, (ii) the Seller shall use commercial reasonable efforts to obtain, whether before or after the Closing Date, any amendments, novations, releases, waivers, consents or approvals with respect to all outstanding Contracts of the Seller which are necessary either to cure any material defaults thereunder existing immediately prior to the Closing Date or for the consummation of the transactions contemplated by this Agreement and the Related Documents, and (iii) each party hereto shall execute and deliver such instruments, certificates and other documents and take such other actions as any other party hereto may reasonably request in order to carry out this Agreement or any of the Related Documents and the transactions contemplated hereby and thereby; provided, however, that (A) in obtaining any such amendments, novations, releases, waivers, consents or approvals, no party hereto shall, or shall permit any of its Affiliates to, agree to any amendment of any such instrument which imposes any obligation or liability on another party without the prior written consent of such other party, and (B) except as otherwise expressly provided by this Agreement, no party hereto shall be obligated to execute any guarantees or undertakings or otherwise incur or assume any expense or liability (other than for filing fees and similar costs required in connection with the purchase and sale of the Purchased Assets) in obtaining any such release, novation, approval, consent, authorization or waiver.

         (c) The Purchaser, on the one hand, and the Seller, on the other hand, shall provide such information and cooperate fully with each other party hereto in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations and waivers as may be required from any Governmental Agency or other third party in connection with the transactions contemplated by this Agreement and the Related Documents and shall promptly use reasonable commercial efforts to make each such application, filing or other submission, including without limitation, any supplemental filing.

         (d) If, prior to Closing, the Seller should become aware of events or issues that would lead to the reasonable belief that the opinion set forth in
Section 8.10 may not be obtained by Seller, the Seller shall promptly advise the Purchaser of such events or issues.

         Section 10.06 Insurance and Benefits Contracts. The Seller shall use reasonable commercial efforts to maintain all insurance policies and binders relating to the Business in full force and effect at all times up to and including the Closing Date and shall pay all premiums, deductibles and retro-adjustment billings, if any, with respect thereto covering all periods, and ensuring coverage of the Business, up to and including the Closing Date.

         Section 10.07    Preparation of a Proxy Statement; Stockholder Meeting.

         (a) As soon as practicable following the date of this Agreement the Seller shall prepare and file with the SEC a Proxy Statement relating to the vote described in Section 8.09. Prior to such filing, the Seller shall allow the Purchaser to review the Proxy Statement. The Seller will use all reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable. None of the information included or incorporated by reference in the Proxy Statement will at the time the Proxy Statement is first mailed to the Seller's stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Seller's representation in this sentence does not extend to information, if any, supplied by the Purchaser. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Closing Date any information relating to the Seller, the Purchaser or any of their respective Affiliates, officers or directors, should be discovered by the Seller or the Purchaser which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Seller.

         (b) The Seller shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the

"Stockholders Meeting") for the purpose of obtaining the approval of its stockholders of this Agreement and the transactions contemplated hereby and shall, through its Board of Directors, once approved by its board of directors and its special committee of independent directors, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby.

         Section 10.08     Mail Received After Closing; Power of Attorney.

         (a) Following the Closing, (i) the Purchaser may receive and open all mail addressed or directed to the Seller at the offices of the Business, (ii) to the extent that such mail and the contents thereof relate to the Purchased Assets, the Business or to any of the Assumed Liabilities, the Purchaser may deal with the contents thereof in its sole discretion and (iii) the Purchaser shall promptly forward any other such mail to the Seller.

         (b) On the Closing Date, the Seller shall furnish the Purchaser with a Power of Attorney reasonably acceptable to the Purchaser to enable the Purchaser to endorse any check or other instrument made payable to the Seller on account of the Purchased Assets or take any other action consistent with this transaction.

         Section 10.09 Confidentiality; Publicity. Each party shall hold, and shall use reasonable efforts to cause its employees and agents to hold, in strict confidence all information concerning another party furnished to it by such other party. Any release to the public of information with respect to the matters contemplated by this Agreement (including without limitation any termination of this Agreement) shall be made only in the form and manner approved by the Purchaser and the Seller, provided that if a party is required by law, regulations or rules or requests of any stock exchange to make any disclosure concerning such matters, such party shall discuss in good faith with the other party the form and content of such disclosure prior to its release.

         Section 10.10 Transition Services. The parties shall negotiate in good faith and execute and deliver on or prior to the Closing Date, a transitional services agreement in form and substance reasonably satisfactory to Purchaser and Seller.

         Section 10.11     Access to Records After the Closing.

         (a) The Seller and the Purchaser recognize that subsequent to the Closing they may have information and documents which relate to the Business, its employees, its properties, the Purchased Assets, the Excluded Assets, the Retained Liabilities, the Excluded Liabilities and Taxes and to which the other party may need access subsequent to the Closing. Each party shall provide the other party access, during normal business hours on reasonable notice, to all such information and documents, and to such of its employees, which such other party reasonably requests. The Purchaser and the Seller agree that prior to the destruction or disposition of any such documents or any books or records pertaining to or containing such information at any time within five years (or, in any matter involving Taxes, until the later of the expiration of all applicable statutes of limitations (including extensions thereof) or the conclusion of all litigation (including exhaustion of all appeals relating thereto) with respect to such Taxes) after the Closing Date, each party shall provide not less than 30 calendar days prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

         (b) With respect to audits conducted by federal, state and local taxing authorities, Purchaser agrees to cooperate with Seller to the extent it has any information required by Seller to respond to information document requests presented by such taxing authorities as promptly as practicable. Such information document requests may include, but shall not be limited to, all tax matters related to Seller and Affiliates for all tax years currently open under the relevant jurisdictions' statute of limitation.

         Section 10.12     Title Commitments; Surveys.

         (a) The Seller shall, not less than 30 days prior to the Closing Date, deliver to the Purchaser a commitment of a title insurance company selected by Seller and reasonably satisfactory to the Purchaser to issue an owner's policy of title insurance on a standard American Land Title Association form covering title to each parcel of real property owned by the Seller described in Section 4.07(b) in an amount reasonably satisfactory to the Purchaser naming the Purchaser as the insured. The Seller agrees to pay the cost of such title insurance commitments.

         (b) As soon as reasonably practicable after the execution of this Agreement, the Seller shall, at its expense, furnish to the Purchaser a current on-the-ground staked "as-built" survey of the owned premises included in the Purchased Assets made in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established by ALTA and ACSM in 1992 and meeting the accuracy requirements of an Urban Class Survey, as defined therein, including Items 1-44, 6-11 and 13 on Table A contained therein (the "Survey") prepared by a registered land surveyor licensed in the state where such premise is located (the "Surveyor"), and which survey shall otherwise be acceptable to the Purchaser, in its reasonable discretion, and the title company for deletion of the exceptions pertaining to areas and boundaries. The Survey (including specifically the certificate of the Surveyor forming a part thereof) shall be in form and substance acceptable to the Purchaser, in its reasonable discretion, and to the title insurance company and shall locate all existing improvements, easements and rights-of-way (which shall show recording data, if applicable), encroachments, conflicts and protrusions affecting such premises, water, sewer, gas and electric lines, telephone and television cable lines and the size and capacity thereof, parking spaces and the size of each, shall set forth the outside perimeter of the premises, shall contain a metes and bounds description of the premises and shall set forth the acres included within the premises. The Survey shall contain a statement on the face thereof certifying as to the Zone Designation by the Secretary of Housing and Urban Development with reference to the appropriate Flood Insurance Rate Map Number (which Flood Insurance Rate Map Number shall be the current Flood Insurance Rate Map for the community in which the premises is located). In the event the Survey shows any easement, right-of-way, encroachment, conflict or protrusion affecting the premises that is unacceptable to the Purchaser, in its reasonable discretion, the Purchaser shall within 20 days after receipt of such Survey, the title commitment and a legible copy of each exception document, notify the Seller in writing of such fact. The Seller shall then promptly undertake to eliminate or modify such unacceptable matters to the satisfaction of the Purchaser, as determined in its reasonable discretion. In the event the Seller is unable to do so prior to the Closing, the Purchaser may either decline to acquire such premises or accept such title to the premises as the Seller can deliver and receive a credit against the purchase price in an amount reasonably acceptable to the Purchaser.

         Section 10.13     Agreement Not to Compete; Non-Solicitation.

         (a) The Seller agrees that during the period ending on the fifth anniversary of the Closing Date, neither the Seller nor any other entity of which the Seller owns, directly or indirectly, 51% or more of the voting stock or other similar equity interests (collectively, the "Seller's Affiliates"), will engage in the business of originating, selling or servicing residential mortgage loans in the United States (the "mortgage business")provided, however, that the business conducted by the Acquired Affiliates and Foreign Operations may continue.

         (b) The Seller agrees that (i) from the date of this Agreement to the Closing Date, it will not solicit any customers of the Business or use or provide any of its Affiliates any list of customers, suppliers, brokers, correspondents or other business contacts of the Business maintained by the Seller for any purpose except to promote the Business, and from and after the date of this Agreement it will not allow any unaffiliated party to use such lists or information for any purpose, (ii) from and after the Closing Date, Seller will not solicit any person who became a customer of the Seller or any of its Affiliates in connection with the Business or use any list of customers, suppliers, brokers, correspondents or other business contacts maintained by the Seller or any of its Affiliates in connection with the Business and (iii) from the date of this Agreement until the third anniversary of the Closing Date, Affiliates of the Seller not engaged in the Business will not, and from the Closing Date until the third anniversary of the Closing Date, the Seller will not, solicit for employment or employ any employee of the Business, other than any such employee who will not be or has not been offered post-closing employment pursuant to Section 6.01 or whose employment with the Seller or the Purchaser has otherwise been terminated, whether voluntarily or involuntarily; provided that this provision shall not be violated by any general solicitation or advertising not directed at any such employee or group of employees.

         (c) Purchaser shall not intentionally solicit any Mortgagors for the purpose of refinancing such Mortgagor's Mortgage Loan. The preceding sentence is not intended to prohibit the Purchaser from soliciting such Mortgagors through direct mail lists, telemarketing lists or similar lists already in use by Purchaser or acquired by Purchaser after the Closing Date or through any mass marketing media.

         Section 10.14. Qualifying Loans. The Purchaser understands that between the date hereof and the Closing Date the Seller will be originating mortgage loans with respect to which the Seller agrees to use reasonable commercial efforts to comply with the underwriting standards of the Purchaser. On or prior to the Closing Date, the Purchaser, in its sole and absolute discretion, may determine to purchase such loans at a purchase price to be agreed upon by the parties. Any purchase of loans pursuant to this Section 10.14 shall be subject to such other terms and conditions as the Purchaser and Seller mutually agree to be contained in a purchase agreement to be negotiated by the parties.

         Section 10.15 Updated Mortgage Loan Schedule. Within five Business Days after the Closing Date, the Seller shall deliver to the Purchaser an updated copy of the Mortgage Loan Schedule as of the Closing Date. The information set forth in such updated Mortgage Loan Schedule shall be complete, true and correct in all material respects as of its date.

         Section 10.16 Additional Agreements. Seller and Purchaser shall prepare and execute all forms, documents and other information reasonably requested by the Purchaser, any investor, rating agency or trustee or any other applicable entities in connection with the transfer of the Servicing Rights or Purchased Assets.

         Section 10.17 No Financing Obligation. The Seller acknowledges and agrees that none of this Agreement, any Related Documents or any transactions contemplated hereby or thereby create any obligation on the part of the Purchaser or any of its Affiliates to provide to the Seller or any of its Affiliates any form of financing.

         Section 10.18 Updated Disclosure Schedule. In the event that any information required to be disclosed on any section of the Disclosure Schedule changes or becomes incorrect prior to Closing, Seller shall promptly supplement or amend the relevant section of the Disclosure Schedule by notice to Purchaser in accordance with Section 14.03 hereof. No such supplement or amendment to Disclosure Schedule shall be deemed to be a cure of any breach of any representation, warranty or covenant of the Seller contained in this Agreement or any Related Document or a waiver of any condition set forth in Article VIII.


                                   ARTICLE XI
                                   Tax Matters

         Section 11.01     Allocation of Responsibility.

         (a) The Seller and it Affiliates shall pay or cause to be paid to the relevant Governmental Agency all Taxes with respect to pre-Closing Date activities, including any Taxes for which the Seller or any of its Affiliates may be held liable as a member of the Sellers' consolidated group pursuant to section 1.1502-6(a) of the Treasury Regulations or as a member of any combined, consolidated or unitary group of which the Seller, any of its Affiliates is or was a member pursuant to any similar provision of any state, local or foreign law with respect to Taxes.

         (b) All Taxes based on the ownership of property (other than any sales, use, transfer, income or franchise Taxes) imposed with respect to the Purchased Assets for a tax or assessment period that included the Closing Date shall be apportioned between the Seller and Purchaser with the Seller bearing the portion of such taxes based on the number of days in the tax or assessment period prior to the Closing Date and the Purchaser bearing a portion of such Taxes based on the number of days in the tax or assessment period on or after the Closing Date.

         (c) Seller shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") arising out of or in connection with the transactions effected pursuant to this agreement, and shall indemnify, defend, and hold harmless the Purchaser (and its Affiliates) against Transfer Taxes in excess of such amount. Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes, and Purchaser shall cooperate with Seller with respect to such filings.

         (d) After the Closing Date, Seller and Affiliates shall have the sole responsibility for preparing and filing any Tax Returns required to be filed relating to Taxes with respect to pre-Closing Date activities and any related Taxes due will be paid by Seller and its Affiliates.

         (e) Seller agrees to make Tax records and other reasonable information and resources available to allow Purchaser to accurately complete its Tax Returns that are due on or after the Closing Date, including, without limitation, resources required to prepare federal and state information returns.

         Section 11.02 Allocation of Purchase Price. Purchaser shall provide Seller an initial allocation of the Purchase Price (as set forth in Section 3.01) for Tax purposes not later than 180 days following the Closing Date. Seller will have 45 days from receipt of Purchaser's initial allocation of the Purchase Price to object to any allocation set forth therein. Thereafter, the parties shall negotiate in good faith to agree on a final form of the Purchase Price allocation. If Seller does not object within 45 days following receipt of Purchaser's initial allocation, such allocation shall become the final form of the Purchase Price allocation. Purchaser and Seller shall use the allocations contained in the final form of the Purchase Price allocation in preparing all returns or material reports or forms required to be filed with a governmental authority with respect to any Tax. If the Purchaser and Seller cannot agree on the final form of the Purchase Price allocation within 30 days following an objection by Seller to the initial allocation of the Purchase Price, neither Buyer nor Seller shall remain under any obligation to agree on the Purchase Price allocation or to report such allocation in a consistent manner with the other party.

         Section 11.03 Designation Agreement. Purchaser shall prepare, file and distribute all federal and state information returns for all amounts paid in connection with the Purchased Assets in 1999, provided that the Seller shall, on or before December 31, 1999, furnish to Purchaser correct information respecting all such payments. For this purpose, Purchaser is the designee of the Seller, within the meaning of Treasury Regulation Section 1.6050H-2(d), for all amounts paid to Seller during 1999 with respect to the Purchased Assets. Seller shall remain liable for any information return penalties that result from errors in the information that is provided to Purchaser by Seller.

                                   ARTICLE XII
                          Survival and Indemnification

         Section 12.01 Survival. The representations and warranties in Article IV and Article V hereof shall survive the Closing but shall terminate and be of no further force and effect on the anniversary of the Closing Date falling in the 30th month after Closing. Unless a specific period is set forth in this Agreement (in which event such specified period shall control), all other covenants and agreements contained in this Agreement shall survive the Closing and remain in effect indefinitely.

         Section 12.02 Indemnification by the Seller. On the terms and subject to the limitations set forth herein, the Seller shall indemnify, defend and hold harmless the Purchaser, each of its Affiliates and each of their respective past, present and future directors, officers, agents and representatives (together, the "Purchaser Indemnitees") from and against any and all liabilities, obligations, claims, suits, damages, civil and criminal penalties and fines, out-of-pocket costs and expenses, including without limitation any reasonable and necessary attorney's and other professional fees, after deducting any insurance proceeds received by the Purchaser Indemnitees in connection therewith ("Purchaser Indemnifiable Losses"), relating to, resulting from or arising out of the following:

         (a) any breach of any representation, warranty, covenant or undertaking by the Seller contained in this Agreement or any Related Document;

         (b) any Retained Liabilities or any matters related to the Excluded Assets;

         (c) any claim by any Employee based on or arising out of matters occurring before the Closing Date or any other claim of an employee under Seller's Employee Benefit Plans;

         (d) any Pre-Closing Servicing Obligations; or

         (e) any claim of any Person related to the failure of the Seller to comply with the provisions of the "bulk sales" or similar laws of any applicable jurisdiction other than in respect of Assumed Liabilities and all bulk sales tax provisions in all states.

         The items described in clauses (a) through (e) of this Section 12.02 are collectively referred to herein as "Purchaser Claims".

         Section 12.03 Indemnification by the Purchaser. On the terms set forth herein, the Purchaser shall indemnify, defend and hold harmless the Seller, each of its Affiliates, and each of their respective past, present and future directors, officers, agents and representatives (together, the "Seller Indemnitees"), from and against any and all liabilities, obligations, claims, suits, damages, civil and criminal penalties and fines, out-of-pocket costs and expenses, including without limitation any reasonable and necessary attorney's and other professional fees, after deducting any insurance proceeds received by the Seller Indemnitees in connection therewith ("Seller

Indemnifiable Losses") relating to, resulting from or arising out of any of the following:

         (a) any breach of any representation, warranty, covenant or undertaking of the Purchaser contained in this Agreement, the Assumption Agreement or any Related Document;

         (b) any Assumed Liabilities;

         (c) any matters related to the Purchased Assets based on or arising out of matters occurring on or after the Closing Date; and

         (d) any claim by any Employee based on or arising out of matters occurring on or after the Closing Date relating to Purchaser's Employee Benefit Plans.

         The items described in clauses (a) through (d) of this Section 12.03 are collectively referred to herein as "Seller Claims".

         Section 12.04  Procedures for Making Claims Against Indemnifying Party.

         (a) From time to time on or before the expiration, if any, of the applicable indemnification obligation, in the case of Section 12.02 or Section 12.03, the Purchaser Indemnitee or the Seller Indemnitee, as the case may be (a "claimant"), may give notice to the Seller or the Purchaser, as the case may be, specifying in reasonable detail the nature and dollar amount of any claim under
Section 12.02 or Section 12.03 of this Agreement (each a "claim"); a claimant may make more than one claim (including any supplements thereto) with respect to any underlying state of facts. If the Seller or Purchaser, as the case may be, gives notice disputing any claim (a "counter notice") within 30 days following receipt of the notice regarding such claim, such claim shall be resolved as provided in Section 12.04(b). If no counter notice is received by the claimant within such 30-day period, then the dollar amount of the claim as set forth in the original notice shall be deemed established for purposes of this Agreement and, at the end of such 30-day period, in the case of a claim under Section
12.02 or Section 12.03, the Indemnifying Party shall make a payment to the Indemnified Party in the dollar amount claimed in the notice. Any claim pending at the expiration of the indemnification period under Section 12.01 shall survive until such claim has been resolved and the Indemnifying Party has made any required payments to the Indemnified Party.

         (b) If the counter notice as described in Section 12.04(a) is timely received with respect to a claim, the parties shall attempt in good faith to agree on resolution of the disputed amount. The Indemnifying Party shall pay to Indemnified Party all non-disputed amounts in accordance with the time period specified in Section 12.04(a). Any amount mutually agreed upon or awarded to the Indemnified Party under a final and non-appealable Judgment of a court of competent jurisdiction shall be paid by the Indemnifying Party within five Business Days following agreement or Judgment, as applicable. If the parties' agreement or the Judgment determines that a deduction of monies from the Contingent Purchase Price under Section 3.01(b) was not appropriate, the Purchaser shall reverse such deduction or if the time for maintaining the Contingent Purchase Price has expired under Section 3.01(b), pay those monies directly to Seller within five Business Days after such determination.

         Section 12.05     Defense of Claims.

         (a) If an Indemnified Party shall receive written notice of the assertion of any third party claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnified Party shall give the Indemnifying Party prompt notice thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Article XII, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe the claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnified Party.

         (b) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnified Party), may elect to defend any third party claim; and if it so elects, it shall, within 20 Business Days after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so, and such Indemnified Party shall cooperate in the defense of such third party claim. Such Indemnifying Party shall pay such Indemnified Party's reasonable out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article XII for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party shall have the right to employ one counsel to represent such Indemnified Party and all other persons entitled to indemnification in respect of such claim hereunder (which counsel shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnified Party's reasonable judgment, either a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim or there may be defenses available to such Indemnified Party which are different from or in addition to those available to such Indemnifying Party, and in that event (i) the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party and (ii) each of such Indemnifying Party and such Indemnified Party shall have the right to direct its own defense in respect of such claim. If any Indemnifying Party elects not to defend against a third party claim, or fails to notify an Indemnified Party of its election within a reasonable period of time, such Indemnified Party may defend, compromise and settle such third party claim; provided, however, that no such Indemnified Party may, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by such third party to the Indemnifying Party of a written release from all liability in respect of such third party claim. The Indemnifying Party may defend, compromise and settle any third party claim on such terms as it deems appropriate, provided, however, that no Indemnifying Party may, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any third party claim or consent to the entry of any Judgment which does not include as an unconditional term thereof the delivery by such third party to the Indemnified Party of a written release from all liability in respect of such third party claim. If any Indemnifying Party elects to defend against a third party claim, no Indemnified Party shall settle or compromise on such claim or consent to the entry of a judgment without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         Section 12.06 Remedies Exclusive. The remedies provided to the parties in this Article XII for the matters set forth in this Article XII shall be exclusive and shall preclude assertion by them of all other rights and the seeking of all other remedies for such matters against any other party hereto; provided that any party hereto shall not be precluded from (i) seeking specific performance or any other available remedy for a breach of a covenant or agreement contained in this Agreement or in any Related Document, (ii) seeking any other remedy explicitly provided by any other provision of this Agreement or a Related Document or (iii) pursuing remedies under applicable law for fraud or willful misconduct.

         Section 12.07     Limitation of Seller's Obligations to Indemnify.

         (a) Notwithstanding the other provisions of this Article XII, Seller shall have liability to Purchaser with respect to breaches of representations and warranties only if and to the extent that the sum of Purchaser's Indemnification Losses related to such breaches exceed $1,000,000 in the aggregate.

         (b) Notwithstanding the other provisions of this Article XII, the Seller's aggregate liability pursuant to this Article XII for breaches of representations and warranties shall be limited to an amount equal to $50,000,000.


                                  ARTICLE XIII
                                   Termination

         Section 13.01 Termination. This Agreement may be terminated at any time (including before or after the Seller receives stockholder approval) prior to the Closing:

         (a)  by mutual consent of the parties hereto;

         (b) upon written notice by any party hereto, if (i) a court or Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (ii) such Judgment or other action shall have become final and nonappealable;

         (c) upon written notice at any time on or after, October 15, 1999 by the Purchaser or the Seller, if the Closing has not occurred by such date, provided that the failure to close is not the result of a material breach of this Agreement by the terminating party;

         (d) upon written notice by the Purchaser or Seller if the approval of the directors or stockholders of Seller as contemplated by Sections 8.09 and
9.05 hereof shall have not been
obtained at meetings duly convened therefor or at any adjournment or postponement thereof;

         (e) by the Purchaser if there shall be any Material Adverse Change in the Business or the Purchased Assets or in the condition, financial or otherwise, of the Seller;

         (f) by the Purchaser if the conditions set forth in Section 8.09(c)(ii) shall not have been met by July 31, 1999;

         (g) by the Seller if the condition set forth in Section 8.11 with respect to the Purchaser shall not have been met by July 31, 1999; or

         (h) by the Purchaser if the Seller should advise the Purchaser that Seller has become aware of events or issues that would lead to the reasonable belief that the opinion set forth in Section 8.10 may not be obtained by Seller.

         Section 13.02 Fiduciary Termination. This Agreement may be terminated at any time prior to the Closing, before or after the adoption and approval of this Agreement by the shareholders of the Seller referred to in Sections 8.09 and 9.05, if the Board of Directors of the Seller has withdrawn, or modified or changed in a manner adverse to Purchaser its approval or recommendation of this Agreement in order to approve and permit the Seller to execute a definitive agreement relating to a Superior Proposal; provided, however, that prior to any such withdrawal, modification, change or termination, the Seller shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with the Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms. In the event of termination hereunder, the Seller shall immediately pay the Purchaser $10,000,000.00.

         Section 13.03 Obligations Shall Cease. In the event that this Agreement shall be terminated pursuant to Section 13.01 or 13.02 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (a) for the obligations with respect to confidentiality and publicity contained in Section 10.09 hereof and (b) as set forth in Section 13.02 and 13.04; provided that nothing contained in this Section shall relieve any party of liability for its bad faith or willful violation of the provisions of this Agreement.

         Section 13.04 Fees and Expenses. Except as otherwise specifically provided herein, each party hereto shall pay all of the fees and expenses incurred by it in connection herewith.

                                   ARTICLE XIV
                                  Miscellaneous

         Section 14.01 Complete Agreement. This Agreement, and the Related Documents, and the exhibits and schedules attached hereto and thereto and the documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         Section 14.02 Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

         Section 14.03 Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing, including by telecopy, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by courier), when delivered,
(b) in the case of mail, three Business Days after deposit in United States first class mail, postage prepaid and (c) in the case of telecopy notice, when receipt has been confirmed by the transmitting telecopy operator. In each case notice shall be sent to the address of the party to be notified, as follows, or to such other address, telecopy number or person's attention as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

                  If to the Purchaser, to:

                  CitiFinancial Mortgage Company
                  300 St. Paul Place
                  Baltimore, MD  21202
                  Telecopy:  (410) 332-3319
                  Attention:  Raymond L. Fischer, Jr.

                  With a copy to:

                  Citigroup Inc.
                  Corporate Legal Department
                  425 Park Avenue - 2nd Floor
                  New York, New York 10043

                  Telecopy:  (212) 793-4401
                  Attention:  Stephen Dietz

                  CitiFinancial Mortgage Company
                  Office of General Counsel
                  300 St. Paul Place
                  Baltimore, Maryland  21202
                  Telecopy:  (410) 332-3734
                  Attention:  Martin J. Wong


                  If to the Seller or Parent, to:

                  IMC Mortgage Company
                  5901 East Fowler Avenue
                  Tampa, Florida 336197-2522
                  Telecopy:  (813) 984-2593
                  Attention:  George Nicholas

                  With a copy to:

                  Mitchell Legler, P.A.
                  300A Wharfside Way
                  Jacksonville, Florida 32207
                  Telecopy:  (904) 346-3299
                  Attention:  Mitchell Legler

                  With a copy to:

                  Kramer Levin Naftalis & Frankel, LLP
                  919 Third Avenue
                  New York, New York  10022-3903
                  Telecopy:  (212) 715-8000
                  Attention:  Peter S. Kolevzon

         Section 14.04 Governing Law; Waiver of Jury Trial.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

         (b) Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any Related Document.

         Section 14.05 Headings. The descriptive headings of the several Articles and Sections of this agreement are inserted for convenience only and do not constitute a part of this Agreement.

         Section 14.06 Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto except with the prior written consent of the other parties or by operation of law, provided that without such consent, the Purchaser may assign its rights and obligations hereunder to Citigroup Inc. or any of Citigroup Inc.'s direct or indirect wholly owned subsidiaries, in which event such assignee shall be substituted for the assignor for purposes of this Agreement to the extent appropriate, but without affecting any liability of the assignor hereunder.

         Section 14.07 Third Parties. Except as specifically set forth or referred to herein (including, without limitation, in Article XII), nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         Section 14.08 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

                                    IMC MORTGAGE COMPANY,
                                    as Seller



                                     By:/s/
                                       -------------------------------
                                      Name:
                                     Title:

                                    CITIFINANCIAL MORTGAGE COMPANY
                                    as Purchaser


                                     By:/s/
                                       -------------------------------
                                      Name:
                                     Title:

                                                                         Annex B

      [Letterhead of Donaldson, Lufkin & Jenrette Securities Corporation]

July 30, 1999

Board of Directors
IMC Mortgage Company
5901 E. Fowler Avenue
Tampa, Florida  33617

Ladies and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to IMC Mortgage Company, a Florida corporation (the "Company"), of the consideration to be received by the Company pursuant to the terms of the Asset Purchase Agreement dated as of July 13, 1999 (the "Purchase Agreement") between the Company and CitiFinancial Mortgage Company (the "Purchaser"). Pursuant to the terms of the Purchase Agreement, the Purchaser will purchase certain assets related to the Company's loan origination and loan servicing businesses (but excluding the Company's right to reimbursement of servicing and escrow advances previously made by the Company as servicer of its securization trusts) for an aggregate purchase price of $100 million. As more fully described in the Purchase Agreement, the assets to be purchased by the Purchaser are subject to certain liens and other obligations thereon, and are collectively referred to herein as the "Businesses."

      In arriving at our opinion, we have reviewed the Purchase Agreement. We also have reviewed financial and other information about the Company and the Businesses that was publicly available or furnished to us by the Company including information provided during discussions with management of the Company. Included in the information provided during discussions with management was certain information concerning the current cash position and financial position of the Company and each of the Businesses and certain cash flow and financial projections of the Company and each of the Businesses for the period July 1, 1999 to December 31, 2004, including the Company's projected weekly cash position through October 1, 1999. In addition, we reviewed certain financial and securities data of the Company and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

      In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and its representatives, or that

Board of Directors, IMC Mortgage Company
Page 2

was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operations, cash flow, financial condition and performance of the Company and its financial assets and the Businesses. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities of the Company or the Businesses, or for making any independent verification of any of the information reviewed by us.

      Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments with respect to the Company, in the financial markets or otherwise, may affect the matters covered by this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to any transactions related to the sale of the Businesses, including any use of the proceeds of the sale. Our opinion does not address the Board's decision to proceed with the sale of the Businesses or the fairness from a financial point of view to the Company's common stockholders, any other class of securityholders or creditors or any other person. Our opinion does not constitute a recommendation to any stockholder, securityholder or creditor as to how such stockholder, securityholder or creditor should vote on the proposed sale of the Businesses or any other transaction.

      Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the Company pursuant to the Purchase Agreement is fair to the Company from a financial point of view.

                                         Very truly yours,


                                        /s/ Donaldson, Lufkin & Jenrette
                                              Securities Corporation

                                                                        Annex C

                        Florida Business Corporation Act

           607.1301 DISSENTER'S RIGHTS; DEFINITIONS. The following definitions apply to ss. 607.1302 and 607.132:

           (1) "Corporation" means the issuer of the shares held by a dissenting
shareholder   before  the  corporate   action  or  the  surviving  or  acquiring
corporation by merger or share exchange of that issuer.

           (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

           (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

           607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. (1) Any shareholder has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

           (a) Consummation of a plan of merger to which the corporation is a party:

           1. If the shareholder is entitled to vote on the merger, or

           2. If the corporation is a subsidiary that is merged with its parent under s.607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

           (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s.607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

           (c) As provided in s.607.0902(11), the approval of a control-share acquisition;

           (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

           (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

           1. Altering or abolishing any preemptive rights attached to any of his shares;

           2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares being authorized of any existing or new class or series of shares;

           3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or affecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

           4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

           5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

           6. Reducing the stated dividend preference of any of his preferred shares; or

           7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

           (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

           (2)  A  shareholder   dissenting  from  any  amendment  specified  in
paragraph (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

           (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

           (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determined the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

           (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

           607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. (1) (a) If a proposed corporate action creating dissenters' rights under s.607.1320 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss.607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

           1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

           2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

              (b) If proposed corporate action creating dissenters' rights under
s.607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss.607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consents or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

              (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

              (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which the dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

              (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

           (a)       Such demand is withdrawn as provided in this section;

           (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

           (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section or

           (d)  A  court  of  competent   jurisdiction   determines   that  such
shareholder is not entitled to the relief provided by this section.

           (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

           (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

           (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

           (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

           (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

           (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

           (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

           (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.


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